As filed with the Securities and Exchange Commission on June 4, 2018.

Registration No. 333-224711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. Xpress Enterprises, Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	4213 (Primary Standard Industrial Classification Code Number)	62-1378182 (I.R.S. Employer Identification Number)

4080 Jenkins Road
Chattanooga, Tennessee 37421
(423) 510-3000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Eric Fuller
President and Chief Executive Officer
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421
(423) 510-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark A. Scudder, Esq. Heidi Hornung-Scherr, Esq. Scudder Law Firm, P.C., L.L.O. 411 South 13th Street, Suite 200 Lincoln, Nebraska 68508 (402) 435-3223	Arthur D. Robinson, Esq. David W. Azarkh, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") check the following box.    ☐

                   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

                   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

                   If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, par value $0.01 per share	20,764,400	$20.00	$415,288,000.00	$51,703.36

(1)
Includes 2,708,400 shares to be sold upon exercise of the underwriters' option to purchase additional shares. See "Underwriting (Conflict of Interest)."

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)
The registrant previously paid $12,450.00 of the registration fee in connection with prior filings of this Registration Statement.

                   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, dated June 4, 2018

PROSPECTUS

18,056,000 Shares

U.S. Xpress Enterprises, Inc.

Class A Common Stock

                This is U.S. Xpress Enterprises, Inc.'s initial public offering. We are selling 16,668,000 shares of our Class A common stock and the selling stockholders identified in this prospectus are selling 1,388,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

                Prior to this offering, there has been no public market for our Class A common stock. We expect the public offering price to be between $18.00 and $20.00 per share. We have applied to list our Class A common stock on The New York Stock Exchange (the "NYSE") under the symbol "USX."

                Following this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are generally identical, except with respect to certain voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to five votes and is convertible at any time into one share of Class A common stock. See "Description of Capital Stock—Class A and Class B Common Stock—Conversion." Outstanding shares of Class B common stock will represent approximately 71.3% of the voting power of our outstanding capital stock following this offering.

                At or following the closing of this offering, Messrs. Eric Fuller and Max Fuller will purchase an aggregate of $20.0 million of Class B common stock from the Quinn Family Partnership (as defined below) at the public offering price.

                Investing in our Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 21 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$
(1)
See "Underwriting (Conflict of Interest)" for additional information regarding underwriting compensation.

                The underwriters may also exercise their option to purchase up to an additional 2,708,400 shares of Class A common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus. We will not receive any proceeds from any exercise by the underwriters of their option to purchase additional Class A common stock from the selling stockholders in this offering.

                The shares will be ready for delivery on or about                , 2018.

                Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Morgan Stanley
J.P. Morgan	Wells Fargo Securities

Stephens Inc.	Stifel	Wolfe Capital Markets and Advisory

The date of this prospectus is                , 2018.

              You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. None of we, the selling stockholders or the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus.

              Persons who come into possession of this prospectus and any such free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

              In this prospectus, unless the context otherwise requires, "U.S. Xpress," "the Company," "us," "we" and "our" refers to U.S. Xpress Enterprises, Inc., a Nevada corporation, together with its consolidated subsidiaries.

              In this prospectus, we refer to our Class A common stock, par value $0.01 per share, and our Class B common stock, par value $0.01 per share, as our Class A common stock and our Class B common stock, respectively, and, together, as our common stock. Unless otherwise indicated, all references to our common stock refer to our common stock as in effect at the time of the completion of this offering.

              This prospectus contains references to 2017, 2016, 2015, 2014 and 2013 which represent our fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

NON-GAAP FINANCIAL MEASURES

              In addition to our net income determined in accordance with U.S. generally accepted accounting principles ("GAAP"), we evaluate operating performance using certain non-GAAP measures, including Adjusted EBITDA and Adjusted Operating Ratio (on both a consolidated and segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating Adjusted EBITDA and Adjusted Operating Ratio. Our presentation of industry Adjusted Operating Ratio, however, is based upon total operating expenses, net of fuel surcharges and excluding gains and losses from fuel purchase arrangements, as a percentage of revenue, excluding fuel surcharge revenue and derived from publicly available information. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

              For definitions of Adjusted EBITDA and Adjusted Operating Ratio and reconciliations of those measures to the most directly comparable GAAP measures, see "Prospectus Summary—Summary Consolidated Financial Data."

MARKET, INDUSTRY AND OTHER DATA

              This prospectus includes market and industry data that we obtained from industry publications, surveys, public filings and internal company sources. As noted in this prospectus, American Trucking Associations, Inc., or the "ATA," Federal Reserve Bank of St. Louis, Bureau of Labor Statistics, FTR Transportation Intelligence and Bloomberg were the primary sources for third-party industry data and forecasts. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management's estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in this prospectus.

 TRADEMARKS, SERVICE MARKS AND TRADE NAMES

              Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which, to our knowledge, are the property of their respective owners. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

GLOSSARY OF TRUCKING AND OTHER TERMS

              As used in this prospectus:

              "Adjusted Operating Ratio," which is a non-GAAP measure, means operating expenses, net of fuel surcharge revenue and gain or loss on fuel purchase arrangements, expressed as a percentage of revenue, before fuel surcharge. See "Prospectus Summary—Summary Consolidated Financial Data" for a reconciliation to the most directly comparable GAAP measure.

              "Automatic Onboard Recording Device" or "AOBRD", an electronic or mechanical device that is integrally synchronized with the operations of the commercial vehicle in which it is installed, is capable of recording a driver's duty status information accurately and automatically and meets the requirements of 49 CFR 395.15.

              "Brokering" or "Brokerage" means contracting with third-party trucking companies to haul our customer's freight under third-party authority.

              "Company tractors" means tractors owned or leased by the Company.

              "CSA" means the Federal Motor Carrier Safety Administration's (the "FMCSA") Compliance, Safety, Accountability initiative, which ranks fleets based on multiple categories of safety-related data in its online Safety Measurement System.

              "C-TPAT " means the Customs-Trade Partnership Against Terrorism, a program designed to improve cross-border security between the United States and Canada and the United States and Mexico. Carrier members of the C-TPAT are entitled to shorter border delays and other priorities over non-member carriers.

              "Dedicated contract" means a contract in which we have agreed to dedicate certain truck and trailer capacity for use by a specific customer. Dedicated contracts generally are for multi-year terms and often have predictable routes and revenue.

              "Electronic Logging Device" or "ELD" means a device or technology that automatically records a driver's driving time, facilitates the accurate recording of the driver's hours-of-service and meets the requirements of 49 CFR 395 subpart B.

              "Empty miles" means miles driven without revenue generation for us such as the miles driven between the delivery of a load and the pickup of the next load.

              "For-hire carrier" means a carrier available to shippers for hire.

              "Fuel surcharge" means fees that are charged to a customer by a shipping company to pass through the costs of fuel in excess of a predetermined cost per gallon base (generally based on the average price of fuel in the United States as determined by the Department of Energy). The majority of our customers pay a fuel surcharge.

              "Fuel surcharge revenue" means revenue generated by us attributable to fuel surcharges.

              "Independent contractor" means a trucking business with whom we contract to move freight utilizing our operating authority, and often our trailers. The driver of an independent contractor truck may be the owner or an employee of the associated independent contractor trucking business. Independent contractors are generally compensated on a percentage of revenue or per mile basis and must pay their own operating expenses, such as fuel, maintenance, the truck's physical damage insurance and driver costs, and must meet our specified standards with respect to safety.

              "Less-than-truckload carriers" means carriers that pick up and deliver multiple shipments, each typically weighing less than 10,000 pounds, for multiple customers in a single trailer.

              "Loads" is used to refer to requests from our customers for services.

              "New Mountain Lake" means New Mountain Lake Holdings, LLC, the holding company for U.S. Xpress prior to giving effect to the Reorganization (as defined below).

              "Operating ratio" means operating expenses expressed as a percentage of revenue.

              "Over-the-road" or "OTR" means truckload transportation of freight involving irregular routes, customers and schedules, and is generally associated with a longer length of haul than shipments in our dedicated contract service offering.

              "Private fleet" means the tractors and trailers owned or leased, and operated, by a shipper to transport its own goods.

              "Restricted stock" or "restricted stock unit" means restricted stock or restricted stock units that may be issued by the Company after this offering and restricted membership units issued by New Mountain Lake prior to this offering.

              "Revenue per tractor per week" means the revenue (excluding fuel surcharge) that a truck, available to work, generates (on average) over a week.

              "Spot" means the short-term engagement of a carrier for transportation services (often for a single shipment and outside a contractual arrangement) and is generally associated with higher than average freight rates during periods of tight capacity and lower than average freight rates during periods of excess capacity.

              "Team" means two drivers occupying a single truck who alternate between driving and non-driving time (such as time spent sleeping and resting) in order to expedite the shipment and maximize the overall production of the truck by decreasing idle time in transit to its destination.

              "Third-party carrier" means a carrier with its own operating authority that may be utilized to provide transportation services for customers by our Brokerage segment.

              "Total miles" means both empty miles and revenue-generating miles.

              "Tractor" or "Truck" means a vehicle with the ability to tow a trailer, generally by the use of the fifth wheel mounted over the tractor's drive axle. Our truck fleet is mostly comprised of Class 8 tractors, which are generally over 33,000 pounds in gross vehicle weight rating.

              "Trailer" means an enclosed 53-foot trailer that carries general cargo, including food and other products.

              "Truckload carrier" means a carrier that generally dedicates an entire trailer to one customer from origin to destination.

PROSPECTUS SUMMARY

              This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the section entitled "Risk Factors" and the historical consolidated financial data and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements due to certain factors, including those set forth in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Our Company

              We are the fifth largest asset-based truckload carrier in the United States by revenue, generating over $1.5 billion in total operating revenue in 2017. We provide services primarily throughout the United States, with a focus in the densely populated and economically diverse eastern half of the United States. We offer customers a broad portfolio of services using our own truckload fleet and third-party carriers through our non-asset-based truck brokerage network. As of March 31, 2018, our fleet consisted of approximately 6,800 tractors and approximately 16,000 trailers, including approximately 1,300 tractors provided by independent contractors. All of our tractors have been equipped with electronic logs since 2012, and our systems and network are engineered for compliance with the recent federal electronic log mandate. Our terminal network and information technology infrastructure are established and capable of handling significantly larger volumes without meaningful additional investment.

              For much of our history, we focused primarily on scaling our fleet and expanding our service offerings to support sustainable, multi-faceted relationships with customers. More recently, we have focused on our core service offerings and refined our network to focus on shorter, more profitable lanes with more density, which we believe are more attractive to drivers. Over the last three years, we have recruited and developed new executive and operational management teams with significant industry experience and instilled a new culture of professional management. These changes, which are ongoing, helped us to maintain relatively stable profitability during the weak truckload market of 2016 and early 2017 and drive significant improvements to profitability during the strong truckload market beginning in the second half of 2017. This momentum was reflected in our first quarter of 2018, which produced a 300 basis point improvement in our operating ratio, compared to our first quarter of 2017, and a 330 basis point improvement in our Adjusted Operating Ratio for the same period. For the definition of Adjusted Operating Ratio and a reconciliation to the most directly comparable GAAP measure, see "—Summary Consolidated Financial Data."

              The truckload market is cyclical and it is currently experiencing increases in volumes and rates, primarily due to tightening driver supply coupled with increasing industrial and retail freight demand. According to FTR Transportation Intelligence, truckload rates (excluding fuel surcharge) in the first quarter of 2018 were 14.4% higher than rates in the first quarter of 2017. We believe the current truckload market presents us with an opportunity to take advantage of rising rates across all of our service offerings, while continuing to benefit from our operational initiatives. We believe our scale, management team and continued roll-out of tactical operational improvements, as well as our mix of over-the-road, dedicated and brokerage services, position us for long-term success in our industry.

              We maintain a diverse, long-standing customer base that includes many Fortune 500 companies, including Amazon, Dollar General, Dollar Tree, FedEx, Home Depot, Kroger, Procter & Gamble, Target, Tractor Supply and Walmart. Our customers fall within a broad spectrum of geographies and end markets, including retail, food and beverage, e-commerce and packages, manufacturing and consumer products. No other category comprised more than five percent of the end markets we served at March 31, 2018. Relationships with our top ten customers exceed ten years on average.

              We organize our service offerings into two reportable segments, Truckload and Brokerage. The Truckload segment offers asset-based truckload services, including the OTR and dedicated contract services described below. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services. We believe many customers seek truckload operators that offer both asset-based and non-asset-based services to help ensure capacity will be available as needed. We believe that each of our service offerings, on a stand-alone revenue basis, would represent one of the largest participants in its respective market.

              Below is a brief overview of our service offerings:

(1)
Based on revenue, before fuel surcharge. Approximately 1% of revenue is attributable to detention and other ancillary services.

Our Transformation

              Over the last three years, we have improved our operating performance through the following areas of focus:

  •
  Leadership and Culture.

  •
  We appointed Eric Fuller as President in 2015 and Chief Executive Officer in 2017. Under his leadership, we launched a program to identify and attract talent with deep industry knowledge at the executive and operational management levels, ultimately replacing 61 of our 94 executives and senior managers with a combination of external hires from our peers and internal promotions of high achievers.

    •
    We have reconfigured our daily operations to hold our employees accountable for operational metrics over which they have direct control, and we have designed our incentive compensation plan to reward achievement of those metrics. We believe we have the team and culture in place to execute on our performance and profitability initiatives.

    •
    The results of our new leadership team and operational reconfiguration are ongoing, and we believe the impact has been reflected in our peer comparisons over the last three years.

  •
  Asset Optimization.

  •
  In 2015, we began to redesign our fleet renewal and maintenance programs with the goal of improving reliability, reducing downtime for all tractors and reducing maintenance costs on the older tractors in our fleet. These initiatives, among others, were intended to improve the quality of our assets by purchasing, maintaining and trading our tractors in a manner designed to optimize life cycle costs.

  •
  In addition, in early 2016 we began enhancing our asset utilization by analyzing our consolidated Truckload and Brokerage freight demand using optimization software, allocating the most profitable freight to our Truckload assets and outsourcing the remainder to third-party carriers. With more loads to choose from, we have more options for improving the pricing and miles on our company tractor and trailer assets.

  •
  Focus on Front-line Tactics.  Tactical execution is critical to our success. Beginning in early 2017, we started making significant changes to our operational infrastructure in order to focus on and measure our frontline tactical execution. The initiatives below are ongoing, and we believe the early results of our load planning, fleet management and customer service initiatives have begun to be reflected in our operating metrics.

  •
  Load Planning Initiative.    During 2017, we shifted from a load planning strategy based on minimizing empty miles to one that maximizes utilization of our drivers' available hours. We believe the focus on drivers' hours more effectively utilizes our scarcest resource and improves driver satisfaction. Following this change, miles per seated tractor per week and driver turnover rate both improved.

  •
  Fleet Management Initiative.    In October 2017, we initiated a fleet management pilot program on 250 tractors in which our fleet managers emphasize proactive interactions with drivers to anticipate and fix issues such as home time planning and load scheduling. Inbound driver calls declined and driver turnover decreased, resulting in more time for our managers to proactively solve problems, thereby improving our efficiency and utilization. We have seen similar results as we continue to roll out this program to the rest of our fleet, which we expect to complete during 2018.

  •
  Customer Service Initiative.    In January 2018, we redesigned our customer service around regional specialists to drive deeper knowledge of specific markets. Under this new structure, experts in managing freight flows in and out of their respective regions become key points of contact with customers and arrange load pickup and delivery to meet available service hours for our drivers. We believe this service model will contribute to improved equipment utilization, driver satisfaction and network balance.

              The following chart depicts the cumulative nature of the changes to our business.

              We believe the transformation of business practices described above has been instrumental in (i) maintaining a relatively steady Adjusted Operating Ratio during the negative freight markets of 2016 and early 2017 and (ii) contributing to recent improvements in our Adjusted Operating Ratio. The chart below reflects our recent improvement in Adjusted Operating Ratio, which we attribute to the cumulative effect of our operational initiatives, together with an improved freight market. Our Adjusted Operating Ratio improved year-over-year, 330 basis points during the first quarter of 2018.

              The chart below also reflects the meaningful narrowing of the gap between our Adjusted Operating Ratio and the average Adjusted Operating Ratio of a group of publicly traded truckload companies. We attribute the narrowing of the gap in substantial part to our ongoing transformation, which has contributed to greater asset productivity of our tractor fleet. For the past two quarters, our increase in average revenue per loaded mile was strong. Notably, we also generated year-over-year increases in average miles per tractor and seated tractor count in the fourth quarter of 2017 and the first quarter of 2018, while most of the truckload companies included in the chart below announced a decrease in similar metrics.

(1)
The group of publicly traded truckload companies includes Werner Enterprises, Inc., Schneider National, Inc., Swift Transportation Company (prior to 2017, the year of its merger with Knight Transportation, Inc.), Covenant Transportation Group, Inc., USA Truck, Inc., Marten Transport, Ltd., Knight Transportation, Inc. (prior to 2017, the year of its merger with Swift Transportation Company) and Heartland Express, Inc. Adjusted Operating Ratio for these truckload companies is based upon total operating expenses, net of fuel surcharges and excluding gains and losses from fuel purchase arrangements, as a percentage of revenue, excluding fuel surcharge revenue and derived from publicly available information. See "Non-GAAP Financial Measures" and "—Summary Consolidated Financial Data" for a

  definition of our Adjusted Operating Ratio and a reconciliation of our Adjusted Operating Ratio to the most directly comparable GAAP measure.

              We believe this positive momentum and improvement in operating margin demonstrates our ability to increase our profitability as we continue to improve our operations and take advantage of the current favorable truckload market environment.

Truckload Market

              The transportation and logistics industry in which we operate is one of the largest industries in the United States, accounting for approximately 3.3% of U.S. gross domestic product ("GDP") in the fourth quarter of 2017. The U.S. trucking industry sub-segment, including both for-hire carriers and private fleets, generated approximately $720 billion in revenue in 2017 and is forecasted to grow at a compound annual growth rate ("CAGR") of 5.4% from 2017 to 2023 according to ATA. The for-hire truckload sector, in which we most directly compete, generated approximately $330 billion in revenue during 2017. According to ATA, in 2017, the truckload sector was responsible for handling 70.7% of the freight transported in the United States, representing an industry 53.6 times the size of the domestic intermodal market. The truckload industry included over 520,000 carriers in 2016, with over 97% of all trucking companies operating 20 or fewer tractors. We believe large truckload carriers, like us, have a competitive advantage in meeting the demands of major shippers.

Cyclicality

              Our industry is cyclical and subject to changes in supply (available hours of qualified drivers seated in tractors) and demand (truckload freight tendered by shippers). The balance between supply and demand over time is reflected in spot market and contract market data with OTR freight being more subject to market cycles and dedicated contract freight being less susceptible to market cycles. The market cycles since the first quarter of 2009 are indicated by the chart below.

FTR Transportation Intelligence Total Truckload Rates Index (Excluding Fuel Surcharge Revenue)
Seasonally Adjusted to 100 in Q1-2008 - Q1-2009 to Q1-2018

Source: FTR Transportation Intelligence

Demand

              Demand for freight moves is primarily driven by GDP growth, industrial production and retail demand. There are several data points that demonstrate the current strength of demand for freight, including U.S. GDP growth of 2.3% in the first quarter of 2018, the manufacturing Purchasing

Managers' Index ("PMI") registering 57.3 in April 2018, representing the 20th consecutive month of manufacturing expansion, and a year-over-year increase in U.S. retail demand of approximately 4% from 2016 to 2017. We believe certain truckload volumes, including expedited, are also positioned to benefit from secular trends in e-commerce retail, for which retail value is expected to grow at a CAGR of approximately 15% from 2018 to 2022. Similarly, the ATA's truck tonnage index showed 3.7% year-over-year growth for 2017, the largest annual gain since 2013. The following chart reflects the long-term increase in truck tonnage over time.

ATA Truck Tonnage Index (seasonally adjusted)
Q1-2002 to Q4-2017

Source ATA, Federal Reserve Bank of St Louis

Supply

              Truckload supply consists of seated tractor availability, which is primarily driven by the number of qualified truck drivers working legal hours as determined by hours-of-service regulations. The entire trucking industry is currently seeing a shortage of drivers, primarily the result of low unemployment, retirement of experienced drivers and increased job competition from construction and manufacturing jobs that require less time away from home. In 2017, the ATA estimated a shortfall of 50,000 drivers and projects that the shortage could increase to 174,000 by 2026, limiting truckload carriers' ability to increase fleet capacity in the future and raising costs. The following chart reflects the long-term decrease of unemployment rate in the U.S. reaching 4.1% in the first quarter of 2018, as per the Bureau of Labor Statistics.

Quarterly Unemployment Rate in the U.S.
Q1-2002 to Q1-2018

Source Bloomberg, Bureau of Labor Statistics

              Pressure on truckload supply has been exacerbated by increased regulatory constraints. In particular, in December 2017, a federal safety rule requiring drivers to track their hours behind the wheel with ELDs became effective. Most of the large truckload carriers, including us, have been using electronic logs for many years and have adapted their freight patterns, driver assignments and pricing to conform to levels of utilization consistent with the ELD mandate, which began to be enforced in April 2018. Many industry observers believe that enforcement of the ELD mandate will reduce the miles driven by certain historically non-compliant carriers, which are predominantly smaller operators. This dynamic is expected to further constrain capacity and encourage a level playing field for carriers that previously offered lower rates to customers and covered their costs and compensated their drivers by operating excessive miles.

Current Environment

              The combination of tighter supply and increased demand has contributed to a recent improvement in the pricing environment. We believe the improved pricing environment reflects the impact of economic expansion, low unemployment and the expectation of a more level playing field for driver hours-of-service brought on by enforcement of the ELD mandate.

Our Competitive Strengths

              We believe the following competitive strengths provide us with a strong foundation to improve our profitability and stockholder value:

Industry leading truckload operator with significant scale

              As the fifth largest asset-based truckload carrier in the United States in 2017 by total operating revenue, we believe our large scale provides us with significant benefits. These benefits include economies of scale on major expenditures such as tractors, trailers and fuel, as well as our overall infrastructure. Additionally, we can offer an enhanced value proposition for large customers who seek efficiency in sourcing capacity from a limited number of carriers and flexible capacity to accommodate seasonal surge volumes. Our established and well-maintained terminal network and information technology infrastructure are capable of handling meaningfully larger volumes without meaningful additional investment.

Complementary mix of services to afford flexibility and stability throughout economic cycles

              Our service offerings have unique characteristics and are subject to differing market forces, which we believe allows us to respond effectively through economic cycles.

OTR

              OTR business involves short-term customer contracts without pricing or volume guarantees that allow us to benefit from periods of supply and demand imbalance and price volatility. This is the largest part of our business and the overall truckload market, which is currently benefiting from strength in pricing and volumes described under "—Truckload Market."

Dedicated

              Dedicated business features committed rates, lanes and volumes under contracts that generally afford us greater revenue predictability over the contract period and help smooth the impact of market cycles. Additionally, our dedicated contract service offering generally has higher driver retention rates than our OTR service offering, which we believe is because our professional drivers prefer the more predictable time at home that dedicated routes offer. In addition, this increased visibility allows us to commit and invest fleet resources with a more predictable return profile.

Brokerage

              Brokerage capacity allows us to aggregate volume and to flex the amount allocated to our own fleet with freight cycles. Typically, we allocate more loads to our OTR fleet during slow freight demand to keep our assets productive, and more loads to third-party carriers during higher freight demand to maintain control over customer freight and make a margin on outsourcing the moves. By retaining control over significantly more freight than we are able to serve with our own assets, and allocating the available loads first to our own tractors, we have more choices for optimizing the utilization and pricing of our fleet every day and throughout market cycles.

Long-standing, diverse and resilient customer base

              We maintain a long-standing customer base that includes many Fortune 500 companies with national footprints, including Amazon, Dollar General, Dollar Tree, FedEx, Home Depot, Kroger, Procter & Gamble, Target, Tractor Supply and Walmart. As of March 31, 2018, relationships with our top ten customers exceeded ten years on average. Our portfolio of blue-chip customers allows us to benefit from the less cyclical and more-stable demand from grocery and dollar stores in addition to increasing demand due to secular growth trends in end-markets such as e-commerce. We also benefit from significant cross-selling opportunities among large key customers, as all of our top ten customers use at least two of our three service offerings, which allows us to have multiple points of contact with our customers and take advantage of varying bid cycles. Certain of our customers have recently recognized our commitment to service with the following awards: Procter & Gamble 2017 Carrier of the Year, Dollar General Dedicated Carrier of the Year, Whirlpool Dedicated Carrier of the Year and FedEx Ground Superior Peak Performance Award.

Modern fleet and maintenance system designed to optimize life cycle investment and minimize operating costs

              Our fleet represents our largest capital investment, a visible representation of our brand for customers and drivers and a large portion of our controllable costs. We select, maintain and dispose of our fleet based on rigorous analysis of our investments and operating costs.

              Our modern and well-maintained fleet consisted of approximately 5,500 company tractors with an average age of approximately 2.5 years and approximately 16,000 trailers at March 31, 2018. We also contracted for approximately 1,300 tractors provided by independent contractors at March 31, 2018. We equip our tractors with carefully selected components based on initial cost, maintenance requirements, warranty coverage, safety and efficiency advantages, driver preference and resale value. Our company tractor fleet is technologically advanced and equipped with safety and efficiency features, including using electronic logs since 2012, electronic speed limiters, automatic transmissions, lane departure and collision warning systems, air disc brakes and high performance wide brake drums and electronic roll stability. In addition, we are installing forward-facing event recorders in our company tractors, which we expect to further enhance our safety program and reduce insurance costs over time.

              Over the past several years, we have developed a disciplined and effective in-house maintenance program designed to actively manage these assets based on customized timetables for preventive maintenance and replacement of parts. We believe this approach, coupled with our in-house maintenance facilities and in-house technicians dedicated to fleet maintenance, helps us effectively manage our maintenance cost per mile, keeps drivers on the road efficiently and creates an attractive asset and record for resale.

Motivated management team focused on tactical execution and leadership in the truckload market

              Our management and operations team has been carefully assembled to obtain a mix of industry veterans from successful competitors and high-performing internal candidates, all of whom are motivated to perform in our transparent, metric-driven environment. Our President and Chief

Executive Officer, Eric Fuller, has over 18 years of experience at U.S. Xpress and has been responsible for developing the team and spearheading our transformation program over the last three years. Our management team's compensation and ownership of our common stock provide further incentive to improve business performance and profitability. In addition, with active positions in industry associations, such as the ATA, our management team provides us with a key role in the discussions that we believe are shaping the future of the industry. We believe our leadership team is well-positioned to execute our strategy and remains a key driver of our financial and operational success.

Our Strategies

              We believe we possess the scale, infrastructure and service offerings to compete effectively in our markets. We believe our opportunity for further improvement is significant, and our strategies are designed to enhance stockholder value.

Complete the implementation of our tactical initiatives and pursue additional strategic initiatives through technology

  •
  Fine-tune our Load Planning Initiative to maximize use of drivers' hours-of-service

  •
  Roll out our Fleet Management Initiative from pilot stage to the rest of our fleet over the remainder of 2018

  •
  Continue to develop regional freight market balance and density through our Customer Service Initiative

  •
  Access additional cost saving opportunities as a result of more efficient workflow environments

  •
  Continue developing a graph database platform that uses real-time information and machine learning to enhance load planning capabilities

Grow profitably as appropriate to the market cycle

  •
  Continue to leverage our service mix to manage through all market cycles

  •
  Grow our revenue base prudently with a focus on dedicated contract service and brokerage by cross-selling our services with existing customers and pursuing new customer opportunities

  •
  Maximize profitability for new freight across OTR and brokerage operations by selectively allocating freight to company assets

  •
  Seek favorable dedicated service contracts and brokerage freight to manage

  •
  Capitalize on current favorable truckload environment

  •
  Continue to secure rate increases in all of our service offerings

  •
  Strategically expand our fleet based on expected profitability and driver availability, including through our company-sponsored independent contractor lease program (which has grown from zero drivers in the second quarter of 2017 to approximately 485 drivers at March 31, 2018)

  •
  Leverage current market conditions to accelerate timeline for enhancement of network

Capitalize on technological change and developments

  •
  Use our scale and relationships to gain early access to technological advances and evaluate the costs and benefits

  •
  Pursue artificial intelligence to accommodate individual drivers' preferences with the goal of improving driver satisfaction and retention

  •
  Apply data analytics across the billions of dollars of freight spend we see every year to capture and optimize the execution of our customers' loads and our network

  •
  Partner with manufacturers to test, evaluate and refine electric, autonomous and other advanced vehicle technology

  •
  Pursue blockchain technology to secure supply chains and our information

Maintain flexibility through long-term enterprise planning and conservative financial policies

  •
  Maximize our free cash flow generation by managing expenses, taxes and capital expenditures

  •
  Prioritize growth in dedicated contract services, which offers more predictable revenue streams and greater asset productivity

  •
  Prioritize growth in brokerage, which requires limited capital investment and affords network-balancing freight volumes

  •
  Monitor capital allocation to improve long-term return on invested capital

  •
  Maintain a conservative leverage profile after this offering

Credit Facility Refinancing

              In connection with, and contingent upon, this offering, we intend to enter into a new revolving credit facility (the "New Revolver") and a new term loan credit agreement (the "New Term Loan" and, together with the New Revolver, the "New Credit Facilities") to refinance our existing term loan and our existing revolver. However, there are no assurances that we will enter into the New Credit Facilities on the terms described in this prospectus or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sources of Liquidity After this Offering—New Credit Facilities."

Risks Related to Our Business and This Offering

              Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth in the section entitled "Risk Factors." If any of these risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In such case, the trading price of our Class A common stock may decline and you may lose part or all of your investment. The primary risks to our business include, but are not limited to, the following:

  •
  our ability to attract and retain qualified drivers, including independent contractors, which could materially adversely affect our profitability and ability to maintain or grow our fleet, and may require us to incur additional costs, such as increases in driver compensation;

  •
  general economic, business and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our results of operations;

  •
  we have a history of net losses;

  •
  we may not be successful in achieving our business strategies;

  •
  we operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations;

  •
  we retain high deductibles on a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings, and materially adversely affect our results of operations; and

  •
  if the independent contractors we contract with are deemed by regulators or judicial process to be employees, our business, financial condition and results of operations could be materially adversely affected.

Corporate Information

              Our principal executive offices are located at 4080 Jenkins Road, Chattanooga, TN 37421, and our telephone number at that address is (423) 510-3000. Our website is located at https://www.usxpress.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our Class A common stock.

The Offering

Class A common stock offered
Class A common stock offered by us	16,668,000 shares.
Class A common stock offered by the selling stockholders	1,388,000 shares.
Option to purchase additional shares of Class A common stock from the selling stockholders	The underwriters have the option for 30 days following the date of this prospectus to purchase up to an additional 2,708,400 shares of Class A common stock from the selling stockholders at the initial public offering price less underwriting discounts and commissions.
Selling stockholders	The selling stockholders identified in "Principal and Selling Stockholders."
Class A common stock to be outstanding after this offering	32,191,906 shares, representing a 28.7% voting interest (or 32,714,625 shares, representing a 29.7% voting interest, if the underwriters exercise in full their option to purchase additional shares of Class A common stock from the selling stockholders). The number of shares outstanding does not include 1,645,121 unvested restricted stock units as of May 31, 2018.
Class B common stock to be outstanding after this offering	16,009,279 shares, representing a 71.3% voting interest (or 15,486,560 shares, representing a 70.3% voting interest, if the underwriters exercise in full their option to purchase additional shares of Class A common stock from the selling stockholders). Any shares of Class B common stock sold by the selling stockholders will automatically convert to Class A common stock upon such sale, and 522,719 of the shares to be sold upon the underwriters' exercise of their option to purchase additional shares from the selling stockholders are shares of Class B common stock.
Voting rights	Shares of Class A common stock are entitled to one vote per share.
Shares of Class B common stock are entitled to five votes per share.
Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or in our Articles of Incorporation (as defined below). After this offering, certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) will control 83.0% of the voting power of our outstanding capital stock (or 80.2% if the underwriters exercise in full their option to purchase additional shares of Class A common stock from the selling stockholders), will continue to hold all of our Class B common stock and will effectively control all matters submitted to our stockholders for a vote. See "Description of Capital Stock."

Although we may qualify as a "controlled company" under NYSE listing rules because certain members of the Fuller and Quinn families will hold over 50% of the voting power of our outstanding common stock, we do not intend to rely on the "controlled company" exemptions for NYSE listed companies.
Use of proceeds	We estimate that the net proceeds we will receive from selling Class A common stock in this offering will be approximately $292.7 million, after deducting underwriting discounts and commissions and estimated unpaid offering expenses payable by us, based on an assumed public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus.

We expect to use the net proceeds from this offering as follows: (a) approximately $269.0 million to repay (i) our existing term loan facility, including breakage fees, (ii) borrowings outstanding under our existing revolving credit facility and (iii) the 2007 Restated Term Note, which is held in part by certain related parties and (b) approximately $23.7 million for general corporate purposes, including, but not limited to, the purchase of the Tunnel Hill, Georgia, real estate we historically have leased from Q&F Realty, a related party. Additional proceeds, if any, will be used to increase cash on our balance sheet. We expect to use the net proceeds of the New Term Loan as follows: (a) to repay a portion of our equipment installment notes, (b) for fees and expenses incurred in connection with the entry into the New Credit Facilities and (c) for general corporate purposes, including, but not limited to, the purchase of tractors and trailers scheduled for delivery in 2018. See "Use of Proceeds."

We will not receive any proceeds from the sale of shares by the selling stockholders but have agreed to pay the selling stockholders' expenses related to this offering, other than underwriting discounts and commissions related to any shares of Class A common stock sold by the selling stockholders.

Reorganization

Immediately prior to the effectiveness of the registration statement, of which this prospectus is a part, we expect to complete a series of reorganization transactions pursuant to which New Mountain Lake will merge with and into U.S. Xpress Enterprises, Inc., with U.S. Xpress Enterprises, Inc. continuing as the surviving corporation. New Mountain Lake currently owns all of the issued and outstanding stock of U.S. Xpress Enterprises, Inc. In connection with the Reorganization (as defined below), we expect that the issued and outstanding membership units of New Mountain Lake outstanding immediately prior to the Reorganization will be converted into and exchanged for U.S. Xpress Enterprises, Inc. capital stock. Specifically, we expect to provide for the issuance of 4.6666667 shares of common stock for each Class A voting membership unit in New Mountain Lake and Class B non-voting membership unit in New Mountain Lake. All unvested New Mountain Lake restricted membership units will convert into unvested restricted stock units of U.S. Xpress Enterprises, Inc. at the same exchange rate. Messrs. Eric Fuller, Max Fuller and Ms. Lisa Quinn Pate and certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members will receive Class B common stock in exchange for their New Mountain Lake membership units. Any other holders of New Mountain Lake membership units will receive Class A common stock.

Dividend policy

We currently intend to retain all available funds and any future earnings for use in the development and expansion of our business, the repayment of debt and for general corporate purposes. Any future determination to pay dividends and other distributions will be at the discretion of our Board of Directors. Such determinations will depend on then-existing conditions, including our financial condition and result of operations, contractual restrictions, including restrictive covenants contained in our financing agreements, capital requirements and other factors that our Board of Directors may deem relevant. In addition, we expect that our New Credit Facilities will contain covenants that will restrict our ability to pay cash dividends. See "Dividend Policy."

Purchases by Eric Fuller and Max Fuller

At or following the closing of this offering, Messrs. Eric Fuller and Max Fuller will purchase an aggregate of $20.0 million of Class B common stock from certain members of the Quinn family (or trusts for the benefit of any of them or entities controlled by any of them), including Ms. Lisa Quinn Pate (the "Quinn Family Partnership"), at the public offering price (the "Fuller Purchase").

Conflict of interest

An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under our existing revolving credit facility. Certain of our outstanding borrowings under the existing revolving credit facility will be repaid with the net proceeds of this offering. Because more than 5% of the net proceeds of this public offering may be paid to an affiliate of Wells Fargo Securities, LLC participating in the distribution of our Class A common stock, this public offering is being made in compliance with FINRA Rule 5121, as administered by FINRA. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Wells Fargo Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Risk factors

Investing in shares of our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 21 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Listing	We have applied to list our Class A common stock on the NYSE under the symbol "USX."

              The number of shares of common stock to be outstanding after this offering excludes:

  •
  16,009,279 shares of Class A common stock issuable upon conversion of our Class B common stock that will be outstanding after this offering;

  •
  3,200,000 shares of Class A common stock reserved as of the closing date of this offering for future issuance under our 2018 Omnibus Incentive Plan (the "Incentive Plan");

  •
  2,300,000 shares of Class A common stock reserved as of the closing date of this offering for future issuance under our Employee Stock Purchase Plan (the "ESPP"); and

  •
  1,645,121 unvested restricted stock units outstanding as of May 31, 2018.

              With the exception of historical financial data and unless otherwise indicated, all information in this prospectus assumes:

  •
  an initial public offering price of $19.00 per share, the mid point of the price range set forth in the cover page of this prospectus;

  •
  the underwriters will not exercise their option to purchase up to an additional 2,708,400 shares of our Class A common stock from the selling stockholders; and

  •
  that the Reorganization has been consummated.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following tables present our summary consolidated financial and other data as of the dates and for the periods presented. The statements of comprehensive income (loss) and cash flows data for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of March 31, 2018 and the statements of comprehensive income (loss) and cash flows data for the three months ended March 31, 2018 and 2017 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year or any future period.

              The summary consolidated financial and other data set forth below should be read in conjunction with the information included under the headings "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands, except share data and operating data)
Consolidated Statements of Comprehensive Income Data:
Operating revenue:
Revenue, before fuel surcharge	$1,417,173	$1,348,023	$1,396,435	$382,858	$331,842
Fuel surcharge	138,212	103,182	144,668	42,850	31,834

Total operating revenue	1,555,385	1,451,205	1,541,103	425,708	363,676

Operating expenses:
Salaries, wages, and benefits(1)	543,735	510,599	508,760	132,924	130,251
Fuel and fuel taxes	219,515	186,257	227,410	58,389	50,468
Vehicle rents	74,377	109,466	102,864	20,022	25,395
Depreciation and amortization, net of (gain) loss on sale of property	93,369	71,597	74,452	24,706	19,248
Purchased transportation	308,624	275,691	304,344	101,776	69,025
Operating expenses and supplies	126,700	124,102	127,535	29,791	31,372
Insurance premiums and claims	77,430	69,722	74,212	20,170	17,442
Operating taxes and licenses	13,769	13,432	13,558	3,401	3,367
Communications and utilities	7,683	8,604	8,394	2,466	1,968
General and other operating expenses(2)	61,575	54,004	51,961	17,209	13,212

Total operating expenses	1,526,777	1,423,474	1,493,490	410,854	361,748

Income from operations	28,608	27,731	47,613	14,854	1,928

Other expenses (income):
Interest expense, net	49,758	48,178	47,809	12,658	10,518
Gain on sale of subsidiary(3)	(1,026)	—	(6,871)	—	—
Equity in loss (income) of affiliated companies(4)	1,350	3,202	1,580	296	343
Other, net	(350)	773	612	(75)	(592)

Total other expenses	49,732	52,153	43,130	12,879	10,269

(Loss) income before income tax (benefit) provision	(21,124)	(24,422)	4,483	1,975	(8,341)
Income tax (benefit) provision	(17,187)	(8,448)	(209)	593	(3,934)

Net (loss) income	(3,937)	(15,974)	4,692	1,382	(4,407)
Net income attributable to non-controlling interest(5)	123	550	590	223	25

Net (loss) income attributable to controlling interest	$(4,060)	$(16,524)	$4,102	$1,159	$(4,432)

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands, except share data and operating data)
Consolidated Statements of Income Per Share Data:
Basic and diluted (loss) earnings per share attributable to controlling interest	$(0.64)	$(2.59)	$0.64	$0.18	$(0.69)
Basic and diluted weighted average shares outstanding	6,385	6,385	6,385	6,385	6,385
Unaudited pro forma basic earnings per share(6)	$0.31			$0.15
Unaudited pro forma basic weighted average shares outstanding(6)	45,198			45,283
Unaudited pro forma diluted earnings per share(6)	$0.30			$0.14
Unaudited pro forma diluted weighted average shares outstanding(6)	47,166			47,028
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$85,394	$76,989	$78,978	$(1,863)	$(16,332)
Net cash used in investing activities	(211,211)	(11,347)	(35,705)	(18,695)	(220,274)
Net cash provided by (used in) financing activities	131,771	(64,707)	(43,624)	15,496	235,455
Other Financial Data:
Net capital expenditures	$208,234	$10,987	$64,860	$18,695	$217,537
Adjusted EBITDA(7)	130,304	102,786	139,523	39,116	21,400
Operating Statistics:
Operating ratio	98.2%	98.1%	96.9%	96.5%	99.5%
Adjusted Operating Ratio(8)	97.4%	97.4%	95.6%	96.1%	99.4%
Average revenue per tractor per week(9)	$3,539	$3,429	$3,480	$3,721	$3,383
Average revenue per loaded mile(9)	$1.940	$1.895	$1.884	$2.051	$1.881
Average revenue miles per tractor per week(9)	1,824	1,809	1,847	1,814	1,798
Average tractors(10)	6,228	6,185	6,098	6,245	6,216
Average company-owned tractors(10)	5,434	5,361	5,256	5,151	5,447
Average independent contractor tractors(10)	794	824	842	1,094	769
Total miles	650,571	640,188	642,670	161,061	158,797
Total company miles	556,878	547,185	549,618	130,252	136,850
Total independent contractor miles	93,693	93,002	93,052	30,809	21,947

              The following table sets forth our consolidated balance sheet data as of March 31, 2018:

  •
  on an actual basis;

  •
  on an as adjusted basis, to give effect to the Reorganization and the issuance and sale of 16,668,000 shares of Class A common stock by us in the offering at an assumed initial public offering price of $19.00 per share (the mid point of the price range set forth on the cover page of this prospectus) and the application of the net proceeds of the offering, after deducting estimated underwriting discounts and commissions and unpaid estimated offering expenses payable by us, as set forth under "Use of Proceeds;" and

  •
  on an as further adjusted basis, to give effect to the use of net proceeds of the New Term Loan to repay a portion of our equipment installment notes and to pay fees and expenses incurred in connection with entry into the New Credit Facilities, as set forth under "Use of Proceeds."

	As of March 31, 2018
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,170	$20,345	$20,345
Customer receivables, net of allowances	200,497	200,497	200,497
Net property and equipment	457,342	464,842	464,842
Total assets	830,107	853,782	853,782
Unamortized discount and debt issuance costs	6,478	—	2,000
Total debt, including current portion(11)	619,650	352,077	354,077
Total stockholder's (deficit) equity	(38,264)	246,506	246,506

(1)
As a result of this offering, we expect we will incur compensation expense between $4.0 and $5.0 million relating to the settlement of our stock appreciation rights ("SARs").

(2)
During the first quarter of 2018, we incurred expenses of approximately $2.6 million related to this offering.

(3)
Reflects the reversal of a contingent liability in 2017 related to the sale of Xpress Global Systems of $1,026 and the gain on the sale of Xpress Global Systems in 2015 of $6,871.

(4)
Represents amounts attributable to equity interests in certain of our subsidiaries not controlled by us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5)
Represents net income attributable to noncontrolling interests in certain of our subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
See Notes 1 and 17 to our financial statements for the year ended December 31, 2017 and Notes 1 and 11 to our financial statements for the three months ended March 31, 2018 appearing elsewhere in this prospectus for information regarding computation of unaudited pro forma basic and diluted earnings per share and unaudited pro forma weighted average basic and diluted shares outstanding. The pro forma calculation reflects only the issuance of shares in the Reorganization and the proceeds of shares issued in this offering used to repay existing indebtedness, and therefore does not reflect all 16,668,000 shares issued in this offering. See "Principal and Selling Stockholders." On a pro forma as adjusted basis to give effect to the Reorganization and all of the shares issued in this offering, the shares outstanding as of March 31, 2018 would have been 47,938,293 (which excludes 1,908,013 unvested restricted stock units outstanding as of March 31, 2018). Following March 31, 2018, 262,892 restricted stock units vested and will be converted into shares of common stock as part of the Reorganization, leaving 1,645,121 unvested restricted stock units outstanding as of May 31, 2018.

(7)
We focus on Adjusted EBITDA as a key measure of our performance and for business planning. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our results of operations the impact of items that, in our opinion, do not reflect our core operating performance. We define Adjusted EBITDA as net income (loss) attributable to controlling interest plus (i) interest expense, net, (ii) income tax (benefit) provision, (iii) depreciation and amortization, net of (gain) loss on sale of property and (iv) fuel purchase arrangements.

We believe that our presentation of Adjusted EBITDA is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance. Adjusted EBITDA is not a substitute for net loss attributable to controlling interest, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. As discussed in "Non-GAAP Financial Measures," there are limitations to using non-GAAP measures such as Adjusted EBITDA. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iv) it does not reflect our income tax expense or the cash requirements to pay our taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that, in our opinion, do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

Because of these limitations, Adjusted EBITDA should not be considered a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA supplementally.

A reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interest for each of the periods indicated is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Net (loss) income attributable to controlling interest	$(4,060)	$(16,524)	$4,102	$1,159	$(4,432)
Plus:
Interest expense, net	49,758	48,178	47,809	12,658	10,518
Income tax (benefit) provision(a)	(17,187)	(8,448)	(209)	593	(3,934)
Depreciation and amortization, net of (gain) loss on sale of property	93,369	71,597	74,452	24,706	19,248
Fuel purchase arrangements(b)	8,424	7,983	13,369	—	—

Adjusted EBITDA	$130,304	$102,786	$139,523	$39,116	$21,400

(a)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Income Taxes."

(b)
Reflects elimination of losses on fuel purchase arrangements at the beginning of all periods presented. All fuel purchase arrangements were terminated as of December 31, 2017.
(8)
One of the primary measures we use to evaluate the profitability of our business is operating ratio, measured on a GAAP basis (calculated as operating expenses expressed as a percentage of revenue), and Adjusted Operating Ratio, which is a non-GAAP financial measure (calculated as operating expenses, net of fuel surcharge revenue and gain or loss on fuel purchase arrangements, expressed as a percentage of revenue, before fuel surcharge revenue). We believe the use of Adjusted Operating Ratio allows us to more effectively compare periods, while excluding the potentially volatile effect of changes in fuel prices (including with respect to our fuel purchase arrangements in prior years). We focus on our Adjusted Operating Ratio as an indicator of our performance from period to period. We believe our presentation of Adjusted Operating Ratio is useful because it provides investors and securities analysts the same information that we use internally to assess our core operating performance.

Adjusted Operating Ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. See "Non-GAAP Financial Measures." Although we believe that Adjusted Operating Ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry, if those companies define Adjusted Operating Ratio differently. Because of these limitations, Adjusted Operating Ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

The table below compares our GAAP operating ratio to our non-GAAP Adjusted Operating Ratio.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
GAAP Presentation
Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676
Total operating expenses	1,526,777	1,423,474	1,493,490	410,854	361,748

Income from operations	$28,608	$27,731	$47,613	$14,854	$1,928

Operating ratio	98.2%	98.1%	96.9%	96.5%	99.5%

Non-GAAP Presentation
Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)

Revenue, before fuel surcharge	1,417,173	1,348,023	1,396,435	382,858	331,842

Total operating expenses	1,526,777	1,423,474	1,493,490	410,854	361,748
Adjusted for:
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)
Fuel purchase arrangements	(8,424)	(7,983)	(13,369)	—	—

Total operating expenses, net of fuel surcharge and fuel purchase arrangements	1,380,141	1,312,309	1,335,453	368,004	329,914

Adjusted income from operations	$37,032	$35,714	$60,982	$14,854	$1,928

Adjusted Operating Ratio	97.4%	97.4%	95.6%	96.1%	99.4%

(9)
Excludes fuel surcharge and miles from services in Mexico.

(10)
Excludes tractors in Mexico at Xpress Internacional.

(11)
Total debt excludes (i) our obligations under operating leases, which totaled approximately $243.3 million as of March 31, 2018, (ii) our guarantees of a portion of the specified residual value of certain equipment under lease and (iii) unamortized discount and debt issuance costs.

RISK FACTORS

              Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to purchase shares of our Class A common stock. If any of the following risks are realized, our business, results of operations, financial condition and prospects could be materially adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Our business is subject to general economic, business and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our results of operations.

              The truckload industry is highly cyclical, and our business is dependent on a number of factors that may have a negative impact on our results of operations, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets, such as:

  •
  recessionary economic cycles, such as the period from 2007 through 2009;

  •
  changes in customers' inventory levels and practices, including shrinking product/package sizes, and in the availability of funding for their working capital;

  •
  excess truck capacity in comparison with shipping demand;

  •
  driver shortages and increases in drivers' compensation;

  •
  industry compliance with ongoing regulatory requirements;

  •
  fluctuations in foreign exchange rates; and

  •
  downturns in customers' business cycles, including as a result of declines in consumer spending.

              Several of the above factors were evident in the 2016 freight environment, which led to higher inventories, weakened demand and pressure on rates. Similar conditions in the future could have a material adverse effect on our business, financial condition and results of operations.

              Additionally, economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times are as follows:

  •
  we may experience low overall freight levels, which may impair our asset utilization;

  •
  certain of our customers may face credit issues and cash flow problems that may lead to payment delays, increased credit risk, bankruptcies and other financial hardships that could result in even lower freight demand and may require us to increase our allowance for doubtful accounts;

  •
  freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers' freight demand;

  •
  customers may bid out freight or select competitors that offer lower rates in an attempt to lower their costs, and we might be forced to lower our rates or lose freight;

  •
  we may be forced to accept more loads from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue generating miles to obtain loads; and

  •
  we may experience a lack of access to current sources of credit or lack of lender access to capital, leading to an inability to secure financing on satisfactory terms, or at all.

              We are also subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver and office employee wages, purchased transportation costs, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and related maintenance, tires and other components and healthcare and other benefits for our employees. Further, we may not be able to appropriately adjust our costs to changing market demands. In order to maintain high variability in our business model, it is necessary to adjust staffing levels to changing market demands. In periods of rapid change, it is more difficult to match our staffing level to our business needs.

              In addition, events outside our control, such as deterioration of U.S. transportation infrastructure and reduced investment in such infrastructure, strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to our equipment, driver dissatisfaction, reduced economic demand, reduced availability of credit, increased prices for fuel or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could impair our operating efficiency and productivity and result in higher operating costs.

              Changing impacts of regulatory measures could impair our operating efficiency and productivity, decrease our revenues and profitability and result in higher operating costs. In addition, declines in the resale value of revenue equipment can affect our profitability and cash flows. From time to time, various U.S. federal, state or local taxes are also increased, including taxes on fuel. We cannot predict whether, or in what form, any such tax increase applicable to us will be enacted, but such an increase could materially adversely affect our profitability.

Increases in driver compensation or difficulties attracting and retaining qualified drivers could materially adversely affect our profitability and ability to maintain or grow our fleet.

              Like many truckload carriers, we experience substantial difficulty in attracting and retaining sufficient numbers of qualified drivers, which includes the engagement of independent contractors. Our industry is subject to a shortage of qualified drivers. Such shortage is exacerbated during periods of economic expansion, in which alternative employment opportunities, including in the construction and manufacturing industries, which may offer better compensation and/or more time at home, are more plentiful and freight demand increases, or during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment, or the scarcity or growth of loans for students who seek financial aid for driving school. Regulatory requirements, including those related to safety ratings, ELDs and hours-of-service changes and an improved economy could further reduce the pool of eligible drivers or force us to increase driver compensation to attract and retain drivers. We have seen evidence that stricter hours-of-service regulations adopted by the Department of Transportation (the "DOT") in the past have tightened, and, to the extent new regulations are enacted, may continue to tighten, the market for eligible drivers. The lack of adequate tractor parking along some U.S. highways and congestion caused by inadequate highway funding may make it more difficult for drivers to comply with hours-of-service regulations and cause added stress for drivers, further reducing the pool of eligible drivers. We believe that the required implementation of ELDs in December 2017 and enforcement thereof in April 2018 has and may further tighten such market. A shortage of qualified drivers and intense competition for drivers from other trucking companies will create difficulties in maintaining or increasing the number of our drivers and may restrain our ability to engage independent contractors. We have implemented driver pay increases to address this shortage. The compensation we offer our drivers and independent contractor expenses are subject to market conditions, and we may find it necessary to further increase driver compensation, change the structure of our driver compensation and/or become subject to increased independent contractor expenses in future periods, which could materially adversely affect our growth and profitability.

              In addition, we suffer from a high turnover rate of drivers and our turnover rate is higher than the industry average and compared to our peers. This high turnover rate requires us to spend significant resources recruiting a substantial number of drivers in order to operate existing revenue equipment and subjects us to a higher degree of risk with respect to driver shortages than our competitors. Our use of team-driven tractors in our expedited service offering requires two drivers per tractor, which further increases the number of drivers we must recruit and retain in comparison to operations that require one driver per tractor. We also employ driver hiring standards, which could further reduce the pool of available drivers from which we would hire. If we are unable to continue to attract and retain a sufficient number of drivers, we could be forced to, among other things, continue to adjust our compensation packages or operate with fewer tractors and face difficulty meeting shipper demands, either of which could materially adversely affect our growth and profitability.

Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers.

              Our contracts with independent contractors are governed by the federal leasing regulations, which impose specific requirements on us and the independent contractors. If more stringent federal leasing regulations are adopted, independent contractors could be deterred from becoming independent contractor drivers, which could materially adversely affect our goal of maintaining our current fleet levels of independent contractors.

              Pursuant to our fuel surcharge program with independent contractors, we pay independent contractors we contract with a fuel surcharge that increases with the increase in fuel prices. A significant increase or rapid fluctuation in fuel prices could cause our costs under this program to be higher than the revenue we receive under our customer fuel surcharge programs.

              We provide financing to certain qualified independent contractors. If we are unable to provide such financing in the future, due to liquidity constraints or other restrictions, we may experience a decrease in the number of independent contractors we are able to engage. Further, if independent contractors we engage default under or otherwise terminate the financing arrangement and we are unable to find a replacement independent contractor or seat the tractor with a company driver, we may incur losses on amounts owed to us with respect to the tractor.

If the independent contractors we contract with are deemed by regulators or judicial process to be employees, our business, financial condition and results of operations could be materially adversely affected.

              Tax and other regulatory authorities, as well as independent contractors themselves, have increasingly asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors, and our classification of independent contractors has been the subject of audits by such authorities from time to time. Federal legislation has been introduced in the past that would make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to increase the penalties for companies who misclassify their employees and are found to have violated employees' overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, to extend the Fair Labor Standards Act to independent contractors and to impose notice requirements based on employment or independent contractor status and fines for failure to comply. Some states have put initiatives in place to increase their revenue from items such as unemployment, workers' compensation and income taxes, and a reclassification of independent contractors as employees would help states with this initiative. Further, class actions and other lawsuits have been filed against certain members of our industry seeking to reclassify independent contractors as employees for a variety of purposes, including workers' compensation and health care coverage. In addition, companies that use lease-purchase independent contractor programs, such as us, have been more susceptible to reclassification lawsuits, and several recent decisions have been made in favor of those seeking to classify independent contractor truck drivers as employees. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If the independent contractors with whom we contract are determined to be employees, we would incur additional exposure under federal and state tax, workers' compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings, and our business, financial condition and results of operations could be materially adversely affected.

We have a history of net losses.

              We have generated a profit in one of the last five years. Improving profitability depends upon numerous factors, including our ability to successfully execute both our ongoing and planned strategic initiatives, such as increasing our fleet efficiency and utilization, decreasing driver turnover and further refinement of our business mix profile. We may not be able to improve profitability in the future. If we are unable to improve our profitability, our liquidity, business, financial condition and results of operations may be materially adversely affected.

We may not be successful in achieving our business strategies.

              Many of our business strategies require time, significant management and financial resources and successful implementation. Consequently, we may be unable to effectively and successfully implement our business strategies. We also cannot ensure that our operating results, including our operating margins, will not be materially adversely affected by future changes in and expansion of our business, including the expected expansion of our dedicated contract service and brokerage service offerings, or by changes in economic conditions. Despite the implementation of our operational and tactical strategies, we may be unsuccessful in achieving a reduction in our operating ratio and Adjusted Operating Ratio in the time frames we expect or at all. Further, our results of operations may be materially adversely affected by a failure to further penetrate our existing customer base, cross-sell our services, secure new customer opportunities and manage the operations and expenses of new or growing services. There is no assurance that we will be successful in achieving any of our business strategies. Even if we are successful in executing our business strategies, we still may not achieve our goals.

We operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations.

              Numerous competitive factors could impair our ability to improve our profitability and materially adversely affect our results of operations, including:

  •
  we compete with many other truckload carriers of varying sizes and service offerings (including intermodal) and, to a lesser extent, with (i) less-than-truckload carriers,

    (ii) railroads and (iii) other transportation and brokerage companies, several of which have access to more equipment and greater capital resources than we do;

  •
  many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy, which may limit our ability to maintain or increase freight rates or to maintain or expand our business or may require us to reduce our freight rates in order to maintain business and keep our equipment productive;

  •
  we may increase the size of our fleet during periods of high freight demand during which our competitors also increase their capacity, and we may experience losses in greater amounts than such competitors during subsequent cycles of softened freight demand if we are required to dispose of assets at a loss to match reduced freight demand;

  •
  we may have difficulty recruiting and retaining drivers because our competitors offer better compensation or working conditions;

  •
  some of our larger customers are other transportation companies and/or also operate their own private trucking fleets, and they may decide to transport more of their own freight;

  •
  some shippers have reduced or may reduce the number of carriers they use by selecting preferred carriers as approved service providers or by engaging dedicated providers, and we may not be selected;

  •
  many customers periodically solicit bids from multiple carriers for their shipping needs and this process may depress freight rates or result in a loss of business to competitors;

  •
  consolidation in the trucking industry may create other large carriers with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

  •
  advances in technology may require us to increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments;

  •
  our competitors may have better safety records than us or a perception of better safety records;

  •
  higher fuel prices and, in turn, higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation;

  •
  competition from freight brokerage companies may materially adversely affect our customer relationships and freight rates; and

  •
  economies of scale that procurement aggregation providers may pass on to smaller carriers may improve such carriers' ability to compete with us.

We retain high deductibles on a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings and materially adversely affect our results of operations.

              We retain high deductibles on a significant portion of our claims exposure and related expenses associated with third-party bodily injury and property damage, employee medical expenses, workers' compensation, physical damage to our equipment and cargo loss. We retain a deductible of approximately $5.0 million per occurrence for automobile bodily injury and property damage through our captive risk retention group and up to $500,000 per occurrence for workers' compensation claims, both of which can make our insurance and claims expense higher or more volatile than if we maintained lower retentions. We are also responsible for the first $5.0 million aggregate in the

$5.0 million to $10.0 million layer of excess insurance coverage for automobile bodily injury and property damage. Additionally, with respect to our third-party insurance, reduced capacity in the insurance market for trucking risks can make it more difficult to obtain both primary and excess insurance, can necessitate procuring insurance offshore, and could result in increases in collateral requirements on those primary lines that require securitization.

              Prior to September 2015 our liability coverage had a limit of $100.0 million per occurrence. Given the increasingly high verdicts in trucking accident cases and our accident experience, among other factors, we increased our liability coverage limit to $300.0 million per occurrence. If any claim were to exceed coverage limits, we would bear the excess in addition to our other retained amounts. Our insurance and claims expense could increase, or we could find it necessary to raise our retained amounts or decrease our coverage limits when our policies are renewed or replaced. In addition, although we endeavor to limit our exposure arising with respect to such claims, we also may have exposure if carriers hired by our Brokerage segment are inadequately insured for any accident. Our results of operations and financial condition may be materially adversely affected if (i) these expenses increase, (ii) we are unable to find excess coverage in amounts we deem sufficient, (iii) we experience a claim in excess of our coverage limits, (iv) we experience a claim for which we do not have coverage or for which our insurance carriers fail to pay or (v) we experience increased accidents. We have in the past, and may in the future, incur significant expenses for deductibles and retentions due to our accident experience.

If we are required to accrue or pay additional amounts because claims prove to be more severe than our recorded liabilities, our financial condition and results of operations may be materially adversely affected.

              We accrue the costs of the uninsured portion of pending claims based on estimates derived from our evaluation of the nature and severity of individual claims and an estimate of future claims development based upon historical claims development trends. Actual settlement of our retained claim liabilities could differ from our estimates due to a number of uncertainties, including evaluation of severity, legal costs and claims that have been incurred but not reported. Due to our high retained amounts, we have significant exposure to fluctuations in the number and severity of claims. If we are required to accrue or pay additional amounts because our estimates are revised or the claims ultimately prove to be more severe than originally assessed, our financial condition and results of operations may be materially adversely affected.

Insuring risk through our captive insurance companies could materially adversely affect our operations.

              We utilize two captive insurers to transfer or fund risks. Mountain Lake Risk Retention Group, Inc. ("Mountain Lake RRG") is a state-regulated, captive risk retention group owned by two of our operating subsidiaries, U.S. Xpress, Inc. and Total Transportation of Mississippi LLC ("Total"). Mountain Lake RRG writes the primary auto insurance liability policies for U.S. Xpress, Inc. and Total; a portion of this risk is transferred to Mountain Lake RRG and the remaining risk is retained as a deductible by the insured subsidiaries. Through our second captive insurer, Xpress Assurance, Inc. ("Xpress Assurance"), we participate as a reinsurer in certain third party risks related to various types of insurance policies sold to drivers who carry passengers in tractors and independent contractors engaged by U.S. Xpress, Inc. and Total. The use of the captives necessarily involves retaining certain risks that might otherwise be covered by traditional insurance products, and increases in the number or severity of claims that Mountain Lake RRG and Xpress Assurance insure have in the past, and could in the future, materially adversely affect our earnings, business, financial condition and results of operations.

Increases in collateral requirements that support our insurance program and could materially adversely affect our operations.

              To comply with certain state insurance regulatory requirements, cash and/or cash equivalents must be paid to certain of our third-party insurers, to state regulators and to our captive insurance companies and restricted as collateral to ensure payment for anticipated losses. Significant future increases in the amount of collateral required by third-party insurance carriers and regulators would reduce our liquidity and could materially adversely affect our business, financial condition, results of operations and capital resources.

Our captive insurance companies are subject to substantial government regulation.

              Our captive insurance companies are regulated by state authorities. State regulations generally provide protection to policy holders, rather than stockholders, and generally involve:

  •
  approval of premium rates for insurance;

  •
  standards of solvency;

  •
  minimum amounts of statutory capital surplus that must be maintained;

  •
  limitations on types and amounts of investments;

  •
  regulation of dividend payments and other transactions between affiliates;

  •
  regulation of reinsurance;

  •
  regulation of underwriting and marketing practices;

  •
  approval of policy forms;

  •
  methods of accounting; and

  •
  filing of annual and other reports with respect to financial condition and other matters.

              These regulations may increase our costs, limit our ability to change premiums, restrict our ability to access cash held by these subsidiaries and otherwise impede our ability to take actions we deem advisable.

Increased prices for new revenue equipment, design changes of new engines, volatility in the used equipment market, decreased availability of new revenue equipment and the failure of manufacturers to meet their obligations to us could materially adversely affect our business, financial condition, results of operations and profitability.

              We are subject to risk with respect to higher prices for new tractors. We have experienced an increase in prices for new tractors over the past few years, and the resale value of the tractors has not increased to the same extent. Prices have increased and may continue to increase, due, in part, to government regulations applicable to newly manufactured tractors and diesel engines and due to the pricing discretion of equipment manufacturers in periods of high demand, such as this one. More restrictive U.S. Environmental Protection Agency (the "EPA") and state emissions standards have required vendors to introduce new engines. Compliance with such regulations has increased the cost of our new tractors and could impair equipment productivity, result in lower fuel mileage and increase our operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the vehicles equipped with the newly designed diesel engines and the residual values realized from the disposition of these vehicles, could increase our costs or otherwise materially adversely affect our business, financial condition and results of operations as the regulations become effective.

              A depressed market for used equipment could require us to trade our revenue equipment at depressed values or to record losses on disposal or impairments of the carrying values of our revenue equipment that is not protected by residual value arrangements. Used equipment prices are subject to substantial fluctuations based on freight demand, supply of used tractors, availability of financing, the presence of buyers for export to foreign countries and commodity prices for scrap metal. If there is a deterioration of resale prices, it could have a material adverse effect on our business, financial condition and results of operations. Trades at depressed values, decreases in proceeds under equipment disposals and impairments of the carrying values of our revenue equipment could materially adversely affect our business, financial condition and results of operations.

              Tractor and trailer vendors may reduce their manufacturing output in response to lower demand for their products in economic downturns or shortages of component parts. A decrease in vendor output may materially adversely affect our ability to purchase a quantity of new revenue equipment that is sufficient to sustain our desired growth rate and to maintain a late-model fleet. Moreover, an inability to obtain an adequate supply of new tractors or trailers could have a material adverse effect on our business, financial condition and results of operations.

              Certain of our revenue equipment financing arrangements have balloon payments at the end of the finance terms equal to the values we expect to be able to obtain in the used market. To the extent the used market values are lower than such balloon payments, we may be forced to sell the equipment at a loss and our results of operations would be materially adversely affected.

Our profitability may be materially adversely impacted if our capital investments do not match customer demand for invested resources or if there is a decline in the availability of funding sources for these investments.

              The truckload industry generally, and our truckload offering in particular, is capital intensive and asset heavy, and our policy of maintaining a young, technology-equipped fleet requires us to expend significant amounts in capital expenditures annually. The amount and timing of such capital expenditures depend on various factors, including anticipated freight demand and the price and availability of assets. If anticipated demand differs materially from actual usage, our capital-intensive Truckload segment may have too many or too few assets. Moreover, resource requirements vary based on customer demand, which may be subject to seasonal or general economic conditions. During periods of decreased customer demand, our asset utilization may suffer, and we may be forced to sell equipment on the open market or turn in equipment under certain equipment leases in order to right size our fleet. This could cause us to incur losses on such sales or require payments in connection with equipment we turn in, particularly during times of a softer used equipment market, either of which could have a material adverse effect on our profitability. Our ability to select profitable freight and adapt to changes in customer transportation requirements is important to efficiently deploy resources and make capital investments in tractors and trailers (with respect to our Truckload segment) or obtain qualified third-party carriers at a reasonable price (with respect to our Brokerage segment).

              We expect to pay for projected capital expenditures with cash flows from operations, proceeds from equity sales or financing available under our existing debt instruments. Although our business volume is not highly concentrated, our customers' financial failures or loss of customer business may materially adversely affect us. If we were unable to generate sufficient cash from operations, we would need to seek alternative sources of capital, including financing, to meet our capital requirements. In the event that we are unable to generate sufficient cash from operations or obtain financing on favorable terms in the future, we may have to limit our fleet size, enter into less favorable financing arrangements or operate our revenue equipment for longer periods, any of which could have a materially adverse effect on our profitability.

Upgrading our tractors to reduce the average age of our fleet may not increase our profitability or result in cost savings as expected or at all.

              Upgrades of our tractor fleet may not result in an increase in profitability or cost savings. Expected improvements in operating ratio may lag behind new tractor deliveries, primarily because in executing a tractor fleet upgrade, we may experience costs associated with preparing our old tractors for trade, and our new tractors for integration into our fleet, and lost driving time while swapping revenue equipment. Further, tractor prices have increased and may continue to increase, due in part to government regulations applicable to newly manufactured tractors and diesel engines. See "—Increased prices for new revenue equipment, design changes of new engines, volatility in the used equipment market, decreased availability of new revenue equipment and the failure of manufacturers to meet their obligations to us could materially adversely affect our business, financial condition, results of operations and profitability."

              In addition, we cannot be certain that an agreement will be reached on price, equipment trade-ins or other terms that we deem favorable. If we do enter an agreement for the purchase of new tractors, we could be exposed to the risk that the new tractor deliveries will be delayed. Accordingly, we are subject to an increased risk that upgrades of our tractor fleet will not result in the operational results, cost savings and increases in profitability that we expect.

Difficulty in obtaining materials, equipment, goods and services from our vendors and suppliers could adversely affect our business.

              We are dependent upon our suppliers for certain products and materials, including our tractors, trailers and chassis. We manage our OTR fleet to an approximate 475,000 mile trade cycle with an average tractor age of approximately 2.5 years as of March 31, 2018. Accordingly, we rely on suppliers of our tractors, trailers and components to maintain the age of our fleet. If we fail to maintain favorable relationships with our vendors and suppliers, or if our vendors and suppliers are unable to provide the products and materials we need or undergo financial hardship, we could experience difficulty in obtaining needed goods and services because of production interruptions, limited material availability or other reasons, or we may not be able to obtain favorable pricing or other terms. As a result, our business and operations could be adversely affected.

We are dependent on systems, networks and other information technology assets (and the data contained therein) and a failure in the foregoing, including those caused by cybersecurity breaches, could cause a significant disruption to our business.

              Our business depends on the efficient and uninterrupted operation of our systems, networks and other information technology assets (and the data contained therein). This includes information and electronic data interchange systems that we have developed, both by creating these systems in-house or by adapting purchased or off-the-shelf applications to suit our needs. Our information and electronic data interchange systems are used for receiving and planning loads, dispatching drivers and other capacity providers, billing customers and load tracking and storing the data related to the foregoing activities. We also maintain information security policies to protect our systems, networks and other information technology assets (and the data contained therein) from cybersecurity breaches and threats, such as hackers, malware and viruses; however, such policies cannot ensure the protection of our systems, networks and other information technology assets (and the data contained therein). We currently maintain our hardware systems and infrastructure at our Chattanooga, Tennessee headquarters, along with an off-site secondary data center and computer equipment at each of our truckload service centers. If we are unable to prevent system violations or other unauthorized access to our systems, networks and other information technology assets (and the data contained therein), we could be subject to significant fines and lawsuits and our reputation could be damaged, or our business operations could be interrupted, any of which could have a material adverse effect on our financial performance and business operations.

              Our operations, and those of our technology and communications service providers are vulnerable to interruption by fire, natural disasters, power loss, telecommunications failure, network disruptions, cyber-attacks, terrorist attacks, Internet failures, malicious intrusions, computer viruses and other events that may be beyond our control. Although we attempt to reduce the risk of disruption to our business operations through redundant computer systems and networks, backup systems and a disaster recovery off-site alternate location, there can be no assurance that such measures will be effective. If any of our critical information technology assets fail or become otherwise unavailable, whether as a result of a cybersecurity breach, upgrade project or otherwise, we would have to perform certain functions manually, which could temporarily impact our ability to manage our fleet efficiently, respond to customers' requests effectively, maintain billing and other records reliably, and bill for services and prepare financial statements accurately or in a timely manner. Although we maintain business interruption insurance, it may be inadequate to protect us in the event of an unforeseeable and extreme catastrophe. Any significant system failure, upgrade complication, security breach or other system disruption could interrupt or delay our operations, damage our reputation, cause us to lose customers or impact our ability to manage our operations and report our financial performance, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, we are currently dependent on a single vendor platform to support certain information technology functions. If the stability or capability of such vendor is compromised and we were forced to migrate to a new platform, it could materially adversely affect our business, financial condition and results of operations.

Our existing and future indebtedness could limit our flexibility in operating our business or adversely affect our business and our liquidity position.

              We have significant amounts of indebtedness outstanding, including obligations under our existing term loan, existing revolving credit facility, equipment installment notes and capital leases, and we had negative working capital at March 31, 2018. After the completion of this offering and entry into the New Credit Facilities, and after application of the proceeds from this offering and the New Term Loan, we expect to continue to have significant amounts of indebtedness outstanding, including the New Term Loan in the initial amount of $200.0 million, equipment installment notes of $104.8 million, capital lease obligations of $25.4 million and secured notes payable of $23.9 million. While our goal is to reduce our leverage, our indebtedness may increase from time to time in the future for various reasons, including fluctuations in results of operations, capital expenditures and potential acquisitions. Any indebtedness we incur and restrictive covenants contained in financing agreements governing such indebtedness could:

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  make it difficult for us to satisfy our obligations, including making interest payments on our debt obligations;

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  limit our ability to obtain additional financing to operate our business;

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  require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund capital expenditures and working capital and other general operational requirements;

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  expose us to the risk of increased interest rates relating to any of our indebtedness at variable rates;

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  limit our flexibility to plan for and react to changes in our business and/or changing market conditions;

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  place us at a competitive disadvantage relative to some of our competitors that have less, or less restrictive, debt than us;

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  limit our ability to pursue acquisitions or cause us to make non-strategic divestitures; and

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  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in our business or the economy.

              The occurrence of any one of these events could have a material adverse effect on our business, financial condition and results of operations or cause a significant decrease in our liquidity and impair our ability to pay amounts due on our indebtedness. Significant repayment penalties may limit our flexibility. In addition, our New Credit Facilities are expected to contain, among other things, restrictive covenants that will limit our ability to finance future operations or capital needs or to engage in other business activities, including restricting our ability to incur additional indebtedness or issue guarantees, to create liens on our assets, to make distributions on or redeem equity interests, to make investments, to transfer or sell properties or other assets and to engage in mergers, consolidations or acquisitions. In addition, our New Credit Facilities are expected to require us to meet specified financial ratios and tests.

In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our then-existing stockholders.

              We may need to raise additional funds in order to:

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  finance unanticipated working capital requirements, capital investments or refinance existing indebtedness;

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  develop or enhance our technological infrastructure and our existing products and services;

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  fund strategic relationships;

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  respond to competitive pressures; and

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  acquire complementary businesses, technologies, products or services.

              If the economy and/or the credit markets weaken, or we are unable to enter into capital or operating leases to acquire revenue equipment on terms favorable to us, our business, financial results and results of operations could be materially adversely affected, especially if consumer confidence declines and domestic spending decreases. If adequate funds are not available or are not available on acceptable terms, our ability to fund our strategic initiatives, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures could be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then-existing stockholders may be reduced, and holders of these securities may have rights, preferences or privileges senior to those of our then-existing stockholders.

We cannot assure you that we will enter into the New Credit Facilities on the terms described in this prospectus, or at all.

              We cannot assure you that the New Revolver or the New Term Loan will be completed or, if completed, on what terms either facility will be completed, and the closing of this offering is not conditioned on consummation of the New Revolver or the New Term Loan. Our ability to enter into the New Credit Facilities will depend on the condition of the credit markets and our financial condition at such time. If the economy and/or the credit markets weaken, any refinancing of our existing debt could be at higher interest rates and may require us to comply with more onerous covenants than those we expect the New Credit Facilities to include, which could further restrict our business. Our inability to refinance our existing debt on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the price or availability of fuel or surcharge collection may increase our costs of operation, which could materially adversely affect our profitability.

              Fuel is one of our largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, terrorist activities, armed conflicts, commodity futures trading, depreciation of the dollar against other currencies and hurricanes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand for fuel in developing countries, including China, and could be materially adversely affected by the use of crude oil and oil reserves for purposes other than fuel production and by diminished drilling activity. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because our operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages, or supply disruptions would materially adversely affect our business, financial condition and results of operations.

              Fuel also is subject to regional pricing differences and is often more expensive on the West Coast of the United States, where we have operations. Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have a material adverse effect on our operations and profitability. While we have fuel surcharge programs in place with a majority of our customers, which historically have helped us offset the majority of the negative impact of rising fuel prices associated with loaded or billed miles, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with non-revenue generating miles, the time when our engines are idling and fuel for refrigeration units on our refrigerated trailers. Moreover, the terms of each customer's fuel surcharge program vary, and certain customers have sought to modify the terms of their fuel surcharge programs to minimize recoverability for fuel price increases. In addition, because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising. This could lead to fluctuations in our levels of reimbursement, which have occurred in the past. There can be no assurance that such fuel surcharges can be maintained indefinitely or will be sufficiently effective.

              As of March 31, 2018, we had no derivative financial instruments to reduce our exposure to fuel price fluctuations.

We operate in a highly regulated industry, and increased direct and indirect costs of compliance with, or liability for violations of, existing or future regulations could have a material adverse effect on our business.

              We have authority to operate in the United States, as granted by the DOT, Mexico (as granted by the Secretaría de Comunicaciones y Transportes), and various Canadian provinces (as granted by the Ministries of Transportation and Communication in such provinces). In the United States, we are also regulated by the EPA, the Department of Homeland Security (the "DHS") and other agencies in states in which we operate. Our company drivers, independent contractors and third-party carriers also must comply with the applicable safety and fitness regulations of the DOT, including those relating to drug and alcohol testing, driver safety performance and hours-of-service. Matters such as weight, equipment dimensions, exhaust emissions and fuel efficiency are also subject to government regulations. We also may become subject to new or more restrictive regulations relating to fuel efficiency, exhaust emissions, hours-of-service, drug and alcohol testing, ergonomics, on-board reporting of operations, collective bargaining, security at ports, speed limiters, driver training and other matters affecting safety or operating methods. Future laws and regulations may be more stringent, require changes in our operating practices, influence the demand for transportation services or require us to incur significant additional costs. Higher costs incurred by us, or by our suppliers who pass the costs onto us through higher supplies and materials pricing, could adversely affect our results of operations. In addition, the Trump administration has indicated a desire to reduce regulatory burdens that constrain growth and productivity and also to introduce legislation such as infrastructure spending that could improve our growth and productivity, to the extent implemented.

              In January 2016, the FMCSA proposed changes to the DOT's safety rating system, which would determine unfit carriers on a monthly basis using roadside inspection data in addition to investigations and onsite reviews. This change was expected to significantly increase the number of carriers deemed unfit and potentially unable to continue to operate. In March 2017, in response to significant objection by the industry, the FMCSA withdrew the proposed changes but noted that new rulemaking related to a similar process may be initiated in the future. Therefore, it is uncertain if, when or under what form any such new rule could be implemented. In addition, changes to the CSA program are expected to be announced in 2018. However, the nature of such changes is unknown. New rulemaking related to the DOT's safety rating system or changes to the CSA program that impacts our safety rating or CSA scores could materially adversely affect our results of operations.

              In December 2016, the FMCSA issued a final rule establishing a national clearinghouse for drug and alcohol testing results and requiring motor carriers and medical review officers to provide records of violations by commercial drivers of FMCSA drug and alcohol testing requirements. Motor carriers will be required to query the clearinghouse to ensure drivers and driver applicants do not have violations of federal drug and alcohol testing regulations that prohibit them from operating commercial motor vehicles. The compliance date for this rule is early 2020. In addition, other rules have been recently proposed or made final by the FMCSA, including (i) a rule requiring the use of speed limiting devices on heavy duty tractors to restrict maximum speeds, which was proposed in 2016 and (ii) a rule setting forth minimum driver-training standards for new drivers applying for commercial driver's licenses for the first time and to experienced drivers upgrading their licenses or seeking a hazardous materials endorsement, which was made final in December 2016 with a compliance date in February 2020. In July 2017, the DOT announced that it would no longer pursue a speed limiter rule, but left open the possibility that it could resume such a pursuit in the future. The effect of these rules, to the extent they become effective, could result in a decrease in fleet production and/or driver availability, either of which could materially adversely affect our business, financial condition and results of operations.

              Recent court decisions have determined that certain state wage and hour laws are not preempted by federal law. Current and future state and local wage and hour laws, including laws related to employee meal breaks and rest periods, may vary significantly from federal law. As a result, we, along with other companies in our industry, are subject to an uneven patchwork of wage and hour laws throughout the United States. Legislation to preempt state and local wage and hour laws has been proposed in the past; however, passage of such legislation is uncertain. If federal legislation is not passed, we will either need to comply with the most restrictive state and local laws across our entire fleet, or revise our management systems to comply with varying state and local laws. Either solution could result in increased compliance and labor costs, driver turnover and decreased efficiency, any of which could adversely affect our results of operations.

              The National Highway Traffic Safety Administration (the "NHTSA"), the EPA and certain states, including California, have adopted regulations that are aimed at reducing tractor emissions and/or increasing fuel economy of the equipment we use. Certain of these regulations are currently effective, with stricter emission and fuel economy standards becoming effective over the next several years. Other regulations have been proposed that would similarly increase these standards. The effects of these regulations have been and may continue to be increases in new tractor and trailer prices, additional parts and maintenance costs, impaired productivity and uncertainty as to the reliability of the newly designed diesel engines and the residual values of our equipment. Such effects could materially adversely affect our business, financial condition and results of operations.

              Changes in existing regulations and implementation of new regulations, such as those related to trailer size limits, emissions and fuel economy, hours-of-service, mandating ELDs and drug and alcohol testing, could increase capacity in the industry or improve the position of certain competitors, either of which could negatively impact pricing and volumes or require additional investments by us. The short and long term impacts of changes in legislation or regulations are difficult to predict and could materially adversely affect our results of operations.

Safety-related evaluations and rankings under CSA could materially adversely affect our profitability and operations, our ability to maintain or grow our fleet and our customer relationships.

              Under the CSA program, fleets are evaluated and ranked against their peers based on certain safety-related standards. As a result, our fleet could be ranked poorly as compared to peer carriers. We recruit and retain first-time drivers to be part of our fleet, and these drivers may have a higher likelihood of creating adverse safety events under CSA. The occurrence of future deficiencies could affect driver recruitment by causing high-quality drivers to seek employment with other carriers or limit the pool of available drivers or could cause our customers to direct their business away from us and to carriers with higher fleet safety rankings, either of which would materially adversely affect our business, financial condition and results of operations. In addition, future deficiencies could increase our insurance expenses. Additionally, competition for drivers with favorable safety backgrounds may increase, which could necessitate increases in driver-related compensation costs. Further, we may incur greater than expected expenses in our attempts to improve unfavorable scores. Since our driver turnover is higher than the industry average, any events that decrease the pool of available drivers or increase the competition for drivers may have a disproportionately negative impact on us versus our competitors.

              Certain of our subsidiaries have exceeded the established intervention thresholds in a number of the seven CSA safety-related categories. Based on these unfavorable ratings, we may be prioritized for an intervention action or roadside inspection, either of which could materially adversely affect our business, financial condition and results of operations. In addition, customers may be less likely to assign loads to us. While we have put procedures in place in an attempt to address areas where we have exceeded the thresholds, we cannot assure you these measures will be effective.

              In December 2015, Congress passed a new highway funding bill called Fixing America's Surface Transportation Act (the "FAST Act"), which calls for significant CSA reform. The FAST Act directs the FMCSA to conduct studies of the scoring system used to generate CSA rankings to determine if it is effective in identifying high-risk carriers and predicting future crash risk. This study was conducted and delivered to the FMCSA in June 2017 with several recommendations to make the CSA program more fair, accurate and reliable. The FMCSA is expected to provide a report to Congress in early 2018 outlining the changes it will make to the CSA program in response to the study. It is unclear if, when and to what extent such change will occur. However, any changes that increase the likelihood of us receiving unfavorable scores could materially adversely affect our results of operations and profitability.

Receipt of an unfavorable DOT safety rating could have a material adverse effect on our operations and profitability.

              We currently have a satisfactory DOT rating for our U.S. operations, which is the highest available rating under the current safety rating scale. If we were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect our business, financial condition and results of operations as customer contracts may require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could materially adversely affect or restrict our operations.

              The FMCSA has proposed regulations that would modify the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT. Under regulations that were proposed in

2016, the methodology for determining a carrier's DOT safety rating would be expanded to include the on-road safety performance of the carrier's drivers and equipment, as well as results obtained from investigations. Exceeding certain thresholds based on such performance or results would cause a carrier to receive an unfit safety rating. The proposed regulations were withdrawn in March 2017, but the FMCSA noted that a similar process may be initiated in the future. If similar regulations were enacted and we were to receive an unfit or other negative safety rating, our business would be materially adversely affected in the same manner as if we received a conditional or unsatisfactory safety rating under the current regulations. In addition, poor safety performance could lead to increased risk of liability, increased insurance, maintenance and equipment costs and potential loss of customers, which could materially adversely affect our business, financial condition and results of operations.

We face litigation risks that could have a material adverse effect on the operation of our business.

              Our business is subject to the risk of litigation by employees, applicants, independent contractor drivers, customers, vendors, government agencies and other parties through private actions, class actions, administrative proceedings, regulatory actions and other processes. Recently, we and several other trucking companies have been subject to lawsuits, including class action lawsuits, alleging violations of various federal and state wage and hour laws regarding, among other things, minimum wage, meal and rest periods, overtime eligibility and failure to pay for all hours worked. A number of these lawsuits have resulted in the payment of substantial settlements or damages by other carriers.

              These types of cases have increased since March 2014 when the Ninth Circuit Court of Appeals held that the application of California state wage and hour laws to interstate truck drivers is not preempted by federal law. The case was appealed to the Supreme Court of the United States, which denied certiorari in May 2015, and accordingly, the Ninth Circuit Court of Appeals decision stands. Current and future state and local wage and hour laws, including laws related to employee meal breaks and rest periods, may vary significantly from federal law. As a result, we, along with other companies in the industry, are subject to an uneven patchwork of wage and hour laws throughout the United States. There is proposed federal legislation to solidify the preemption of state and local wage and hour laws applied to interstate truck drivers; however, passage of such legislation is uncertain. If federal legislation is not passed, we may either need to comply with the most restrictive state and local laws across our entire fleet, or revise our management systems to comply with varying state and local laws. Either solution could result in increased compliance and labor costs, driver turnover and decreased efficiency.

              The outcome of litigation, particularly class action lawsuits, such as our pending wage and hour class action lawsuit, and regulatory actions, is difficult to assess or quantify, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. See "Business—Legal Proceedings." Additionally, the cost to defend litigation may also be significant. Not all claims are covered by our insurance (including wage and hour claims), and there can be no assurance that our coverage limits will be adequate to cover all amounts in dispute. To the extent we experience claims that are uninsured, exceed our coverage limits, involve significant aggregate use of our retention amounts, or cause increases in future premiums, the resulting expenses could have a material adverse effect on our business, financial condition and results of operations.

              In addition, we may be subject, and have been subject in the past, to litigation resulting from trucking accidents. The number and severity of litigation claims may be worsened by distracted driving by both truck drivers and other motorists. These lawsuits have resulted, and may result in the future, in the payment of substantial settlements or damages and increases of our insurance costs. For example, in April 2015, a tractor operated by Total was involved in an accident that resulted in five fatalities, as well as injuries to additional passengers in the impacted vehicles. We expect all claims related to that accident will be resolved within our aggregate coverage limits.

Management and key employee turnover or failure to attract and retain qualified management and other key personnel, could materially adversely affect our business, financial condition and results of operations.

              We depend on the leadership and expertise of our executive management team and other key personnel to design and execute our strategic and operating plans. While we have employment agreements in place with these executives, there can be no assurance we will continue to retain their services and we may become subject to significant severance payments if our relationship with these executives is terminated under certain circumstances. Further, turnover, planned or otherwise, in these or other key leadership positions may materially adversely affect our ability to manage our business efficiently and effectively, and such turnover can be disruptive and distracting to management, may lead to additional departures of existing personnel and could have a material adverse effect on our operations and future profitability. We must recruit, develop and retain a core group of managers to realize our goal of expanding our operations, improving our earnings consistency and positioning ourselves for long-term operating revenue growth.

We have several major customers, and the loss of, or significant reduction of business with, one or more of them could have a material adverse effect on our business, financial condition and results of operations.

              A significant portion of our revenue is generated from a small number of major customers, the loss of, or significant reduction of business with, one or more of which could have a material adverse effect on our business. For the quarter ended March 31, 2018 and during 2017, respectively, our top 25 customers, based on revenue, accounted for approximately 71.1% and 69.0% of our revenue; our top ten customers, approximately 56.3% and 56.4% of our revenue; our top five customers, approximately 38.2% and 37.7% of our revenue; and our largest customer, Walmart Inc., accounted for approximately 10.6% and 10.6% of our revenue, in each case, calculated excluding fuel surcharge. A substantial portion of our freight is from customers in the retail industry. As such, our volumes are largely dependent on consumer spending and retail sales, and our results may be more susceptible to trends in unemployment and retail sales than carriers that do not have this concentration. In addition, our major customers engage in bid processes and other activities periodically (including currently) in an attempt to lower their costs of transportation. We may not choose to participate in these bids or, if we participate, may not be awarded the freight, either of which circumstances could result in a reduction of our freight volumes with these customers. In this event, we could be required to replace the volumes elsewhere at uncertain rates and volumes, suffer reduced equipment utilization or reduce the size of our fleet. Failure to retain our existing customers, or enter into relationships with new customers, each on acceptable terms, could materially impact our business, financial condition, results of operations and ability to meet our current and long-term financial forecasts.

              Economic conditions and capital markets may materially adversely affect our customers and their ability to remain solvent. Our customers' financial difficulties can negatively impact our results of operations and financial condition and our ability to comply with the covenants under our debt agreements, especially if they were to delay or default on payments to us. Generally, we do not have contractual relationships that guarantee any minimum volumes with our customers, and we cannot assure you that our customer relationships will continue as presently in effect. Our dedicated contract service offering is typically subject to longer term written contracts than our OTR service offering. However, certain of these contracts contain cancellation clauses, including our "evergreen" contracts, which automatically renew for one year terms but that can be terminated more easily. There is no assurance any of our customers, including our dedicated contract customers, will continue to utilize our services, renew our existing contracts, or continue at the same volume levels. Despite the existence of contractual arrangements with our customers, certain of our customers may nonetheless engage in competitive bidding processes that could negatively impact our contractual relationship. In addition, certain of our major customers may increasingly use their own truckload and delivery fleets, which would reduce our freight volumes. A reduction in or termination of our services by one or more of our major customers, including our dedicated contract customers, could have a material adverse effect on our business, financial condition and results of operations.

              In addition, the size and market concentration of some of our customers may allow them to exert increased pressure on the prices, margins and non-monetary terms of our contracts.

We depend on third-party service providers, particularly in our Brokerage segment, and service instability from these providers could increase our operating costs and reduce our ability to offer brokerage services, which could materially adversely affect our revenue, business, financial condition, results of operations and customer relationships.

              Our Brokerage segment is dependent upon the services of third-party carriers, including other truckload carriers. For this business, we do not own or control the transportation assets that deliver our customers' freight and we do not employ the providers directly involved in delivering the freight. These third-party providers may seek other freight opportunities and/or require increased compensation in times of improved freight demand or tight truckload capacity. If we are unable to secure the services of these third parties or if we become subject to increases in the prices we must pay to secure such services, our business, financial condition and results of operations may be materially adversely affected, and we may be unable to serve our customers on competitive terms. Our ability to secure sufficient equipment or other transportation services may be affected by many risks beyond our control, including equipment shortages in the transportation industry, particularly among contracted truckload carriers, interruptions in service due to labor disputes, driver shortage, changes in regulations impacting transportation and changes in transportation rates.

We may not make acquisitions in the future, which could impede growth, or if we do, we may not be successful in integrating any acquired businesses, either of which could have a material adverse effect on our business.

              Historically, a key component of our growth strategy has been to pursue acquisitions of complementary businesses. We currently do not expect to make any material acquisitions over the next few years, which could impede growth. If we do make acquisitions, we cannot assure that we will be successful in negotiating, consummating or integrating the acquisitions. If we succeed in consummating future acquisitions, our business, financial condition and results of operations, may be materially adversely affected because:

  •
  some of the acquired businesses may not achieve anticipated revenue, earnings or cash flows;

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  we may assume liabilities that were not disclosed to us or otherwise exceed our estimates;

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  we may be unable to integrate acquired businesses successfully, or at all, and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

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  acquisitions could disrupt our ongoing business, distract our management and divert our resources;

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  we may experience difficulties operating in markets in which we have had no or only limited direct experience;

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  we could lose customers, employees and drivers of any acquired company;

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  we may incur additional indebtedness; and

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  we may issue additional shares of our Class A common stock, which would dilute your ownership in the Company.

We are subject to certain risks arising from our Mexican operations.

              We have operations in Mexico, representing approximately 4% of our revenue in 2017, excluding fuel surcharge. As a result, we are subject to risks of doing business internationally, including fluctuations in foreign currencies, changes in the economic strength of Mexico, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international and U.S. export and import laws, economic sanctions and social, political and economic instability. We must also comply with applicable anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to government officials. We cannot guarantee compliance with all applicable laws, and violations could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that might adversely affect our results of operations and our consolidated performance.

              In addition, if we are unable to maintain our Free and Secure Trade ("FAST"), Business Alliance for Secure Commerce ("BASC") and U.S. C-TPAT certification statuses, we may have significant border delays, which could cause our Mexican operations to be less efficient than those of competitor truckload carriers also operating in Mexico that obtain or continue to maintain FAST, BASC and C-TPAT certifications. We also face additional risks associated with our foreign operations, including restrictive trade policies and imposition of duties, taxes or government royalties imposed by the Mexican government, to the extent not preempted by the terms of the North American Free Trade Agreement ("NAFTA"). In addition, changes to NAFTA or other treaties governing our business could materially adversely affect our international business. Factors that substantially affect the operations of our business in Mexico may have a material adverse effect on our overall results of operations. Additionally, the management team for our Mexican operations is relatively small and each member of the management team has significant impact on the performance and results of our Mexican operations. The loss of one or more of the management members could have a negative effect on our Mexican revenue and results of operations and on our consolidated performance.

Changes to trade regulation, quotas, duties or tariffs, caused by the changing U.S. and geopolitical environments or otherwise, may increase our costs and materially adversely affect our business.

              Recent activity by the Trump administration has led to the imposition of tariffs on certain imported steel and aluminum. The implementation of these tariffs, as well as the imposition of additional tariffs or quotas or changes to certain trade agreements, could, among other things, increase the costs of the materials used by our suppliers to produce new revenue equipment or increase the price of fuel. Such cost increases for our revenue equipment suppliers would likely be passed on to us, and to the extent fuel prices increase, we may not be able to fully recover such increases through rate increases or our fuel surcharge program, either of which could have a material adverse effect on our business.

Our business depends on our reputation and the value of the U.S. Xpress brand, and if we are unable to protect our brand name or proprietary and other intellectual property rights, our competitive position may be harmed.

              We believe that the U.S. Xpress brand name symbolizes high-quality service and reliability and is a significant sales and marketing tool to which we devote substantial resources to promote and protect. Adverse publicity, whether or not justified, related to activities by our drivers, independent contractors or agents, such as accidents, customer service issues or noncompliance with laws, could tarnish our reputation and reduce the value of our brand. With the increased use of social media outlets, adverse publicity can be disseminated quickly and broadly, making it difficult for us to respond effectively. Damage to our reputation and loss of value in our brand could reduce the demand for our services and have a material adverse effect on our financial condition and results of operations, and require additional resources to rebuild our reputation and restore the value of our brand.

              In addition, we depend on the protection of our proprietary and other intellectual property rights, including service marks, trademarks, domain names, patents, copyrights, confidential information and similar intellectual property rights. We rely on a combination of laws and contractual restrictions with employees, independent contractors, customers, suppliers, affiliates and others to establish and protect these proprietary and other intellectual property rights. Despite our efforts to protect our proprietary and other intellectual property rights, third parties may use our proprietary and other intellectual property information without our authorization and may otherwise misappropriate, infringe or violate the same, and efforts to prevent or police such unauthorized use or misappropriation, including instituting litigation, may consume significant resources, which could materially adversely affect our business, distract our management and divert our resources.

Developments in labor and employment law and any unionizing efforts by employees could have a material adverse effect on our results of operations.

              We face the risk that Congress, federal agencies or one or more states could approve legislation or regulations significantly affecting our businesses and our relationship with our employees, such as the previously proposed federal legislation referred to as the Employee Free Choice Act, which would have substantially liberalized the procedures for union organization. None of our domestic employees are currently covered by a collective bargaining agreement, but any attempt by our employees to organize a labor union could result in increased legal and other associated costs. Additionally, given the National Labor Relations Board's "speedy election" rule, our ability to timely and effectively address any unionizing efforts would be difficult. If we entered into a collective bargaining agreement with our domestic employees, the terms could materially adversely affect our costs, efficiency and ability to generate acceptable returns on the affected operations. Our Mexican subsidiary, Xpress Internacional, has a collective bargaining agreement with its Mexican employees on substantially the same employment terms required by Mexican law.

              Additionally, the Department of Labor issued a final rule in 2016 raising the minimum salary basis exemption from overtime payments for executive, administrative and professional employees. The rule increases the minimum salary from the current amount of $23,660 to $47,476 and up to 10% of non-discretionary bonus, commission and other incentive payments can be counted towards the minimum salary requirement. The rule was scheduled to go into effect on December 1, 2016. However, the rule was temporarily enjoined from going into effect in November 2016, and later invalidated in August 2017, after several states and business groups filed separate lawsuits against the Department of Labor challenging the rule. However, any future rule similar to this rule that impacts the way we classify certain positions, increases our payment of overtime wages or increases the salaries we are required to pay to currently exempt employees to maintain their exempt status may have a material adverse effect on our business, financial condition and results of operations.

Seasonality and the impact of weather and other catastrophic events affect our operations and profitability.

              Our tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments after the winter holiday season. Revenue may also be adversely affected by inclement weather and holidays, since revenue is directly related to available working days of shippers. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims and higher equipment repair expenditures. We also may suffer from weather-related or other unforeseen events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, damage or destroy our assets or adversely affect the business or financial condition of our customers, any of which could materially adversely affect our results of operations or make our results of operations more volatile.

Our total assets include goodwill and other intangibles. If we determine that these items have become impaired in the future, net income could be materially adversely affected.

              As of March 31, 2018, we had recorded goodwill of $57.7 million and other intangible assets of $30.3 million primarily as a result of certain customer relationships connected with certain acquisition-related transactions and trade names. Goodwill represents the excess of the consideration paid by us over the estimated fair value of identifiable net assets acquired by us. We may never realize the full value of our goodwill or intangible assets. Any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would have a material adverse effect on our business, financial condition and results of operations.

Uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act could materially adversely affect our tax obligations and effective tax rate.

              In December 2017, the U.S. enacted comprehensive tax legislation, commonly referred to as the 2017 Tax Cuts and Jobs Act (the "TCJA"). The new law requires complex computations not previously required by U.S. tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the new law and the accounting for such provisions require preparation and analysis of information not previously required or regularly produced. In addition, the U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law and impact our results of operations in future periods. Accordingly, while we have provided a provisional estimate on the effect of the new law in our accompanying audited financial statements, further regulatory or GAAP accounting guidance for the law, our further analysis on the application of the law, and refinement of our initial estimates and calculations could materially change our current provisional estimates, which could in turn materially affect our tax obligations and effective tax rate. There are also likely to be significant future impacts that these tax reforms will have on our future financial results and our business strategies. In addition, there is a risk that states or foreign jurisdictions may amend their tax laws in response to these tax reforms, which could have a material adverse effect on our results.

Risks Related to this Offering and Ownership of Our Class A Common Stock

You may not be able to resell your shares at or above the offering price or at all, and our stock price may be volatile, which could result in a significant loss or impairment of your investment.

              Prior to this offering, there has been no public market for our Class A common stock. An active public market for our Class A common stock may not develop or be sustained after this offering, in which case it may be difficult for you to sell your shares of our Class A common stock at a price that is attractive to you or at all. The price of our Class A common stock in any such market may be higher or lower than the price that you pay in this offering. If you purchase shares of our Class A common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representative of the underwriters, which may not be indicative of prices that will prevail in the trading market. We are not selling shares of our Class B common stock in this offering, and accordingly, there will be no public market for shares of our Class B common stock.

              The trading price of our Class A common stock may be volatile and subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described above in "—Risks Related to Our Business" and the following:

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  actual or anticipated fluctuations in our quarterly or annual financial results;

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  the financial guidance we may provide to the public, any changes in such guidance or our failure to meet such guidance;

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  failure of industry or securities analysts to maintain coverage of us, changes in financial estimates or downgrades of our Class A common stock or our sector by any industry or securities analysts that follow us or our failure to meet such estimates;

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  downgrades in our credit ratings or the credit ratings of our competitors;

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  market factors, including rumors, whether or not correct, involving us or our competitors;

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  unfavorable market reactions to allegations regarding the safety of our or our competitors' services and costs or negative publicity arising out of any potential litigation and/or government investigations resulting therefrom;

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  fluctuations in stock market prices and trading volumes of securities of similar companies;

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  sales or anticipated sales of large blocks of our Class A common stock;

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  short selling of our Class A common stock by investors;

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  limited "public float" in the hands of a small number of persons whose sales or lack of sales of our Class A common stock could result in positive or negative pricing pressure on the market price for our Class A common stock;

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  our ability to satisfy our ongoing capital requirements and unanticipated cash needs or adverse market reaction to any additional indebtedness we may incur or securities we may issue in the future;

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  additions or departures of key personnel;

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  announcements of new commercial relationships, acquisitions or other strategic transactions, or entry into new markets or exit from markets by us or our competitors;

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  failure of any of our initiatives, including our growth strategy, to achieve commercial success;

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  regulatory or political developments;

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  changes in accounting principles or methodologies;

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  litigation or governmental investigations;

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  negative publicity about us in the media and online; and

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  general financial market conditions or events.

              Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations sometimes have been unrelated or disproportionate to the operating performance of those companies. In addition, certain index providers, such as FTSE Russell and S&P Dow Jones, have announced restrictions that limit or preclude inclusion of companies with multiple-class share structures in certain indexes. Because of our dual-class structure, we likely will be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise adversely affect the price or liquidity of our Class A common stock.

              In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending it or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from operating our business. As a result, such litigation may adversely affect our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.

              We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 (including an auditor attestation on management's internal controls report) until our annual report on Form 10-K for the fiscal year ending December 31, 2019.

              To comply with the internal controls requirements of being a public company, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management's attention from other matters that are important to the operation of our business.

              During the course of preparing for this offering, we identified material weaknesses in the design of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis.

              We did not maintain effective internal control over financial reporting related to the control activities component of Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, the COSO framework. The control activities material weakness contributed to the following additional material weaknesses:

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  Ineffective design of information technology general computer controls with respect to program development, change management, computer operations, and user access, as well as inappropriate segregation of duties with respect to creating and posting journal entries,

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  Ineffective design of controls over income tax accounting, and

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  Insufficient evidential matter to support design of our controls.

              While these deficiencies did not result in a material misstatement to the consolidated financial statements included in this filing, the income tax material weakness described above did result in a revision to the 2016 financial statements. See Note 2 to our consolidated financial statements for the year ended December 31, 2017 included elsewhere in this prospectus. There is a risk that these deficiencies could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

              We are currently in the process of remediating the above material weaknesses. We are taking numerous steps to enhance our internal control environment and address the underlying causes of the material weaknesses. These efforts include designing and implementing the appropriate IT general computer controls, including ensuring proper segregation of duties with respect to creating and posting journal entries, and controls over income tax accounting. In addition, we are enhancing our process to retain evidential matter that supports the design and implementation of our controls. Our current efforts to design and implement an effective control environment may not be sufficient to remediate the material weaknesses described above or prevent future material weaknesses or control deficiencies from occurring. There is no assurance that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

              If we fail to effectively remediate the material weaknesses in our control environment, if we identify future material weaknesses in our internal controls over financial reporting, or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or our competitors, or if they change their recommendations regarding our Class A common stock in a negative way, the price and trading volume of our Class A common stock could decline.

              The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our Class A common stock in a negative way, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A common stock price or trading volume to decline.

The large number of shares eligible for public sale in the future, or the perception of the public that these sales may occur, could depress the market price of our Class A common stock.

              The market price of our Class A common stock could decline as a result of (i) sales of a large number of shares of our Class A common stock in the market after this offering, particularly sales by our directors, employees (including our executive officers) and significant stockholders, and (ii) a large number of shares of our common stock being registered or offered for sale (including upon the conversion of Class B shares for Class A shares and the subsequent sale by the holders thereof). These sales, or the perception that these sales could occur, may depress the market price of our Class A common stock. We will have 32,191,906 shares of Class A common stock outstanding after this offering (or 32,714,625 shares if the underwriters' exercise their option to purchase additional shares from the selling stockholders in full). Any shares of Class B common stock sold by the selling stockholders will automatically convert to Class A common stock upon such sale. In addition to the sale of existing Class A shares, our charter will not limit the conversion of shares of Class B common stock into shares of Class A common stock upon transfer by the holders thereof and as a result, all of the shares of

Class B common stock may be converted into shares of Class A common stock, which could have a negative effect on the market price of the outstanding shares of Class A common stock.

              We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our Class A common stock issued or reserved for issuance under the Incentive Plan and the ESPP. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets to the extent permitted by various vesting schedules, holding periods, the lock-up agreements described below and the limitations of Rule 144 under the Securities Act ("Rule 144") applicable to affiliates. In addition, our 1,645,121 unvested restricted stock units as of May 31, 2018 will vest in accordance with their respective vesting schedules, and we may issue additional restricted stock or restricted stock units in the future.

              We and certain of our stockholders, directors and officers have agreed to a "lock-up," pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all of our shares of common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, prior to the consummation of this offering, we intend to enter into registration rights agreements with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) pursuant to which such persons will have certain registration rights with respect to the common stock that they will retain following this offering. See "Shares Eligible for Future Sale" and "Description of Capital Stock—Registration Rights Agreement" for a discussion of the shares of common stock that may be sold into the public market in the future.

You will incur immediate and substantial dilution in your investment because our earlier investors paid less than the initial public offering price when they purchased their shares.

              If you purchase shares in this offering, you will incur immediate dilution of $13.82 in net tangible book value per share, based on an assumed initial public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus, because the price that you pay will be greater than the net tangible book value per share of the shares acquired (after giving effect to the Reorganization). This dilution arises because our earlier investors paid less than the initial public offering price when they purchased their shares of our common stock. See "Dilution."

In the future, we expect to issue stock-based compensation, which has the potential to dilute stockholders' value and cause the price of our common stock to decline.

              In the future, we expect to offer stock options, restricted stock, restricted stock units and/or other forms of stock based compensation to our eligible employees, consultants and nonemployee directors. If we grant more equity awards to attract and retain key personnel, the expenses associated with such additional equity awards could materially adversely affect our results of operations and may also result in additional dilution to our stockholders. If any stock options that we issue are exercised or any restrictions on restricted stock or restricted stock units that we issue lapse and those shares are sold into the public market, the market price of our Class A common stock may decline. In addition, the availability of shares of Class A common stock for award under the Incentive Plan or the grant of stock options, restricted stock, restricted stock units or other forms of stock based compensation may adversely affect the market price of our Class A common stock.

The dual class structure of our common stock has the effect of concentrating voting control with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them); this will limit or preclude your ability to influence corporate matters.

              Our Class B common stock has five votes per share, and our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share. Stockholders who hold shares of Class B common stock, Messrs. Max Fuller and Eric Fuller and Ms. Pate (collectively, the "Qualifying Stockholders") and certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members (collectively with the Qualifying Stockholders, the "Class B Stockholders"), will together hold approximately 71.3% of the voting power of our outstanding capital stock following our initial public offering, assuming the underwriters do not exercise their option to purchase additional shares. Because of the five-to-one voting ratio between our Class B common stock and Class A common stock, the Class B Stockholders collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 16.7% of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. The interests of the Class B Stockholders may conflict with the interests of our other stockholders, and they may take actions affecting us with which other stockholders disagree. For example, the Class B Stockholders could take actions that would have the effect of delaying, deterring or preventing a change in control or other business combination that might otherwise be beneficial to us and our stockholders. In addition, certain of the Class B Stockholders have been engaged from time to time in certain related party transactions with us. See "Certain Relationships and Related Party Transactions." Further, Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, the wife of Max Fuller, intend to enter into a voting agreement (the "Voting Agreement") under which each will grant a voting proxy with respect to the shares of Class B common stock subject to the voting agreement. Mr. Eric Fuller and Ms. Janice Fuller have initially designated Mr. Max Fuller as his or her proxy and Mr. Max Fuller and Ms. Pate have each initially designated Mr. Eric Fuller as his or her proxy. Accordingly, upon death or incapacity of any of Messrs. Eric Fuller or Max Fuller or Ms. Pate, voting control would remain concentrated with certain members of the Fuller and/or Quinn families. See "Description of Capital Stock—Voting Agreement."

              Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, except for transfers among certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) effected for estate planning or charitable purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. For a description of the dual class structure, see "Description of Capital Stock—Class A and Class B Common Stock."

We do not currently expect to pay any cash dividends.

              The continued operation and growth of our business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, including restrictive covenants contained in our financing agreements, restrictions imposed by applicable law, capital requirements and other factors our Board of Directors deems relevant. Additionally, under our New Credit Facilities, we expect our subsidiaries will be restricted from paying cash dividends except in limited circumstances. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

Investors seeking cash dividends in the foreseeable future should not purchase our common stock. See "Dividend Policy."

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

              As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with complying with the Exchange Act and the Sarbanes-Oxley Act and related rules implemented by the SEC and the NYSE. Complying with these reporting and other regulatory requirements will be time consuming and will result in increased costs to us and could have a negative effect on our business, financial condition and results of operations. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we may need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing.

              We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our Class A common stock.

              Our Second Amended and Restated Articles of Incorporation ("Articles of Incorporation"), our Amended and Restated Bylaws ("Bylaws"), and Nevada corporate law contain provisions that could delay, discourage or prevent a change of control or changes in our Board of Directors or management that a stockholder might consider favorable. For example, our Articles of Incorporation authorize our Board of Directors to issue preferred stock without stockholder approval and to set the rights, preferences and other terms thereof, including voting rights of those shares; our Articles of Incorporation do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors; our Class B common stock possesses disproportionate voting rights; and our Bylaws provide that a stockholder must provide advance notice of business to be brought before an annual meeting or to nominate candidates for election as directors at an annual meeting of stockholders. These provisions will apply even if the change may be considered beneficial by some of our stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for our Class A common stock. In addition, to the extent that these provisions discourage an acquisition of our company or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of our Class A common stock. See "Description of Capital Stock" for a description of these provisions.

Our Articles of Incorporation designate the Eighth Judicial District Court of Clark County of the State of Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

              Our Articles of Incorporation provide that, unless we consent in writing to an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada will be the sole and exclusive forum for any and all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim brought in our name or on our behalf, any derivative action (i) asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (ii) arising or asserting a claim arising pursuant to any provision the Nevada Statutes, our Articles of Incorporation or our Bylaws or (iii) asserting a claim that is governed by the internal affairs doctrine, in each such case subject to the Eighth Judicial District Court of Clark County having personal jurisdiction over the indispensable parties named as defendant. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our Articles of Incorporation. This choice of forum provision may limit our stockholders' ability to bring certain claims, including claims against our directors, officers or employees, in a judicial forum that the stockholder finds favorable and therefore may discourage lawsuits with respect to such claims. Stockholders who do bring a claim in the Eighth Judicial District Court of Clark County could face additional litigation and related costs in pursuing any such claim, particularly if they do not reside in or near Nevada. The Eighth Judicial District Court of Clark County may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find this provision of our Articles of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms "anticipate," "believe," "continue," "could," "design," "estimate," "expect," "forecast," "foresee," "goal," "hope," "intend," "likely," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are included throughout this prospectus, including in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, among other things, statements relating to:

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  our strategy, outlook and growth prospects;

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  our operational and financial targets and dividend policy;

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  general economic trends and trends in the industry and markets; and

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  the competitive environment in which we operate.

              These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

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  any future recessionary economic cycles and downturns in customers' business cycles or other events that decrease customer demand, particularly in market segments and industries in which we have a significant concentration of customers;

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  increased costs and other challenges related to driver recruitment and retention;

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  agreements with independent contractors, including those related to equipment financing and fuel reimbursement and the potential impact of more stringent federal leasing regulations;

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  independent contractors, whom we contract with to supply one or more tractors and drivers for our use, being deemed to be our employees;

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  our ability to maintain profitability and to successfully achieve our business strategies;

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  pricing and other competitive pressures;

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  potential volatility or decrease in the amount of earnings as a result of increasing collateral requirements of our insurance programs or our retention of high deductibles on our claims exposure, including through our captive insurance company, which is subject to substantial regulation;

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  increases in new equipment prices or replacement costs, design changes of new engines, decreases in availability of new equipment and volatility in the used equipment market;

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  the absence of financing for new equipment or the failure of equipment investments and upgrades to increase profitability, generate cost savings or match customer demand;

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  difficulties in obtaining good and services from our vendors and suppliers;

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  potential cybersecurity breaches or failures of our systems, networks and other information technology assets;

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  limitations resulting from our existing or future indebtedness;

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  any weakening in the credit markets or economy;

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  our ability to obtain financing on favorable terms, or at all, and the potential dilution of existing stockholders;

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  volatility in the price or availability of fuel;

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  the regulatory environment in which we operate, including increased direct and indirect costs of compliance with, or liability for violations of, existing regulations and changes in existing regulations, including those related to CSA, DOT safety ratings, hours-of-service and environmental regulations;

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  our ability to successfully defend litigation proceedings, including class action lawsuits that have been increasing recently in the industry;

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  our ability to retain or replace key personnel and develop a core group of managers;

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  a significant reduction in, or termination of, our services by one or more major customers;

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  service instability or pricing increases from third-party providers utilized in our Brokerage segment;

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  our ability to make and integrate future acquisitions successfully, or at all;

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  compliance with international laws, changes in trade policies, renewal of certifications, and other risks associated with our operations in Mexico;

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  our ability to protect our brand name or proprietary and other intellectual property rights;

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  legislation affecting our relationship with or the classification of our employees or the attempted organization of a labor union by our employees;

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  seasonal factors such as harsh weather conditions and holiday shipping patterns that may increase operating costs and decrease revenues and the impact of catastrophic events;

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  impairments of goodwill and other intangibles;

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  the impact of recent U.S. federal income tax reform;

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  the volatility of our stock price, including the inability for stockholders to sell their shares at or above the offering price;

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  stock price declines if securities or industry analysts do not publish or cease publishing research reports about our business or publish negative reports;

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  future sales or the perception of future sales of our Class A common stock could lead to stock price reductions;

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  investors will incur immediate and substantial dilution in this offering;

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  future issuance of stock-based compensation could dilute stockholders' value and cause the stock price reductions;

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  the dual class structure of our common stock has the effect of concentrating voting control with the Class B Stockholders, which could limit or preclude investors' ability to influence corporate matters;

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  our expectation not to pay any cash dividends;

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  our ability to enter into the New Credit Facilities;

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  the increased time and costs associated with operating as a public company;

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  our ability to establish and maintain effective internal controls;

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  our charter documents or Nevada law may inhibit a takeover; and

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  other risks, uncertainties and factors set forth in this prospectus, including those set forth under "Risk Factors."

              These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, investments or other strategic transactions we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

 DIVIDEND POLICY

              We currently intend to retain all available funds and any future earnings for use in the development and expansion of our business, the repayment of debt and for general corporate purposes. Any future determination to pay dividends and other distributions will be at the discretion of our Board of Directors. Such determinations will depend on then-existing conditions, including our financial condition and results of operations, contractual restrictions, including restrictive covenants contained in our financing agreements, capital requirements and other factors that our Board of Directors may deem relevant. In addition, we expect that our New Credit Facilities will contain covenants that restrict our ability to pay cash dividends.

              New Mountain Lake currently holds all of the issued and outstanding stock of U.S. Xpress Enterprises, Inc. Pursuant to our Restricted Membership Units Plan, certain employees of U.S. Xpress Enterprises, Inc. and its subsidiaries received compensation in the form of redeemable restricted membership units in New Mountain Lake. When the Company repurchased vested membership units from its employees, U.S. Xpress Enterprises, Inc. returned to New Mountain Lake the repurchased shares in the form of a dividend. In this manner, we paid dividends to New Mountain Lake in each of the years ended December 31, 2017 and 2016 and the quarters ended March 31, 2018 and 2017. This arrangement will be discontinued upon the consummation of the Reorganization.

 REORGANIZATION

              Immediately prior to the effectiveness of the registration statement, of which this prospectus is a part, we expect to complete a series of reorganization transactions pursuant to which New Mountain Lake will merge with and into U.S. Xpress Enterprises, Inc., with U.S. Xpress Enterprises, Inc. continuing as the surviving corporation. New Mountain Lake currently owns all of the issued and outstanding stock of U.S. Xpress Enterprises, Inc. In connection with this reorganization, we will adopt the Second Amended and Restated Certificate of Incorporation of the Company and we expect that the issued and outstanding membership units of New Mountain Lake outstanding immediately prior to the reorganization will be converted into and exchanged for U.S. Xpress Enterprises, Inc. capital stock. We expect to provide for the issuance of 4.6666667 shares of common stock for each Class A voting membership unit in New Mountain Lake and Class B non-voting membership unit in New Mountain Lake. All unvested New Mountain Lake restricted membership units will convert into unvested restricted stock units of U.S. Xpress Enterprises, Inc. at the same exchange rate. Messrs. Eric Fuller and Max Fuller and Ms. Pate and certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members will receive Class B common stock in exchange for their New Mountain Lake membership units. Any other holders of New Mountain Lake membership units will receive Class A common stock. These transactions are collectively referred to in this prospectus as the "Reorganization." The purpose of the Reorganization will be to reorganize our corporate structure so that our existing investors would own capital stock of U.S. Xpress Enterprises, Inc. directly, rather than through equity interests in New Mountain Lake. With the exception of historical financial data, and unless otherwise indicated, all information included in this prospectus is presented after giving effect to the Reorganization.

 USE OF PROCEEDS

              We estimate that the net proceeds to us from this offering will be approximately $292.7 million assuming an initial public offering price of $19.00 per share (the mid point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and unpaid estimated offering expenses payable by us.

              In connection with, and contingent upon, this offering, we intend to enter into the New Revolver and the New Term Loan. We do not expect to have any amounts outstanding under the New Revolver immediately after this offering. We expect the New Term Loan to be in the face amount of $200.0 million. The closing of this offering is not conditioned on the consummation of the New Revolver or the New Term Loan. We cannot assure you that the New Revolver or the New Term Loan will be completed on the terms described in this prospectus or at all. See "Risk Factors."

              We expect to use the net proceeds from this offering as follows: (a) approximately $269.0 million to repay (i) our existing term loan facility, including breakage fees, (ii) borrowings outstanding under our existing revolving credit facility and (iii) the 2007 Restated Term Note and (b) approximately $23.7 million for general corporate purposes, including, but not limited to, the purchase of the Tunnel Hill, Georgia, real estate we historically have leased from Q&F Realty, a related party, for $7.5 million. Additional proceeds, if any, will be used to increase cash on our balance sheet. Our existing $275.0 million term loan facility had $192.5 million outstanding at March 31, 2018. The existing term loan facility has a maturity date of May 30, 2020 and bears interest at LIBOR plus an applicable margin of 10.0% to 11.5%. Our existing revolving credit facility had $49.1 million in outstanding borrowings and $35.1 million in letters of credit at March 31, 2018. The existing revolving credit facility bears interest dependent on the excess availability on the facility at the base rate plus an applicable margin of 0.50% to 1.00% or LIBOR plus an applicable margin of 1.50% to 2.00%.

              The 2007 Restated Term Note is unsecured, matures in November 2020 and bears interest at 13.0% per annum, the rate calculated as if the highest applicable margin under our existing term loan facility were in effect, and is held in part by certain related parties. The Tunnel Hill, Georgia, real estate was appraised by an independent third-party appraiser at $8.5 million. See "Certain Relationships and Related Party Transactions."

              We expect to use the net proceeds of the New Term Loan as follows: (a) to repay a portion of our equipment installment notes, (b) for fees and expenses incurred in connection with the entry into the New Credit Facilities and (c) for general corporate purposes, including, but not limited to, the purchase of tractors and trailers scheduled for delivery in 2018 and other general corporate purposes. At March 31, 2018, the equipment financing notes had weighted average interest rate of approximately 4.8% per annum, an aggregate outstanding principal balance of $302.8 million and maturity dates through August 2022.

              We will not receive any proceeds from the sale of shares by the selling stockholders but have agreed to pay certain expenses incurred by the selling stockholders in connection with the sale.

              Each $1.00 increase (decrease) in the assumed initial public offering price per share of $19.00 per share, based on the mid point of the price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds by $15.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial offering price per share, which is the mid point of the price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by $17.8 million.

CAPITALIZATION

              The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2018:

  •
  on an actual basis;

  •
  on an as adjusted basis, to give effect to the Reorganization and the issuance and sale of 16,668,000 shares of Class A common stock by us in the offering at an assumed initial public offering price of $19.00 per share (the mid point of the price range set forth on the cover page of this prospectus) and the application of the net proceeds of the offering, after deducting estimated underwriting discounts and commissions and unpaid estimated offering expenses payable by us, as set forth under "Use of Proceeds;" and

  •
  on an as further adjusted basis, to give effect to the use of net proceeds of the New Term Loan to repay a portion of our equipment installment notes and to pay fees and expenses incurred in connection with entry into the New Credit Facilities, as set forth under "Use of Proceeds."

              You should read this table in conjunction with the information set forth under "Prospectus Summary—Summary Consolidated Financial Data," "Reorganization," "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2018
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$4,170	$20,345	$20,345

Long-term debt and obligations under capital leases (including current portion):
Existing term loan(1)	$192,490	$—	$—
New Term Loan(2)	—	—	200,000
Existing revolver(3)	49,059	—	—
New Revolver(4)	—	—	—
Equipment installment notes(5)	302,774	302,774	104,774
Capital lease obligations(6)	25,407	25,407	25,407
Real estate debt(7)	19,748	19,748	19,748
2007 Restated Term Note(8)	26,024	—	—
Miscellaneous notes(9)	4,148	4,148	4,148

Total debt (including current portion)(10)	$619,650	$352,077	$354,077

Redeemable restricted units(11)	$3,438	$3,438	$3,438

Stockholder's (deficit) equity:
Class A common stock, par value $0.01 per share; 30,000,000 shares authorized, 6,384,887 shares issued and outstanding, actual; 140,000,000 shares authorized, 32,084,573 shares issued and outstanding, as adjusted; 140,000,000 shares authorized, 32,084,573 shares issued and outstanding, as further adjusted(12)	$64	$321	$321
Class B common stock, par value $0.01 per share; 7,500,000 shares authorized, 0 shares issued and outstanding, actual; 35,000,000 shares authorized, 15,853,720 shares issued and outstanding, as adjusted; 35,000,000 shares authorized, 15,853,720 shares issued and outstanding, as further adjusted(13)	—	159	159
Additional paid-in-capital	1	292,277	292,277
Accumulated other comprehensive loss	—	—	—
Accumulated deficit	(40,841)	(48,763)	(48,763)

Stockholder's (deficit) equity	(40,776)	243,994	243,994
Noncontrolling interest	2,512	2,512	2,512

Total stockholder's (deficit) equity	(38,264)	246,506	246,506

Total capitalization	$584,824	$602,021	$604,021

(1)
Our existing $275.0 million term loan facility, of which $192.5 million was outstanding on March 31, 2018. The existing term loan facility has a maturity date of May 30, 2020 and bears interest at LIBOR plus an applicable margin of 10.0% to 11.5%. We intend to use a portion of the net proceeds from this offering to repay our existing term loan facility. See "Use of Proceeds."

(2)
We expect the New Term Loan will be in the face amount of $200.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

(3)
At March 31, 2018, we had $49.1 million in outstanding borrowings and $35.1 million of outstanding letters of credit under our existing revolving credit facility. The existing revolving credit facility bears interest dependent on excess availability on the facility at the base rate plus an applicable margin of 0.50% to 1.00% or LIBOR plus an applicable margin of 1.50% to 2.00%.

(4)
We expect we will be allowed to borrow up to $150.0 million under the New Revolver, See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

(5)
At March 31, 2018, the equipment financing notes had weighted average interest rate of approximately 4.8% per annum, an aggregate outstanding principal balance of $302.8 million and maturity dates through August 2022. The equipment financing notes are secured by the equipment purchased with the initial proceeds of such notes.

(6)
At March 31, 2018, we had capital lease obligations with an aggregate outstanding principal balance of $25.4 million secured by the equipment and maturing at various dates through April 2024.

(7)
We have outstanding mortgage notes on three of our real property locations, including our two headquarters properties in Chattanooga, Tennessee and our facility in Springfield, Ohio. At March 31, 2018, the aggregate outstanding principal balance of these mortgages was $19.7 million, with interest at rates ranging from 5.25% to 6.99% and maturity dates through September 2031.

(8)
The 2007 Restated Term Note matures in November 2020 and bears interest at 13.0%.

(9)
At March 31, 2018, we had outstanding other principal indebtedness of $4.1 million. This other indebtedness is evidenced by various promissory notes bearing interest at rates ranging from 3.5% to 7.0% and maturing at various dates through August 2021.

(10)
Total debt excludes (i) our obligations under operating leases, which totaled approximately $243.3 million as of March 31, 2018, (ii) our guarantees of a portion of the specified residual value of certain equipment under lease and (iii) unamortized discount and debt issuance costs.

(11)
Our 2008 Restricted Stock Plan (the "Stock Plan") provides for redeemable restricted membership unit awards in New Mountain Lake in order to compensate our employees and to promote the success of our business. Redeemable restricted membership units are subject to certain put rights at the option of the holder or upon the occurrence of an event that is not solely under our control. Under the terms of the Stock Plan, a portion of the redeemable restricted membership units held by our employees for at least nine months can be put back to New Mountain Lake at the option of the holder during a specified period each year and, under certain circumstances, after termination. These equity instruments are redeemable at fair value and are classified as temporary equity on our consolidated balance sheets. We recognize expense associated with these awards as amortization of redeemable restricted membership units with a corresponding credit to temporary equity, representing New Mountain Lake's capital contribution. When we repurchase vested redeemable restricted membership units from employees, we return to New Mountain Lake the repurchased shares in the form of a dividend. See "Dividend Policy." A total of 1,000,000 nonvoting redeemable restricted membership units were authorized for grant under the Stock Plan. In addition, any redeemable restricted membership units related to awards under the Stock Plan that are forfeited by the holder, become available for future awards under the Stock Plan. The redeemable restricted membership units have no voting rights, but do have the right to receive dividends paid with respect to such units. The Company recognized compensation expense of $0.2 million and $0.1 million during the three months ended March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, the Company had approximately $3.0 million and $3.2 million in unrecognized compensation expense related to restricted units, which is expected to be recognized over a period of approximately 5.2 and 5.4 years, respectively.

(12)
The issued and outstanding shares of Class A common stock, as adjusted and as further adjusted, does not reflect 107,333 restricted stock units that vested following March 31, 2018 and will be converted into shares of Class A common stock as part of the Reorganization.

(13)
The issued and outstanding shares of Class B common stock, as adjusted and as further adjusted, does not reflect 155,559 restricted stock units that vested following March 31, 2018 and will be converted into shares of Class B common stock as part of the Reorganization.

 DILUTION

              If you invest in our Class A common stock in this offering, your ownership interest in us will be diluted immediately to the extent of the difference between the initial public offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our Class A common stock immediately after this offering and the use of proceeds therefrom.

              After giving retroactive effect to the Reorganization, our net tangible book value as of March 31, 2018, was $(122.8) million or $(3.93) per share of our Class A and Class B common stock. Net tangible book value per share represents the amount of our total tangible assets, less the amount of our total liabilities, divided by the aggregate number of shares of Class A and Class B common stock outstanding.

              After giving pro forma effect to the sale by us and by the selling stockholders of the shares of Class A common stock in this offering, at an assumed initial public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated unpaid offering expenses payable by us and the receipt and application of the net proceeds, as set forth under "Use of Proceeds," and after giving retroactive effect to the Reorganization our as adjusted net tangible book value as of March 31, 2018, would have been $162.0 million or $5.18 per share of our Class A common stock. This amount represents an immediate increase in net tangible book value to existing stockholders of $9.11 per share and an immediate dilution to new investors purchasing shares in this offering of $13.82 per share (after giving retroactive effect to the Reorganization). Dilution per share represents the difference between the price per share to be paid by new investors for the shares of Class A common stock sold in this offering and the net tangible book value per share immediately after this offering. The following table illustrates this per share dilution assuming the underwriters do not exercise their option to purchase additional shares (giving retroactive effect to the Reorganization).

Assumed initial public offering price per share		$19.00
Net tangible book value per share as of March 31, 2018	$(3.93)
Increase in net tangible book value per share attributable to the offering	$9.11

As adjusted net tangible book value per share after the offering		$5.18

Dilution per share to new investors		$13.82

              Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, a $1.00 decrease (increase) in the assumed initial public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus, would decrease (increase) the net tangible book value per share after giving effect to this offering by $0.50 per share and would decrease or increase the dilution in net tangible book value per share to new investors in this offering by $0.50 per share (giving retroactive effect to the Reorganization). A decrease (increase) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price of $19.00 per share, which is the mid point of the price range set forth on the cover page of this prospectus, would decrease (increase) additional paid-in capital and total stockholders' equity by approximately $17.8 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would decrease (increase) the net tangible book value attributable to new investors by $0.57 per share and decrease (increase) the dilution to new investors by $0.57 per share and decrease (increase) the adjusted net tangible book value (deficit) per share after giving effect to this offering, by $0.57 per share (giving retroactive effect to the Reorganization).

              The following table sets forth, on an as adjusted basis as of March 31, 2018, the differences between the number of shares of Class A common stock purchased from us, the total consideration paid to us, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below assumes an initial public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and gives effect to the Reorganization.

			Total Consideration
	Shares Purchased
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	31,270,293	65.2%	$205,000	0.1%	$0.01
New investors(1)	16,668,000	34.8	316,692,000	99.9	19.00

Total(2)	47,938,293	100%	$316,897,000	100%	$6.61

(1)
Does not reflect any shares that may be purchased by new investors from the selling stockholders pursuant to the underwriters' option to purchase additional shares.

(2)
Does not include 262,892 restricted stock units that vested following March 31, 2018 and 1,645,121 restricted stock units that remain unvested as of May 31, 2018.

              A $1.00 decrease or increase in the assumed initial public offering price of $19.00 per share, the mid point of the price range set forth on the cover page of this prospectus, would decrease or increase total consideration paid to us by new investors and total consideration paid to us by all stockholders by approximately $16.7 million. A decrease (increase) of 1,000,000 in the number of shares offered by us would decrease (increase) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $19.0 million, $19.0 million and $0.25 per share, respectively, in each case giving retroactive effect to the Reorganization. To the extent that we grant stock options to our employees in the future and those stock options are exercised or other issuances of Class A common stock are made, there will be further dilution to new investors.

 SELECTED CONSOLIDATED FINANCIAL DATA

              The following table presents our selected consolidated financial data as of the dates and for the periods presented. The consolidated balance sheet data as of December 31, 2017 and 2016 and the statements of comprehensive income (loss) for the years ended December 31, 2017, 2016 and 2015 have been derived from our consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2015, 2014 and 2013 and the statements of comprehensive income (loss) data for the years ended December 31, 2014 and 2013 have been derived from our consolidated financial statements that are not included in this prospectus. The consolidated balance sheet data as of March 31, 2018 and the statements of comprehensive income (loss) for the three months ended March 31, 2018 and 2017 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year or any future period.

              The selected consolidated financial data set forth below should be read in conjunction with the information included under the headings "Use of Proceeds," "Capitalization," "Prospectus Summary—Summary Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2017	2016	2015	2014	2013	2018	2017
	(in thousands, except share data)
Consolidated Statements of Comprehensive Income Data:
Operating revenue:
Revenue, before fuel surcharge	$1,417,173	$1,348,023	$1,396,435	$1,465,770	$1,322,867	$382,858	$331,842
Fuel surcharge	138,212	103,182	144,668	261,721	273,751	42,850	31,834

Total operating revenue	1,555,385	1,451,205	1,541,103	1,727,491	1,596,618	425,708	363,676

Operating expenses:
Salaries, wages, and benefits(1)	543,735	510,599	508,760	506,680	454,903	132,924	130,251
Fuel and fuel taxes	219,515	186,257	227,410	345,145	347,358	58,389	50,468
Vehicle rents	74,377	109,466	102,864	109,079	107,555	20,022	25,395
Depreciation and amortization, net of (gain) loss on sale of property	93,369	71,597	74,452	71,383	79,461	24,706	19,248
Purchased transportation	308,624	275,691	304,344	382,265	351,451	101,776	69,025
Operating expenses and supplies	126,700	124,102	127,535	130,264	117,187	29,791	31,372
Insurance premiums and claims	77,430	69,722	74,212	67,905	52,312	20,170	17,442
Operating taxes and licenses	13,769	13,432	13,558	13,072	14,031	3,401	3,367
Communications and utilities	7,683	8,604	8,394	8,397	8,135	2,466	1,968
General and other operating expenses(2)	61,575	54,004	51,961	56,361	52,136	17,209	13,212

Total operating expenses	1,526,777	1,423,474	1,493,490	1,690,551	1,584,529	410,854	361,748

Income from operations	28,608	27,731	47,613	36,940	12,089	14,854	1,928

Other expenses (income):
Interest expense, net	49,758	48,178	47,809	46,431	41,017	12,658	10,518
Gain on sale of subsidiary(3)	(1,026)	—	(6,871)	—	(5,598)	—	—
Loss on early extinguishment of debt(4)	—	—	—	9,260	1,587	—	—
Equity in loss (income) of affiliated companies(5)	1,350	3,202	1,580	3,201	10,720	296	343
Other, net	(350)	773	612	810	375	(75)	(592)

Total other expenses	49,732	52,153	43,130	59,702	48,101	12,879	10,269

(Loss) income before income tax (benefit) provision	(21,124)	(24,422)	4,483	(22,762)	(36,012)	1,975	(8,341)
Income tax (benefit) provision	(17,187)	(8,448)	(209)	(9,084)	(7,447)	593	(3,934)

Net (loss) income	(3,937)	(15,974)	4,692	(13,678)	(28,565)	1,382	(4,407)
Net income (loss) attributable to non-controlling interest(6)	123	550	590	475	(144)	223	25

Net (loss) income attributable to controlling interest	$(4,060)	$(16,524)	$4,102	$(14,153)	$(28,421)	$1,159	$(4,432)

Consolidated Statements of Income Per Share Data:
Basic and diluted (loss) earnings per share attributable to controlling interest	$(0.64)	$(2.59)	$0.64	$(2.22)	$(4.45)	$0.18	$(0.69)
Basic and diluted weighted average shares outstanding	6,385	6,385	6,385	6,385	6,385	6,385	6,385
Unaudited pro forma basic earnings per share(7)	$0.31					$0.15
Unaudited pro forma basic weighted average shares outstanding(7)	45,198					45,283
Unaudited pro forma diluted earnings per share(7)	$0.30					$0.14
Unaudited pro forma diluted weighted average shares outstanding(7)	47,166					47,028

	As of December 31,
						As of March 31, 2018
	2017	2016	2015	2014	2013
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,232	$3,278	$2,343	$2,694	$1,829	$4,170
Customer receivables, net of allowances	186,407	151,999	165,999	183,900	159,377	200,497
Net property and equipment	463,905	309,740	367,207	358,544	324,900	457,342
Total assets(8)	827,037	639,431	776,495	733,047	670,818	830,107
Unamortized discount and debt issuance costs	7,266	4,902	6,034	8,181	10,414	6,478
Total debt, including current portion(9)	605,538	431,022	488,390	497,167	416,988	613,172
Total stockholder's deficit	(41,105)	(37,168)	(21,194)	(27,827)	(12,208)	(38,264)

(1)
As a result of this offering, we expect we will incur compensation expense between $4.0 and $5.0 million relating to the settlement of our SARs.

(2)
During the first quarter of 2018, we incurred expenses of approximately $2.6 million related to this offering.

(3)
Reflects the reversal of a contingent liability in 2017 related to the sale of Xpress Global Systems of $1,026, the gain on the sale of Xpress Global Systems in 2015 of $6,871 and the gain on the sale of Arnold Transportation Services, Inc. ("Arnold") in 2013 of $5,598.

(4)
Relates to the (a) May 2013 amendment of our then-existing credit facility in the amount of $913, (b) termination of our accounts receivable securitization facility in October 2013 in the amount of $674 and (c) termination in May 2014 of our then-existing credit facility and entry into our existing term loan facility and amendment and restatement of our existing $135.0 million revolving credit facility.

(5)
Represents amounts attributable to equity interests in certain of our subsidiaries not controlled by us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
Represents net income attributable to noncontrolling interests in certain of our subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7)
See Notes 1 and 17 to our financial statements for the year ended December 31, 2017 and Notes 1 and 11 to our financial statements for the three months ended March 31, 2018 appearing elsewhere in this prospectus for information regarding computation of unaudited pro forma basic and diluted earnings per share and unaudited pro forma weighted average basic and diluted shares outstanding. The pro forma calculation reflects only the issuance of shares in the Reorganization and the proceeds of shares issued in this offering used to repay existing indebtedness, and therefore does not reflect all 16,668,000 shares issued in this offering. See "Principal and Selling Stockholders." On a pro forma as adjusted basis to give effect to the Reorganization and all of the shares issued in this offering, the shares outstanding as of March 31, 2018 would have been 47,938,293 (which excludes 1,908,013 unvested restricted stock units outstanding as of March 31, 2018). Following March 31, 2018, 262,892 restricted stock units vested and will be converted into shares of common stock as part of the Reorganization, leaving 1,645,121 unvested restricted stock units outstanding as of May 31, 2018.

(8)
Reflects retrospective application of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, ASU 2015-03 and 2015-15, Simplifying the Presentation of Debt Issuance Costs and correction of an error related to the overstatement of goodwill and deferred tax liability.

(9)
Total debt excludes our obligations under operating leases, which totaled approximately $243.3 million as of March 31, 2018, as well as our guarantees of a portion of the specified residual value of certain equipment under lease.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Consolidated Financial Data," and the consolidated financial statements and the related notes included elsewhere in the prospectus. This discussion contains forward-looking statements as a result of many factors, including those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

              We are the fifth largest asset-based truckload carrier in the United States by revenue, generating over $1.5 billion in total operating revenue in 2017. We provide services primarily throughout the United States, with a focus in the densely populated and economically diverse eastern half of the United States. We offer customers a broad portfolio of services using our own truckload fleet and third-party carriers through our non-asset-based truck brokerage network. As of March 31, 2018, our fleet consisted of approximately 6,800 tractors and approximately 16,000 trailers, including approximately 1,300 tractors provided by independent contractors. All of our tractors have been equipped with electronic logs since 2012, and our systems and network are engineered for compliance with the recent federal electronic log mandate. Our terminal network and information technology infrastructure are established and capable of handling significantly larger volumes without meaningful additional investment.

              For much of our history, we focused primarily on scaling our fleet and expanding our service offerings to support sustainable, multi-faceted relationships with customers. More recently, we have focused on our core service offerings and refined our network to focus on shorter, more profitable lanes with more density, which we believe are more attractive to drivers. Over the last three years, we have recruited and developed new executive and operational management teams with significant industry experience and instilled a new culture of professional management. These changes, which are ongoing, helped us to maintain relatively stable profitability during the weak truckload market of 2016 and early 2017, and drive significant improvements to profitability during the strong truckload market beginning in the second half of 2017. This momentum was reflected in our first quarter of 2018, which produced a 300 basis point improvement in our operating ratio, compared to our first quarter of 2017, and a 330 basis point improvement in our Adjusted Operating Ratio for the same period. For the definition of Adjusted Operating Ratio and a reconciliation to the most directly comparable GAAP measure, see "Prospectus Summary—Summary Consolidated Financial Data."

Reportable Segments

              Our business is organized into two reportable segments, Truckload and Brokerage. Our Truckload segment offers truckload services, including OTR trucking and dedicated contract services. Our OTR service offering transports a full trailer of freight for a single customer from origin to destination, typically without intermediate stops or handling pursuant to short-term contracts and spot moves that include irregular route moves without volume and capacity commitments. Tractors are operated with a solo driver or, when handling more time-sensitive, higher-margin freight, a team of two drivers. Our dedicated contract service offering provides similar freight transportation services, but with contractually assigned equipment, drivers and on-site personnel to address customers' needs for committed capacity and service levels pursuant to multi-year contracts with guaranteed volumes and pricing. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services, where loads are contracted third-party carriers.

Truckload Segment

              In our Truckload segment, we generate revenue by transporting freight for our customers in our OTR and dedicated contract service offerings. Our OTR service offering provides solo and expedited team services through one-way movements of freight over routes throughout the United States and cross-border into and out of Mexico. Our dedicated contract service offering devotes the use of equipment to specific customers and provides services through long-term contracts. Our Truckload segment provides services that are geographically diversified but have similar economic and other relevant characteristics, as they all provide truckload carrier services of general commodities and durable goods to similar classes of customers.

              We are typically paid a predetermined rate per load or per mile for our Truckload services. We enhance our revenue by charging for tractor and trailer detention, loading and unloading activities and other specialized services. Consistent with industry practice, our typical customer contracts (other than those contracts in which we have agreed to dedicate certain tractor and trailer capacity for use by specific customers) do not guarantee load levels or tractor availability. This gives us and our customers a certain degree of flexibility to negotiate rates up or down in response to changes in freight demand and trucking capacity. In our dedicated contract service offering, which comprised approximately 36.2% of our truckload operating revenue, and approximately 36.8% of our truckload revenue, before fuel surcharge, for 2017, we provide service under contracts with fixed terms, volumes and rates. Dedicated contracts are often used by our customers with high-service and high-priority freight, sometimes to replace private fleets previously operated by them.

              Generally, in our Truckload segment, we receive fuel surcharges on the miles for which we are compensated by customers. Fuel surcharge revenue mitigates the effect of price increases over a negotiated base rate per gallon of fuel; however, these revenues may not fully protect us from all fuel price increases. Our fuel surcharges to customers may not fully recover all fuel increases due to engine idle time, out-of-route miles and non-revenue generating miles that are not generally billable to the customer, as well as to the extent the surcharge paid by the customer is insufficient. The main factors that affect fuel surcharge revenue are the price of diesel fuel and the number of revenue miles we generate. Although our surcharge programs vary by customer, we generally attempt to negotiate an additional penny per mile charge for every five-cent increase in the U.S. Department of Energy's (the "DOE") national average diesel fuel index over an agreed baseline price. Our fuel surcharges are billed on a lagging basis, meaning we typically bill customers in the current week based on a previous week's applicable index. Therefore, in times of increasing fuel prices, we do not recover as much as we are currently paying for fuel. In periods of declining prices, the opposite is true. Based on the current status of our empty miles percentage and the fuel efficiency of our tractors, we believe that our fuel surcharge recovery is effective.

              The main factors that affect our operating revenue in our Truckload segment are the average revenue per mile we receive from our customers, the percentage of miles for which we are compensated and the number of shipments and miles we generate. Our primary measures of revenue generation for our Truckload segment are average revenue per loaded mile and average revenue per tractor per period, in each case excluding fuel surcharge revenue and revenue and miles from services in Mexico.

              In our Truckload segment, our most significant operating expenses vary with miles traveled and include (i) fuel, (ii) driver-related expenses, such as wages, benefits, training and recruitment and (iii) costs associated with independent contractors (which are primarily included in the "Purchased transportation" line item). Expenses that have both fixed and variable components include maintenance and tire expense and our total cost of insurance and claims. These expenses generally vary with the miles we travel, but also have a controllable component based on safety, fleet age, efficiency and other factors. Our main fixed costs include vehicle rent and depreciation of long-term assets, such as revenue equipment and service center facilities, the compensation of non-driver personnel and other general and administrative expenses.

              Our Truckload segment requires substantial capital expenditures for purchase of new revenue equipment. We use a combination of operating leases and secured financing to acquire tractors and trailers, which we refer to as revenue equipment. When we finance revenue equipment acquisitions with operating leases, we do not record an asset or liability on our consolidated balance sheet, and the lease payments in respect of such equipment are reflected in our consolidated statement of comprehensive income (loss) in the line item "Vehicle rents." When we finance revenue equipment acquisitions with secured financing, the asset and liability are recorded on our consolidated balance sheet, and we record expense under "Depreciation and amortization" and "Interest expense." Typically, the aggregate monthly payments are similar under operating lease financing and secured financing. We use a mix of capital leases and operating leases with individual decisions being based on competitive bids, tax projections and contractual restrictions. We expect our vehicle rents, depreciation and amortization, interest expense and amount of on-balance sheet versus off-balance sheet financing will be impacted by changes in the percentage of our revenue equipment acquired through operating leases versus equipment owned or acquired through capital leases. Because of the inverse relationship between vehicle rents and depreciation and amortization, we review both line items together.

              Approximately 19.1% of our total tractor fleet was operated by independent contractors at March 31, 2018. Independent contractors provide a tractor and a driver and are responsible for all of the costs of operating their equipment and drivers, including interest and depreciation, vehicle rents, driver compensation, fuel and other expenses, in exchange for a fixed payment per mile or percentage of revenue per invoice plus a fuel surcharge pass-through. Payments to independent contractors are recorded in the "Purchased transportation" line item. When independent contractors increase as a percentage of our total tractor fleet, our "Purchased transportation" line item typically will increase, with offsetting reductions in employee driver wages and related expenses, net of fuel (assuming all other factors remain equal). The reverse is true when the percentage of our total fleet operated by company drivers increases.

Brokerage Segment

              In our Brokerage segment, we retain the customer relationship, including billing and collection, and we outsource the transportation of the loads to third-party carriers. For this segment, we rely on brokerage employees to procure third-party carriers, as well as information systems to match loads and carriers.

              Our Brokerage segment revenue is mainly affected by the rates we obtain from customers, the freight volumes we ship through our third-party carriers and our ability to secure third-party carriers to transport customer freight. We generally do not have contracted long-term rates for the cost of third-party carriers, and we cannot assure that our results of operations will not be adversely impacted in the future if our ability to obtain third-party carriers changes or the rates of such providers increase.

              The most significant expense of our Brokerage segment, which is primarily variable, is the cost of purchased transportation that we pay to third-party carriers, and is included in the "Purchased transportation" line item. This expense generally varies depending upon truckload capacity, availability of third-party carriers, rates charged to customers and current freight demand and customer shipping needs. Other operating expenses are generally fixed and primarily include the compensation and benefits of non-driver personnel (which are recorded in the "Salaries, wages and benefits" line item) and depreciation and amortization expense.

              The key performance indicator in our Brokerage segment is gross margin percentage (which is calculated as brokerage revenue less purchased transportation expense expressed as a percentage of total operating revenue). Gross margin percentage can be impacted by the rates charged to customers and the costs of securing third-party carriers.

              Our Brokerage segment does not require significant capital expenditures and is not asset-intensive like our Truckload segment.

Use of Non-GAAP Financial Information

              One of the primary measures we use to evaluate the profitability of our business is operating ratio, measured on a GAAP basis (operating expenses expressed as a percentage of revenue), and Adjusted Operating Ratio, which is a non-GAAP financial measure (operating expenses, net of fuel surcharge revenue and gain or loss on fuel purchase arrangements, expressed as a percentage of revenue, before fuel surcharge revenue). We believe the use of Adjusted Operating Ratio allows us to more effectively compare periods, while excluding the potentially volatile effect of changes in fuel prices (including with respect to our fuel purchase arrangements in prior years). We focus on our Adjusted Operating Ratio as an indicator of our performance from period to period. We believe our presentation of Adjusted Operating Ratio is useful because it provides investors and securities analysts the same information that we use internally to assess our core operating performance. See "Non-GAAP Financial Measures."

              The table below compares our GAAP operating ratio to our non-GAAP Adjusted Operating Ratio.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Consolidated (GAAP Presentation)
Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676
Total operating expenses	1,526,777	1,423,474	1,493,490	410,854	361,748

Income from operations	$28,608	$27,731	$47,613	$14,854	$1,928

Operating ratio	98.2%	98.1%	96.9%	96.5%	99.5%

Truckload (GAAP Presentation)
Total truckload operating revenue	$1,382,167	$1,301,574	$1,371,514	$371,167	$325,894
Total truckload operating expenses	1,356,967	1,275,612	1,326,587	358,664	324,193

Truckload income from operations	$25,200	$25,962	$44,927	$12,503	$1,701

Truckload operating ratio	98.2%	98.0%	96.7%	96.6%	99.5%

Consolidated (Non-GAAP Presentation)
Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)

Revenue, before fuel surcharge	1,417,173	1,348,023	1,396,435	382,858	331,842

Total operating expenses	1,526,777	1,423,474	1,493,490	410,854	361,748
Adjusted for:
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)
Fuel purchase arrangements	(8,424)	(7,983)	(13,369)	—	—

Total operating expenses, net of fuel surcharge and fuel purchase arrangements	1,380,141	1,312,309	1,335,453	368,004	329,914

Adjusted income from operations	$37,032	$35,714	$60,982	$14,854	$1,928

Adjusted Operating Ratio	97.4%	97.4%	95.6%	96.1%	99.4%

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Truckload (Non-GAAP Presentation)
Total truckload operating revenue	$1,382,167	$1,301,574	$1,371,514	$371,167	$325,894
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)

Truckload revenue, before fuel surcharge	1,243,955	1,198,392	1,226,846	328,317	294,060

Total truckload operating expenses	1,356,967	1,275,612	1,326,587	358,664	324,193
Adjusted for:
Fuel surcharge	(138,212)	(103,182)	(144,668)	(42,850)	(31,834)
Fuel purchase arrangements	(8,424)	(7,983)	(13,369)	—	—

Total truckload operating expenses, net of fuel surcharge and fuel purchase arrangements	1,210,331	1,164,447	1,168,550	315,814	292,359

Adjusted truckload income from operations	$33,624	$33,945	$58,296	$12,503	$1,701

Truckload Adjusted Operating Ratio	97.3%	97.2%	95.2%	96.2%	99.4%

Results of Operations

Revenue

              We generate revenue from two primary sources: transporting freight for our customers (including related fuel surcharge revenue) and arranging for the transportation of customer freight by third-party carriers. We have two reportable segments: our Truckload segment and our Brokerage segment. Truckload revenue, before fuel surcharge, and truckload fuel surcharge are primarily generated through trucking services provided by our two Truckload service offerings (OTR and dedicated contract). Brokerage revenue is primarily generated through brokering freight to third-party carriers.

              Our total operating revenue is affected by certain factors that relate to, among other things, the general level of economic activity in the United States, customer inventory levels, specific customer demand, the level of capacity in the truckload and brokerage industry, the success of our marketing and sales efforts and the availability of drivers, independent contractors and third-party carriers.

              A summary of our revenue generated by type for the years ended December 31, 2017, 2016 and 2015 and for the three months ended March 31, 2018 and 2017 is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Revenue, before fuel surcharge	$1,417,173	$1,348,023	$1,396,435	$382,858	$331,842
Fuel surcharge	138,212	103,182	144,668	42,850	31,834

Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676

              For the quarter ended March 31, 2018, our total operating revenue increased by $62.0 million, or 17.1%, compared to the same quarter in 2017, and our revenue, before fuel surcharge increased by $51.0 million, or 15.4%. The primary factors driving the increases in total operating revenue and revenue, before fuel surcharge, were increased fuel surcharge revenues combined with improved pricing in each of our segments and increased volumes in our Brokerage segment.

              For 2017, our total operating revenue increased by $104.2 million, or 7.2% compared to 2016, and our revenue, before fuel surcharge, increased by $69.2 million, or 5.1%. The primary factors driving the increases in total operating revenue and revenue, before fuel surcharge, were increased fuel surcharge revenues combined with increased volumes at our Brokerage segment and improved pricing in each of our segments. Based on our experience during the beginning of 2018, we expect contract rates to increase year-over-year from 2017, particularly in the first half of 2018.

              For 2016, our total operating revenue decreased by $89.9 million, or 5.8%, compared to 2015, and our revenue, before fuel surcharge decreased by $48.4 million, or 3.5%. The divesture of Xpress Global Systems in 2015 accounted for $29.2 million of the decreased revenue. The primary factors driving the remaining decreases in total operating revenue and revenue, before fuel surcharge, excluding Xpress Global Systems were decreased fuel surcharge revenue and decreased brokerage revenue.

              A summary of our revenue generated by segment for the years ended December 31, 2017, 2016 and 2015 and for the three months ended March 31, 2018 and 2017 is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Truckload revenue, before fuel surcharge	$1,243,955	$1,198,392	$1,226,846	$328,317	$294,060
Fuel surcharge	138,212	103,182	144,668	42,850	31,834
Total Truckload operating revenue	1,382,167	1,301,574	1,371,514	371,167	325,894
Brokerage operating revenue	173,218	149,631	169,589	54,541	37,782

Total operating revenue	$1,555,385	$1,451,205	$1,541,103	$425,708	$363,676

              The following is a summary of our key Truckload segment performance indicators, before fuel surcharge and excluding miles from services in Mexico, for the years ended December 31, 2017, 2016 and 2015; the three months ended March 31, 2018, 2017 and 2016; the three months ended June 30, 2017 and 2016; the three months ended September 30, 2017 and 2016; and the three months ended December 31, 2017 and 2016. Average tractors, average company-owned tractors and average independent contractor tractors exclude tractors in Mexico at Xpress Internacional.

	Year Ended December 31,
	2017	2016	2015
OTR
Average revenue per tractor per week	$3,500	$3,367	$3,522
Average revenue per loaded mile	$1.853	$1.792	$1.831
Average revenue miles per tractor per week	1,889	1,879	1,923
Average tractors	3,788	3,863	3,851
Dedicated contract
Average revenue per tractor per week	$3,598	$3,532	$3,407
Average revenue per loaded mile	$2.089	$2.086	$1.984
Average revenue miles per tractor per week	1,723	1,693	1,717
Average tractors	2,440	2,322	2,247
Consolidated truckload
Average revenue per tractor per week	$3,539	$3,429	$3,480
Average revenue per loaded mile	$1.940	$1.895	$1.884
Average revenue miles per tractor per week	1,824	1,809	1,847
Average tractors	6,228	6,185	6,098
Average company-owned tractors	5,434	5,361	5,256
Average independent contractor tractors	794	824	842

	Three Months Ended March 31,			Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2018	2017	2016	2017	2016	2017	2016	2017	2016
OTR
Average revenue per tractor per week	$3,850	$3,286	$3,285	$3,302	$3,399	$3,533	$3,387	$3,896	$3,386
Average revenue per loaded mile	$1.972	$1.763	$1.798	$1.785	$1.759	$1.861	$1.777	$1.998	$1.837
Average revenue miles per tractor per week	1,952	1,864	1,827	1,849	1,932	1,898	1,906	1,950	1,843
Average tractors	3,622	3,832	3,836	3,837	3,906	3,765	3,898	3,717	3,810
Dedicated contract
Average revenue per tractor per week	$3,544	$3,539	$3,522	$3,735	$3,599	$3,612	$3,550	$3,518	$3,453
Average revenue per loaded mile	$2.183	$2.090	$2.069	$2.064	$2.059	$2.068	$2.076	$2.134	$2.138
Average revenue miles per tractor per week	1,623	1,693	1,703	1,810	1,748	1,747	1,710	1,649	1,615
Average tractors	2,623	2,384	2,234	2,353	2,238	2,440	2,338	2,583	2,477
Consolidated truckload
Average revenue per tractor per week	$3,721	$3,383	$3,372	$3,467	$3,471	$3,564	$3,448	$3,741	$3,413
Average revenue per loaded mile	$2.051	$1.881	$1.893	$1.890	$1.861	$1.938	$1.881	$2.048	$1.946
Average revenue miles per tractor per week	1,814	1,798	1,781	1,834	1,865	1,839	1,833	1,827	1,753
Average tractors	6,245	6,216	6,070	6,190	6,144	6,205	6,236	6,300	6,287
Average company-owned tractors	5,151	5,447	5,258	5,490	5,319	5,431	5,394	5,367	5,473
Average independent contractor tractors	1,094	769	812	700	825	774	842	933	814

              For the quarter ended March 31, 2018, our Truckload revenue, before fuel surcharge increased by $34.3 million, or 11.6% compared to the same quarter in 2017. The primary factors driving the increase in Truckload revenue were a 9.0% increase in revenue per loaded mile due to increased contract rates and increased pricing in the spot market compared to the same quarter in 2017, combined with a slight increase in average revenue miles per tractor and average available tractors, due to a stronger freight environment and our continued focus on executing our operating initiatives. Fuel surcharge revenue increased by $11.0 million, or 34.6%, to $42.9 million, compared with $31.8 million in the same quarter in 2017. The DOE national weekly average fuel price per gallon averaged approximately $0.449 per gallon higher in the quarter ended March 31, 2018 compared to the same quarter in 2017. The increase in fuel surcharge revenue relates to the increased fuel prices combined with an approximately 1.3% increase in revenue miles compared to the same quarter in 2017.

              For 2017, our Truckload revenue, before fuel surcharge increased by $45.6 million, or 3.8% compared to 2016. The primary factors driving the increase in Truckload revenue were a 2.4% increase in revenue per loaded mile, combined with a slight increase in average revenue miles per tractor and average available tractors, due to a stronger freight environment and our operating improvements. During mid-2017, the freight market began improving from its 2016 and early 2017 state and strengthened throughout the remainder of the year and into 2018. Fuel surcharge revenue increased by $35.0 million, or 33.9%, to $138.2 million, compared with $103.2 million in 2016. The DOE national weekly average fuel price per gallon averaged approximately $0.352 per gallon higher in 2017 compared with 2016. The increase in fuel surcharge revenue relates to the increased fuel prices combined with an approximate 1.3% increase in revenue miles compared with 2016.

              For 2016, our Truckload revenue, before fuel surcharge decreased by $28.5 million, or 2.3%, compared with 2015. The primary factor driving the decrease in our Truckload revenue was the 2015 divesture of Xpress Global Systems, which accounted for $29.2 million in revenue in 2015. In addition, truckload freight demand softened. For 2016, fuel surcharge revenue decreased $41.5 million, or 28.7%, to $103.2 million, compared with $144.7 million in 2015, primarily due to lower fuel costs, as well as a slight decrease in revenue miles as compared to 2015. Fuel prices as measured by the DOE averaged approximately $0.403, or 14.9%, per gallon lower in 2016 compared with 2015.

              The key performance indicator of our Brokerage segment is gross margin percentage (brokerage revenue less purchased transportation expense expressed as a percentage of total operating revenue). Gross margin percentage can be impacted by the rates charged to customers and the costs of securing third-party carriers. The following table lists the gross margin percentage for our Brokerage segment for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
Gross margin percentage	13.5%	13.9%	13.2%	14.0%	13.6%

              For the quarter ended March 31, 2018, our Brokerage revenue increased by $16.8 million, or 44.4%, compared to the same quarter in 2017. The primary factors driving the increase in Brokerage revenue were a 17.6% increase in load count combined with a 22.8% increase in average revenue per load. Average revenue per load improved due to stronger pricing and higher fuel prices.

              For 2017, our Brokerage revenue increased by $23.6 million, or 15.8%. The primary factors driving the increase in Brokerage revenue were a 9.4% increase in load count combined with a 5.6% increase in average revenue per load. Average revenue per load improved due to a stronger freight market and higher fuel prices.

              For 2016, our Brokerage revenue decreased by $20 million, or 11.8%. The primary factor impacting the decrease in Brokerage revenue was a 15.1% decrease in average revenue per load as compared to 2015, due in part to the lower fuel prices.

Operating Expenses

              For comparison purposes in the discussion below, we use total operating revenue and revenue, before fuel surcharge when discussing changes as a percentage of revenue. As it relates to the comparison of expenses to revenue, before fuel surcharge, we believe that removing fuel surcharge revenue, which is sometimes a volatile source of revenue affords a more consistent basis for comparing the results of operations from period-to-period.

              Individual expense line items as a percentage of total operating revenue also are affected by fluctuations in the percentage of our revenue generated by independent contractor and brokerage loads. Expense line items relating to fuel costs are also affected by the fuel purchase arrangements that were in place through December 31, 2017. We have determined that our fuel surcharge program adequately protects us from risks relating to fluctuating fuel prices, and accordingly, we terminated all fuel purchase arrangements as of December 31, 2017, and do not expect to enter into fuel purchase arrangements in the near term.

Salaries, Wages and Benefits

              Salaries, wages and benefits consist primarily of compensation for all employees. Salaries, wages and benefits are primarily affected by the total number of miles driven by company drivers, the rate per mile we pay our company drivers, employee benefits such as health care and workers' compensation, and to a lesser extent by the number of, and compensation and benefits paid to, non-driver employees.

              The following is a summary of our salaries, wages and benefits for the years ended December 31, 2017, 2016 and 2015 and for the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Salaries, wages and benefits	$543,735	$510,599	$508,760	$132,924	$130,251
% of total operating revenue	35.0%	35.2%	33.0%	31.2%	35.8%
% of revenue, before fuel surcharge	38.4%	37.9%	36.4%	34.7%	39.3%

              For the quarter ended March 31, 2018, salaries, wages and benefits increased $2.7 million, or 2.1%, compared with the same quarter in 2017. This increase in absolute dollars terms was due in part to increased driver wages as a result of higher utilization and incentive-based pay in our OTR service offering and driver pay increases in our dedicated service offering. During the first quarter of 2018, our group health and workers' compensation expense decreased approximately 7.4%, due to positive trends in our group health claims compared to the same quarter in 2017. As a result of this offering, we expect we will incur compensation expense between $4.0 and $5.0 million relating to the settlement of our SARs.

              For 2017, salaries, wages and benefits increased $33.1 million, or 6.5%, compared with 2016. This increase in absolute dollar terms was primarily due to increased driver wages associated with a 6.8% increase in dedicated contract revenue, driver pay increases in our OTR service offering combined with a 26.7% increase in workers' compensation and group health claims compared to 2016. Nondriver payroll increased 6.6% due in part to merit increases during the second half of 2016. In the near term, we believe salaries, wages and benefits will increase as a result of a tight driver market, wage inflation, higher healthcare costs. As a percentage of revenue, we expect salaries, wages and benefits will fluctuate based on our ability to generate offsetting increases in average revenue per total mile and the percentage of revenue generated by independent contractors and brokerage operations, for which payments are reflected in the "Purchased transportation" line item.

              For 2016, salaries, wages and benefits increased $1.8 million, or 0.4%, compared with 2015. Excluding the impact of Xpress Global Systems from 2015, salaries, wages and benefits increased $11.6 million, or 2.3% in 2016. The increase was primarily due to driver wages associated with our dedicated contract service offering as dedicated contract revenue increased by approximately 9.0% of Truckload revenue as compared to 2015.

Fuel and Fuel Taxes

              Fuel and fuel taxes consist primarily of diesel fuel expense and fuel taxes for our company-owned and leased tractors. The primary factors affecting our fuel and fuel taxes expense are the cost of diesel fuel, the miles per gallon we realize with our equipment and the number of miles driven by company drivers. Additionally, in the years ended December 31, 2017, 2016, and 2015, our fuel expense included approximately $8.4 million, $8.0 million and $13.4 million, respectively, in net losses under fuel purchase arrangements. These arrangements were terminated as of December 31, 2017. We believe our fuel surcharge program adequately protects us from risks relating to fluctuating fuel prices. We do not expect to enter into fuel purchase arrangements in the near term.

              We believe that the most effective protection against net fuel cost increases in the near term is to maintain an effective fuel surcharge program and to operate a fuel-efficient fleet by incorporating fuel efficiency measures, such as auxiliary heating units, installation of aerodynamic devices on tractors and trailers and low-rolling resistance tires on our tractors, engine idle limitations and computer-optimized fuel-efficient routing of our fleet.

              The following is a summary of our fuel and fuel taxes for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Fuel and fuel taxes	$219,515	$186,257	$227,410	$58,389	$50,468
% of total operating revenue	14.1%	12.8%	14.8%	13.7%	13.9%

              For the quarter ended March 31, 2018, fuel and fuel taxes increased $7.9 million, or 15.7%, compared with the same quarter in 2017. The increase in fuel and fuel taxes was primarily the result of an increase in diesel fuel prices compared with the same quarter in 2017, partially offset by decreased company driver miles. The average DOE fuel price per gallon increased 17.5% to $3.02 per gallon in the quarter ended March 31, 2018, compared to the same quarter in 2017, which increased the percentage of our fuel surcharge revenue passed through to independent contractors.

              For 2017, fuel and fuel taxes increased $33.3 million, or 17.9%, compared with 2016. The increase in fuel and fuel taxes was primarily the result of an increase in diesel fuel prices compared with 2016, partially offset by a 1.0% improvement in miles per gallon associated with our investments in a more fuel-efficient fleet. The average DOE fuel price per gallon increased 15.3% to $2.66 per gallon in 2017 compared with 2016.

              For 2016, fuel and fuel taxes decreased $41.2 million, or 18.1%, compared with 2015. The decrease in fuel and fuel taxes was primarily the result of a decrease in diesel fuel prices compared with 2015 combined with a 1.1% improvement in miles per gallon associated with our investment in a more fuel-efficient fleet. The average DOE fuel price per gallon decreased 14.9% to $2.30 per gallon in 2016 compared with 2015.

              To measure the effectiveness of our fuel surcharge program, we calculate "net fuel expense" by subtracting fuel surcharge revenue (other than the fuel surcharge revenue we reimburse to independent contractors, which is included in purchased transportation) and gain or loss on fuel purchase arrangements from our fuel expense. Our net fuel expense as a percentage of revenue, before fuel surcharge, is affected by the cost of diesel fuel net of surcharge collection, the percentage of miles driven by company tractors and our percentage of non-revenue generating miles, for which we do not receive fuel surcharge revenues. Net fuel expense as a percentage of revenue, before fuel surcharge, is shown below:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Total fuel surcharge revenue	$138,212	$103,182	$144,668	$42,850	$31,834
Less: fuel surcharge revenue reimbursed to independent contractors	19,877	14,928	20,745	7,956	4,387

Company fuel surcharge revenue	$118,335	$88,254	$123,923	$34,894	$27,447

Total fuel and fuel taxes	$219,515	$186,257	$227,410	$58,389	$50,468
Less: company fuel surcharge revenue	118,335	88,254	123,923	34,894	27,447
Less: fuel purchase arrangements	8,424	7,983	13,369	—	—

Net fuel expense	$92,756	$90,020	$90,118	$23,495	$23,021

% of total operating revenue	6.0%	6.2%	5.8%	5.5%	6.3%
% of revenue, before fuel surcharge	6.5%	6.7%	6.5%	6.1%	6.9%

              For the quarter ended March 31, 2018, net fuel expense increased $0.5 million, or 2.1%, compared with the same quarter in 2017. During the quarter ended March 31, 2018, independent contractors accounted for 17.5% of the average tractors available compared to 12.4% in the same quarter of 2017.

              For 2017, net fuel expense increased $2.7 million, or 3.0%, compared with 2016. The increase in net fuel expense was primarily the result of an increase in diesel fuel prices compared with 2016, partially offset by a 1.0% improvement in miles per gallon associated with our investments in a more fuel-efficient fleet. The average DOE fuel price per gallon increased 15.3% to $2.66 per gallon in 2017 compared with 2016 and was largely offset by increases in fuel surcharge revenues. In the near term, our net fuel expense is expected to fluctuate as a percentage of total operating revenue and revenue, before fuel surcharge, based on factors such as diesel fuel prices, the percentage recovered from fuel surcharge programs, the percentage of uncompensated miles, the percentage of revenue generated by independent contractors, the percentage of revenue generated by team-driven tractors (which tend to generate higher miles and lower revenue per mile, thus proportionately more fuel cost as a percentage of revenue) and the success of fuel efficiency initiatives.

              For 2016, net fuel expense decreased by $0.1 million, or 0.1%, compared with 2015.

Vehicle Rents and Depreciation and Amortization

              Vehicle rents consist primarily of payments for tractors and trailers financed with operating leases. The primary factors affecting this expense item include the size and age of our tractor and trailer fleets, the cost of new equipment and the relative percentage of owned versus leased equipment.

              Depreciation and amortization consists primarily of depreciation for owned tractors and trailers. The primary factors affecting these expense items include the size and age of our tractor and trailer fleets, the cost of new equipment and the relative percentage of owned equipment and equipment acquired through debt or capital leases versus equipment leased through operating leases.

We use a mix of capital leases and operating leases to finance our revenue equipment with individual decisions being based on competitive bids, tax projections and contractual restrictions. Gains or losses realized on the sale of owned revenue equipment are included in depreciation and amortization for reporting purposes.

              Vehicle rents and depreciation and amortization are closely related because both line items fluctuate depending on the relative percentage of owned equipment and equipment acquired through capital leases versus equipment leased through operating leases. Vehicle rents increase with greater amounts of equipment acquired through operating leases, while depreciation and amortization increases with greater amounts of owned equipment and equipment acquired through capital leases. Because of the inverse relationship between vehicle rents and depreciation and amortization, we review both line items together.

              The following is a summary of our vehicle rents and depreciation and amortization for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Vehicle rents	$74,377	$109,466	$102,864	$20,022	$25,395
Depreciation and amortization, net of (gains) losses on sale of property	93,369	71,597	74,452	24,706	19,248

Vehicle rents and depreciation and amortization, net of (gains) losses on sale of property	$167,746	$181,063	$177,316	$44,728	$44,643

% of total operating revenue	10.8%	12.5%	11.5%	10.5%	12.3%
% of revenue, before fuel surcharge	11.8%	13.4%	12.7%	11.7%	13.5%
Average tractors owned as % of total company fleet	61.4%	27.8%	33.5%	65.7%	40.1%
Average trailers owned as % of total company fleet	71.8%	78.4%	82.4%	63.2%	72.7%

              For the quarter ended March 31, 2018, vehicle rents decreased $5.4 million, or 21.2%, compared to the same quarter in 2017. The decrease in vehicle rents was primarily due to fewer tractors financed under operating leases, offset by an increase in the number of trailers financed under operating leases and the higher cost of new trailers. Depreciation and amortization, net of (gains) losses on sale of property and equipment increased $5.5 million, or 28.4%, compared to the same quarter in 2017. The increase was primarily due to an increase in average tractors owned offset by a decrease in average trailers owned.

              For 2017, vehicle rents decreased $35.1 million, or 32.1%, compared with 2016. The decrease in vehicle rents was primarily due to the conversion of approximately 2,700 tractors from leased to secured financing in March 2017, partially offset by an increase in the number of trailers financed under operating leases and the higher cost of new trailers. Depreciation and amortization, net of (gains) losses on sale of property, increased $21.8 million, or 30.4%, compared with 2016. This increase was primarily due to the refinancing of approximately 2,700 tractors originally financed under operating leases to long-term debt financing. In conjunction with this refinancing, we took ownership of tractors with an acquisition value of approximately $250.8 million and subsequently recorded them as additions to property and equipment. As a result of the transaction, we experienced reduced vehicle rents, offset by increased tractor depreciation and interest expense. The replacement notes have similar monthly payments as the original operating leases and are not expected to materially change our future cash obligations. We may engage in a similar transaction or transactions during the remainder of 2018. In the near term, we expect depreciation and amortization, net of (gains) losses on sale of property and vehicle rents to increase. Over the balance of 2018, we currently plan to replace tractors under operating leases that expire with newly leased tractors, and in the case of owned tractors, replace such tractors with new owned tractors as they reach approximately 475,000 miles, which we expect will keep a consistent average fleet age and the mix of leased versus owned tractors approximately the same as 2017. Our mix of owned and leased equipment may vary over time due to tax, financing and flexibility, among other factors.

              For 2016, vehicle rents increased $6.6 million, or 6.4%, compared with 2015. The increase in vehicle rents was primarily due to an increase in average tractors and trailers financed under operating leases combined with increased costs of new tractors and trailers. Depreciation and amortization, net of (gains) losses on sale of property, decreased $2.9 million, or 3.8%, compared with 2015. This decrease is primarily due to a decrease in the average number of tractors owned, partially offset by a one-time charge of $2.5 million in additional software amortization related to the abandonment of software, as well as an increase in the cost of new tractors and trailers.

Purchased Transportation

              Purchased transportation consists of the payments we make to independent contractors, including fuel surcharge reimbursements paid to independent contractors, in our Truckload segment, and payments to third-party carriers in our Brokerage segment.

              The following is a summary of our purchased transportation for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Purchased transportation	$308,624	$275,691	$304,344	$101,776	$69,025
% of total operating revenue	19.8%	19.0%	19.7%	23.9%	19.0%
% of revenue, before fuel surcharge	21.8%	20.5%	21.8%	26.6%	20.8%

              For the quarter ended March 31, 2018, purchased transportation increased $32.8 million, or 47.4%, compared to the same quarter in 2017. The increase in purchased transportation was primarily due to the $16.8 million increase in Brokerage revenue, a $3.6 million increase in fuel surcharge reimbursement to independent contractors and a 42.3% increase in average independent contractors compared to the same quarter in 2017.

              For 2017, purchased transportation increased $32.9 million, or 11.9%, compared with 2016. The increase in purchased transportation was primarily due to the $23.6 million increase in Brokerage revenue and $4.9 million in additional fuel surcharge reimbursement to independent contractors combined with a 2.9% increase in average independent contractors compared to 2016.

              For 2016, purchased transportation decreased $28.7 million, or 9.4%, compared with 2015. The decrease in purchased transportation was primarily due to the $20.0 million decrease in Brokerage revenue combined with the deconsolidation of Xpress Global, which accounted for $10.3 million of the decrease.

              Because we reimburse independent contractors for fuel surcharges we receive, we subtract fuel surcharge revenue reimbursed to third parties from our purchased transportation. The result, referred to as purchased transportation, net of fuel surcharge reimbursements, is evaluated as a percentage of total operating revenue and as a percentage of revenue, before fuel surcharge, as shown below:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Purchased transportation	$308,624	$275,691	$304,344	$101,776	$69,025
Less: fuel surcharge revenue reimbursed to independent contractors	19,877	14,928	20,745	7,956	4,387

Purchased transportation, net of fuel surcharge reimbursement	$288,747	$260,763	$283,599	$93,820	$64,638

% of total operating revenue	18.6%	18.0%	18.4%	22.0%	17.8%
% of revenue, before fuel surcharge	20.4%	19.3%	20.3%	24.5%	19.5%

              For the quarter ended March 31, 2018, purchased transportation, net of fuel surcharge reimbursement, increased $29.2 million, or 45.1%, compared to the same quarter in 2017. This increase was primarily due to the $16.8 million increase in Brokerage revenue, combined with a 42.3% increase in average independent contractors compared to the same quarter in 2017.

              For 2017, purchased transportation, net of fuel surcharge reimbursement, increased $28.0 million, or 10.7%, compared with 2016. The increase in purchased transportation was primarily due to the $23.6 million increase in Brokerage revenue combined with a 2.9% increase in average independent contractors compared to 2016. This expense category will fluctuate with the number and percentage of loads hauled by independent contractors and third-party carriers, as well as the amount of fuel surcharge revenue passed through to independent contractors. If industry-wide trucking capacity continues to tighten in relation to freight demand, especially in light of the ELD mandate that is expected to reduce capacity, we may need to increase the amounts we pay to third-party carriers and independent contractors, which could increase this expense category on an absolute basis and as a percentage of total operating revenue and revenue, before fuel surcharge, absent an offsetting increase in revenue. We continue to actively attempt to expand our Brokerage segment and recruit independent contractors. If we are successful, we would expect this line item to increase as a percentage of total operating revenue and revenue, before fuel surcharge.

              For 2016, purchased transportation, net of fuel surcharge reimbursement, decreased $22.8 million, or 8.1%, compared with 2015. Excluding the impact of Xpress Global Systems from 2015, purchased transportation, net of fuel surcharge reimbursement decreased $12.5 million, or 4.6%, primarily due to a $20.0 million decrease in Brokerage revenue compared to 2015.

Operating Expenses and Supplies

              Operating expenses and supplies consist primarily of ordinary vehicle repairs and maintenance costs, driver on-the-road expenses, tolls and advertising expenses related to driver recruiting. Operating expenses and supplies are primarily affected by the age of our company-owned and leased fleet of tractors and trailers, the number of miles driven in a period and driver turnover.

              The following is a summary of our operating expenses and supplies for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Operating expenses and supplies	$126,700	$124,102	$127,535	$29,791	$31,372
% of total operating revenue	8.1%	8.6%	8.3%	7.0%	8.6%
% of revenue, before fuel surcharge	8.9%	9.2%	9.1%	7.8%	9.5%

              For the quarter ended March 31, 2018, operating expenses and supplies decreased $1.6 million, or 5.0%, compared to the same quarter in 2017. The decrease was primarily due to decreased trailer maintenance expense as the average age has declined by nine months from the average age at March 31, 2017, combined with a slight reduction in tractor maintenance expense despite the average tractor age increasing six months compared to the same quarter in 2017.

              For 2017, operating expenses and supplies increased by $2.6 million, or 2.1%, compared with 2016. This increase was attributable primarily to increased driver hiring costs offset by decreased maintenance and tire expenses related to successful implementation of proactive internal maintenance initiatives, despite the impact of an increased fleet age. During 2017, our tractor maintenance cost per mile remained constant despite the average tractor fleet age increasing eight months. Generally, as equipment ages, the maintenance costs increase on a per-mile basis. However, our preventive maintenance initiatives have contributed to a meaningful improvement in our cost of operating expenses and supplies on a cost per company mile basis.

              For 2016, operating expenses and supplies decreased $3.4 million, or 2.7%, compared with 2015, primarily due to decreased maintenance and tire expenses related to the reduction in the average age of our trailer fleet from 115 months to 107 months, partially offset by increases in driver hiring related expenses compared to 2015.

Insurance Premiums and Claims

              Insurance premiums and claims consists primarily of retained amounts for liability (personal injury and property damage), physical damage and cargo damage, as well as insurance premiums. The primary factors affecting our insurance premiums and claims are the frequency and severity of accidents, trends in the development factors used in our actuarial accruals and developments in large, prior year claims. The number of accidents tends to increase with the miles we travel. With our significant retained amounts, insurance claims expense may fluctuate significantly and impact the cost of insurance premiums and claims from period-to-period, and any increase in frequency or severity of claims or adverse loss development of prior period claims would adversely affect our financial condition and results of operations.

              The following is a summary of our insurance premiums and claims expense for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
Insurance premiums and claims	$77,430	$69,722	$74,212	$20,170	$17,442
% of total operating revenue	5.0%	4.8%	4.8%	4.7%	4.8%
% of revenue, before fuel surcharge	5.5%	5.2%	5.3%	5.3%	5.3%

              For the quarter ended March 31, 2018, insurance premiums and claims increased $2.7 million, or 15.6%, compared to the same quarter in 2017. Insurance premiums and claims increased primarily due to an increase in liability claims expense due in part to increased severity of claims as compared to the same quarter in 2017.

              For 2017, insurance premiums and claims increased by $7.7 million, or 11.1%, compared with 2016. The increase in insurance and claims was primarily due to increased frequency of physical damage claims combined with increased auto liability insurance premiums. Our auto liability premiums increased approximately $2.3 million for the policy year beginning September 1, 2016 and increased an additional $0.2 million for the policy year beginning September 1, 2017. The insurance market for excess liability coverage tightened during 2016 as one of the larger domestic insurance carriers exited the market. During the fourth quarter of 2017, we began installing event recorders on our tractors, and we plan to have installed event recorders in substantially all of our tractors in our fleet by the second quarter of 2018. We believe event recorders will give us the ability to better train our drivers with respect to safe driving behavior, which in turn may help reduce insurance costs over time.

              For 2016, insurance premiums and claims decreased by $4.5 million, or 6.1%, compared with 2015, primarily due to a significant accident in April 2015.

Operating Taxes and Licenses

              For the quarter ended March 31, 2018, operating taxes and licenses remained constant at $3.4 million compared to the same quarter in 2017. For 2017, operating taxes and licenses increased by $0.3 million, or 2.5%, compared with 2016. For 2016, operating taxes and licenses decreased by $0.1 million, or 0.9%, compared with 2015. This line item has historically fluctuated only slightly due to changes in the number of tractors permitted.

Communications and Utilities

              For the quarter ended March 31, 2018, communications and utilities increased $0.5 million, or 25.3%, compared to the same quarter in 2017. Communications and utilities increased as we began installing event recorders in the fourth quarter of 2017. For 2017, communications and utilities decreased by $0.9 million, or 10.7%, compared with 2016. For 2016, communications and utilities increased by $0.2 million, or 2.5%, compared with 2015. This line item has historically fluctuated slightly due to changes in revenue equipment tracking, information technology and communications costs.

General and Other Operating Expenses

              General and other operating expenses consist primarily of driver recruiting costs, legal and professional services fees, general and administrative expenses and other costs.

              The following is a summary of our general and other operating expenses for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(dollars in thousands)
General and other operating expenses	$61,575	$54,004	$51,961	$17,209	$13,212
% of total operating revenue	4.0%	3.7%	3.4%	4.0%	3.6%
% of revenue, before fuel surcharge	4.3%	4.0%	3.7%	4.5%	4.0%

              For the quarter ended March 31, 2018, general and other operating expenses increased $4.0 million, or 30.3%, compared to the same quarter in 2017. General and other operating expenses increased primarily due to increased professional and other administrative expenses. During the first quarter of 2018, we incurred expenses of approximately $2.6 million related to this offering.

              For 2017, general and other operating expenses increased by 14.0% compared with 2016, due in part to a settlement related to a class action lawsuit, combined with increased legal and professional expenses along with higher driver hiring related costs. We expect general and other operating expenses to increase in the future due in part to higher driver recruiting costs related to the tightening driver market.

              For 2016, general and other operating expenses increased $2.0 million, or 3.9%, compared with 2015, primarily due to increased legal and professional fees.

Interest

              Interest expense consists of cash interest, amortization of original issuance discount and deferred financing fees and purchase commitment interest related to our obligation to acquire the remaining equity interest in Xpress Internacional.

              The following is a summary of our interest expense for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Interest expense, excluding non-cash items	$46,665	$41,778	$43,863	$11,835	$9,894
Original issue discount and deferred financing amortization	3,791	5,517	2,861	871	724
Purchase commitment interest	(698)	883	1,085	(48)	(100)

Interest expense, net	$49,758	$48,178	$47,809	$12,658	$10,518

              For the quarter ended March 31, 2018, interest expense increased $1.9 million, primarily due to increased equipment and revolver borrowings compared to the same quarter in 2017. We had 65.7% of our tractors financed with equipment installment notes in the first quarter of 2018, compared to 40.1% during the first quarter of 2017. Based on the repayment of our existing term loan facility, the repayment of the 2007 Restated Term Note and the repayment of borrowings outstanding under our existing revolving credit facility as set forth in "Use of Proceeds," we expect our interest expense will be reduced by $29.0 million on an annual basis.

              During 2017, interest expense increased $4.9 million, primarily due to the conversion of approximately 2,700 tractors from operating leases to secured financing in March 2017.

              During 2016, interest expense decreased $2.1 million, primarily due to an increase in average tractors and trailers financed under operating leases.

Equity in Loss of Affiliated Companies

              We hold non-controlling investments in the following entities, which are accounted for using the equity method of accounting and are reflected as a component of other long-term assets in our consolidated balance sheets: (i) Xpress Global Systems, in which we received preferred and common equity interests representing 10% of the outstanding equity interests of Xpress Global Systems Acquisition, the purchaser of our Xpress Global Systems business in our April 2015 disposition of substantially all of our equity in that business; (ii) Parker Global Enterprises, into which we contributed substantially all of the assets and liabilities of Arnold and its affiliates, and in which we hold a 45% investment; (iii) Dylka and XPS, providers of intra-Mexico transportation services and brokerage and brokerage services, respectively, which are controlled by certain members of the management team of Xpress Internacional; and (iv) DriverTech, the provider of our in-cab communication units.

              We record our share of the net income or loss of our equity method investees in "Equity in loss of affiliated companies." The amount of losses recorded reduces the carrying amount of our non-controlling investments. Once our portion of net losses in a non-controlling investment exceeds its carrying amount, we carry our equity method investment as zero until such time as the investee's cumulative income exceeds cumulative losses.

Liquidity and Capital Resources

Overview

              Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, letters of credit to support insurance requirements and tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

              We make substantial net capital expenditures to maintain a modern company tractor fleet, refresh our trailer fleet and strategically expand our fleet. Over the balance of 2018, we plan to replace tractors under operating leases that expire with newly leased tractors and, in the case of owned tractors, replace such owned tractors with new owned tractors as they reach approximately 475,000 miles, which we expect will keep a consistent average fleet age and the mix of owned versus leased tractors approximately the same as 2017. Our mix of owned and leased equipment may vary over time due to tax, financing and flexibility, among other factors.

              We believe we can fund our expected cash needs, including debt repayment, in the short-term with projected cash flows from operating activities, borrowings under our existing revolving credit facility and direct debt and lease financing we believe to be available for at least the next 12 months. Over the long-term, we expect that we will continue to have significant capital requirements, which may require us to seek additional borrowings, lease financing or equity capital. See Note 10 to our consolidated financial statements for the year ended December 31, 2017 and Note 5 to our consolidated financial statements for the three months ended March 31, 2018 included elsewhere in this prospectus for more information regarding our liquidity. We have obtained a significant portion of our revenue equipment under operating leases, which are not reflected as net capital expenditures or as debt on our balance sheet. See "—Off Balance Sheet Arrangements." The availability of financing and equity capital will depend upon our financial condition and results of operations as well as prevailing market conditions. See "Risk Factors."

              At December 31, 2017 and March 31, 2018, we had the following sources of liquidity available to us:

	December 31, 2017	March 31, 2018
	(in thousands)
Cash and cash equivalents	$9,232	$4,170
Availability under existing revolving credit facility	91,156	68,976

Total	$100,388	$73,146

              At March 31, 2018, we had approximately $35.1 million of outstanding letters of credit, $49.1 million in outstanding borrowings, a borrowing base of $155.0 million and $69.0 million of availability under our existing $155.0 million revolving credit facility. At December 31, 2017, we had approximately $34.5 million of outstanding letters of credit, $29.3 million in outstanding borrowings, a borrowing base of $155.0 million and $91.2 million of availability under our existing $155.0 million revolving credit facility. At December 31, 2016, we had $41.5 million of outstanding letters of credit, no outstanding borrowings, a borrowing base of $130.3 million and $88.8 million of availability under our then $135.0 million revolving credit facility.

              Under our existing revolving credit facility, our borrowing base is calculated based on eligible receivables, as defined therein. Our borrowings are secured by our accounts receivable and paid down through collections on our accounts receivable. Our existing revolving credit facility bears interest dependent on excess availability at the base rate plus an applicable margin of 0.50% to 1.00% or LIBOR plus an applicable margin of 1.50% to 2.00%.

              We also have an existing $275.0 million term loan facility, of which $193.2 million was outstanding on December 31, 2017 and $192.5 million was outstanding on March 31, 2018. The existing term loan facility has a maturity date of May 30, 2020 and bears interest at LIBOR plus an applicable margin of 10.0% to 11.5%.

Sources of Liquidity After this Offering

New Credit Facilities

              In connection with, and contingent upon, this offering, we intend to repay our outstanding obligations under our existing revolving credit facility and our existing term loan facility and we intend to enter into the New Revolver and New Term Loan.

              We expect we will be allowed to borrow up to $150.0 million under the New Revolver, with an accordion feature that, so long as no event of default exists, allows us to request an increase in the borrowing amounts under the New Revolver and/or the New Term Loan by a maximum aggregate amount of $75.0 million. Borrowings under the New Revolver are expected to be classified as either "base rate loans" or "Eurodollar rate loans". We expect that the base rate loans will accrue interest at a base rate equal to the administrative agent's prime rate plus an applicable margin that is set at 1.25% through September 30, 2018 and adjusted quarterly thereafter between 0.75% and 1.50% based on our consolidated net leverage ratio. We expect that the Eurodollar rate loans will accrue interest at LIBOR, or a comparable or successor rate approved by the administrative agent, plus an applicable margin that is set at 2.25% through September 30, 2018 and adjusted quarterly thereafter between 1.75% and 2.50% based on our consolidated net leverage ratio. We also expect the New Revolver will require payment of a commitment fee on the unused portion of the loan commitment of between 0.25% and 0.35% based on our consolidated net leverage ratio. In addition, we expect the New Revolver will include, within its $150.0 million revolving credit facility, a letter of credit sub-facility in an aggregate amount of $75.0 million and a swingline sub-facility in an aggregate amount of $15.0 million. The New Revolver is expected to mature on the fifth anniversary of the closing date.

              We expect the New Term Loan will be in the face amount of $200.0 million, with an accordion feature that, so long as no event of default exists, allows us to request an increase in the borrowing amounts under the New Revolver and/or the New Term Loan by a maximum aggregate amount of $75.0 million. Borrowings under the New Term Loan are expected to be classified as either "base rate loans" or "Eurodollar rate loans," with the initial borrowing under the New Term Loan expected to be classified as a base rate loan. We expect that the base rate loans will accrue interest at a base rate equal to the administrative agent's prime rate plus an applicable margin that is set at 1.25% through September 30, 2018 and adjusted quarterly thereafter between 0.75% and 1.50% based on our consolidated net leverage ratio. We expect that the Eurodollar rate loans will accrue interest at LIBOR, or a comparable or successor rate approved by the administrative agent, plus an applicable margin that is set at 2.25% through September 30, 2018 and adjusted quarterly thereafter between 1.75% and 2.50% based on our consolidated net leverage ratio. We expect the New Term Loan will mature on the fifth anniversary of the closing date and have scheduled quarterly principal payments of between 1.25% and 2.5% of the original face amount of the New Term Loan plus any additional amount borrowed pursuant to the accordion feature of the New Term Loan, with the first such payment to occur on the last day of our fiscal quarter ended December 31, 2018.

              As of March 31, 2018, as adjusted to give effect to this offering and the Reorganization and as further adjusted to give effect to the New Credit Facilities, we expect to have the following sources of liquidity available to us:

	As of March 31, 2018
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$4,170	$20,345	$20,345
Availability under existing revolving credit facility	68,976	118,035	—
Availability under New Revolver	—	—	114,940

Total	$73,146	$138,380	$135,285

              We expect our ability to incur other indebtedness and grant liens on our assets will be limited by the terms of our New Revolver and New Term Loan.

Secured Notes Payable

              We have outstanding mortgage notes on three of our real property locations, including our two headquarters properties in Chattanooga, Tennessee and our facility in Springfield, Ohio. At March 31, 2018, the aggregate outstanding principal balance of these mortgages was $19.7 million, with interest at rates ranging from 5.25% to 6.99% and maturity dates through September 2031.

Equipment Installment Notes

              We routinely finance the purchase of equipment, and at March 31, 2018, we had notes payable with a weighted average interest rate of approximately 4.8% per annum and an aggregate outstanding principal balance of $302.8 million, which were secured by the equipment purchased with the proceeds of such notes payable.

Miscellaneous Notes

              At March 31, 2018, we had outstanding other principal indebtedness of $4.1 million. This other indebtedness is evidenced by various promissory notes bearing interest at rates ranging from 3.5% to 7.0% and maturing at various dates through August 2021.

Capital Lease Obligations

              We lease certain revenue and other operating equipment under capital lease obligations. At March 31, 2018, we had capital lease obligations with an aggregate outstanding principal balance of $25.4 million secured by the equipment and maturity dates through April 2024.

Cash Flows

              Our summary statements of cash flows for the years ended December 31, 2017, 2016 and 2015 and the three months ended March 31, 2018 and 2017 are set forth in the table below:

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Net cash provided by (used in) operating activities	$85,394	$76,989	$78,978	$(1,863)	$(16,332)
Net cash used by investing activities	(211,211)	(11,347)	(35,705)	(18,695)	(220,274)
Net cash provided by (used in) financing activities	131,771	(64,707)	(43,624)	15,496	235,455

Operating Activities

              For the quarter ended March 31, 2018, we used cash flows from operating activities of $1.9 million, a decrease of $14.5 million compared to the same quarter in 2017. The decrease was due primarily to a $15.8 million increase in net income adjusted for noncash items, offset by a $1.3 million increase in our operating assets and liabilities. The increase in net income adjusted for noncash items was primarily attributable to a 9.0% increase in revenue per loaded mile, increased volumes and overall improved operating performance in the quarter ended March 31, 2018 as compared to the same quarter in 2017, partially offset by increased operating expenses and general and other corporate expenses. Our operating assets and liabilities increased $1.3 million during the quarter ended March 31, 2018 as compared to the same quarter in 2017, due in part to an increase in accounts receivable related to increased operating revenue, partially offset by an increase in accounts payable and accrued wages and benefits due to the timing of payments.

              For 2017, we generated cash flows from operating activities of $85.4 million, an increase of $8.4 million compared to 2016. The increase was due to a $19.5 million increase in net income adjusted for noncash items, offset by an $11.1 million increase in our operating assets and liabilities. The increase in net income adjusted for noncash items was primarily attributable to improved operating performance during 2017 as compared to 2016, especially during the fourth quarter. Most notably, revenue, before fuel surcharge, grew $69.2 million, or 5.1% year over year, due to rate and volume increases as our business strengthened. Our operating assets and liabilities increased $11.1 million, primarily due to a $45.2 million increase in accounts receivable related to increased operating revenue for the quarter ended December 31, 2017 as compared to the same quarter in 2016, partially offset by a $31.6 million increase in accounts payable also attributable to increased operations and due to the timing of payments.

              For 2016, we generated cash flows from operating activities of $77.0 million, a decrease of $2.0 million compared with 2015. The decrease was attributable to a decrease in net income adjusted for noncash items of $23.3 million, offset by a $21.3 million decrease in our operating assets and liabilities. Net income adjusted for noncash items decreased from 2015 to 2016 due to a $48.4 million decrease in revenue, before fuel surcharge, which was attributable to a 1.5% decrease in average revenue per tractor per week, along with an 11.8% decrease in brokerage revenue. Our operating assets and liabilities decreased $21.3 million due in part to a $6.6 million decrease in accounts receivable related to decreased revenues, along with favorable payment trends, combined with a $13.6 million increase in accounts payable due to the timing of payments.

Investing Activities

              For the quarter ended March 31, 2018, net cash flows used in investing activities were $18.7 million, a decrease of $201.6 million compared to the same quarter in 2017. This decrease was primarily the result of decreased equipment purchases as compared to the same quarter in 2017. During the first quarter of 2017, we converted approximately 2,400 tractors from operating leases to secured financing.

              For 2017, net cash flows used in investing activities were $211.2 million, an increase of $199.9 million compared with 2016. This increase is primarily the result of our conversion of approximately 2,400 tractors financed with operating leases to secured financing classified as cash purchases.

              For 2016, net cash flows used in investing activities were $11.3 million, a decrease of $24.4 million compared with 2015. Excluding the proceeds from the sale in 2015 of Xpress Global Systems of $29.1 million, net cash flows used in investing activities decreased $53.4 million in 2016, compared with 2015. This decrease in outflows resulted primarily from a decrease in purchases of replacement tractors in 2016.

Financing Activities

              For the quarter ended March 31, 2018, net cash flows generated by financing activities was $15.5 million, a decrease of $220.0 million compared to the same quarter in 2017. The decrease was primarily due to decreased revenue equipment borrowings as compared to the same quarter in 2017. During the first quarter of 2017, we converted approximately 2,400 tractors from operating leases to secured financing.

              For 2017, net cash flows provided by financing activities were $131.8 million, an increase of $196.5 million compared with 2016. The increase in inflows resulted from the conversion of revenue equipment operating leases to secured financing.

              For 2016, net cash flows used in financing activities was $64.7 million, an increase of $21.1 million compared with 2015. The increase in outflows resulted from decreased borrowings related to new tractor purchases financed with debt compared with 2015.

Operating Leases

              In addition to the net cash capital expenditures discussed above, we also acquired revenue equipment with operating leases. In the first quarter of 2018, we terminated operating leases with originating values of $0.3 million. We acquired trailers through operating leases in the first quarter of 2018 with gross values of $1.2 million, which were offset by operating lease terminations with originating values of $1.0 million for trailers. In the first quarter of 2017, we acquired tractors through operating leases with gross values of $11.3 million, which were offset by operating lease terminations with originating values of $345.0 million for tractors. We acquired trailers through operating leases in the first quarter of 2017 with gross values of $6.0 million, which were offset by operating lease terminations with originating values of $0.3 million for trailers. In 2017, we acquired tractors through operating leases with gross values of $88.2 million, which were offset by operating lease terminations with originating values of $353.4 million. We acquired trailers through operating leases in 2017 with gross values of $78.0 million, which were offset by operating lease terminations with originating values of $1.7 million for trailers. In 2016, we acquired tractors through operating leases with gross values of $134.0 million, which were offset by operating lease terminations with originating values of $75.4 million for tractors. We acquired trailers through operating leases in 2016 with gross values of $38.9 million, which were offset by operating lease terminations with originating values of $17.7 million for trailers. For 2015, we acquired tractors through operating leases with gross values of $215.9 million, which were offset by operating lease in 2015 terminations with originating values of $153.3 million for tractors. We acquired trailers through operating leases with gross values of $37.9 million, which were offset by operating lease terminations with originating values of $6.9 million for trailers.

Working Capital

              As of March 31, 2018, we had a working capital deficit of $49.6 million, representing a $42.0 million decrease in our working capital from March 31, 2017. As of December 31, 2017, we had a working capital deficit of $49.8 million, representing a $68.9 million decrease in our working capital from December 31, 2016. This decrease primarily resulted from the secured financing of 2,700 tractors previously financed under operating leases compared to December 31, 2016. The conversion of leased tractors to secured financing accounted for approximately $51.8 million of current maturities excluding balloon payments and would have previously been disclosed within the minimum lease payments. When we analyze our working capital, we typically exclude balloon payments in the current maturities of long-term debt as these payments are typically either funded with the proceeds from equipment sales or addressed by extending the maturity of such payments. We believe this facilitates a more meaningful analysis of our changes in working capital from period-to-period. Excluding balloon payments included in current maturities of long-term debt as of March 31, 2018, we had a working capital deficit of $2.3 million, compared with a working capital deficit of $7.0 million at March 31, 2017. Excluding balloon payments and the lease conversion transaction included in the current maturities of long-term debt as of December 31, 2017, we had a working capital surplus of $28.1 million compared with a working capital surplus of $30.3 million as of December 31, 2016.

              Working capital deficits are common to many trucking companies that operate by financing revenue equipment purchases through borrowing or capitalized leases. When we finance revenue equipment through borrowing or capitalized leases, the principal amortization scheduled for the next twelve months is categorized as a current liability, although the revenue equipment is classified as a long-term asset. Consequently, each purchase of revenue equipment financed with borrowing or capitalized leases decreases working capital. We believe our working capital deficit had little impact on our liquidity. Based on our expected financial condition, net capital expenditures, results of operations, related net cash flows, installment notes, and other sources of financing, we believe our working capital and sources of liquidity will be adequate to meet our current and projected needs and we do not expect to experience material liquidity constraints in the foreseeable future.

              As of December 31, 2016 and 2015, we had a working capital surplus of $19.1 million and $51.9 million, respectively. Excluding balloon payments included in the current maturities of long-term debt as of December 31, 2016 and 2015, we had a working capital surplus of $30.3 million and $54.6 million, respectively.

Contractual Obligations

              The table below summarizes our contractual obligations as of December 31, 2017:

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(in thousands)
Long-term debt obligations(1)	$171,433	$494,111	$25,281	$18,528	$709,353
Capital lease obligations(2)	8,215	16,165	5,501	1,728	31,609
Operating lease obligations(3)	78,812	101,952	53,677	28,054	262,495
Purchase obligations(4)	185,776	—	—	—	185,776
Other obligations(5)	1,214	4,110	—	—	5,324

Total contractual obligations(6)	$445,450	$616,338	$84,459	$48,310	$1,194,557

(1)
Including interest obligations on long-term debt, excluding fees. The table assumes long-term debt is held to maturity and does not reflect events subsequent to December 31, 2017.

(2)
Including interest obligations on capital lease obligations.

(3)
We lease certain revenue and service equipment and office and service center facilities under long-term, non-cancelable operating lease agreements expiring at various dates through October 2027. Revenue equipment lease terms are generally three to five years for tractors and five to eight years for trailers. The lease terms and any subsequent extensions generally represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. Certain revenue equipment leases provide for guarantees by us of a portion of the specified residual value at the end of the lease term. The maximum potential amount of future payments (undiscounted) under these guarantees is approximately $28.5 million at December 31, 2017. The residual value of a portion of the related leased revenue equipment is covered by repurchase or trade agreements between us and the equipment manufacturer.

(4)
We had commitments outstanding at December 31, 2017 to acquire revenue equipment and event recorders. The revenue equipment commitments are cancelable, subject to certain adjustments in the underlying obligations and benefits. These purchase commitments are expected to be financed by operating leases, long-term debt, proceeds from sales of existing equipment and cash flows from operating activities.

(5)
Represents a commitment to purchase remaining 5% interest in Xpress Internacional in 2020, based on projected earnings calculation and to fund the remaining purchase price of a small truckload carrier we acquired in 2017.

(6)
Excludes deferred taxes and long or short-term portion of self-insurance claims accruals.

              We had cancelable commitments outstanding at March 31, 2018 to acquire revenue and other equipment for approximately $217.4 million during the remainder of 2018 and $6.1 million during 2019. These purchase commitments are expected to be financed by operating leases, long-term debt, proceeds from sales of existing equipment and cash flows from operations.

Off-Balance Sheet Arrangements

              We leased approximately 2,168 tractors and 5,987 trailers under operating leases at March 31, 2018 and approximately 2,189 tractors and 6,353 trailers under operating leases at December 31, 2017. Operating leases have been an important source of financing for our revenue equipment. Tractors and trailers held under operating leases are not carried on our consolidated balance sheets, and lease payments in respect of such equipment are reflected in our consolidated statements of operations in the line item "Vehicle rents." Our revenue equipment rental expense was $20.0 million in the first quarter of 2018, compared with $25.4 million in the first quarter of 2017.Our revenue equipment rental expense was $74.4 million in 2017, compared with $109.5 million in 2016. The total amount of remaining payments under operating leases as of March 31, 2018 was approximately $243.3 million, of which $230.8 million was related to revenue equipment. The lease terms generally represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. Certain revenue equipment leases provide for guarantees by us of a portion of the specified residual value at the end of the lease term. The maximum potential amount of future payments (undiscounted) under these guarantees is approximately $28.4 million as of March 31, 2018. The residual value of a portion of the related leased tractor equipment is covered by repurchase or trade agreements between us and equipment manufacturers. We expect the fair market value of the equipment at the end of the lease term will be approximately equal to the residual value.

Inflation

              Inflation in the price of revenue equipment, tires, diesel fuel, health care, operating tolls and taxes and other items has impacted our operating costs over the past several years. A prolonged or more severe period of inflation in these or other items would adversely affect our results of operations unless freight rates correspondingly increase. Historically, the majority of the increase in fuel costs has been passed on to our customers through a corresponding increase in fuel surcharge revenue, making the impact of the increased fuel costs on our results of operations less severe. Inflation related to other costs is not directly covered from our customers through a surcharge mechanism. Because these potential cost increases would be relatively consistent across the industry, we would expect corresponding rate increases generally to offset these increased costs over time. If these and other costs escalate and we are unable to recover such costs timely with effective fuel surcharges and rate increases, it would have an adverse effect on our operations and profitability.

Seasonality

              In the trucking industry, revenue has historically decreased as customers reduce shipments following the winter holiday season and as inclement weather impedes operations. At the same time, operating expenses have generally increased, with fuel efficiency declining because of engine idling and weather, causing more physical damage equipment repairs and insurance claims and costs. For the reasons stated, first quarter results historically have been lower than results in each of the other three quarters of the year. Over the past several years, we have seen increases in demand at varying times, including surges between Thanksgiving and the year-end holiday season.

Quantitative and Qualitative Disclosure about Market Risk

              Our market risk is affected by changes in interest rates. Historically, we have used a combination of fixed rate and variable rate obligations to manage our interest rate exposure. Fixed rate obligations expose us to the risk that interest rates might fall. Variable rate obligations expose us to the risk that interest rates might rise. We currently do not have any interest rate swaps although we may enter into such swaps in the future.

              We are exposed to variable interest rate risk principally from our existing term loan facility and our existing revolving credit facility. We are exposed to fixed interest rate risk principally from equipment notes and mortgages. At March 31, 2018, we had net borrowings totaling $619.7 million comprised of $269.1 million of variable rate borrowings and $350.6 million of fixed rate borrowings. At December 31, 2017, we had net borrowings totaling $612.8 million comprised of $249.7 million of variable rate borrowings and $363.1 million of fixed rate borrowings. Accordingly, holding other variables constant (including borrowing levels), the earnings impact of a one-percentage point increase/decrease in interest rates would not have a significant impact on our consolidated financial statements.

              Fuel is one of our largest expenditures. The price and availability of diesel fuel fluctuate due to changes in production, seasonality and other market factors generally outside our control. Most of our customer contracts contain fuel surcharge provisions to mitigate increases in the cost of fuel. Fuel surcharges to customers do not fully recover all fuel increases because customers generally pay surcharges on a mileage basis and therefore do not generally pay for fuel consumed while traveling out-of-route or non-revenue generating miles, while the tractor is idling and in certain other instances. We have determined that our fuel surcharge program adequately protects us from risks relating to fluctuating fuel prices, and accordingly, we terminated all fuel purchase arrangements as of December 31, 2017, and do not expect to enter into fuel purchase arrangements in the near term. We cannot predict the extent to which fuel prices will increase or decrease in the future or the extent to which fuel surcharges could be collected.

Internal Control over Financial Reporting

              We have identified material weaknesses that existed as of December 31, 2017. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. See "Risk

Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We have identified material weaknesses in our internal control over financial reporting."

Critical Accounting Policies

              In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements in conformity with GAAP. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Recognition of Revenue

              We adopted ASU 2014-09 effective January 1, 2018 by using the modified retrospective transition approach and recognizing the cumulative effect of the change in retained earnings for all contracts. The primary impact of adopting ASC 606 is the earlier recognition of revenue for loads that are in route as of the balance sheet date. Under previous GAAP, we recognized revenue and direct costs when shipments were delivered. Under ASC 606, we are required to recognize revenue and related direct costs over time as the shipment is being delivered. The adoption of ASC 606 resulted in a positive cumulative adjustment to opening equity of approximately $1,500.

              We generate revenues primarily from shipments executed by our Truckload and Brokerage operations. Those shipments are our performance obligations, arising under contracts we have entered into with customers. Under the terms of a contract, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. Fuel, driver wages and purchased transportation are similarly accrued over time. This is appropriate as the customer simultaneously receives and consumes the benefits as we perform our obligation. Revenue is measured as the amount of consideration we expect to receive in exchange for providing services. The most significant judgment used in recognition of revenue is the determination of percent of total miles to be driven for a completed trip as the basis for determining amount of revenue to be recognized for partially fulfilled obligations. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration we receive for the single performance obligation of delivering shipments. Contracts entered into with our customers do not contain material financing components.

              Certain incremental revenue-related costs associated with obtaining a contract are capitalized. The majority of revenue contracts with our customers have a duration of one year or less and do not require any significant start-up costs, and as such, cost incurred to obtain contracts associated with these contracts are expensed as incurred. For contracts with durations exceeding one year, incremental start-up costs are capitalized and amortized on a straight line basis over the contract period which materially represents the period of revenue generation. Capitalized start-up costs are immaterial to us for all periods presented.

              Through our Brokerage operations, we outsource the transportation of the loads to third-party carriers. We are a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. We have the primary responsibility to meet the customer's requirements. We invoice and collect from our customers and also maintain discretion over pricing. Additionally, we are responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

Income Taxes

              Significant management judgment is required in determining our provision for income taxes and in determining whether deferred tax assets will be realized in full or in part. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which the temporary differences are expected to be recovered or settled. When it is more likely than not that all or some portion of specific deferred tax assets, such as state tax credit carry-forwards or state net operating loss carry-forwards will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that are determined to be not realizable.

              The determination of the combined tax rate used to calculate our provision for income taxes for both current and deferred income taxes also requires significant judgment by management. We value the net deferred tax asset or liability by using enacted tax rates that we believe will be in effect when these temporary differences are recovered or settled. We use the combined tax rates at the time the financial statements are prepared since more accurate information is not available. If changes in the federal statutory rate or significant changes in the statutory state and local tax rates occur prior to or during the reversal of these items or if our filing obligations were to change materially, this could change the combined rate and, by extension, our provision for income taxes. We account for uncertain tax positions in accordance with ASC 740, Income Taxes and record a liability when such uncertainties meet the more likely than not recognition threshold.

              The TCJA was signed into law on December 22, 2017. While our accounting for the TCJA is not complete, we have made reasonable estimates for certain provisions and we have recorded a non-cash net benefit to tax expense of $12.4 million related to its enactment. This net charge includes a deferred tax benefit of $14.7 million primarily from revaluing our net U.S. deferred tax liabilities to reflect the new U.S. corporate tax rate. Prior to the enactment of the TCJA, we were indefinitely reinvested with respect to undistributed earnings of foreign subsidiaries. As of December 31, 2017, we have changed our assertion and have established a deferred tax liability of $0.9 million related to foreign withholding taxes that we would incur should we repatriate certain earnings. See Note 5 to our consolidated financial statements for the year ended December 31, 2017 and Note 3 to our consolidated financial statements for the three months ended March 31, 2018 included elsewhere in this prospectus for additional information about the effects of the TCJA.

Property and Equipment

              Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the related assets (net of estimated salvage value or trade-in value). We generally use estimated useful lives of three to five years for tractors and 10 or more years for trailers with estimated salvage values ranging from 25% to 50% of the capitalized cost. The depreciable lives of our revenue equipment represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. The residual value of a substantial portion of our equipment is covered by repurchase or trade agreements between us and the equipment manufacturer.

              Periodically, we evaluate the useful lives and salvage values of our revenue equipment and other long-lived assets based upon, but not limited to, our experience with similar assets including gains or losses upon dispositions of such assets, conditions in the used equipment market and prevailing industry practices. Changes in useful lives or salvage value estimates, or fluctuations in market values that are not reflected in our estimates, could have a material impact on our financial results. Further, if our equipment manufacturer does not perform under the terms of the agreements for guaranteed trade-in values, such non-performance could have a materially negative impact on financial results. We review our property and equipment whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. An impairment loss equal to the excess of carrying amount over fair value would be recognized if the carrying amount of the asset is not recoverable.

Goodwill and Other Intangible Assets

              When testing for goodwill impairment, we first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. We are not required to calculate the fair value of a reporting unit unless we determine, based on the qualitative review, that it is more likely than not that its fair value is less than its carrying amount. Current guidance includes events and circumstances for us to consider when conducting the qualitative assessment. In the fourth quarter of 2017, we evaluated goodwill using the qualitative factors prescribed to determine whether to perform the two-step quantitative goodwill impairment test. The assessment of qualitative factors requires judgment, including identification of reporting units, evaluation of macroeconomic conditions, analysis of industry and market conditions, measurement of cost factors and identification of entity-specific events (such as financial performance).

              We evaluated goodwill as of the fourth quarter of 2017 and 2016 using these and other qualitative factors as prescribed by ASC 350 to determine whether to perform the two-step quantitative goodwill impairment test. In evaluating these qualitative factors, we determined that it was more likely than not that fair value substantially exceeded carrying value for our reporting units as of the fourth quarter of 2017 and 2016. As such, it was not necessary to perform the two-step quantitative goodwill impairment test.

              U.S. Xpress, Inc. and Total are the only reporting units to which goodwill has been allocated. As of March 31, 2018 and December 31, 2017, gross goodwill allocated to the U.S. Xpress, Inc. reporting unit was $52.8 million and gross goodwill allocated to the Total reporting unit was $4.9 million. As of December 31, 2016, gross goodwill allocated to the U.S. Xpress, Inc. reporting unit was $50.6 million and gross goodwill allocated to the Total reporting unit was $4.9 million.

              Trade names are valued based on various factors including the projected revenue stream associated with the intangible asset. The Company's trade names have an indefinite life. In 2013, we adopted ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which allows companies to waive comparing the fair value of indefinite-lived intangible assets to their carrying amounts in assessing the recoverability of these assets if, based on qualitative factors, it is more likely than not that the fair value of the indefinite-lived intangible assets is greater than their carrying amounts. In the fourth quarter of 2017, the Company performed the qualitative assessment of its indefinite-lived intangible assets and concluded it was more likely than not that the fair value of each of the assets is greater than its carrying amount. Therefore, the Company concluded it was not necessary to perform the quantitative impairment test.

Claims and Insurance Accruals

              Claims and insurance accruals consist of estimates of cargo loss, physical damage, group health, liability (personal injury and property damage) and workers' compensation claims within our established retention levels. Claims in excess of retention levels are generally covered by insurance in amounts we consider adequate. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Accruals for cargo loss, physical damage, group health, liability and workers' compensation claims are estimated based on our evaluation of the type and severity of individual claims and historical information, primarily our own claims experience, along with assumptions about future events combined with the assistance of independent actuaries in the case of workers' compensation and liability. Changes in assumptions as well as changes in actual experience could cause these estimates to change in the near future.

              Workers' compensation and liability claims are particularly subject to a significant degree of uncertainty due to the potential for growth and development of the claims over time. Claims and insurance reserves related to workers' compensation and liability are estimated by a third-party actuary and we refer to these estimates in establishing the reserve. Liability reserves are estimated based on historical experience and trends, the type and severity of individual claims and assumptions about future costs. Further, in establishing the workers' compensation and liability reserves, we must take into account and estimate various factors, including, but not limited to, assumptions concerning the nature and severity of the claim, the effect of the jurisdiction on any award or settlement, the length of time until ultimate resolution, inflation rates in health care and in general, interest rates, legal expenses and other factors. Our actual experience may be different than our estimates, sometimes significantly. Changes in assumptions made in actuarial studies could potentially have a material effect on the provision for workers' compensation and liability claims. Additionally, if any claim were to exceed our coverage limits, we would have to accrue for and pay the excess amount, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Lease Accounting and Off-Balance Sheet Transactions

              We are liable for residual value guarantees in connection with certain of our operating leases of certain revenue equipment. If we do not purchase this leased equipment from the lessor at the end of the lease term, we are liable to the lessor for an amount equal to the shortage (if any) between the proceeds from the sale of the equipment and an agreed value up to a maximum shortfall per unit. For certain of these tractors, we have residual value agreements from manufacturers at amounts sufficient to satisfy our residual obligation to the lessors. For all other equipment (or to the extent we believe any manufacturer will refuse or be unable to meet its obligation), we are required to recognize additional rental expense to the extent we believe the fair market value at the lease termination will be less than our obligation to the lessor. We believe that proceeds from the sale of equipment under operating leases would exceed the payment obligation on substantially all operating leases. The estimated values at lease termination involve management judgments.

Share-based Compensation

              At March 31, 2018, we applied the fair value recognition provisions of SAB Topic 14.B and ASC 718-30 to our liability-classified SARs. The prospective application method is required to be used in applying fair value measurement principles to these compensatory awards. As such prior periods are not revised for comparative purposes. Accordingly, our liability-classified SARs and related compensation expense are measured using intrinsic value in reporting periods ending prior to March 31, 2018 and using fair value in reporting periods ending March 31, 2018 and later. The transition from the intrinsic value method to the fair value method had an immaterial effect on our financial position and results of operations for the three months ended March 31, 2018.

Recent Accounting Pronouncements

              See Note 2 to our consolidated financial statements for the year ended December 31, 2017 and Note 2 to our consolidated financial statements for the three months ended March 31, 2018 included elsewhere in this prospectus for information about recent accounting pronouncements.

INDUSTRY

Truckload Market

              The transportation and logistics industry in which we operate is one of the largest industries in the United States, accounting for approximately 5.7% of U.S. GDP as of the third quarter of 2017. The U.S. trucking industry sub-segment, including both for-hire carriers and private fleets, generated approximately $720 billion in revenue in 2017 and is forecasted to grow at a CAGR of 5.4% from 2017 to 2023 according to ATA. The for-hire truckload sector, in which we most directly compete, generated approximately $330 billion in revenue during 2017. According to ATA, in 2017, the truckload sector was responsible for handling 70.7% of the freight transported in the United States, representing an industry 53.6 times the size of the domestic intermodal market. The truckload industry included over 520,000 carriers in 2016, with over 97% of all trucking companies operating 20 or fewer tractors. We believe large truckload carriers, like us, have a competitive advantage in meeting the demands of major shippers.

Cyclicality

              Our industry is cyclical and subject to changes in supply (available hours of qualified drivers seated in tractors) and demand (truckload freight tendered by shippers). The balance between supply and demand over time is reflected in spot market and contract market data with OTR freight being more subject to market cycles and dedicated contract freight being less susceptible to market cycles. The market cycles since the first quarter of 2009 are indicated by the chart below.

FTR Transportation Intelligence Total Truckload Rates Index (Excluding Fuel Surcharge Revenue)
Seasonally Adjusted to 100 in Q1-2008 - Q1-2009 to Q1-2008

Source: FTR Transportation Intelligence

Demand

              Demand for freight moves is primarily driven by GDP growth, industrial production and retail demand. There are several data points that demonstrate the current strength of demand for freight, including U.S. GDP growth of 2.5% in the fourth quarter of 2017, the PMI registering 57.3 in April 2018, representing the 20th consecutive month of manufacturing expansion, and a year-over-year increase in U.S. retail demand of approximately 4% from 2016 to 2017. We believe certain truckload volumes, including expedited, are also positioned to benefit from secular trends in e-commerce retail, for which retail value is expected to grow at a CAGR of approximately 15% from 2018 to 2022. Similarly, the ATA's truck-tonnage index showed 3.7% year-over-year growth for 2017, the largest annual gain since 2013. The following chart reflects the long-term increase in truck tonnage over time.

ATA Truck Tonnage Index (seasonally adjusted)
Q1-2002 to Q4-2017

Source ATA, Federal Reserve Bank of St. Louis

Supply

              Truckload supply consists of seated tractor availability, which is primarily driven by the number of qualified truck drivers working legal hours as determined by hours-of-service regulations. The entire trucking industry is currently seeing a shortage of drivers, primarily the result of low unemployment, retirement of experienced drivers and increased job competition from construction and manufacturing jobs that require less time away from home. In 2017, the ATA estimated a shortfall of 50,000 drivers and projects that the shortage could increase to 174,000 by 2026, limiting truckload carriers' ability to increase fleet capacity in the future and raising costs. The following chart reflects the long-term decrease of unemployment rate in the U.S. reaching 4.1% in the first quarter of 2018, as per the Bureau of Labor Statistics.

Quarterly Unemployment Rate in the U.S.
Q1-2002 to Q1-2018

Source Bloomberg, Bureau of Labor Statistics

              Pressure on truckload supply has been exacerbated by increased regulatory constraints. In particular, in December 2017, a federal safety rule requiring drivers to track their hours behind the wheel with ELDs became effective. Most of the large truckload carriers, including us, have been using electronic logs for many years and have adapted their freight patterns, driver assignments and pricing to conform to levels of utilization consistent with the ELD mandate, which will begin to be enforced in April 2018. Many industry observers believe that enforcement of the ELD mandate will reduce the miles driven by certain historically non-compliant carriers, which are predominantly smaller operators. This dynamic is expected to further constrain capacity and encourage a level playing field for carriers that previously offered lower rates to customers and covered their costs and compensated their drivers by operating excessive miles.

Current Environment

              The combination of tighter supply and increased demand has contributed to a recent improvement in the pricing environment. We believe the improved pricing environment reflects the impact of economic expansion, low unemployment and the expectation of a more level playing field for driver hours-of-service brought on by enforcement of the ELD mandate.

 BUSINESS

Our Business

              We are the fifth largest asset-based truckload carrier in the United States by revenue, generating over $1.5 billion in total operating revenue in 2017. We provide services primarily throughout the United States, with a focus in the densely populated and economically diverse eastern half of the United States. We offer customers a broad portfolio of services using our own truckload fleet and third-party carriers through our non-asset-based truck brokerage network. As of March 31, 2018, our fleet consisted of approximately 6,800 tractors and approximately 16,000 trailers, including approximately 1,300 tractors provided by independent contractors. All of our tractors have been equipped with electronic logs since 2012, and our systems and network are engineered for compliance with the recent federal electronic log mandate. Our terminal network and information technology infrastructure are established and capable of handling significantly larger volumes without meaningful additional investment.

              For much of our history, we focused primarily on scaling our fleet and expanding our service offerings to support sustainable, multi-faceted relationships with customers. More recently, we have focused on our core service offerings and refined our network to focus on shorter, more profitable lanes with more density, which we believe are more attractive to drivers. Over the last three years, we have recruited and developed new executive and operational management teams with significant industry experience and instilled a new culture of professional management. These changes, which are ongoing, helped us to maintain relatively stable profitability during the weak truckload market of 2016 and early 2017, and drive significant improvements to profitability during the strong truckload market beginning in the second half of 2017. This momentum was reflected in our first quarter of 2018, which produced a 300 basis point improvement in our operating ratio, compared to our first quarter of 2017, and a 330 basis point improvement in our Adjusted Operating Ratio for the same period. For the definition of Adjusted Operating Ratio and a reconciliation to the most directly comparable GAAP measure, see "Prospectus Summary—Summary Consolidated Financial Data."

Our Service Offerings

              We organize our service offerings into two reportable segments, Truckload and Brokerage. The Truckload segment offers asset-based truckload services, including the OTR and dedicated contract services described below. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services. See Note 18 to our consolidated financial statements for the year ended December 31, 2017 and Note 12 to our consolidated financial statements for the three months ended March 31, 2018 included elsewhere in this prospectus. We believe many customers seek truckload operators that offer both asset-based and non-asset-based services to help ensure capacity will be available as needed. We believe that each of our service offerings, on a stand-alone revenue basis, would represent one of the largest participants in its respective market.

              Below is a brief overview of our service offerings:

(1)
Based on revenue, before fuel surcharge. Approximately 1% of revenue is attributable to detention and other ancillary services.

              While we primarily operate in the eastern half of the United States, we provide services into and out of Mexico. During 2017, 2016 and 2015, substantially all of our operating revenue was generated in the United States. We do not separately track domestic and foreign long-lived assets, as substantially all of our long-lived assets are, and have been for the last three fiscal years, located within the United States.

Customer Relationships

              We maintain a diverse, long-standing customer base that includes many Fortune 500 companies, including Amazon, Dollar General, Dollar Tree, FedEx, Home Depot, Kroger, Procter & Gamble, Target, Tractor Supply and Walmart. Our customers fall within a broad spectrum of geographies and end markets, including retail, food and beverage, e-commerce and packages, manufacturing and consumer products. No other category comprised more than five percent of the end markets we served at March 31, 2018. Relationships with our top ten customers exceed ten years on average. For the quarter ended March 31, 2018 and during 2017, our largest customer, Walmart Inc., accounted for approximately 10.6% of our revenue, excluding fuel surcharge.

Tractor and Trailer Fleets

              We operate a modern fleet of approximately 5,500 company-owned tractors and approximately 16,000 trailers, and we also contract for additional tractor capacity through approximately 1,300 independent contractors, who provide both the tractor and a driver and, except for the trailer, which we generally provide, bear the operating expenses of each load. Our company tractor fleet continues to adopt the most advanced technology in today's market including ELDs, electronic speed limiters, electronic roll stability, improved aerodynamics and fuel efficiency technologies, enhanced tractor connectivity with remote updating capabilities, improved automatic transmissions, lane departure and collision warning / avoidance systems and upgraded braking systems. Each of our company tractors is also equipped with onboard communication units that offer real time freight positioning to our customers and instant communication between our drivers and us, and we are currently equipping our tractors with event recorders. We believe event recorders will give us the ability to better train our drivers with respect to safe driving behavior, which in turn may help reduce insurance costs over time.

              Tractors and trailers represent our most substantial capital investments. In general, we expect to operate a tractor for approximately 475,000 miles, which when averaged across our fleet today equates to approximately 4.4 years of operation (while most major components are under warranty) and a trailer for up to 10 years or more of operation. We depreciate or finance our equipment over their useful lives and down to salvage values that we expect to represent fair market value at the expected time of sale. Our ongoing capital expenditures are significant, and our annual depreciation expense is expected to be approximately equal to maintenance capital expenditures, net of proceeds of dispositions, assuming a constant percentage of leased versus owned equipment and a constant trade cycle. In practice, we vary our trade cycle and financing based on the market for new and used tractors, the quality, dependability and cost per mile to operate the equipment, our capital budget, expected tax benefits and other factors. Based on the volumes we purchase, we believe that we have a cost advantage in the procurement of new tractors and trailers compared to the prices paid by small trucking companies.

              Our company tractors had an average age of approximately 2.5 years at March 31, 2018. Over the balance of 2018, we expect to continue to replace tractors as they reach approximately 475,000 miles, which we expect will result in an average tractor age of 2.0 to 2.4 years.

Our Competitive Strengths

              We believe the following competitive strengths provide us with a strong foundation to improve our profitability and stockholder value:

Industry leading truckload operator with significant scale

              As the fifth largest asset-based truckload carrier in the United States in 2017 by total operating revenue, we believe our large scale provides us with significant benefits. These benefits include economies of scale on major expenditures such as tractors, trailers and fuel, as well as our overall infrastructure. Additionally, we can offer an enhanced value proposition for large customers who seek efficiency in sourcing capacity from a limited number of carriers and flexible capacity to accommodate seasonal surge volumes. Our established and well-maintained terminal network and information technology infrastructure are capable of handling meaningfully larger volumes without meaningful additional investment.

Complementary mix of services to afford flexibility and stability throughout economic cycles

              Our service offerings have unique characteristics and are subject to differing market forces, which we believe allows us to respond effectively through economic cycles.

OTR

              OTR business involves short-term customer contracts without pricing or volume guarantees that allow us to benefit from periods of supply and demand imbalance and price volatility. This is the largest part of our business and the overall truckload market, which is currently benefiting from strength in pricing and volumes described under "Industry—Truckload Market."

Dedicated

              Dedicated business features committed rates, lanes and volumes under contracts that generally afford us greater revenue predictability over the contract period and help smooth the impact of market cycles. Additionally, our dedicated contract service offering generally has higher driver retention rates than our OTR service offering, which we believe is because our professional drivers prefer the more predictable time at home that dedicated routes offer. In addition, this increased visibility allows us to commit and invest fleet resources with a more predictable return profile.

Brokerage

              Brokerage capacity allows us to aggregate volume and to flex the amount allocated to our own fleet with freight cycles. Typically, we allocate more loads to our OTR fleet during slow freight demand to keep our assets productive, and more loads to third-party carriers during higher freight demand to maintain control over customer freight and make a margin on outsourcing the moves. By retaining control over significantly more freight than we are able to serve with our own assets, and allocating the available loads first to our own tractors, we have more choices for optimizing the utilization and pricing of our fleet every day and throughout market cycles.

Long-standing, diverse and resilient customer base

              We maintain a long-standing customer base that includes many Fortune 500 companies with national footprints, including Amazon, Dollar General, Dollar Tree, FedEx, Home Depot, Kroger, Procter & Gamble, Target, Tractor Supply and Walmart. As of March 31, 2018, relationships with our top ten customers exceeded ten years on average. Our portfolio of blue-chip customers allows us to benefit from the less cyclical and more-stable demand from grocery and dollar stores in addition to increasing demand due to secular growth trends in end-markets such as e-commerce. We also benefit from significant cross-selling opportunities among large key customers, as all of our top ten customers use at least two of our three service offerings, which allows us to have multiple points of contact with our customers and take advantage of varying bid cycles. Certain of our customers have recently recognized our commitment to service with the following awards: Procter & Gamble 2017 Carrier of the Year, Dollar General Dedicated Carrier of the Year, Whirlpool Dedicated Carrier of the Year and FedEx Ground Superior Peak Performance Award.

Modern fleet and maintenance system designed to optimize life cycle investment and minimize operating costs

              Our fleet represents our largest capital investment, a visible representation of our brand for customers and drivers and a large portion of our controllable costs. We select, maintain and dispose of our fleet based on rigorous analysis of our investments and operating costs.

              Our modern and well-maintained fleet consisted of approximately 5,500 company tractors with an average age of approximately 2.5 years and approximately 16,000 trailers at March 31, 2018. We also contracted for approximately 1,300 tractors provided by independent contractors at March 31, 2018. We equip our tractors with carefully selected components based on initial cost, maintenance requirements, warranty coverage, safety and efficiency advantages, driver preference and resale value. Our company tractor fleet is technologically advanced and equipped with safety and efficiency features, including using electronic logs since 2012, electronic speed limiters, automatic transmissions, lane departure and collision warning systems, air disc brakes and high performance wide brake drums and electronic roll stability. In addition, we are installing forward-facing event recorders in our company tractors, which we expect to further enhance our safety program and reduce insurance costs over time.

              Over the past several years, we have developed a disciplined and effective in-house maintenance program designed to actively manage these assets based on customized timetables for preventive maintenance and replacement of parts. We believe this approach, coupled with our in-house maintenance facilities and in-house technicians dedicated to fleet maintenance, helps us effectively manage our maintenance cost per mile, keeps drivers on the road efficiently and creates an attractive asset and record for resale.

Motivated management team focused on tactical execution and leadership in the truckload market

              Our management and operations team has been carefully assembled to obtain a mix of industry veterans from successful competitors and high-performing internal candidates, all of whom are motivated to perform in our transparent, metric-driven environment. Our President and Chief Executive Officer, Eric Fuller, has over 18 years of experience at U.S. Xpress and has been responsible for developing the team and spearheading our transformation program over the last three years. Our management team's compensation and ownership of our common stock provide further incentive to improve business performance and profitability. In addition, with active positions in industry associations, such as the ATA, our management team provides us with a key role in the discussions that we believe are shaping the future of the industry. We believe our leadership team is well-positioned to execute our strategy and remains a key driver of our financial and operational success.

Our Strategies

              We believe we possess the scale, infrastructure and service offerings to compete effectively in our markets. We believe our opportunity for further improvement is significant, and our strategies are designed to enhance stockholder value.

Complete the implementation of our tactical initiatives and pursue additional strategic initiatives through technology

  •
  Fine-tune our Load Planning Initiative to maximize use of drivers' hours-of-service

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  Roll out our Fleet Management Initiative from pilot stage to the rest of our fleet over the remainder of 2018

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  Continue to develop regional freight market balance and density through our Customer Service Initiative

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  Access additional cost saving opportunities as a result of more efficient workflow environments

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  Continue developing a graph database platform that uses real-time information and machine learning to enhance load planning capabilities

Grow profitably as appropriate to the market cycle

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  Continue to leverage our service mix to manage through all market cycles

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  Grow our revenue base prudently with a focus on dedicated contract service and brokerage by cross-selling our services with existing customers and pursuing new customer opportunities

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  Maximize profitability for new freight across OTR and brokerage operations by selectively allocating freight to company assets

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  Seek favorable dedicated service contracts and brokerage freight to manage

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  Capitalize on current favorable truckload environment

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  Continue to secure rate increases in all of our service offerings

    •
    Strategically expand our fleet based on expected profitability and driver availability, including through our company-sponsored independent contractor lease program (which has grown from zero drivers in the second quarter of 2017 to approximately 485 drivers at March 31, 2018)

    •
    Leverage current market conditions to accelerate timeline for enhancement of network

Capitalize on technological change and developments

  •
  Use our scale and relationships to gain early access to technological advances and evaluate the costs and benefits

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  Pursue artificial intelligence to accommodate individual drivers' preferences with the goal of improving driver satisfaction and retention

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  Apply data analytics across the billions of dollars of freight spend we see every year to capture and optimize the execution of our customers' loads and our network

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  Partner with manufacturers to test, evaluate and refine electric, autonomous and other advanced vehicle technology

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  Pursue blockchain technology to secure supply chains and our information

Maintain flexibility through long-term enterprise planning and conservative financial policies

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  Maximize our free cash flow generation by managing expenses, taxes and capital expenditures

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  Prioritize growth in dedicated contract services, which offers more predictable revenue streams and greater asset productivity

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  Prioritize growth in brokerage, which requires limited capital investment and affords network-balancing freight volumes

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  Monitor capital allocation to improve long-term return on invested capital

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  Maintain a conservative leverage profile after this offering

Company Drivers

              Professional truck drivers are the backbone of our success and the heart of the Company. Responsibility for driver retention flows throughout our organization and every office and maintenance employee is expected to take the necessary steps to keep our drivers satisfied and productive. Keeping our drivers satisfied and safe is the guiding principle behind our modern fleet, training programs and driver compensation. Company drivers are eligible to participate in our health care plan and certain voluntary plans, including life insurance and disability plans, dental and vision plans and our 401(k) plan.

              Our drivers are subject to certain hiring guidelines related to driving history, accident and safety history, physical standards and drug and alcohol testing. Upon meeting certain criteria, applicants are invited to attend an orientation at one of our service centers. The on-site orientation is focused on introducing a driver to the concepts and training necessary to be a successful, professional driver, including training related to safety, life on the road, our operations and equipment and electronic log operation. The on-site orientation also includes a road test.

Independent Contractors

              In addition to the company drivers that we employ, we enter into contracts with independent contractors. Independent contractors operate their own tractors (although some employ drivers they hire) and provide their services to us under contractual arrangements. Except for generally providing independent contractors with the use of our trailers, they are responsible for the ownership and operating expenses and are compensated by us primarily on a rate per mile basis. By operating safely and productively, independent contractors can improve their own profitability and ours. We believe that the fleet of independent contractors we engage provides significant advantages that primarily arise from the motivation of business ownership. Independent contractors tend to produce more miles per tractor per week. As of March 31, 2018, the approximately 1,239 independent contractors we engage comprised approximately 19.1% of our available capacity, as measured by tractor count.

              Services offered to independent contractors include insurance, maintenance and fuel. Through our wholly owned insurance captive subsidiary, Xpress Assurance, independent contractors can purchase occupational accident, physical damage and other types of insurance. Independent contractors also are able to procure at their expense fuel and maintenance services at our truckload service centers.

Employment

              As of March 31, 2018, we employed approximately 9,288 employees, of whom approximately 6,900 were drivers, approximately 404 were maintenance technicians and approximately 1,984 were office employees, including operations staff, sales and marketing, recruiting, safety and other support personnel. None of our domestic employees are covered by a collective bargaining agreement. Our Mexican subsidiary, Xpress Internacional, has a collective bargaining agreement with its Mexican employees on substantially the same employment terms required by Mexican law.

Insurance

              We retain high deductibles on a significant portion of our claims exposure and related expenses associated with third party bodily injury and property damage, employee medical expenses, workers' compensation, physical damage to our equipment and cargo loss. See "Risk Factors." We currently carry the following material types of insurance, which generally have the retention amounts, maximum benefits per claim and other limitations noted:

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  automobile liability, general liability and excess liability coverage: approximately $300.0 million of coverage per occurrence subject to a $25,000 deductible per occurrence for general liability claims and a $5.0 million retention per-occurrence for auto liability claims; in addition, we are responsible for the first $5.0 million aggregate in the $5.0 million to $10.0 million layer of excess insurance coverage;

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  cargo damage and loss: $2.0 million limit per tractor or trailer subject to a $250,000 retention per occurrence;

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  workers' compensation/employers' liability: statutory coverage limits subject to a $500,000 retention for each accident or disease;

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  employment practices liability: $25.0 million in coverage subject to a $1,000,000 retention for either a single claim or a class action;

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  directors' and officers' insurance: $20.0 million aggregate limit of coverage subject to a $100,000 retention;

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  fiduciary liability policy: $10.0 million of coverage subject to a $10,000 retention;

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  employee healthcare: we retain each employee health care claim and maintain stop loss insurance of $1.0 million;

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  crime insurance: $5.0 million of coverage subject to a $100,000 retention; and

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  underground storage tank liability: $5.0 million in coverage with a $10,000 deductible.

Properties

              Our headquarters is located in Chattanooga, Tennessee. We own or lease truck terminals throughout the continental United States. A truck terminal may include fleet operations, equipment maintenance, driver orientation/training, fuel station and equipment parking. We believe that our facilities are in good condition and have sufficient capacity to meet our current needs. The following table provides information regarding our headquarters, truckload service centers and other facilities in the United States:

Location	Owned or Leased	Description of Activities at Location	Segment(s) that use Location
Arizona—Tempe	Leased	Office	Brokerage
Florida—Jacksonville	Owned	Office, Maintenance, Training, Parking	Truckload
Georgia—Ellenwood	Owned	Office, Maintenance, Fuel, Parking	Truckload
Georgia—Tunnel Hill	Leased	Office, Maintenance, Training, Fuel, Parking	Truckload
Illinois—Chicago	Leased	Office	Brokerage
Illinois—Markham	Leased	Office, Maintenance, Training, Fuel, Parking	Truckload
Indiana—Indianapolis	Owned	Office, Maintenance, Fuel, Parking	Truckload
Minnesota—Elk River	Leased	Office	Brokerage
Mississippi—Olive Branch	Owned	Office, Maintenance, Training, Parking	Truckload
Mississippi—Richland	Owned	Office, Maintenance, Training, Fuel, Parking	Truckload
Ohio—Springfield	Owned	Office, Maintenance, Training, Fuel, Parking	Truckload
Pennsylvania—Shippensburg	Owned	Office, Maintenance, Training, Fuel, Parking	Truckload
South Carolina—Duncan	Leased	Maintenance, Parking	Truckload
Tennessee—Brentwood	Leased	Office	Brokerage
Tennessee—Chattanooga	Owned	Headquarters (2 facilities)	Truckload & Brokerage
Tennessee—Loudon	Owned	Office, Maintenance, Parking	Truckload
Texas—Irving	Leased	Office, Maintenance, Training, Fuel, Parking	Truckload
Texas—Laredo	Leased	Office, Maintenance, Parking	Truckload

              In addition to the facilities listed above, we lease property located in Grand Prairie, Texas to Parker and have various lots throughout the United States that are used for equipment parking. All of our owned real property has been pledged as collateral for our existing term loan, existing revolving credit facility or other third-party financings. We expect substantially all of our real property will be pledged as collateral under the New Credit Facilities and may be pledged as collateral in other third-party financings.

Regulation

Transportation Regulations

              Our operations are regulated and licensed by various government agencies, including the DOT, EPA and DHS. These and other federal and state agencies also regulate our equipment, operations, drivers and third-party carriers.

              The DOT, through the FMCSA, imposes safety and fitness regulations on us and our drivers, including rules that restrict driver hours-of-service. Changes to such hours-of-service rules can negatively impact our productivity and affect our operations and profitability by reducing the number of hours per day or week our drivers may operate and/or disrupting our network. While the FMCSA has proposed and implemented such changes in the past, no such changes are currently proposed. However, any future changes to hours-of-service rules could materially adversely affect our results of operations and profitability.

              There are two methods of evaluating the safety and fitness of carriers. The first method is the application of a safety rating that is based on an onsite investigation and affects a carrier's ability to operate in interstate commerce. We currently have a satisfactory DOT safety rating for our U.S. operations under this method, which is the highest available rating under the current safety rating scale. If we were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect our business, as some of our existing customer contracts require a satisfactory DOT safety rating. In January 2016, the FMCSA published a Notice of Proposed Rulemaking outlining a revised safety rating measurement system, which would replace the current methodology. Under the proposed rule, the current three safety ratings of "satisfactory," "conditional" and "unsatisfactory" would be replaced with a single safety rating of "unfit," and a carrier would be deemed fit when no rating was assigned. Moreover, the proposed rules would use roadside inspection data in addition to investigations and onsite reviews to determine a carrier's safety fitness on a monthly basis. Under the current rules, a safety rating can only be given upon completion of a comprehensive onsite audit or review. Under the proposed rules, a carrier would be evaluated each month and could be given an "unfit" rating if the data collected from roadside inspections, investigations and onsite reviews did not meet certain standards. The proposed rule underwent a public comment period extending into May 2016 and several industry groups and lawmakers have expressed their disagreement with the proposed rule, arguing that it violates the requirements of the FAST Act and that the FMCSA must first finalize its review of the CSA scoring system, described in further detail below. Based on this feedback and other concerns raised by industry stakeholders, in March 2017, the FMCSA withdrew the Notice of Proposed Rulemaking related to the new safety rating system. In its notice of withdrawal, the FMCSA noted that a new rulemaking related to a similar process may be initiated in the future. Therefore, it is uncertain if, when or under what form any such rule could be implemented.

              In addition to the safety rating system, the FMCSA has adopted the CSA program as an additional safety enforcement and compliance model that evaluates and ranks fleets on certain safety-related standards. The CSA program analyzes data from roadside inspections, moving violations, crash reports from the last two years and investigation results. The data is organized into seven categories. Carriers are grouped by category with other carriers that have a similar number of safety events (e.g., crashes, inspections or violations) and carriers are ranked and assigned a rating percentile to prioritize them for interventions if they are above a certain threshold. Currently, these scores do not have a direct impact on a carrier's safety rating. However, the occurrence of unfavorable scores in one or more categories may (i) affect driver recruiting and retention by causing high-quality drivers to seek employment with other carriers, (ii) cause our customers to direct their business away from us and to carriers with higher fleet rankings, (iii) subject us to an increase in compliance reviews and roadside inspections, (iv) cause us to incur greater than expected expenses in our attempts to improve unfavorable scores or (v) increase our insurance expenses, any of which could adversely affect our results of operations and profitability.

              Under the CSA, these scores were initially made available to the public in five of the seven categories. However, pursuant to the FAST Act, which was signed into law in December 2015, the FMCSA was required to remove from public view the previously available CSA scores while it reviews the reliability of the scoring system. During this period of review by the FMCSA, we will continue to have access to our own scores and will still be subject to intervention by the FMCSA when such scores are above the intervention thresholds. A study was conducted and delivered to the FMCSA in June 2017 with several recommendations to make the CSA program more fair, accurate, and reliable. The FMCSA is expected to provide a report to Congress in early 2018 outlining the changes it will make to the CSA program in response to the study. It is unclear if, when and to what extent any such changes will occur. However, any changes that increase the likelihood of us receiving unfavorable scores could adversely affect our results of operations and profitability.

              Following the 2001 terrorist attacks, the DHS and other federal, state and municipal authorities implemented and continue to implement various security measures, including checkpoints and travel restrictions on large trucks. The Transportation Safety Administration requires that each driver who applies for or renews his or her license for carrying hazardous materials is not a security threat. This requirement has reduced the pool of qualified drivers who are permitted to transport hazardous materials. These regulations also could complicate the matching of available equipment with hazardous material shipments, thereby increasing our response time and our empty miles on customer shipments. As a result, we could possibly fail to meet certain customer needs or incur increased expenses to do so, either of which could materially adversely affect our business, financial condition and results of operations.

              In November 2015, the FMCSA published its final rule related to driver coercion, which took effect in January 2016. Under this rule, carriers, shippers, receivers, or transportation intermediaries that are found to have coerced drivers to violate certain FMCSA regulations (including hours-of-service rules) may be fined up to $16,000 for each offense.

              The final rule requiring the use of ELDs was published in December 2015. This rule requires drivers of commercial motor vehicles that are required to keep logs to be ELD-compliant by December 2017. Enforcement of this rule will be phased in, as states will not begin putting tractors out of service for non-compliance until April 1, 2018. However, on a state-by-state basis, carriers are subject to citations for non-compliance with the rule after the December 2017 compliance deadline. For those carriers who had AOBRDs installed prior to the December 2017 compliance deadline, the deadline to be fully compliant is December 2019. We currently use AOBRDs and intend to be fully converted to ELDs by the December 2019 deadline. We do not believe that the conversion from AOBRDs to ELDs will have any material impact on our operations. However, we believe that more effective hours-of-service enforcement under this rule may improve our competitive position by causing all carriers to adhere more closely to hours-of-service requirements.

              In December 2016, the FMCSA issued a final rule establishing a national clearinghouse for drug and alcohol testing results and requiring motor carriers and medical review officers to provide records of violations by commercial drivers of FMCSA drug and alcohol testing requirements. Motor carriers will be required to query the clearinghouse to ensure drivers and driver applicants do not have violations of federal drug and alcohol testing regulations that prohibit them from operating commercial motor vehicles. This rule is scheduled for implementation in early 2020 and may reduce the number of available drivers in an already constrained driver market.

              Other rules have been recently proposed or made final by the FMCSA, including (i) a rule requiring the use of speed limiting devices on heavy duty tractors to restrict maximum speeds, which was proposed in 2016, and (ii) a rule setting forth minimum driver-training standards for new drivers applying for commercial driver's licenses for the first time and to experienced drivers upgrading their licenses or seeking a hazardous materials endorsement, which was made final in December 2016, with a compliance date in February 2020. In July 2017, the DOT announced that it would no longer pursue a speed limiter rule, but left open the possibility that it could resume such a pursuit in the future. The effect of these rules, to the extent they become effective, could result in a decrease in fleet production and driver availability, either of which could materially adversely affect our business, financial condition and results of operations.

              In March 2014, the Ninth Circuit Court of Appeals held that California state wage and hour laws are not preempted by federal law. The case was appealed to the Supreme Court of the United States, which denied certiorari in May 2015, and accordingly, the Ninth Circuit Court of Appeals decision stands. Current and future state and local wage and hour laws, including laws related to employee meal breaks and rest periods, may vary significantly from federal law. As a result, we, along with other companies in our industry, are subject to an uneven patchwork of wage and hour laws throughout the United States. There is proposed federal legislation to preempt state and local wage and hour laws; however, passage of such legislation is uncertain. If federal legislation is not passed, we will either need to comply with the most restrictive state and local laws across our entire fleet, or revise our management systems to comply with varying state and local laws. Either solution could result in increased compliance and labor costs, driver turnover and decreased efficiency.

              Tax and other regulatory authorities, as well as independent contractors themselves, have increasingly asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors and our classification of independent contractors has been the subject of audits by such authorities from time to time. Federal legislation has been introduced in the past that would make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to increase the penalties for companies who misclassify their employees and are found to have violated employees' overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, extend the Fair Labor Standards Act to independent contractors and impose notice requirements based on employment or independent contractor status and fines for failure to comply. Some states have put initiatives in place to increase their revenue from items such as unemployment, workers' compensation and income taxes and a reclassification of independent contractors as employees would help states with this initiative. Further, class actions and other lawsuits have been filed against certain members of our industry seeking to reclassify independent contractors as employees for a variety of purposes, including workers' compensation and health care coverage. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If independent contractors we contract with are determined to be employees, we would incur additional exposure under federal and state tax, workers' compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Environmental Regulations

              From time to time we engage in the transportation of hazardous substances. Additionally, some of our tractor terminals are located in areas where groundwater or other forms of environmental contamination could occur. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. Certain of our facilities have wash facilities, waste oil or fuel storage tanks and fueling islands. If we are involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances we transport, if soil or groundwater contamination is found at our facilities or results from our operations, or if we are found to be in violation of applicable laws or regulations, we could be subject to cleanup costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on our business, financial condition and results of operations.

              In August 2011, the NHTSA and EPA adopted a new rule that established the first-ever fuel economy and greenhouse gas standards for medium and heavy-duty vehicles, including the tractors we employ (the "Phase 1 Standards"). The Phase 1 Standards apply to tractor model years 2014 to 2018 and require the achievement of an approximate 20 percent reduction in fuel consumption by the 2018 model year, which equates to approximately four gallons of fuel for every 100 miles traveled. In addition, in February 2014, President Obama announced that his administration would begin developing the next phase of tighter fuel efficiency and greenhouse gas standards for medium-and heavy-duty tractors and trailers (the "Phase 2 Standards"). In October 2016, the EPA and NHTSA published the final rule mandating that the Phase 2 Standards will apply to trailers beginning with model year 2018 and tractors beginning with model year 2021. The Phase 2 Standards require nine percent and 25 percent reductions in emissions and fuel consumption for trailers and tractors, respectively, by 2027. We believe these requirements will result in additional increases in new tractor and trailer prices and additional parts and maintenance costs incurred to retrofit our tractors and trailers with technology to achieve compliance with such standards, which could materially adversely affect our business, financial condition, results of operations and profitability, particularly if such costs are not offset by potential fuel savings, but we cannot predict the extent to which our operations and productivity will be impacted. In October 2017, the EPA announced a proposal to repeal the Phase 2 Standards as they relate to gliders (which mix refurbished older components, including transmissions and pre-emission-rule engines, with a new frame, cab, steer axle, wheels and other standard equipment). Additionally, implementation of the Phase 2 Standards as they relate to trailers has been delayed due to a provisional stay granted in October 2017 by the U.S. Court of Appeals for the District of Columbia, which is overseeing a case against the EPA by the Truck Trailer Manufacturers Association, Inc. regarding the Phase 2 Standards. If the trailer provisions of the Phase 2 Standards are permanently removed, we would expect that the Phase 2 Standards would have a reduced effect on our operations.

              The CARB also adopted emission control regulations that will be applicable to all heavy-duty tractors that pull 53-foot or longer box-type trailers within the State of California. The tractors and trailers subject to these CARB regulations must be either EPA SmartWay certified or equipped with low-rolling resistance tires and retrofitted with SmartWay-approved aerodynamic technologies. Enforcement of these CARB regulations for 2011 model year equipment began in January 2010 and have been phased in over several years for older equipment. In order to comply with the CARB regulations, we submitted a large fleet compliance plan to CARB in June 2010. In addition, in February 2017 CARB proposed California Phase 2 standards that would generally align with the federal Phase 2 Standards, with some minor additional requirements, and as proposed would stay in place even if the federal Phase 2 Standards are affected by action from President Trump's administration. We will continue monitoring our compliance with the CARB regulations. Federal and state lawmakers also have proposed potential limits on carbon emissions under a variety of climate-change proposals. Compliance with such regulations has increased the cost of our new tractors, may increase the cost of any new trailers that will operate in California, may require us to retrofit certain of our pre-2011 model year trailers that operate in California and could impair equipment productivity and increase our operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the newly designed diesel engines and the residual values of these vehicles, could materially increase our costs or otherwise materially adversely affect our business, financial condition and results of operations.

              In order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors may idle. These restrictions could force us to purchase on-board power units that do not require the engine to idle or to alter its drivers' behavior, which could result in increased costs.

              In addition to the foregoing laws and regulations, our operations are subject to other federal, state and local environmental laws and regulations, many of which are implemented by the EPA and similar state agencies. Such laws and regulations generally govern the management and handling of hazardous materials, discharge of pollutants into the air, surface water and other environmental media, and groundwater preservation and disposal of certain various substances. We do not believe that our compliance with these statutory and regulatory measures has had a material adverse effect on our business, financial condition and results of operations.

Food Safety Regulations

              In April 2016, the Food and Drug Administration published a final rule establishing requirements for shippers, loaders, carriers by motor vehicle and rail vehicle and receivers engaged in the transportation of food, to use sanitary transportation practices to ensure the safety of the food they transport as part of the Food Safety Modernization Act ("FSMA"). This rule sets forth requirements related to (i) the design and maintenance of equipment used to transport food, (ii) the measures taken during food transportation to ensure food safety, (iii) the training of carrier personnel in sanitary food transportation practices and (iv) maintenance and retention of records of written procedures, agreements and training related to the foregoing items. These requirements will take effect for larger carriers such as us in April 2017. The FSMA is applicable to us not only as a carrier, but we are also considered a shipper when acting in the role of broker. We believe we have been in compliance with the FSMA since the compliance date. However, if we are found to be in violation of applicable laws or regulations related to the FSMA, we could be subject to substantial fines, penalties and/or criminal liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Executive and Legislative Climate

              The regulatory environment has changed under the administration of President Trump. In January 2017, the President signed an executive order requiring federal agencies to repeal two regulations for each new one they propose and imposing a regulatory budget, which would limit the amount of new regulatory costs federal agencies can impose on individuals and businesses each year. We do not believe the order has had a significant impact on our industry. However, the order, and other anti-regulatory action by the President and/or Congress may inhibit future new regulations and/or lead to the repeal or delayed effectiveness of existing regulations. Therefore, it is uncertain how we may be impacted in the future by existing, proposed or repealed regulations.

              For further discussion regarding these laws and regulations, please see the section entitled "Risk Factors."

Legal Proceedings

California Wage and Hour Class Action Litigation

              In December 2015, a class action lawsuit was filed against U.S. Xpress Enterprises, Inc. and U.S. Xpress, Inc. in the Superior Court of California, County of San Bernardino. The case was transferred to the U.S. District Court for the Central District of California where it is currently pending. The certified class includes current and former truck drivers employed by us who worked or work in California after the completion of their training and reside or resided in California. The case alleges that class members were not paid for off-the-clock work, were not provided duty free meal and rest breaks, were not paid minimum wage for all hours worked, were not provided accurate and complete time and pay records and were not paid all accrued wages at the end of their employment, all in violation of California law. The class seeks a judgment for compensatory damages and penalties, injunctive relief, attorney fees and costs and pre- and post-judgment interest. The case is currently in discovery. A jury trial is set for December 2018. We are currently unable to determine the possible loss or range of loss. We intend to vigorously defend the merits of these claims.

Telephone Consumer Protection Act Class Action Litigation

              In December 2017, a class action lawsuit was filed against U.S. Xpress Enterprises, Inc. in the U.S. District Court for the Western District of Virginia, where it is currently pending, on behalf of a proposed nationwide class of persons who purportedly received unsolicited, automated phone calls from us in violation of the Telephone Consumer Protection Act. The class seeks statutory damages. We have responded to the complaint and filed a motion to dismiss certain of the claims, and are currently in discovery. We are unable to determine the possible loss or range of loss. We intend to vigorously defend the merits of these claims.

              We are involved in various other litigation and claims primarily arising in the normal course of business, which include claims for personal injury or property damage incurred in the transportation of freight. Our insurance program for liability, physical damage and cargo damage involves varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance in amounts that management considers to be adequate. Based on its knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a materially adverse effect on us.

Corporate History

              We are a Nevada corporation. We were founded by Max Fuller and Patrick Quinn in 1985 and commenced operations in the transportation business in 1986. In October 1994, we completed an initial public offering of Class A common stock and traded on the NASDAQ stock market under the symbol "XPRSA" until October 2007. In June 2007, New Mountain Lake Acquisition Company, an entity controlled by Messrs. Fuller and Quinn, commenced a tender offer for all outstanding shares of Class A common stock of U.S. Xpress as part of a "going private transaction" under applicable SEC rules. Following the successful completion of the tender offer for all outstanding shares of Class A common stock, on October 12, 2007, New Mountain Lake Acquisition Company, a wholly owned subsidiary of New Mountain Lake, the parent company, was merged with and into U.S. Xpress Enterprises, Inc., with U.S. Xpress Enterprises, Inc. surviving such merger. Upon completion of this merger, U.S. Xpress Enterprises, Inc. became a wholly owned subsidiary of New Mountain Lake and its Class A common stock ceased trading on NASDAQ. Immediately prior to the effectiveness of the registration statement, of which this prospectus is a part, we expect to complete a series of transactions pursuant to which New Mountain Lake will merge with and into U.S. Xpress Enterprises, Inc., with U.S. Xpress Enterprises, Inc. continuing as the surviving corporation. See "Reorganization."

MANAGEMENT

Executive Officers and Directors

              We have an experienced senior leadership team complemented by a strong group of operating personnel leading our operations. The following table sets forth information regarding our current executive management team and our directors. All executive officers are elected annually by the Board of Directors. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries, and none of the other corporations or organizations referenced in the biographies is our parent, subsidiary or affiliate unless otherwise noted. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.

Name	Age	Positions
Eric Fuller	41	Director, President and Chief Executive Officer
Eric Peterson	40	Chief Financial Officer, Treasurer and Secretary
Max Fuller	65	Director and Executive Chairman
Lisa Quinn Pate	49	Director and Chief Administrative Officer
John White	55	Chief Sales and Marketing Officer
Leigh Anne Battersby	53	Executive Vice President and Corporate General Counsel
Philip Connors	65	Director*
Dennis Nash	63	Director*
Edward "Ned" Braman	61	Director*
John Rickel	56	Director*
Jon Beizer	53	Director*

*
These individuals will be appointed to our Board no later than the earlier of closing of this offering and five business days from the date of our listing on the NYSE, provided that we will appoint an independent director to our Audit Committee prior to the date of our listing on the NYSE.

              Eric Fuller has served as a Director since 2012, as Chief Executive Officer since March 2017 and as President since March 2018. Mr. Fuller also previously served as our President from December 2015 to March 2017 and as Chief Operating Officer from 2012 to March 2017. Prior to accepting his current role, Mr. Fuller served in various operational and leadership roles since 2000, including as our Executive Vice President of Operations and interim President of Arnold, our former subsidiary. Mr. Fuller serves as an executive director of the board of the ATA and as a member of the ATA's Infrastructure Task Force, an organization created to address the country's critical need for highway and bridge improvement. Mr. Fuller also serves as a director of the Trucking Alliance, a coalition of freight and logistics companies that support safety and security reforms. We believe Mr. Fuller's extensive transportation and leadership experience, as well as his deep understanding of the Company's culture, qualify him to serve as a director. Eric Fuller is the son of Max Fuller.

              Eric Peterson has served as our Chief Financial Officer, Treasurer and Secretary since October 2015. Prior to accepting his current role, Mr. Peterson served in various roles since 2003, including Director of Accounting, Vice President of Accounting and, most recently, Senior Vice President of Accounting and Finance from August 2013 to October 2015. Before joining our team, Mr. Peterson worked as a CPA at Ernst & Young LLP, one of the largest accounting firms in the world. Mr. Peterson is a graduate of the Samford University and received his Masters of Accountancy from the University of Alabama in Tuscaloosa.

              Max Fuller co-founded our company and has served as our Executive Chairman since March 2017. Mr. Fuller has served as a Director since 1989 and served as our Chief Executive Officer from 2004 until March 2017, our Chairman from 2011 until March 2017 and our Co-Chairman from 1994 until 2011. Mr. Fuller currently serves on the board of directors of SunTrust Bank, Chattanooga, N.A. In 2004, Mr. Fuller received a Congressional appointment to serve on the board of directors for the Enterprise Center of Chattanooga. He is a past member of the Chancellor's Roundtable at the University of Tennessee at Chattanooga and currently serves as a Trustee for the University of Chattanooga Foundation, Inc., which provides resources and supports initiatives and programs for the University of Tennessee at Chattanooga. Mr. Fuller has been a frequent presenter on safety innovations and the effective deployment of technology in the industry. He frequently addresses transportation related groups, including the National Transportation Safety Board and the DOT. We believe Mr. Fuller's extensive experience in the industry and business operations and his exemplary executive leadership qualify him to be a director.

              Lisa Quinn Pate has served as a Director since 2012, Chief Administrative Officer since 2012, as President from March 2017 to March 2018 and served as General Counsel from 2002 through August 2014. Prior to joining our team, Ms. Pate was a partner at the Chattanooga law firm, Witt, Gaither & Whitaker, P.C. Ms. Pate is a graduate of Northwestern University and received her law degree from Cornell University. Ms. Pate serves on the boards of the Truckload Carriers Association and the Trucking Profitability Strategies Conference. Ms. Pate is also on the advisory group for the Trucking Alliance and is a member of the ATA Workforce Development Committee. We believe Ms. Pate's extensive experience with the Company and understanding of the industry qualify her to be a director.

              John White has served as our Chief Sales and Marketing Officer since May 2013 and has served in various roles at the Company since 2005, including Vice President of Operations and Executive Vice President of Sales and Marketing. He currently serves as a board member of Women in Trucking and previously served as a director of the ATA. Prior to joining our team, Mr. White held various positions at Swift Transportation Company, M.S. Carriers, Inc., now a subsidiary of Swift Transportation Company, and JB Hunt Transport Services, Inc., all trucking and transportation companies with significant truckload operations. Mr. White is a graduate of the State University of New York at Geneseo.

              Leigh Anne Battersby has served as Executive Vice President and Corporate General Counsel since January 2017. She previously served the Company as Vice President of Risk Management from 2001 to January 2017 and as Director of Personnel from 1997 to 2001. Prior to joining the Company in 1997, Ms. Battersby worked as a labor and employment lawyer and litigation associate with the Chattanooga law firm of Witt, Gaither & Whitaker, P.C. Ms. Battersby is a graduate of the University of Tennessee at Chattanooga and received her Juris Doctor from Duke University.

              Philip Connors has served as the Principal of, and an independent consultant at, Philip V. Connors & Associates, LLC, a firm dedicated to providing insight and consulting services in the transportation, logistics, leasing and ocean shipping industries, since April 2017. From 2008 to April 2017, Mr. Connors served as Executive Vice President at Flexi-Van Leasing, Inc., one of the largest chassis providers in North America, where he oversaw sales and commercial activities as well as their chassis pooling management product line. From 1985 to 2008, Mr. Connors served in various roles at A.P. Moller-Maersk Group, a Danish conglomerate engaged in the international transportation, logistics and energy sectors and the largest container ship and supply vessel operator in the world, primarily with Maersk Inc., which represents A.P. Moller-Maersk Group's shipping and related activities in North America. His roles included overseeing various functions of Maersk operating divisions, including sales, marketing, intermodal, trucking activities, safety, security, maintenance and repair, equipment leasing, labor relations, logistics, customer service and human resources. Mr. Connors earned his Bachelor's degree in general studies from Ohio University. We believe Mr. Connors's depth of experience in the transportation and logistics industry, both directly and in a consulting capacity, and his significant time serving in managerial roles in transportation and logistics qualify him to serve as a director.

              Dennis Nash is the founder of the Kenan Advantage Group, Inc., North America's largest tank truck transporter and logistics provider, which specializes in delivering fuel, chemicals, industrial gases and food-grade products through a nationwide network. Since founding the Kenan Advantage Group, Inc. in 1991 he has served as its Chief Executive Officer and Chairman and as a director on its board. Prior to founding the Kenan Advantage Group, Inc., Mr. Nash held various executive operational positions and served as the Executive Vice President of Sales and Marketing at Leaseway Transportation, a company dedicated to providing highway transportation, dedicated contract carriage and other distribution services for various industries, from 1976 to 1991. Mr. Nash has also served on various labor and advisory councils, as well as on the Board of Directors for the National Tank Truck Carriers and the ATA. Mr. Nash currently serves on the boards of directors of Transplace Inc., a private company dedicated to providing transportation management services and logistics technology, HydroChemPSC, a private industrial cleaning and environmental services company, and Cardinal Logistics Management Corporation, a private company dedicated to providing dedicated contract carriage and freight brokerage services in North America. Additionally, Mr. Nash currently serves as the Vice Chairman of the Pro Football Hall of Fame and as a member of the Northwestern University Transportation Center Business Advisory Council. We believe Mr. Nash's extensive transportation and leadership experience amassed during his 40 years in the industry qualify him to serve as a director.

              Edward "Ned" Braman currently serves as a consultant for Silicon Ranch Corporation, a privately owned renewable energy company, consulting on their internal and external financial reporting and related staffing. Prior to his current consulting work, Mr. Braman was an Audit Partner at Ernst & Young LLP from 1997 to June 2015. During his nearly 30 year tenure at Ernst & Young LLP, Mr. Braman developed expertise in the automotive, transportation and retail industries working with various clients in those spaces. Mr. Braman has served on the board of directors of Healthcare Realty Trust Incorporated, a self-managed and self-administered real estate investment trust, since May 2018 and currently serves as a member of the audit and governance committees, and has served as a director of, and finance committee chair for, the Nashville Wine Auction since October 2017. Mr. Braman has been a Certified Public Accountant since 1985. Mr. Braman holds a Bachelor of Arts degree in economics from Tulane University and a Master's degree in business administration from the University of North Carolina at Chapel Hill. We believe Mr. Braman's acumen and knowledge in the areas of public company accounting, financial statement and audit activities and experience as an Audit Partner at Ernst & Young LLP qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

              John Rickel has been the Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. ("Group 1"), a large automotive retailer, since 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. From 2002 to 2004, Mr. Rickel was a member of the board of directors and head of the audit committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned approximately 41% by Ford. We believe that Mr. Rickel's extensive experience as a chief financial officer, a member of the audit committee of a publicly traded company and his background in the transportation sector qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

              Jon Beizer is currently an investment partner at the venture debt firm Western Technology Investment ("WTI"). At WTI, Mr. Beizer has led investments in several high-profile companies in the software, mapping, artificial intelligence and automated driving spaces. Mr. Beizer has also been a managing director of Foghorn Capital, LLC, an advisory firm focused on mergers and acquisitions, consulting, board roles and investing, since 2007. Mr. Beizer has held senior positions at various companies, including Chief Financial Officer and President of IPWireless, Inc., a wireless broadband company that was sold to Nextwave Telecom, Inc. in 2007, from 2002 to 2007, Chief Financial Officer, President and CEO of iAsiaWorks, Inc., an international hosting and data center company that Mr. Beizer helped take public, from 1997 to 2001 and Chief Financial Officer of Phoenix Network, Inc., a publicly traded telecommunications firm that was sold to Qwest Communications International, Inc., from 1992 to 1997. We believe that Mr. Beizer's extensive leadership experience, as well as his experience as a chief financial officer of various companies and his expertise in emerging technologies qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

Board Structure

              Upon completion of the offering, our Board of Directors will consist of eight members. Our Board of Directors has determined that each of Messrs. Connor, Nash, Braman, Rickel and Beizer is independent under applicable NYSE rules.

              In accordance with our Articles of Incorporation and our Bylaws, each of our directors will serve for a one-year term or until his or her successor is elected and qualified. Each of our directors and director-nominees must satisfy certain conditions specified in our Bylaws. There will be no limit on the number of terms a director may serve on our Board of Directors.

              We separate the roles of Executive Chairman and Chief Executive Officer. We believe this structure allows the Chief Executive Officer to dedicate his full efforts to the demands and responsibilities of his position, while also allowing the Company to benefit from the Executive Chairman's strategic oversight and considerable experience.

              We believe the Lead Independent Director promotes independent, objective oversight and contributes to the efficiency and functionality of the full Board of Directors. After the closing of this offering, our independent directors will appoint our Lead Independent Director. The Lead Independent Director's responsibilities include, among other things, consulting with the Executive Chairman regarding the agenda for meetings of the Board of Directors, scheduling and preparing agendas for meetings of independent directors, presiding over meetings of independent directors and executive sessions, briefing the Executive Chairman on issues discussed in executive sessions, and acting as principal liaison between independent directors and the Executive Chairman.

Board Committees

              Our Board of Directors will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the completion of this offering. Although we may qualify as a "controlled company" under NYSE listing rules because certain members of the Fuller and Quinn families will hold over 50% of the voting power of our outstanding common stock, we do not intend to rely on the "controlled company" exemptions for NYSE listed companies.

Audit Committee

              Our Audit Committee will assist the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee will establish the scope of the Company's annual audit, review the report and comments of the Company's independent registered public accounting firm, be directly responsible for the appointment, compensation, evaluation, retention and oversight of the work of our independent registered public accounting firm and will perform any other activities delegated to the committee by the Board of Directors or imposed by applicable laws or regulations. Prior to the date of our listing on the NYSE, Mr. Braman will be appointed as the initial member of the Audit Committee. Within 90 days of the effectiveness of the registration statement of which this prospectus is a part, at least two additional independent directors will be appointed as members of the Audit Committee. All members of the Audit Committee will be independent directors under applicable NYSE rules and Rule 10A-3 of the Exchange Act.

Compensation Committee

              Our Compensation Committee will be responsible for assisting our Board of Directors in discharging its responsibilities relating to establishing and reviewing the compensation of our executive officers, including the Chief Executive Officer, and approving, overseeing and monitoring our compensation plans, policies and programs for executive officers, establishing and reviewing compensation for the Board of Directors and performing any other activities delegated to the committee by the Board of Directors or imposed by applicable laws or regulations. No later than the earlier of the closing of this offering and five business days from the date of our listing on the NYSE, Mr. Connors will be appointed as the initial member of the Compensation Committee. After the closing of this offering, additional independent directors may be appointed to the Compensation Committee. All members of the Compensation Committee will be independent directors under applicable NYSE rules.

Governance Committee

              Our Governance Committee will assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors consistent with criteria established by our Board of Directors and developing our corporate governance principles, as well as overseeing enterprise-wide risk oversight. This committee's responsibilities include selecting individuals to be proposed for nomination as directors of the Company, nominating individuals for election as directors of the Company, establishing and nominating directors for appointment to committees of the Board of Directors, reviewing the performance and qualifications of directors, reviewing and recommending policies to the Board of Directors, evaluating material risks concerning us, understanding and determining what constitutes an appropriate level and tolerance of risk for us and performing any other activities delegated to the committee by the Board of Directors or imposed by applicable laws or regulations. No later than the earlier of the closing of this offering and five business days from the date of our listing on the NYSE, Mr. Rickel will be appointed as the initial member of the Governance Committee. After closing of this offering, additional independent directors may be appointed to the Governance Committee. All members of the Governance Committee will be independent directors under applicable NYSE rules.

Code of Ethics

              Our code of business conduct and ethics applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers may be made only by our Board of Directors and will be disclosed to our stockholders in accordance with the applicable requirements of the SEC and NYSE. Amendments to the code must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). A copy of our code of business conduct and ethics will be posted on our website.

Corporate Governance Guidelines

              Our Board of Directors will adopt corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines will cover a number of areas, including the size and composition of the Board of Directors, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Executive Chairman, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Additionally, our Board of Directors will adopt independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines will be posted on our website, https://www.usxpress.com.

Compensation Committee Interlocks and Insider Participation

              We do not currently have a compensation committee or committee performing similar functions. During our last fiscal year, Lisa Quinn Pate and Eric Fuller participated in deliberations of the Board of Directors concerning executive officer compensation. During our last fiscal year, none of our executive officers served as a member of the board of directors of any other entity that had an executive officer serving as a member of our Board of Directors.

 EXECUTIVE COMPENSATION

              This Compensation Discussion and Analysis ("CD&A") explains our executive compensation philosophy and objectives, the key elements of our executive compensation program and compensation decisions regarding our named executive officers ("Named Executive Officers") for 2017. Our Named Executive Officers for 2017 were:

Name	Title
Eric Fuller	President and Chief Executive Officer
Eric Peterson	Chief Financial Officer
Max Fuller	Executive Chairman and Former Chief Executive Officer
Lisa Quinn Pate	Chief Administrative Officer
John White	Chief Sales and Marketing Officer
Leigh Anne Battersby	Executive Vice President and Corporate General Counsel

              We expect that our Named Executive Officers will hold the same positions with the Company following the closing of this offering.

Executive Summary

              Following this offering, the Compensation Committee will oversee our executive compensation program and review and approve all compensation decisions relating to our Named Executive Officers. The Company has endeavored to provide a compensation program that attracts, motivates and retains our Named Executive Officers, is competitive within our industry and provides a substantial emphasis on Company performance and creating value for our stakeholders.

Key Features of Our Executive Compensation Program

              The following summary provides highlights of our 2018 executive compensation program:

✓
Direct link between pay and performance that aligns business strategies with value creation;

✓
Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results;

✓
Multi-year time horizon for long-term equity incentives to align executive and stockholder interests;

✓
Clawback policy that provides for the recovery of incentive compensation in the event of a restatement of the Company's consolidated audited financial statements due to a material error;

✓
Robust share ownership guidelines for senior executives;

✓
Independent compensation consultant retained to advise on executive compensation matters;

✓
Double-trigger severance and equity provisions;

✓
No excessive perquisites for executives;

✓
No re-pricing or backdating of stock options without stockholder approval; and

✓
No gross-up payments for benefits and perquisites or for equity awards granted after the effectiveness of this offering to cover personal income taxes or U.S. excise taxes.

2018 Compensation Program Updates

              In 2018, we engaged FW Cook to assist in the design of the forward-looking executive compensation program to ensure that it aligns our Named Executive Officers' incentives with the Company's business objectives, to ensure that our compensation program attracts, retains and rewards executives who contribute to the Company's long-term success and increase stockholder returns and to ensure alignment with market and corporate governance best practices.

2018 Compensation Peer Group

              In February 2018, FW Cook identified a peer group of companies to be used for compensation benchmarking purposes for 2018 pay levels, incentive program design and other executive compensation policies and practices. The criteria for inclusion into the peer group included:

  •
  Similar revenue, profitability and market capitalizations (with comparable valuations); and

  •
  Other relevant attributes, such as companies in the transportation, logistics or comparable industries.

              After reviewing the report and considering recommendations from FW Cook, the Company determined its peer group for 2018 would consist of the following 16 companies:

ArcBest Corporation	P.A.M. Transportation Services, Inc.
Celadon Group, Inc.	Roadrunner Transportation Systems, Inc.
Covenant Transportation Group, Inc.	Saia, Inc.
Forward Air Corporation	Schneider National, Inc.
Heartland Express, Inc.	Universal Logistics Holdings, Inc.
Hub Group, Inc.	USA Truck, Inc.
Landstar System, Inc.	Werner Enterprises, Inc.
Marten Transport, Ltd.	YRC Worldwide Inc.

              Recognizing that peer group proxy data are limited to certain senior executive positions, the peer group proxy data were supplemented with size-appropriate general industry survey data to ensure robust market data for each Named Executive Officer. The survey data were adjusted to reflect the lower operating margins within the transportation industry as compared to the general industry companies participating in the survey. General industry survey data was used given the lack of survey sources in the trucking/transportation industry and the Compensation Committee did not review the companies participating in the survey.

2018 Named Executive Officer Compensation

              In January 2018, we adopted our cash bonus program for 2018 and in April 2018, after review of FW Cook's study and its recommendations, we approved a number of annual and long-term compensation decisions and policies to take effect upon the closing of this offering that are intended to (i) support and enhance the alignment of interests between our stockholders and our Named Executive Officers, (ii) enhance the retention features of our compensation program for a management team that we wish to retain and motivate and (iii) align with corporate governance best practices. The table below summarizes the annual target total direct compensation levels for each of our Named Executive

Officers by element for the 2018 compensation program that will take effect upon the closing of this offering.

Name/Form of Compensation	Amount ($)
Eric Fuller
Base Salary	750,000
Target Cash Bonus	750,000
Target Long-Term Incentives	990,000
Total	2,490,000
Eric Peterson
Base Salary	440,000
Target Cash Bonus	330,000
Target Long-Term Incentives	326,000
Total	1,096,000
Max Fuller
Base Salary	1,000,000
Target Cash Bonus	200,000
Target Long-Term Incentives	300,000
Total	1,500,000
Lisa Quinn Pate
Base Salary	400,000
Target Cash Bonus	300,000
Target Long-Term Incentives	300,000
Total	1,000,000
John White
Base Salary	335,000
Target Cash Bonus	134,000
Target Long-Term Incentives	182,000
Total	651,000
Leigh Anne Battersby
Base Salary	300,000
Target Cash Bonus	150,000
Target Long-Term Incentives	243,000
Total	693,000

2018 Base Salary

              For 2018, the base salary of each Named Executive Officer was at the same level as 2017. Upon the closing of this offering, the base salary of each Named Executive Officer will continue to be set at the same level as 2017, except as follows: Mr. Max Fuller's base salary will be adjusted to reflect target total direct compensation of approximately 60% of our CEO's total target compensation, as well as an appropriate mix of base salary, short-term incentive and long-term incentive compensation taking into consideration the recommendations of FW Cook; and Ms. Pate's base salary will be adjusted to more closely align with similar positions in the peer group based on her new title in 2018 and the responsibilities of her position.

2018 Target Cash Bonus

              Under our short-term incentive plan (the "2018 STIP") participants, including our Named Executive Officers, are eligible to receive quarterly and annual payouts based on achievement relative to quarterly and annual performance goals related to operating ratio. Upon the closing of this offering, the annual target as a percentage of base salary under the 2018 STIP for each of Messrs. Eric Fuller, Peterson and Max Fuller, Ms. Pate, Mr. White and Ms. Battersby, will be 100%, 75%, 20%, 75%, 40% and 50%, respectively.

2018 Target Long-Term Incentive

              We adopted a long-term incentive program design for our Named Executive Officers consisting of 50% stock options and 50% restricted stock, each of which vest ratably over a four-year period, subject to continued employment and other vesting and forfeiture provisions, to be issued after the offering. The long-term incentive program is designed to (i) balance the performance-based nature of stock options with the stockholder-aligned retention of restricted stock, (ii) be sensitive to share usage and dilution, (iii) drive a long-term focus through stock options which have a ten-year term and (iv) recognize that senior executives should have a greater portion of their pay at-risk than lower level employees. The stock options initially awarded will have an exercise price equal to the initial public offering price. The value of the long-term incentives for each Named Executive Officer was set at the market median, except the grant to Mr. Max Fuller, which was set to achieve target total direct compensation of approximately 60% of our CEO's target total direct compensation, and the grant to Ms. Pate, which was set after considering Ms. Pate's target total direct compensation relative to similar positions in the peer group based on her new title in 2018 and the responsibilities of her position.

2018 Employment Agreements

              Each of our Named Executive Officers is party to an employment agreement with us, pursuant to which he or she serves as an executive officer of the Company. In April 2018, the employment agreements of each of Messrs. Eric Fuller, Peterson and Max Fuller, Ms. Pate, Mr. White and Ms. Battersby were amended and restated. The employment agreements: (i) provide for three-year terms beginning on April 30, 2018, which automatically extend for successive one-year periods unless either party provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term; (ii) set the respective executive's base salary at the same level as 2017, which is subject to annual review and possible increase (but in the case of each of Messrs. Eric Fuller, Peterson and Max Fuller, Ms. Pate and Ms. Battersby, not decrease unless such decrease applies in the same manner to all senior executives); provided that the base salary of each of Mr. Max Fuller and Ms. Pate will be adjusted upon the closing of this offering as set forth under "—2018 Base Salary;" (iii) provide for eligibility to receive an annual cash bonus based on the attainment of performance goals, with a target cash bonus of 100% of base salary for Mr. Eric Fuller, 75% of base salary for Mr. Peterson and Ms. Pate and 50% of base salary for Mr. Max Fuller (reduced to 20% upon the closing of this offering) and with a target cash bonus to be annually defined for Mr. White and Ms. Battersby; and (iv) provide for participation in our long-term incentive plan and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms. Mr. White's employment agreement also: (i) provides for an annual match of his contributions to his deferred compensation account, up to $35,000, and (ii) provides for the transfer of the title to a Company car to Mr. White on or before September 1, 2018.

Share Retention Guidelines

              In connection with this offering, we will adopt share retention guidelines for our Named Executive Officers, key personnel and members of our Board of Directors to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Named Executive

Officers will be required to maintain a significant ownership position in our Class A and/or Class B common stock. The guidelines will be based on a multiple of base salary, as set forth below:

Name	Share Guideline Amount
Eric Fuller	6x Base Salary
Eric Peterson	3x Base Salary
Max Fuller	6x Base Salary
Lisa Quinn Pate	1x Base Salary
John White	1x Base Salary
Leigh Anne Battersby	1x Base Salary

              Although the share ownership guideline amount will not be required to be satisfied in any particular period of time, Named Executive Officers will be required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock unit grants until the share guideline is satisfied. The Compensation Committee will be able to grant waivers to the guidelines, which are expected to be granted only for serious and unforeseen hardship circumstances. In determining whether the share retention guidelines have been met, shares owned by the Named Executive Officer or his or her immediate family members who reside with the Named Executive Officer (whether held jointly or individually), shares held by a trust established by the Named Executive Officer or any other person for his or her benefit or for the benefit of his or her family members, shares owned by an entity to the extent of the Named Executive Officer's interest therein (or the interest of his or her immediate family member who resides with the Named Executive Officer), but only if the Named Executive Officer has the power to vote or dispose of the shares and shares equal to the number of vested but deferred restricted stock credited to the Named Executive Officer under any arrangement maintained by the Company will be considered owned. Neither unearned performance-based equity awards nor outstanding stock options (vested or unvested) will count toward satisfaction of the guidelines.

Clawback Policy

              In connection with this offering, we will adopt a clawback policy. In the event of a restatement of the Company's consolidated audited financial statements due to a material error, we will, to the extent practicable and not prohibited by applicable law, seek to recover from the executive the amount by which the executive's incentive compensation (including cash- and equity-based incentive compensation) for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The policy will have a three-year look-back period.

2017 Executive Compensation Highlights

              In 2017, we used the following key elements of compensation: base salary, cash-based annual incentive compensation, long-term incentive compensation comprised of restricted stock units and cash-settled SARs and other limited perquisites. Prior to this offering, all equity compensation was issued by New Mountain Lake, an entity that owned all of the issued and outstanding stock of U.S. Xpress Enterprises, Inc. Pursuant to the Reorganization, all restricted membership units issued by New Mountain Lake will be converted into restricted stock units of U.S. Xpress Enterprises, Inc. See "Reorganization." Therefore, we refer to restricted membership units issued prior to this offering as restricted stock units.

              In the first quarter of 2017, each element of target total direct compensation (the sum of base salary, target annual incentive and value of the SARs at target) was established for each of our Named Executive Officers based on a review of pay levels provided to comparable executives of industry peers and regional talent competitors. Following this review, our then-Chief Executive Officer, with the recommendations and input of an advisory committee consisting of our Vice President of Human Resources, our Director of Compensation, our President, our Chief Financial Officer and our Chief Administrative Officer (the "Advisory Committee") approved increases in base salaries for certain of our Named Executive Officers based upon the roles and responsibilities of those Named Executive Officers, as well as performance targets pertaining to our annual cash incentive program and our long-term incentive program in the form of SARs. We set the performance targets in the annual and long-term incentive plans at a level that we believed was reasonably difficult to achieve when taking into account the business environment at the time the targets were established. We wanted a direct link between pay and performance and therefore used performance-based incentives to align executive compensation with the achievement of financial and operating objectives.

              For 2017, our annual incentive program focused on operating ratio, defined as total operating expenses, excluding fuel surcharge revenue as a percentage of total revenue, net of fuel surcharge, which is a key measure of our profitability. In 2017, the performance targets under our annual incentive program were not achieved at the minimum level required for a payout, and accordingly, no cash payments were made to our Named Executive Officers for 2017 under our annual incentive program. Despite not meeting the performance targets under our annual cash incentive program, discretionary cash bonuses were approved to recognize the various accomplishments of our Named Executive Officers in 2017. Specifically, our Executive Chairman considered the scope of our Named Executive Officers' roles in developing and executing our transformation plan, including closing the operating ratio gap with our peers in a difficult market and continuing improvements throughout 2017, as well as negotiating amendments to our existing term loan and existing revolving credit facility and restructuring arrangements with certain equipment financing providers. In light of these considerations, our Executive Chairman approved cash bonuses for Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller and Ms. Pate of $530,100, $608,850, $780,450 and $391,750, respectively.

              Additionally, in March 2017, we made restricted stock unit grants to each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller and Ms. Pate, which vest in equal installments over seven years, beginning on the first anniversary of the grant date, to promote retention and a long-term financial interest in the Company.

              The following charts show potential compensation, target compensation and realized compensation of our Named Executive Officers and depict how our 2017 compensation program design effectively aligned pay with corporate performance:

              Each chart above includes salary and all other compensation as disclosed under the same headings in the Summary Compensation Table and the grant date fair value of time-vested restricted stock units granted in 2017. Potential compensation also includes the 2017 annual cash bonus at maximum and the grant date fair value of SARs granted in 2017 at maximum. Target compensation also includes the 2017 annual cash bonus at target and the grant date fair value of SARs granted in 2017 at target. Realized compensation reflects that the 2017 annual cash incentive and SARs granted in 2017 were not earned. The charts depict that realized pay in 2017 was tied to corporate performance. The charts above show the 2017 compensation plan as designed and, therefore, do not include discretionary cash bonuses granted to our Named Executive Officers during 2017.

Participants in the Compensation Process

Role of the Board of Directors and Compensation Committee

              For 2017, our then-Chief Executive Officer administered our executive compensation programs, with the recommendations and input of the Advisory Committee. Our Director of Total Rewards prepared an annual compensation study for key positions, including our Named Executive Officers, that compared existing target pay levels to those being provided to similarly situated executives at our industry peers and regional talent competitors. Prior to 2018, we did not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies. We, from time to time, considered the forms and levels of compensation disclosed by other comparable publicly traded industry peers, certain other industry peers and regional talent competitors in order to obtain a broad understanding of such companies' compensation practices. Following this offering, the Compensation Committee, which we expect will consist of independent directors, will be responsible for developing and administering our executive compensation programs. The Compensation Committee will work closely with the independent compensation consultant to make decisions on our executive compensation program pay levels, policies and practices. Our executive compensation has not historically been the subject of a stockholder advisory vote. Following this offering, to the extent applicable, our Compensation Committee will consider the results of advisory votes and the views expressed by our stockholders. The Compensation Committee will report its actions to the full Board of Directors at the Board of Directors meeting following each Compensation Committee meeting. A complete description of the Compensation Committee's authority and responsibilities will be included in the Compensation Committee charter.

Role of the Independent Compensation Consultant

              FW Cook has been engaged as our independent compensation consultant to support our ongoing executive compensation matters. In 2018, FW Cook will perform a variety of services, including assessing the Company's executive compensation program against best practices, assessing the Company's executive compensation levels and program design relative to our peer group and general practices for comparably sized organizations, providing guidance on regulatory and governance trends impacting compensation, conducting an annual risk assessment of our incentive compensation programs, reviewing compensation-related proxy disclosures and recommending certain changes to our executive compensation programs and practices based on its analysis. Neither FW Cook nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services to be provided to the Compensation Committee. FW Cook's services will be provided under the direction and authority of the Compensation Committee, and all post-offering work performed by FW Cook will be pre-approved by the Chair of the Compensation Committee.

Role of the Chief Executive Officer

              Following this offering, the Compensation Committee will meet periodically with the Chief Executive Officer to review compensation policies and compensation paid to the Named Executive Officers and certain other key personnel. The Chief Executive Officer will assist the Compensation Committee in evaluating the performance of the Named Executive Officers, other than himself, establishing incentive program award types, metrics and performance targets and recommending base salary levels and incentive program opportunities. The Chief Executive Officer also will work with the Chair of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management then will prepare the information required for the meetings. As necessary, the Compensation Committee will meet in executive session, without the presence of management.

2017 Executive Compensation Overview

              Consistent with the Company's performance-based culture and desire to attract and retain outstanding executives, in 2017 we endeavored to provide our executives with target total compensation that is competitive based on industry peers and regional talent competitors, with the opportunity for actual compensation to be above or below the peer median depending on performance, as reflected through annual incentive payouts and the value of earned SARs and restricted stock units at vesting or exercise. We sought to more heavily weight executive compensation to reward the creation of long-term value, rather than toward short-term financial performance. Moreover, to encourage the stability of our leadership team, several elements of our 2017 executive compensation program included multi-year vesting provisions. Our SARs, if earned based on achievement of performance targets, vest over a five-year period, and our restricted stock unit grants vest over a seven-year period.

Key Components and Mix of Executive Compensation

              The following table illustrates the key elements of the Company's 2017 executive compensation program:

Element	Form/Vehicle	Time Horizon	Primary Objectives & Link to Stockholder Value
Base Salary	Cash	Annual	Attract and retain our Named Executive Officers with fixed cash compensation to provide stability that allows our Named Executive Officers to focus on achievement of business objectives
Annual Incentives	Cash	Annual	Designed to focus and motivate our Named Executive Officers to achieve corporate annual financial and operating goals
Long-Term Incentives	SARs, subject to achievement of annual performance goals	Annual, with multi-year ratable vesting for earned SARs
SARs designed to focus and motivate our Named Executive Officers to achieve corporate annual financial and operating goals, with five-year vesting on earned SARs, if any, to promote long-term retention and reward appreciation in the value of our Class A common stock from the grant date
	Time-vested restricted stock unit grants	7-year ratable vesting

Provide incentive to increase the market value of our common stock, promote long-term retention and drive stockholder alignment by granting restricted stock units, for which recipients would be issued Class B stock, which was non-voting prior to this offering
Other Compensation	Other benefits	Not applicable	Limited personal benefits such as 401(k), auto, life insurance and long-term disability insurance that are consistent with our peer companies

2017 Annual Base Salary

              As discussed above, we provide base salaries to recognize the scope of responsibilities, skills, competencies, experience and individual performance of each Named Executive Officer. The base salary paid to each Named Executive Officer serves as the foundation of the overall compensation program for each executive officer, and the payouts under the annual incentive compensation plans are generally expressed as a percentage of base salary. Each of our Named Executive Officers is party to an employment agreement with us that provides for a fixed base salary, subject to annual review by the Advisory Committee (or, after the completion of this offering, by the Compensation Committee).

              When determining base salaries for 2017, we recognized our Named Executive Officers' roles in developing and executing our transformation plan and the changes in their roles and responsibilities. We also considered each Named Executive Officer's seniority and length of service as well as the market data prepared by the Advisory Committee.

              The base salaries for 2017 are set forth in the following table:

Name	2017 Base Salary	Percentage Change from 2016
Eric Fuller	$750,000	34%
Eric Peterson	$440,000	5%
Max Fuller	$1,310,900	—
Lisa Quinn Pate	$575,000	8%
John White	$335,000	3%
Leigh Anne Battersby	$300,000	46%

2017 Incentive Programs

              We use our incentive programs to align our Named Executive Officers' interests with stockholders' interests and to drive the achievement of our short- and long-term financial, operational and strategic objectives. In 2017, we established an annual cash incentive award based on achievement of operating ratio targets, as well as SARs awards that are earned based on achievement of a different set of operating ratio targets for 2017 and continued service for approximately five years from the grant date. Our focus on operating ratio performance targets was designed to align compensation with improvements to our profitability. In each case, operating ratio was defined as total operating expenses, net of fuel surcharge as a percentage of total revenue, net of fuel surcharge. The calculation of operating ratio for purposes of our compensation awards is different from that reported under "Prospectus Summary—Summary Consolidated Financial Data."

              Each Named Executive Officer was granted a target award for both cash annual incentive (expressed as a percentage of base salary) and for SARs (expressed as a number of SARs), which were based on the market data prepared by the Advisory Committee. Additionally, a minimum, target and maximum level of operating ratio performance (or range, in the case of SARs) were defined at the outset of the year as were the payout levels for each performance level, with linear interpolation for performance between the achievement levels. No payout is made if performance does not meet the minimum level.

              The performance targets were set at a level that we believed was reasonably difficult to achieve when taking into account the business environment at the time the targets were established. We believe these performance targets motivate our Named Executive Officers and other key employees to produce results that increase stockholder value and encourage individual and team behaviors that help the Company achieve its short- and long-term objectives.

Cash-Based Annual Incentive Program

              The following table illustrates the performance range and corresponding payout levels for the cash bonuses for each Named Executive Officer, expressed as a percentage of base salary.

Name	Minimum (96.5% operating ratio)	Target (95.5% operating ratio)	Maximum (92.0% operating ratio)
Eric Fuller	50%	100%	200%
Eric Peterson	40%	75%	150%
Max Fuller	30%	50%	100%
Lisa Quinn Pate	40%	75%	150%
John White	20%	40%	100%
Leigh Anne Battersby	20%	40%	100%

              In 2017, performance targets were not achieved at the minimum level, and accordingly, there were no cash bonus payouts to any of the Named Executive Officers under our 2017 cash-based annual incentive plan.

Performance-Based SARs

              For 2017, each of the Named Executive Officers were eligible to earn SARs based on achievement of performance targets related to operating ratio. If earned, the SARs would be subject to ratable time-based vesting through 2022 to promote retention.

              The following table illustrates the range for the SARs that could be earned for each Named Executive Officer. The number of SARs in the following table has been adjusted to give retroactive effect to the Reorganization.

Name	Minimum Number of SARs (operating ratio between 95.6% and 96.5%)	Target Number of SARs (operating ratio between 94.6% and 95.5%)	Maximum Number of SARs (operating ratio equal to or less than 92.5%)
Eric Fuller	65,333	81,667	130,667
Eric Peterson	46,667	58,333	93,333
Max Fuller	65,333	81,667	130,667
Lisa Quinn Pate	56,000	70,000	112,000
John White	23,333	32,667	60,667
Leigh Anne Battersby	16,333	23,333	44,333

              The performance targets were not achieved at or above the minimum level, and accordingly, no SARs were earned or vested under the plan in respect of 2017.

Special Bonuses

              From time to time, we have provided discretionary cash bonuses or equity awards to recognize extraordinary contributions by our Named Executive Officers or performance in a given year. Despite not meeting the performance targets under our annual cash incentive program, discretionary cash bonuses were approved to recognize the various accomplishments of our Named Executive Officers in 2017. Our Executive Chairman considered the scope of our Named Executive Officers' roles in developing and executing our transformation plan, including closing the operating ratio gap with our peers in a difficult market and continuing improvements throughout 2017, as well as negotiating amendments to our existing term loan and existing revolving credit facility and restructuring arrangements with certain equipment financing providers. In light of these considerations, our Executive Chairman approved cash bonuses for Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller and Ms. Pate of $530,100, $608,850, $780,450 and $391,750, respectively.

Restricted Stock Units

              We use stock-based awards in our executive compensation program to align the interests of our Named Executive Officers with those of our stockholders. We believe our long-term performance is enhanced through an equity ownership culture since it encourages retention and a focus on our long-term performance. Awards granted to our Named Executive Officers are sized based on market data, individual and Company performance and current and expected contribution to our success, with input from our Executive Chairman. Additional considerations have included the amounts paid as annual incentive compensation, individual performance of the Named Executive Officers, share retention requirements and other factors that the Chief Executive Officer and Advisory Committee deemed relevant.

              In March 2017, we granted certain of our Named Executive Officers restricted stock unit grants as set forth below. In determining the number of restricted stock units granted to our Named Executive Officers, we took into account several factors, including the factors described above, the advice and recommendations of our Advisory Committee and each Named Executive Officer's role in developing and executing our transformation plan over the preceding two years. The restricted stock unit grants are eligible to vest in equal installments over seven years beginning with the first anniversary of the grant date, which was used to promote long-term retention. The number of restricted stock units in the following table has been adjusted to give retroactive effect to the Reorganization.

Name	Number of Restricted Stock Units
Eric Fuller	373,333
Eric Peterson	233,333
Max Fuller	466,667
Lisa Quinn Pate	140,000
John White	—
Leigh Anne Battersby	—

Other Compensation Plans & Benefits

401(k) Plan

              Named Executive Officers and other employees are entitled to participate on the same basis in our 401(k) plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2017, the Company matched 50% of the first 3% of eligible employee contributions (a maximum employer contribution of 1.5%).

Perquisites

              We provide certain of our Named Executive Officers with limited perquisites and other personal benefits, such as an automobile allowance or use of a company automobile, company aircraft use, a medical allowance, life insurance premiums and 401(k) match. We have reviewed and approved each of the perquisites provided to Named Executive Officers. While the we do not consider these perquisites to be a significant component of executive compensation, we recognize that such perquisites are a factor in attracting and retaining talented executives.

Employment Agreements

              The employment agreements of each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller and Ms. Pate that were in effect during 2017: (i) provided for seven-year terms beginning on March 14, 2017, which automatically extended for successive one-year periods unless either party provided notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term; (ii) set the respective executive's base salary at the amount set forth under "—2017 Executive Compensation Overview—2017 Annual Base Salary," which was subject to annual review and possible increase (but not decrease unless such decrease applies in the same manner to all senior executives); (iii) provided for eligibility to receive an annual cash bonus based on the attainment of performance goals, with a target cash bonus of 100% of base salary for Mr. Eric Fuller, 75% of base salary for Mr. Peterson and Ms. Pate and 50% of base salary for Mr. Max Fuller; and (iv) provided for participation in our long-term incentive plan and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms. Mr. White's employment agreement: (i) had a five-year term ending on September 1, 2018, which automatically extended for one successive five-year period unless either party provided notice of non-renewal to the other party at least 30 days prior to the expiration of the initial term; (ii) set Mr. White's annual base salary at $324,000, which was subject to possible increase; and (iii) provided for participation in our short- and long-term incentive plans and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms. Ms. Battersby's employment agreement: (i) had a five-year term ending on December 31, 2022; (ii) set Ms. Battersby's annual base salary at $300,000, which is subject to possible increase; and (iii) provided for participation in our short- and long-term incentive plans and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms. Each Named Executive Officer's employment agreement provided for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under "—Potential Payments upon Termination or Change in Control."

Deductibility of Compensation

              While our Board of Directors generally considers the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. As we are not currently publicly traded, our Board has not previously taken the deductibility limit imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") into consideration in setting compensation.

              Prior to its amendment by the TCJA, which was enacted December 22, 2017, Section 162(m) disallowed a tax deduction to public companies for compensation paid in excess of $1 million to "covered employees" (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year.

              The existing Section 162(m) regulations also provide a transition period for privately held companies that become public. Specifically, the $1 million deduction limit of Section 162(m) does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held if the plan or agreement was disclosed to investors in connection with the going public transaction. For companies like ours that become publicly held in connection with an initial public offering ("IPO") this transition period generally lasts until the first stockholder meeting that occurs following the close of the third calendar year following the calendar year in which the IPO occurred, provided that the relevant plan is not materially modified. As a new public company, we expect to be eligible for transition relief from the deduction limitations imposed under Section 162(m) until our first stockholders meeting at which directors are elected that occurs in 2022. In addition, we reserve the right to award compensation as to which a deduction may be limited under Section 162(m) where we believe it is appropriate to do so. As a result, compensation awards under the Incentive Plan need not be designed to qualify as performance-based compensation for purposes of Section 162(m), and our Compensation Committee may take this into account in determining the terms and conditions of such awards.

              In addition to the IPO transition period, pursuant to the TCJA, certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017. However, ambiguities in the TCJA prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years.

Elements of Total Compensation—Risks and Mitigating Factors

              We believe that the structure of the executive compensation program provides a mix of cash and equity compensation that balances short- and long-term incentives. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company's business prudently and profitably over time, while encouraging retention of our top talent. In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. The result is a program that we believe mitigates inappropriate risk taking and aligns the interests of Named Executive Officers with those of the Company's stockholders. Moreover, we have determined that any risks arising from the Company's compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table for 2017

              The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our Named Executive Officers for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Eric Fuller, President and Chief Executive Officer	2017	706,200	530,100	804,000	96,250	—	—	135,484	2,272,034
Eric Peterson, Chief Financial Officer	2017	434,854	608,850	502,500	68,750	—	—	56,219	1,671,173
Max Fuller, Executive Chairman and former Chief Executive Officer	2017	1,310,900	780,450	1,005,000	96,250	—	—	274,313	3,501,913
Lisa Quinn Pate, Chief Administrative Officer	2017	565,423	391,750	301,500	82,500	—	—	148,942	1,490,115
John White, Chief Sales and Marketing Officer	2017	330,346	—	—	38,500	—	—	70,811	439,657
Leigh Anne Battersby, Executive Vice President and Corporate General Counsel	2017	285,385	—	—	27,500	—	—	4,050	316,935

(1)
Represents the grant date fair value of the restricted stock unit awards ($2.15 per share after giving retroactive effect to the Reorganization). The restricted stock unit awards are subject to time-based vesting in equal installments over seven years beginning with the first anniversary of the grant date.

(2)
The values in this column represent the aggregate grant date fair value of SARs computed in accordance with FASB ASC Topic 718. The SARs were valued using the Black-Scholes valuation ($1.18 per SAR, based on a risk-free interest rate of 2.1%, an expected dividend yield of 0%, expected volatility of 56% and an expected life of 6.25 years and after giving retroactive effect to the Reorganization). The stated grant date fair value in this column assumes that the performance conditions for the SARs would be achieved at the target level, the probable outcome on the grant date. If the performance conditions were achieved at maximum, the grant date fair value of the SARs would be $154,000, $110,000, $154,000, $132,000, $71,500 and $52,250 for Messrs. Eric Fuller, Peterson and Max Fuller, Ms. Pate, Mr. White and Ms. Battersby, respectively.

(3)
The performance targets under the 2017 cash bonus plan were not achieved at or above the minimum level, and accordingly, there were no payouts to the Named Executive Officers under our 2017 cash-based annual incentive plan.

(4)
None of our Named Executive Officers receive any above-market or preferential earnings in respect of any nonqualified deferred compensation plan.

(5)
Further details are provided in the "All Other Compensation Table" below.

All Other Compensation Table

              The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Automobile Use/Allowance ($)		Company Aircraft Use(3) ($)	Medical Allowance(4) ($)	Life Insurance Premiums ($)	Company 401(k) Match(5) ($)	Taxable Cash Contribution(6) ($)	Company Nonqualified Deferred Compensation Plan Contributions ($)	Tax Gross-Up(7) ($)	Home Maintenance Services(8) ($)	Total ($)
Eric Fuller	2017	7,800	(1)	13,286	19,057	7,210	—	—	—	88,131	—	135,484
Eric Peterson	2017	6,900	(1)	—	18,830	—	3,510	540	—	26,439	—	56,219
Max Fuller	2017	19,860	(2)	74,695	13,708	162,000	3,510	540	—	—	35,000	309,313
Lisa Quinn Pate	2017	7,800	(1)	3,395	19,057	1,935	3,510	540	—	112,705	—	148,942
John White	2017	—		9,448	16,972	—	3,510	540	25,000	15,341	—	70,811
Leigh Anne Battersby	2017	—		—	—	—	3,510	540	—	—	—	4,050

(1)
Represents a cash automobile allowance.

(2)
Represents personal use of a company automobile.

(3)
Represents the incremental cost to the Company for personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, maintenance and landing fees.

(4)
Represents reimbursement of premiums for medical, dental and vision insurance for the Named Executive Officer and his or her family.

(5)
Represents contributions for 2017 made in early 2018.

(6)
Represents a distribution to the Named Executive Officer as it was determined that such Named Executive Officer had made salary deferrals in 2017 that exceeded the amount for highly compensated employees under our 401(k) plan's nondiscrimination testing.

(7)
Represents tax gross-ups upon the vesting of restricted stock units. Historically, we have included tax gross-up provisions in all of our equity award documents, including equity awards to our Named Executive Officers, due to the lack of liquidity in our common stock to cover recipient's tax obligations. Our practice of providing tax gross-ups upon the vesting of equity awards will be discontinued for equity awards granted after the effectiveness of this registration statement, of which this prospectus is a part.

(8)
Represents maintenance services for Mr. Max Fuller's home provided by employees of the Company.

Grants of Plan-Based Awards Table for 2017

              The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2017.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards ($)
									Exercise or Base Price of Option Awards(4) ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric Fuller	—	375,000	750,000	1,500,000	—	—	—	—	—	—
	03/14/17	—	—	—	—	—	—	373,333	—	804,000	(5)
	03/17/17	—	—	—	65,333	81,667	130,667	—	2.15	96,250	(6)
Eric Peterson	—	176,000	330,000	660,000	—	—	—	—	—	—
	03/14/17	—	—	—	—	—	—	233,333	—	502,500	(5)
	03/17/17	—	—	—	46,667	58,333	93,333	—	2.15	68,750	(6)
Max Fuller	—	393,270	655,450	1,310,900	—	—	—	—	—	—
	03/14/17	—	—	—	—	—	—	466,667	—	1,000,500	(5)
	03/17/17	—	—	—	65,333	81,667	130,667	—	2.15	96,250	(6)
Lisa Quinn Pate	—	230,000	431,250	862,500	—	—	—	—	—	—
	03/14/17	—	—	—	—	—	—	140,000	—	301,500	(5)
	03/17/17	—	—	—	56,000	70,000	112,000	—	2.15	82,500	(6)
John White	—	67,000	134,000	335,000	—	—	—	—	—	—
	03/17/17	—	—	—	23,333	32,667	60,667	—	2.15	38,500	(6)
Leigh Anne Battersby	—	60,000	120,000	300,000	—	—	—	—	—	—
	03/17/17	—	—	—	16,333	23,333	44,333	—	2.15	27,500	(6)

(1)
Represents a potential award under the 2017 cash-based annual incentive plan, the material terms of which are described under "—2017 Incentive Programs—Cash-Based Annual Incentive Program." The performance targets were not achieved at or above the minimum level, and accordingly, there were no cash bonus payouts to the Named Executive Officers under our 2017 cash-based annual incentive plan.

(2)
Represents an award of SARs, the material terms of which are described under "—2017 Incentive Programs—Performance-Based SARs." The performance targets were not achieved at or above the minimum level, and accordingly, no SARs were earned under the plan in respect of 2017. The number of SARs has been adjusted to give retroactive effect to the Reorganization.

(3)
Represents restricted stock unit grants subject to time-based vesting in equal installments over seven years beginning with the first anniversary of the grant date. The number of restricted stock units has been adjusted to give retroactive effect to the Reorganization.

(4)
The exercise price of the SARs has been adjusted to give retroactive effect to the Reorganization.

(5)
Represents the grant date fair value of the restricted stock unit awards.

(6)
Represents the grant date fair value of the SARs computed in accordance with FASB ASC Topic 718, which was $1.18 per share, after giving retroactive effect to the Reorganization. The stated grant date fair value assumes that the performance conditions for the SARs would be achieved at the target level, the probable outcome on the grant date. See footnote (2) to the Summary Compensation Table for details regarding the valuation of the SARs.

Outstanding Equity Awards at End of 2017

              The following table sets forth information concerning all SARs and restricted stock unit awards held by our Named Executive Officers as of December 31, 2017. All outstanding equity awards are in shares of our Class A common stock. All restricted shares and SARs that have not vested are subject to certain continued employment, forfeiture and other provisions.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares of Units or Stock That Have Not Vested(3) (#)		Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Eric Fuller	05/15/14	—	—		—	—	—	155,554	(5)	701,660	—		—
	01/01/15	16,800	11,200	(7)	—	2.13	01/01/25	—		—	—		—
	03/14/17	—	—		—	—	—	373,333	(8)	1,684,000	—		—
Eric Peterson	05/15/14	—	—		—		—	23,333	(6)	105,250	—		—
	01/01/15	14,000	9,333	(7)	—	2.13	01/01/25	—		—	—		—
	03/14/17	—	—		—	—	—	233,333	(8)	1,052,250	—		—
Max Fuller	01/01/15	22,400	14,933	(7)	—	2.13	01/01/25	—		—	—		—
	03/14/17	—	—		—	—	—	466,667	(8)	2,105,000	—		—
Lisa Quinn Pate	05/15/14	—	—		—	—	—	155,554	(5)	701,660	—		—
	01/01/15	14,000	9,333	(7)	—	2.13	01/01/25	—		—	—		—
	03/14/17	—	—		—	—	—	140,000	(8)	631,500	—		—
John White	01/01/15	12,600	8,400	(7)	—	2.13	01/01/25	—		—	—		—
	04/01/16	—	—		—	—	—	—		—	46,667	(9)	210,500
Leigh Anne Battersby	01/01/15	5,600	3,733	(7)	—	2.13	01/01/25	—		—	—		—

(1)
The number of SARs has been adjusted to give retroactive effect to the Reorganization.

(2)
The exercise price of the SARs has been adjusted to give retroactive effect to the Reorganization.

(3)
The number of restricted stock units has been adjusted to give retroactive effect to the Reorganization.

(4)
Values are based on the fair value of a share of common stock equal to $4.51 as of December 31, 2017.

(5)
One-half of the restricted stock units vested on May 15, 2018 and the remaining one-half will vest on May 15, 2019, subject to continuous employment through the respective vesting date.

(6)
The restricted stock units vested on May 15, 2018.

(7)
One-half of the SARs vested on February 28, 2018 and the remaining one-half will vest on February 28, 2019, subject to continuous employment through the respective vesting date. The unvested SARs will become fully vested and settled in cash in connection with this offering.

(8)
One-seventh of the restricted stock units vested on March 14, 2018 and the remaining six-sevenths will vest in equal installments on March 14, 2019, 2020, 2021, 2022, 2023 and 2024, respectively, subject to continuous employment through the respective vesting date.

(9)
The restricted stock units will vest in equal one-half installments upon the achievement of certain performance goals related to development of plans and programs regarding sales and marketing.

Stock Vested in 2017

              The following table sets forth certain information concerning the values realized upon vesting of restricted stock units during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Eric Fuller	77,779	135,836
Eric Peterson	23,333	40,750
Max Fuller	—	—
Lisa Quinn Pate	77,779	135,836
John White	23,333	40,750
Leigh Anne Battersby	—	—

(1)
The number of restricted stock units has been adjusted to give retroactive effect to the Reorganization.

(2)
Values are based on the fair value of a share of common stock equal to $1.75 on the vesting dates (May 15, 2017 and June 1, 2017).

Nonqualified Deferred Compensation Table for 2017

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Eric Fuller	Nonqualified Deferred Compensation Plan	874	—	4,634	—	101,236
Eric Peterson	Nonqualified Deferred Compensation Plan	35,248	—	20,606	—	159,537
Max Fuller	Nonqualified Deferred Compensation Plan	—	—	—	—	—
Lisa Quinn Pate	Nonqualified Deferred Compensation Plan	26,679	—	18,083	297,571	9,951
John White	Nonqualified Deferred Compensation Plan	33,282	25,000	90,114	—	538,114
Leigh Anne Battersby	Nonqualified Deferred Compensation Plan	38,798	—	26,803	125,000	80,910

(1)
These amounts reflect compensation the Named Executive Officers earned in 2017 that they have voluntarily deferred. All amounts reported as contributions are included in the "Salary" column of the Summary Compensation Table.

(2)
These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

Nonqualified Deferred Compensation Plan

              The Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") allows eligible employees, including our Named Executive Officers, to defer a portion of their compensation. Participants can elect to defer up to 85% of their base salary as well as up to 100% of their bonus and performance-based cash compensation. Generally, the Company does not contribute to participant accounts under the Nonqualified Plan, except that the Company contributed $25,000 to Mr. White's account with respect to 2017, pursuant to an agreement with Mr. White. Each participant is fully vested in the deferred compensation which they contribute, including any earnings thereon. Contributions by the Company, including any earnings thereon, are (i) with respect to discretionary credits, fully vested after six years of service with the Company, with vesting in annual 20% increments starting with the second year of service and (ii) with respect to profit sharing credits, fully vested after four years from the date the profit sharing credit is made, with vesting in annual 25% increments. The Company offers a number of reference investments under the Nonqualified Plan. Participants may generally choose the reference investments for their deferred cash compensation at the time they elect to defer compensation and may change the reference investment selections for their existing account balances at any time. The reference investment options offered currently include money market funds, bond funds, blended funds and stock funds. All amounts are considered unfunded and are subject to general creditor claims until actually distributed to the employee. The participant may elect to receive a lump sum distribution or installments of up to 10 years upon the occurrence of separation from service, change in control or disability. The participant may request a withdraw of a stated amount to cover an eligible unforeseeable emergency. The participant may also create in-service and education funding accounts with defined distribution dates.

Potential Payments upon Termination or Change in Control

              Each of our Named Executive Officers is entitled to certain severance payments and benefits following termination of employment under his or her employment agreement. The employment agreements of each of our Named Executive Officers contain certain restrictive covenants, including non-competition and non-solicitation provisions and provisions prohibiting the disclosure of our confidential information.

Termination of Employment Not Involving a Change in Control

              Under the employment agreements in effect during 2017 and the amended and restated employment agreements entered into in 2018, in the event any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate is terminated by the Company without Cause (as defined in the applicable employment agreement), by the Company in the event the Company elects not to renew the term of his or her employment or by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement) (each, a "Qualifying Termination"), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his or her base salary plus (y) one and one-half times the amount of his or her target cash bonus for the year in which the Qualifying Termination occurs; (ii) a prorated portion of the annual cash bonus payable with respect to the year in which the Qualifying Termination occurs, based on the level of actual achievement of the performance goals applicable to such cash bonus, payable if and when annual cash bonuses are paid to other senior executives of the Company; and (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson and Ms. Pate). The employment agreements in effect during 2017 also provided for the following in the event of a Qualifying Termination: (i) immediate vesting of all unvested SARs granted during the term of the employment agreement; (ii) immediate vesting of all equity awards (other than the SARs described in clause (i)) that were not intended to qualify as performance-based compensation under Section 162(m); (iii) all outstanding equity (other than the SARs described in clause (i)) that were intended to qualify as performance-based compensation under Section 162(m) would remain outstanding and vest or be forfeited with the terms of the applicable award agreements; and (iv) a five-year put option pursuant to which the Named Executive Officer could require the Company to purchase his or her outstanding and vested stock, stock options or restricted stock units at any time during the five years following a Qualifying Termination. All severance payments and benefits to each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer's continued compliance with the restrictive covenants contained in each such Named Executive Officer's employment agreement.

              Under the employment agreements in effect during 2017 and, with respect to Mr. White, under the amended and restated employment agreement entered into in 2018, in the event Mr. White or Ms. Battersby was terminated by the Company without Cause (as defined in the applicable employment agreement), he or she would be entitled to one year of continued payment of his or her base salary, provided he or she continues to comply with the restrictive covenants contained in his or her employment agreement. In addition, with respect to Mr. White, all of his unvested restricted stock units awarded prior to April 30, 2018 will become immediately vested. Under the terms of the amended and restated employment agreement entered into in 2018, in the event a Qualifying Termination, Ms. Battersby would be entitled to two years of continued payment of her base salary and a prorated portion of the annual cash bonus payable to her with respect to the year in which the Qualifying Termination occurs, based on the level of actual achievement of the performance goals applicable to such cash bonus, payable if and when annual cash bonuses are paid to other senior executives of the Company.

Termination of Employment Involving a Change in Control

              Under the employment agreements in effect during 2017 and the amended and restated employment agreements entered into in 2018, in the event any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate is terminated by the Company without Cause (as defined in the applicable employment agreement), by the Company in the event the Company elects not to renew the term of his or her employment or by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement), in each case, within 24 months following a Change in Control (as defined in the applicable employment agreement) (each, a "Qualifying Change in Control Termination"), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his or her base salary plus (y) one and one-half times the amount of his or her target cash bonus for (A) the year in which the Qualifying Change in Control Termination occurs or (B) the year immediately preceding the Change in Control, whichever is greater; (ii) his or her target cash bonus, without proration and irrespective of whether performance goals were achieved, for (x) the year in which the Qualifying Change in Control Termination occurs or (y) the year in which the Change in Control occurs, whichever is greater; (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson and Ms. Pate). The employment agreements in effect during 2017 also provided for the following in the event of a Qualifying Termination: (i) immediate vesting of all unvested SARs granted during the term of the employment agreement; (ii) immediate vesting of all equity awards (other than the SARs described in clause (i)) that were not intended to qualify as performance-based compensation under Section 162(m); (iii) all outstanding equity (other than the SARs described in clause (i)) that were intended to qualify as performance-based compensation under Section 162(m) would remain outstanding and vest or be forfeited with the terms of the applicable award agreements; and (iv) a five-year put option pursuant to which the Named Executive Officer could require the Company to purchase his or her outstanding and vested stock, stock options or restricted shares at any time during the five years following a Qualifying Change in

Control Termination. All severance payments and benefits to each of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer's continued compliance with the restrictive covenants contained in each such Named Executive Officer's employment agreement.

Termination of Employment upon Death or Disability

              In the event the employment of any of Mr. Eric Fuller, Mr. Peterson, Mr. Max Fuller or Ms. Pate terminates on account of his or her death or Disability (as defined in the applicable employment agreement), the Named Executive Officer will be entitled to a lump sum payment of the prorated portion of his or her target annual cash bonus payable with respect to the year in which the death or Disability occurs, regardless of whether the performance goals were achieved. In addition, we have an agreement with Mr. Max Fuller that requires us to make payments following his death or disability. At December 31, 2017, Mr. Fuller's agreement provided for salary continuation for four years following the date of his death or disability at his then-current salary. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would offset this amount. Mr. Fuller's agreement was amended in 2018. See "Certain Relationships and Related Party Transactions—Management Agreements" for additional information regarding Mr. Fuller's agreement.

Change in Control without a Qualifying Change in Control Termination

              Upon and on the date of a change in control, in accordance with their terms, the following would vest: (i) all unvested SARs for which the performance conditions had been previously achieved and (ii) all unvested restricted shares.

              The following table summarizes the severance benefits that would have been payable to each of the Named Executive Officers upon termination of employment in various circumstances, assuming the triggering event occurred on December 31, 2017 under the amended and restated employment agreements entered into in 2018:

	Change in Control		Termination of Employment
Name/Form of Compensation	Without Qualifying Change in Control Termination ($)	With Qualifying Change in Control Termination ($)	With Qualifying Termination ($)	Death or Disability ($)
Eric Fuller
Salary Continuation	—	3,375,000	3,375,000	—
Annual Bonus	—	750,000	—	750,000
COBRA	—	58,384	58,384	—
Accelerated Vesting(1)	2,412,300	2,412,300	2,412,300	—
Total	2,412,300	6,595,684	5,845,684	750,000
Eric Peterson
Salary Continuation	—	1,815,000	1,815,000	—
Annual Bonus	—	330,000	—	330,000
COBRA	—	58,384	58,384	—
Accelerated Vesting(1)	1,179,950	1,179,950	1,179,950	—
Total	1,179,950	3,383,334	3,053,334	330,000
Max Fuller
Salary Continuation	—	4,915,875	4,915,875	5,243,600
Annual Bonus	—	655,450	—	655,450
COBRA	—	116,768	116,768	—
Accelerated Vesting(1)	2,140,520	2,140,520	2,140,520	—
Total	2,140,520	7,828,613	7,173,163	5,899,050
Lisa Quinn Pate
Salary Continuation	—	2,371,875	2,371,875	—
Annual Bonus	—	431,250	—	431,250
COBRA	—	58,384	58,384	—
Accelerated Vesting(1)	1,355,360	1,355,360	1,355,360	—
Total	1,355,360	4,216,869	3,785,619	431,250
John White
Salary Continuation	—	—	335,000	—
Accelerated Vesting(1)	230,480	—	210,500	—
Total	230,480	—	545,500	—
Leigh Anne Battersby
Salary Continuation	—	—	600,000	—
Accelerated Vesting(1)	8,800	—	—	—
Total	8,800	—	600,000	—

(1)
The value was calculated by multiplying the number of shares underlying accelerated awards by the fair value of common stock as of December 31, 2017 ($4.51), after giving retroactive effect to the Reorganization. In the case of accelerated SARs, the exercise price was subtracted from the fair value.

Director Compensation

              All of the Company's directors in 2017 were also employees of the Company. The directors did not receive any compensation for board service in 2017.

              FW Cook, our independent compensation consultant, made recommendations with respect to our 2018 director compensation program, which will be effective upon the consummation of this offering. For 2018, our non-employee directors will receive an annual cash retainer of $50,000, payable quarterly in arrears, as well as an annual equity award of restricted stock units in an amount equal to $60,000, which will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the next annual meeting of stockholders. In each case, awards will be prorated for the partial year of service beginning on the closing of this offering.

              In addition, our 2018 director compensation program provides for annual cash retainers for our Lead Independent Director and committee chairs, payable quarterly in arrears, in the following amounts:

  •
  $25,000 for our Lead Independent Director;

  •
  $15,000 for the chairperson of our Audit Committee;

  •
  $10,000 for the chairperson of our Compensation Committee; and

  •
  $7,500 for the chairperson of our Governance Committee.

              Each of our non-employee directors will be required to own stock or deferred stock units with a value equal to five times the annual cash retainer portion of the non-employee director compensation program. Our non-employee directors will be required to maintain 50% of all after-tax shares from their equity awards until achievement of the stock ownership requirement.

2018 Omnibus Incentive Plan

              Our Board and current stockholder have approved the Incentive Plan to become effective in connection with the consummation of this offering. This summary is qualified in its entirety by reference to the Incentive Plan. All terms used but not otherwise defined herein shall have the meanings ascribed to them in the Incentive Plan.

Administration

              The Compensation Committee or such other committee as may be designated by the Board of Directors, which consists of at least two individuals who are intended to qualify as "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and an "independent director" for purpose of the rules of the principal national securities exchange on which the common stock is then listed or admitted to trading, will administer the Incentive Plan. The Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, the Company's CEO or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee, or another committee consisting of two or more individuals who qualify both as "non-employee directors" may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.

              The Compensation Committee will have broad authority in its administration of the Incentive Plan, including, but not limited to, the authority to interpret the Incentive Plan; to establish rules and regulations for the operation and administration of the Incentive Plan; to select the persons to receive Awards; to determine the type, number, terms, conditions, limitations and restrictions of Awards (or the waiver or lapse of such restrictions), including, without limitation, terms regarding vesting, exercisability, payment and the effect of certain events, such as a change of control in the Company or the Participant's death, disability, retirement or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Incentive Plan; and to take all other action it deems necessary or advisable to administer the Incentive Plan.

              Awards under the Incentive Plan may be made in the form of stock options, stock appreciation rights, stock awards, restricted stock units, performance awards, performance units, any other form established by the Compensation Committee pursuant to the Incentive Plan, or a combination thereof. Each award will be subject to the terms, conditions, restrictions and limitations of the Incentive Plan and the applicable Award Notice.

Eligibility

              Participants in the Incentive Plan will be selected by the Compensation Committee from the executive officers, directors, employees and consultants of the Company and its Subsidiaries. The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee. Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the Code.

              The Compensation Committee has not determined how many persons are likely to participate in the Incentive Plan over time. The Compensation Committee intends, however, to grant most Awards to those persons who are in a position to have a significant direct impact on our growth, profitability and success, which would include a portion of the Participants in the Incentive Plan. As of March 31, 2018 approximately 86 employees (consisting of six Executive Officers and 80 other officers and employees) and no non-management directors were eligible to participate in the Incentive Plan. As of March 31, 2018, there were no participating consultants.

Shares Available and Maximum Awards

              Pursuant to the Incentive Plan, we have reserved an aggregate of 3,200,000 shares of our Class A common stock for issuance of awards to be granted thereunder. In addition, any shares of Class A common stock related to Awards under the Incentive Plan (i) that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or the payment of cash or other consideration in respect thereof or (ii) are exchanged with the Compensation Committee's permission for Awards not involving shares of Class A common stock, will become available again under the Incentive Plan. Further, in the event that (i) any option or other Award granted under the Incentive Plan is exercised through the tendering of shares of Class A common stock (either actually or by attestation) or by the withholding of shares of Class A common stock by the Company, or (ii) withholding tax liabilities arising from such option or other Award are satisfied by the tendering of shares of Class A common stock (either actually or by attestation) or by the withholding of shares of Class A common stock by the Company, then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the Incentive Plan on a one-for-one basis.

              Subject to the Compensation Committee's authority to adjust Awards upon specified events described under "—Adjustments upon Certain Events" below, the maximum number of shares of Class A common stock subject to all Awards (including incentive stock options) that are denominated in shares and granted to any one Participant, except for a Director, under the Incentive Plan during any calendar year is 1,000,000 shares of Class A common stock. During any calendar year no Participant (other than a Director) may be granted Awards that are denominated in cash under which more than $5,000,000 may be earned for each twelve (12) months in the vesting or Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company. Subject to the Compensation Committee's authority to adjust Awards upon specified events described under "—Adjustments upon Certain Events" below, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted during a single calendar year to any Director, taken together with any cash fees paid to such Director for services for such calendar year, shall not exceed $400,000 in total value. For the avoidance of doubt, any Director compensation that is deferred shall be counted toward this limit for the year in which the compensation was first earned, and not in the year of payment/settlement. The shares of Class A common stock available for issuance under the Incentive Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.

              Substitute Awards, defined in the Incentive Plan as Awards granted or shares of Class A common stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company merges, shall not reduce the shares authorized for grant under the Incentive Plan or the applicable limitations on grants to a Participant under the Plan, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted) may be used for Awards under the Incentive Plan and shall not reduce the shares authorized for grant under the Incentive Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or merger, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or merger. The terms of Substitute Awards may vary from the terms set forth in the Incentive Plan to the extent the Compensation Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

              The Compensation Committee has the exclusive power and authority, consistent with the provisions of the Incentive Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions as described under "—Administration" above. Because the benefits conveyed under the Incentive Plan will be at the discretion of the Compensation Committee, it is not possible to determine in advance what benefits Participants will receive under the Incentive Plan.

Adjustments upon Certain Events

              In the event that there is a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Class A common stock or other corporate exchange, or any distribution to stockholders of Class A common stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Company's capital structure, the Incentive Plan provides that the Compensation Committee will make substitutions and/or adjustments to the maximum number of shares available for issuance under the Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Except for such adjustments, repricing of any stock options and/or stock appreciation rights by the Compensation Committee is prohibited unless such action is approved by our stockholders. "Reprice," as used in the Incentive Plan, means the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Incentive Plan by amendment, cancellation or substitution (for cash or another Award, except in connection with a change in control of the Company, as such term is defined in the applicable Award Notice), or any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Class A common stock is then listed or admitted to trading.

Stock Options

              Pursuant to the Incentive Plan, the Compensation Committee may grant Awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Code. Other than in connection with Substitute Awards, the exercise price per share of Class A common stock for any stock option cannot be less than 100% of the fair market value of a share of Class A common stock, as determined by the Compensation Committee, on the day that the stock option is granted. For purposes of the Incentive Plan, the fair market value means the closing price of the Class A common stock on the NYSE on the day the stock option is granted (or, if no sale takes place on such date, the last reported sale price regular way on the next preceding date on which such sale took place). In addition, the term of the stock option may not exceed ten years, subject to certain exceptions. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment, or cancellation and substitution, of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee's authority to adjust Awards upon certain events as set forth in the Incentive Plan and as described above under "—Adjustments upon Certain Events." The type (incentive or non-qualified), vesting, exercise price and other terms of each stock option will be set forth in the Award Notice for such stock option.

              A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights

              The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs"). The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but, except in connection with Substitute Awards, in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option (subject to the requirements of Section 409A of the Code and except in the case of Substitute Awards). A SAR shall have a term not greater than ten years, subject to certain exceptions.

              A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option exercise price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option that is surrendered. Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically cancelled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

              Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

              The type (Tandem SAR or Freestanding SAR), exercise price, vesting and other terms of each stock appreciation right will be set forth in the Award Notice for such stock appreciation rights.

              Payment of stock appreciation rights may be made in shares of Class A common stock or in cash or a combination of shares of Class A common stock and cash, as determined by the Compensation Committee.

Other Stock Awards and Restricted Stock Unit Awards

              The Compensation Committee may grant Awards in the form of Stock Awards (for either unrestricted or restricted shares of Class A common stock), Restricted Stock Unit Awards, and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock. Such other stock-based Awards will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance Units

              The Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than Class A common stock. Performance units will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The form, applicable conditions and other terms of each performance unit will be set forth in the Award Notice for such performance unit.

Performance Awards

              Performance Awards may take the form of Stock Awards, Restricted Stock Unit Awards or performance units that are conditioned upon the satisfaction of enumerated Performance Criteria during a stated Performance Period, which Awards, in addition to satisfying the requirements otherwise applicable to that type of Award generally, also satisfy the requirements of Performance Awards under the Incentive Plan. Performance Awards may be paid in cash, shares of Class A common stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

              Performance Awards may be based upon one or more of the following performance criteria: (a) revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor); (b) net revenues and/or return on revenues; (c) fuel surcharges; (d) accounts receivable collection or days sales outstanding; (e) safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker's compensation claims, changes in safety scores and ratings); (f) working capital measures; (g) leverage measures; (h) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer-to-tractor ratio, tractor-to-non-driver ratio, average revenue per tractor, average percentages of loaded and empty miles, average fuel savings and fuel surcharge revenues); (i) cash position; (j) return on invested capital; (k) market share (in aggregate or by segment); (l) economic value added models or completion of acquisitions (with or without specified size); (m) operating ratio; (n) expenses, cost reductions and savings (or limits on cost increases); (o) debt to capitalization and/or debt to equity (in each case with or without lease adjustment); (p) earnings; (q) earnings before interest and taxes; (r) earnings before interest, taxes, depreciation and amortization; (s) earnings before interest, taxes, depreciation, amortization and operating leases; (t) earnings before interest, taxes, depreciation, amortization and rents; (u) earnings per share (or diluted earnings per share or adjusted diluted earnings per share); (v) net income (or adjusted net income) and/or income before taxes and/or cumulative compound net income growth rate; (w) operating income or earnings; (x) increase in total revenue; (y) net sales; (z) assets and return on assets; (aa) return on capital employed; (ab) return on equity; (ac) return on stockholders' equity or total stockholders' return; (ad) net margin, gross margin, operating margin, or contribution margin; (ae) net profit or profit margins (including profitability of an identifiable business unit or product); (af) operating profits; (ag) profits before tax; (ah) ratio of operating earnings to capital spending; (ai) cash flow measures (including, without limitation, free cash flow); (aj) equity or stockholders' equity; (ak) Class A common stock price per share; (al) attainment of strategic or operational initiatives; (am) book, economic book or intrinsic book value (including book value per share); (an) appreciation in or maintenance of the price of the Class A common stock or any other publicly traded securities of the Company, or other stockholder return measures; (ao) credit rating; (ap) borrowing levels; (aq) enterprise value; (ar) improvements in capital structure; (as) customer satisfaction survey results; (at) implementation or completion of critical projects; or (au) any other metric as may be selected by the Compensation Committee; or (av) any combination of the foregoing, which, in each case, may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies or any combination thereof. In addition, the Compensation Committee may establish, as additional performance criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, without limitation, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company or the exercise of specific areas of managerial responsibility. The Compensation Committee may provide for exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j), unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to common stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

              For each Performance Period, the Compensation Committee designates, in its sole discretion, within an initial period, which of the Company's employees, directors or consultants are eligible for Performance Awards for such period, the length of the Performance Period, the types of Performance Awards to be issued, the performance criteria to be used to establish performance goals, the kind or level of performance goals and other relevant matters.

              After the close of each Performance Period, the Compensation Committee will determine whether the performance goals for the cycle have been achieved.

              The Award Notice for each Performance Award will set forth or make reference to the Performance Period, performance criteria, performance goals, performance formula, performance pool and other terms applicable to such Performance Award.

Payment Terms

              Awards may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock or in any other permissible form, as the Compensation Committee determines. Payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

              At the discretion of the Compensation Committee, a Participant may defer payment of any Award, salary, bonus compensation, Board of Directors compensation, dividend or dividend equivalent on vested Awards, or any portion thereof. If permitted by the Compensation Committee, a deferral must be made in accordance with any administrative guidelines established by the Compensation Committee for such purpose. Such deferred items may be credited with interest (at a rate determined by the Compensation Committee) or invested by the Company and, with respect to those deferred awards denominated in the form of Class A common stock, credited with dividends or dividend equivalents, provided such Awards have vested. All deferrals must be in compliance with Section 409A of the Code.

              The Company is entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment. Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Class A common stock to be paid under such Award or by permitting the Participant to deliver to the Company shares of Class A common stock having a fair market value equal to the amount of such taxes (or, to the extent permitted by the Compensation Committee, such greater amount reflecting the Participant's actual taxes on such Award).

Dividends

              Subject to the provisions of the Incentive Plan and any Award Notice, the recipient of an Award other than an option or SAR may, if so determined by the Compensation Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on Class A common stock ("Dividend Equivalents") with respect to the number of shares covered by the Award, as determined by the Compensation Committee, in its sole discretion. The Compensation Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested. Notwithstanding the foregoing, dividends and Dividend Equivalents shall not be paid out on an unvested Award unless and until such underlying Award vests.

Effect of a Change in Control

              We expect awards under the Incentive Plan will include a double trigger provision, which provides for the payment, or acceleration of an award, following a change in control only when the recipient incurs a qualifying termination of employment, as such may be defined in the applicable Award Notice, during a specified period of time following a change in control. However, awards may not all have uniform treatment.

Transfer Restrictions

              Except as otherwise provided in an Award Notice or elsewhere in the Incentive Plan, no Awards or any other payment under the Incentive Plan will be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment or pledge, nor will any Award be payable to or exercisable by anyone other than the Participant to whom it was granted. To the extent and under such terms and conditions as determined by the Compensation Committee, a Participant may assign or transfer an Award without consideration to a Permitted Assignee, which is defined as (i) the Participant's spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders or (iv) for charitable donations; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Incentive Plan and the Award Notice relating to the transferred Award and will execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant will remain bound by the terms and conditions of the Incentive Plan.

Termination and Amendment of Incentive Plan

              The Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice. In addition, the Compensation Committee may, from time to time for any reason and with or without prior notice, amend the Incentive Plan in any manner, but may not, without stockholder approval, adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the Company are listed. No Awards may be made pursuant to the Incentive Plan after the tenth anniversary of the effective date of the Incentive Plan. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Incentive Plan.

Tax Status of Incentive Plan Awards

              No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.

Securities Act Registration

              We intend to register the shares of Class A common stock issuable under the Incentive Plan with the SEC on Form S-8.

Clawback/Forfeiture

              Awards to certain officers will be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

Federal Income Tax Status of Incentive Plan Awards

              The following is only a summary of the effect of federal income taxation upon us and the Participants under the Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant's death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.

Incentive Stock Options

              No income will be realized by a Participant either at the time an incentive stock option is granted or upon the exercise thereof by the Participant (provided there is no sale), and no deduction will be available to the Company at such times. However, the difference between the exercise price and strike price on the date of exercise will be an "item of tax preference" that may give rise to "alternative minimum tax" liability at the time of exercise. If the Participant holds the shares of Class A common stock underlying the stock option for the greater of two years after the date the stock option was granted or one year after the acquisition of such shares of Class A common stock (the "required holding period"), then upon the disposition of such shares of Class A common stock, the Participant will realize a long-term capital gain or loss equal to the difference between the aggregate exercise price previously paid for the shares disposed and the proceeds received from such disposition; the Company will not be entitled to any deduction. If the shares of Class A common stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, then the Participant will realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price previously paid for the shares and the lesser of the fair market value of the stock on the date of option exercise or the amount realized on the subsequent disposition of the shares. Any remaining portion of taxable gain will constitute short- or long-term capital gain, depending on the Participant's holding period."

Non-Qualified Stock Options

              No income will be realized by a Participant at the time a non-qualified stock option is granted, and no deduction will be available to the Company at such time. When the non-qualified stock option is exercised, the Participant generally will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares of Class A common stock acquired from the exercise of such stock option over the exercise price, and the Company will receive a corresponding deduction at such time, subject to any limitations under Sections 280G and/or 162(m) of the Code. If a non-qualified stock option is exercised by delivering shares of Class A common stock to the Company, the use of such shares of Class A common stock will not be considered a taxable disposition of such shares. Instead, (a) the number of shares of Class A common stock received from the exercise equal to the number of shares delivered will have the same basis and same holding period as the shares so delivered, (b) the Participant will realize taxable ordinary income in an amount equal to the fair market value of the additional shares of Class A common stock received from the exercise of such stock option, (c) the Participant will have a tax basis in the additional shares equal to their fair market value and the holding period of the additional shares will begin on the date that they are actually acquired and (d) the Company will receive a deduction at such time in the same amount as the taxable income realized by the Participant. The gain, if any, realized upon the subsequent disposition by the Participant of the shares of Class A common stock will constitute short- or long-term capital gain, depending on the Participant's holding period.

Stock Appreciation Rights

              No income is realized by a Participant at the time a stock appreciation right is awarded or becomes vested, and no deduction is available to us at such time. A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Class A common stock received by the Participant from such exercise.

Unrestricted Stock-Based Award

              Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any).

Restricted Stock-Based Award

              Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the Code. If a Participant does make a timely election to accelerate the recognition of income (a "Section 83(b) election"), then the Participant will recognize taxable ordinary income in an amount equal to the fair market value at the time of grant of the shares of Class A common stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the Code. Participants will only be eligible to make a Section 83(b) election on restricted stock-based Awards that constitute an Award of "property" within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.

Performance Units and Performance Awards

              A Participant receiving a performance unit or Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted. When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Class A common stock received will be ordinary income to the Participant.

Effect of Deferral on Taxation of Awards

              If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, subject to limitations under Sections 280G and 162(m) of the Code, assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limit on Deductibility of Certain Compensation

              U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The 2017 Tax Cuts and Jobs Act repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later will no longer be deductible, even if performance-based, unless it meets certain limited transition relief. We retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees with a compensation program that promotes long-term value creation, even though some compensation awards may not be tax-deductible, is in the best interests of our stockholders.

Employee Stock Purchase Plan

              Our Board and current stockholder have approved the ESPP to become effective in connection with the consummation of this offering. This summary is qualified in its entirety by reference to the ESPP. All terms used but not otherwise defined herein shall have the meanings ascribed to them in the ESPP.

Authorized Shares

              Subject to adjustment as provided in the ESPP, a total of 2,300,000 shares of our Class A common stock will be made available for sale under the ESPP. In the event there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Class A common stock or other corporate exchange, or any distribution to stockholders of Class A common stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Company's capital structure, the Compensation Committee will make an adjustment in a manner that complies with Section 423 of the Code in the number and kind of shares as to which outstanding options then unexercised will be exercisable, in the available shares reserved for sale under the ESPP, and in the purchase period limit, in order to maintain the proportionate interest of the participants before and after the event.

Plan Administration

              Our Compensation Committee will administer the ESPP, and will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate, subject to the conditions of the ESPP.

Eligibility

              Generally, employees of the Company and any of its designated subsidiaries are eligible to participate in the ESPP, subject to the procedural enrollment and other requirements in the ESPP. However, our Compensation Committee may, in its discretion, determine on a uniform basis prior to the beginning of an offering period that employees will not be eligible to participate if they: (i) have not completed at least one year of service since their last hire date (or such lesser period of time as may be determined by our Compensation Committee in its discretion), (ii) customarily work not more than twenty hours per week (or such lesser period of time as may be determined by our Compensation Committee in its discretion), (iii) customarily work not more than five months per calendar year (or such lesser period of time as may be determined by our Compensation Committee in its discretion), or (iv) are highly compensated employees within the meaning of Section 414(q) of the Code.

              No employee may be granted options to purchase shares of our Class A common stock under the ESPP if such employee (i) immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase shares of our Class A common stock under all of our employee stock purchase plans (as defined in Section 423 of the Code) that accrue at a rate that exceeds $25,000 worth of shares of our Class A common stock for each calendar year.

              For purposes of the ESPP, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by our Compensation Committee as eligible to participate in the ESPP.

              As of March 31, 2018, approximately 5,133 employees would be eligible to participate in the ESPP, including all of the Company's executive officers.

Offering Periods

              Pursuant to the terms of the ESPP, on the first trading day of an offering period, each eligible employee will be granted an option to purchase shares of our Class A common stock on the last day of such offering period. Unless and until our Compensation Committee determines otherwise in its discretion, offering periods will be consecutive six month periods. The first offering period under the ESPP will commence with the first trading day on or after the effective date of the registration statement, of which this prospectus is a part, and will end on the last trading day before January 1, 2019. The second offering period will commence on the first trading day on or after January 1, 2019.

Contributions

              The ESPP permits each participant to purchase shares of our Class A common stock through payroll deductions of up to 15% of his or her eligible compensation; provided, however, that a participant may not purchase more than the Maximum Share Amount of our Class A common stock during each offering period, subject to adjustment as provided in the ESPP. No interest will accrue on a participant's contributions to the ESPP. A participant may decrease the rate of his or her contributions once per offering period. Any such change shall be effective no earlier than the first offering period that begins at least five (5) business days after the Compensation Committee's receipt of a new subscription agreement from the participant, unless a later date for implementation is requested by the participant. A participant's payroll deduction authorization will remain in effect for subsequent offering periods unless the participant's participation in the ESPP terminates or the participant withdraws from an offering period, as described below.

Purchases

              Unless a participant terminates employment or withdraws from the ESPP or an offering period before the last trading day of an offering period, the participant's option will automatically be exercised on the last trading day of each offering period. The number of shares of our Class A common stock purchased will be determined by dividing the payroll contributions accumulated in the participant's account by the applicable purchase price; provided, however, that a participant may not purchase more than the Maximum Share Amount of our Class A common stock during each offering period, subject to adjustment as provided in the ESPP. No fractional shares of our Class A common stock will be purchased. Any contributions accumulated in a participant's account that are insufficient to purchase a full share of our Class A common stock will be refunded to the participant, without interest.

              Until otherwise determined by our Compensation Committee, the purchase price of the shares during each offering period will be 85% of the lower of (i) the fair market value per share of our Class A common stock on the first trading day of each offering period or (ii) the fair market value per share of our Class A common stock on the last trading day the offering period (which we refer to as the "purchase date").

Withdrawals; Termination of Employment

              A participant may end his or her participation at any time during an offering period and all, but not less than all, of his or her contributions credited to his or her account but not yet used to purchase shares of our Class A common stock will be returned to him or her, as soon as administratively practicable. If a participant withdraws from an offering period, he or she must re-enroll in the ESPP in order to re-commence participation in a subsequent offering period. Any notice to withdraw must be received by the Compensation Committee at least ten days prior to the next occurring Purchase Date (or such other notice period as may be established by the Compensation Committee from time to time in its sole discretion).

              If a participant ceases to be an eligible employee for any reason, he or she will be deemed to have elected to withdraw from the ESPP and his or her contributions not yet used to purchase shares of our Class A common stock will be returned to him or her, as soon as administratively practicable.

Stockholders Rights

              No participant will have any voting, dividend, or other stockholder rights with respect to shares of Class A common stock subject to any option granted under the ESPP until such shares have been purchased and delivered to the participant.

Holding Period

              Unless otherwise determined by our Compensation Committee, participants in the ESPP will be required to hold the shares of our Class A common stock acquired under the ESPP for the one-year period after the purchase date. During such holding period, a participant may not sell or transfer such shares of Class A common stock acquired under the ESPP.

Non-Transferability

              A participant may not assign, transfer, pledge or otherwise dispose of in any way (other than by will or the laws of descent and distribution) his or her rights with regard to options granted under the ESPP or contributions credited to his or her account.

Corporate Transactions

              The ESPP provides that in the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened, and a new purchase date will be set on which such offering period will end. The Company will notify each participant that the purchase date has been changed and that the participant's option will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

              Our Compensation Committee, in its sole discretion, may amend, suspend, or terminate the ESPP at any time and for any reason. If the ESPP is terminated, our Compensation Committee, in its discretion, may elect to terminate the outstanding offering period either immediately or upon completion of the purchase of shares of our Class A common stock on the next purchase date (which may be sooner than originally scheduled, if determined by our Compensation Committee, in its discretion), or may elect to permit the offering period to expire in accordance with its terms. If the offering period is terminated prior to expiration, all amounts then credited to participants' accounts that have not been used to purchase shares of our Class A common stock will be returned to the participants as soon as administratively practicable.

              Our Compensation Committee may change the offering periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our Class A common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as our Compensation Committee determines in its sole discretion advisable that are consistent with the ESPP. Such modifications will not require stockholder approval or the consent of any ESPP participants.

              In addition, if our Compensation Committee determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, our Compensation Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence.

              The ESPP automatically terminates on June 1, 2028, unless terminated earlier by the Compensation Committee.

Sub-Plans

              Consistent with the requirements of Section 423 of the Code, our Compensation Committee may amend the terms of the ESPP, or an offering, or provide for separate offerings under the ESPP to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

Certain Federal Income Tax Effects

              The following is only a summary of the effect of federal income taxation on options granted under the ESPP. It does not purport to be complete and does not discuss all of the tax consequences of a participant's death or the provisions of the income tax laws of any state, municipality or foreign country in which the participants may reside.

              The ESPP is intended to qualify as an "employee stock purchase plan" meeting the requirements of Section 423 of the Code. Under these provisions, a participant will not recognize taxable income until he or she sells or otherwise disposes of the shares purchased under the ESPP. If a participant disposes of the shares acquired under the ESPP more than two years from the option grant date (i.e., the first day of the offering period) and more than one year from the date the stock is purchased, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.

              If a participant disposes of shares before expiration of two years from the date of grant and one year from the date the stock is purchased, then the participant is deemed to have a disqualifying disposition and must treat as ordinary income the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss will be treated as long-term or short-term capital gain or loss, depending on the participant's holding period with respect to such shares. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant in a disqualifying disposition.

New Plan Benefits

              As of the date of this offering, no employee has been granted any options under the proposed ESPP. Accordingly, the benefits to be received pursuant to the ESPP by the Company's executive officers and employees are not determinable at this time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              In addition to the executive officer and director compensation arrangements discussed in "Executive Compensation," the following is a description of each transaction that has occurred during our last three fiscal years, and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Registration Rights Agreement

              Certain holders of shares of our Class A common stock and Class B common stock are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights Agreement."

Q&F Realty LLC

              Since 1995, we have leased our Tunnel Hill, Georgia facility from Q&F Realty LLC ("Q&F Realty"), an entity owned by Anna Marie Quinn, trustee of the Revocable Trust of Patrick Quinn, certain Quinn family trusts, Max Fuller, our Executive Chairman, and certain Fuller family trusts. The lease is set to expire in 2020, subject to automatic renewal. We made rental payments of approximately $0.9 million, $1.0 million and $1.0 million in connection with this lease during 2017, 2016 and 2015, respectively, and approximately $0.3 million during the quarter ended March 31, 2018. The aggregate amount of all periodic payments due under this lease through the current expiration date, including any optional payments, is $2.2 million. With a portion of the proceeds from this offering, we intend to purchase this property from Q&F Realty for $7.5 million, which property was appraised by an independent third-party appraiser at $8.5 million. See "Use of Proceeds."

              Former subsidiary Xpress Global Systems also leased a Tunnel Hill, Georgia location from Q&F Realty. We made rental payments of approximately $0.1 million in connection with this lease during 2015. Since our April 13, 2015 disposition of Xpress Global Systems, we have not made any payments with respect to this lease.

DriverTech

              We utilize DriverTech, a provider of onboard computers designed for in-cab use and related software for the trucking industry, to maximize communication with and training of our drivers. As of December 31, 2017, U.S. Xpress Enterprises, Inc., Max Fuller and the estate of Patrick Quinn owned approximately 27.93%, 8.08% and 8.08%, respectively, of the outstanding stock of DriverTech. Our total payments to this provider were approximately $1.5 million, $1.9 million and $1.9 million in 2017, 2016 and 2015, respectively and approximately $0.8 million during the quarter ended March 31, 2018.

XPLP

              XPLP was formed in 2008 by Max Fuller, the Quinn family and Ray Harlin, our former Chief Financial Officer. Mr. Fuller (through Fuller Family Enterprises, LLC) owns approximately 79.1%, the estate of Patrick Quinn owns approximately 15.3% and Mr. Harlin owns approximately 5.6% of XPLP, respectively. XPLP was formed for the sole purpose of acquiring and holding a participation interest in a former term loan facility, which has been converted into an $18.0 million term note (as amended, the

"2007 Restated Term Note"). The 2007 Restated Term Note is unsecured, subordinated to our existing term loan facility and revolving credit facility, matures in November 2020, and bears interest at a rate per annum calculated as if the highest applicable margin under our existing term loan facility were in effect. Interest payments associated with the 2007 Restated Term Note were approximately $1.0 million, $0.7 million and $0.9 million in 2017, 2016 and 2015, respectively. Interest on the 2007 Restated Term Note is paid in kind, adding to the outstanding principal amount of the note. The largest amount of principal outstanding under the 2007 Restated Term Note during our last three fiscal years was $25.5 million. No principal payments were made on this note during our last three fiscal years. As of March 31, 2018, the principal amount owing under this note was approximately $26.0 million. The 2007 Restated Term Note will be repaid with a portion of the proceeds from this offering.

Related Employees

              We have employed Eric Fuller, son of Max Fuller, since 2000. Max Fuller serves as our Executive Chairman and Eric Fuller serves as our President and Chief Executive Officer. We have employed Brian Quinn and Lisa Quinn Pate, each members of the Quinn family, since 1994 and 2002, respectively. Brian Quinn is employed as the Vice President and General Manager of International Operations and Lisa Quinn Pate serves as Chief Administrative Officer. Payments to Mr. Brian Quinn totaled approximately $0.2 million, $0.3 million and $0.2 million in 2017, 2016 and 2015, respectively. We employ Carol Quinn, spouse of Brian Quinn, as our Vice President of Risk Management. Payments to Mrs. Quinn totaled approximately $0.1 million in each of 2017, 2016 and 2015. We also employ Michael White, son of John White, as a Director of Brokerage Fleet Operations. Payments to Mr. Michael White totaled approximately $0.2 million, $0.2 million and $0.1 million in each of 2017, 2016 and 2015.

              We contract with Nancy Landreth, Max Fuller's sister, to operate our company merchandise stores, including purchasing company merchandise store inventory from Ms. Landreth. We paid Ms. Landreth approximately $0.8 million, $1.1 million and $1.4 million in 2017, 2016 and 2015, respectively, which includes purchases of company merchandise products.

Management Agreements

              We entered into agreements with Mr. Max Fuller and, prior to his death in 2011, Mr. Patrick Quinn that require us to make certain payments following death or disability. Mr. Quinn's agreement, as amended, provides for continuation of 100% of base salary ($1.0 million per year) through the fifth anniversary of his death, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We paid approximately $0.5 million, $1.0 million and $1.0 million to Mr. Quinn's surviving spouse under this agreement in each of 2017, 2016 and 2015. We received approximately $4.7 million in gross life insurance proceeds upon Mr. Quinn's death, which included approximately $0.6 million of accumulated cash value, that partially offset payments we have made under this agreement. Mr. Fuller's agreement, as amended, provides for continuation of 100% of then-current base salary for five years following the date of his death or disability, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would partially offset this amount.

Registration Rights Agreement

              Prior to the consummation of this offering, we intend to enter into a registration rights agreement with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), pursuant to which such persons will be entitled to demand the registration of or the sale of certain or all of our common stock that they beneficially own. See "Description of Capital Stock—Registration Rights Agreement."

Policies and Procedures for Related Party Transactions

              Our Board of Directors will adopt a written related party transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by our Audit Committee, including purchases of goods or services by or from the related party or entities in which the related party has a material interest and indebtedness, guarantees of indebtedness or employment by us of a related party. In reviewing any such proposal, our Audit Committee will be tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related party's direct or indirect interest and the actual or apparent conflict of interest of the related party.

              All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

 PRINCIPAL AND SELLING STOCKHOLDERS

              At the time of this offering, there are approximately 42 record holders of Class A common stock and approximately 8 record holders of Class B common stock. The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock immediately prior to the initial public offering and after giving effect to the initial public offering, by:

  •
  each of the directors and named executive officers individually;

  •
  all directors and executive officers as a group;

  •
  each other selling stockholder; and

  •
  each person whom we know to own beneficially more than 5% of our Class A or Class B common stock.

              The number of shares of Class A common stock outstanding after this offering includes 18,056,000 shares of Class A common stock being offered for sale by us and by the selling stockholders in this offering and assumes no exercise of the underwriters' option to purchase additional shares from the selling stockholders. The percentage of beneficial ownership for the following table is based on 15,256,023 shares of Class A common stock and 16,277,162 shares of Class B common stock outstanding immediately prior to the initial public offering, and 32,191,906 shares of Class A common stock and 16,009,279 shares of Class B common stock outstanding after the completion of this offering and assumes no exercise of the underwriters' option to purchase additional shares from the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders but we have agreed to pay certain expenses incurred by the selling stockholders in connection with the sale. Any shares of Class B common stock sold by the selling stockholders will automatically convert to Class A common stock.

              Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Class A or Class B common stock. Unless otherwise indicated, the address of each beneficial owner listed in the table below is 4080 Jenkins Road, Chattanooga, TN 37421. The following table gives effect to the Reorganization, and does not include 1,645,121 unvested restricted stock units outstanding as of May 31, 2018.

			Percentage of Shares of Class A Common Stock Beneficially Owned				Percentage of Shares of Class B Common Stock Beneficially Owned
	Shares of Class A Common Stock Beneficially Owned Before Offering(1)	Shares of Class A Common Stock Beneficially Owned After Offering			Shares of Class B Common Stock Beneficially Owned Before Offering(4)	Shares of Class B Common Stock Beneficially Owned After Offering
									Percentage of Total Voting Power Held
Name of Beneficial Owner			Before Offering(2)	After Offering(3)			Before Offering(5)	After Offering(6)	Before Offering(7)	After Offering(8)
Named executive officers and directors(9):
Eric Fuller(10)(11)	—	—	—	—	3,905,105	3,905,105	24.0%	24.4%	20.2%	17.4%
Eric Peterson	149,996	149,996	1.0%	*	—	—	—	—	*	*
Max Fuller(10)(12)	—	—	—	—	7,375,314	7,375,314	45.3%	46.1%	38.2%	32.9%
Lisa Quinn Pate(10)(13)	—	—	—	—	4,996,743	4,728,860	30.7%	29.5%	25.9%	21.1%
John White	23,333	23,333	*	*	—	—	—	—	*	*
Leigh Anne Battersby	46,667	46,667	*	*	—	—	—	—	*	*
Philip Connors	—	—	—	—	—	—	—	—	—	—
Dennis Nash	—	—	—	—	—	—	—	—	—	—
Edward "Ned" Braman	—	—	—	—	—	—	—	—	—	—
John Rickel	—	—	—	—	—	—	—	—	—	—
Jon Beizer	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (12 persons)	219,996	219,996	1.4%	*	16,277,162	16,009,279	100.0%	100.0%	84.4%	71.5%
Other greater than 5% stockholders:
Parties Subject to the Voting Agreement(14)	—	—	—	—	16,277,162	16,009,279	100.0%	100.0%	84.2%	71.3%
Anna Marie Quinn(15)	3,374,516	3,106,633	22.1%	9.7%	—	—	—	—	3.5%	2.8%
Patrick "Brian" Quinn(16)	3,511,408	3,243,525	23.0%	10.1%	—	—	—	—	3.6%	2.9%
Renee Daly(17)	3,374,516	3,106,633	22.1%	9.7%	—	—	—	—	3.5%	2.8%
Stephen "Craig" Fuller(18)	1,993,269	1,835,035	13.1%	5.7%	—	—	—	—	2.1%	1.6%
Christopher Fuller(19)	1,993,269	1,835,035	13.1%	5.7%	—	—	—	—	2.1%	1.6%

*
Less than one percent.

(1)
Class A common stock (one vote per share). See "Description of Capital Stock—Class A and Class B Common Stock."

(2)
Based upon 15,256,023 Class A shares outstanding.

(3)
Based upon 32,191,906 Class A shares outstanding.

(4)
Class B common stock (five votes per share). See "Description of Capital Stock—Class A and Class B Common Stock."

(5)
Assumes 16,277,162 Class B shares outstanding.

(6)
Assumes 16,009,279 Class B shares outstanding.

(7)
Assumes Class A has 15,256,023 votes and Class B has 81,385,810 votes (for a total of 96,641,833 votes).

(8)
Assumes Class A has 32,191,906 votes and Class B has 80,046,395 votes (for a total of 112,238,301 votes).

(9)
The address of each named executive officer, director and 5% stockholder is 4080 Jenkins Road, Chattanooga, Tennessee 37421.

(10)
At or following the closing of this offering, Messrs. Eric Fuller and Max Fuller will purchase an aggregate of $20.0 million of Class B common stock from the Quinn Family Partnership at the public offering price. In addition, Messrs. Max Fuller and Eric Fuller and Mses. Pate and Janice Fuller intend to enter into the Voting Agreement under which each will grant a voting proxy with respect to the shares of Class B common stock subject to the Voting Agreement. See "Description of Common Stock—Voting Agreement."

(11)
Before and after the offering, includes (i) 1,993,269 Class B shares held in trust for the benefit of Mr. Eric Fuller, over which Mr. Eric Fuller serves as the sole trustee and has sole voting and dispositive power (the "Eric Fuller Trust"), (ii) 1,609,613 Class B shares held in a family limited partnership, in which Mr. Eric Fuller serves as the managing general partner and has sole voting and dispositive power (the "Fuller Family Limited Partnership") and (iii) 302,223 Class B shares held directly by Mr. Eric Fuller. Excludes additional shares subject to the Voting Agreement over which Mr. Eric Fuller may be considered the beneficial owner, as well as shares to be acquired from the Quinn Family Partnership. Mr. Eric Fuller disclaims beneficial ownership of the shares held by the Fuller Family Limited Partnership except to the extent of his pecuniary interest therein.

(12)
Before and after the offering, includes (i) 7,308,651 Class B shares held by a limited liability company in which Mr. Max Fuller and his wife, Ms. Janice Fuller, are the members and have shared dispositive power and Mr. Max Fuller has sole voting power (the "Max Fuller Limited Liability Company") and (ii) 66,663 Class B shares held directly by Mr. Max Fuller. Excludes additional shares subject to the Voting Agreement over which Mr. Max Fuller and Ms. Janice Fuller may be considered the beneficial owners, as well as shares to be acquired from the Quinn Family Partnership. Mr. and Ms. Fuller disclaim beneficial ownership of the shares held by the Max Fuller Limited Liability Company except to the extent of their pecuniary interest therein.

(13)
Before the offering, includes (i) 3,374,516 Class B shares held in trust for the benefit of Ms. Pate, over which Ms. Pate serves as the sole trustee and has sole voting and dispositive power (the "Lisa Pate Trust"), (ii) 1,400,005 Class B shares held by the Quinn Family Partnership, over which Ms. Pate serves as the managing general partner and has sole voting and dispositive power and (iii) 222,222 Class B shares held directly Ms. Pate. After the offering, includes (i) 3,106,633 Class B shares held in the Lisa Pate Trust, (ii) 1,400,005 Class B shares held by the Quinn Family Partnership and (iii) 222,222 Class B shares held directly Ms. Pate. Excludes additional shares subject to the Voting Agreement over which Ms. Pate may be considered the beneficial owner, as well as shares to be sold to Messrs. Eric Fuller and Max Fuller from the Quinn Family Partnership. Ms. Quinn disclaims beneficial ownership of the shares held by the Quinn Family Partnership except to the extent of her pecuniary interest therein.

(14)
As a result of the Voting Agreement, Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller (trusts for the benefit of any of them or entities owned by any of them), the Fuller Family Limited Partnership, the Max Fuller Limited Liability Company and the Quinn Family Partnership may be deemed to be a "group" under Section 13 of the Exchange Act. Before the offering, includes (i) 1,993,269 Class B shares held in the Eric Fuller Trust, (ii) 1,609,613 Class B shares held in the Fuller Family Limited Partnership, (iii) 302,223 Class B shares held directly by Mr. Eric Fuller, (iv) 7,308,651 Class B shares held in the Max Fuller Limited Liability Company, (v) 66,663 Class B shares held directly by Mr. Max Fuller, (vi) 3,374,516 Class B shares held in the Lisa Pate Trust, (vii) 222,222 Class B shares held directly by Ms. Pate and (viii) 1,400,005 Class B shares held by the Quinn Family Partnership. After the offering, includes (i) 1,993,269 Class B shares held in the Eric Fuller Trust, (ii) 1,609,613 Class B shares held in the Fuller Family Limited Partnership, (iii) 302,223 Class B shares held directly by Mr. Eric Fuller, (iv) 7,308,651 Class B shares held in the Max Fuller Limited Liability Company, (v) 66,663 Class B shares held directly by Mr. Max Fuller, (vi) 3,106,633 Class B shares held in the Lisa Pate Trust, (vii) 222,222 Class B shares held directly by Ms. Pate and (viii) 1,400,005 Class B shares held by the Quinn Family Partnership.

(15)
Before the offering, includes 3,374,516 Class A shares held in trusts for the benefit of Ms. Anna Marie Quinn, over which Ms. Quinn serves as the sole trustee and has sole voting and dispositive power (collectively, the "Anna Marie Quinn Trusts"). After the offering, includes 3,106,633 Class A shares held in the Anna Marie Quinn Trusts.

(16)
Before the offering, includes (i) 3,374,516 Class A shares held in trust for the benefit of Mr. Patrick "Brian" Quinn, over which Mr. Quinn serves as the sole trustee and has sole voting and dispositive power (the "Patrick "Brian" Quinn Trust") and (ii) 136,892 shares held directly by Mr. Quinn. After the offering, includes (i) 3,106,633 Class A shares held in the Patrick "Brian" Quinn Trust and (ii) 136,892 shares held directly by Mr. Quinn.

(17)
Before the offering, includes 3,374,516 Class A shares held in trust for the benefit of Ms. Renee Daly, over which Ms. Daly serves as the sole trustee and has sole voting and dispositive power (the "Renee Daly Trust"). After the offering, includes 3,106,633 Class A shares held in the Renee Daly Trust.

(18)
Before the offering, includes 1,993,269 Class A shares held in trust for the benefit of Mr. Stephen "Craig" Fuller, over which Mr. Stephen "Craig" Fuller serves as the sole trustee and has sole voting and dispositive power (the "Stephen "Craig" Fuller Trust"). After the offering, includes 1,835,035 Class A shares held in the Stephen "Craig" Fuller Trust.

(19)
Before the offering, includes 1,993,269 Class A shares held in trust for the benefit of Mr. Christopher Fuller, over which Mr. Christopher Fuller serves as the sole trustee and has sole voting and dispositive power (the "Christopher Fuller Trust"). After the offering, includes 1,835,035 Class A shares held in the Christopher Fuller Trust.

DESCRIPTION OF CAPITAL STOCK

              The following descriptions are summaries of the material terms of our Articles of Incorporation and Bylaws that will be in effect at or prior to the consummation of this offering. Because these descriptions are only summaries, they may not include all the information that may be important to you. For a complete description, refer to these documents, forms of which are exhibits to the registration statement, of which this prospectus is a part, and to the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes (the "Nevada Statutes").

Class A and Class B Common Stock

              Under our Articles of Incorporation, our authorized capital stock consists of 140,000,000 shares of Class A common stock, par value $0.01 per share, 35,000,000 shares of Class B common stock, par value $0.01 per share, and 9,333,333 shares of preferred stock, the rights and preferences of which may be designated by the Board of Directors. Upon completion of this offering, there will be 32,191,906 shares of our Class A common stock outstanding, 16,009,279 shares of our Class B common stock outstanding and no shares of our preferred stock outstanding, assuming no exercise of the underwriters' option to purchase additional shares of Class A common stock from the selling stockholders. The discussion below describes the most important terms of our capital stock, Articles of Incorporation and our Bylaws. The Qualifying Stockholders, together with certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members beneficially own 100% of our Class B common stock.

Voting

              Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A common stock and Class B common stock voting together as a single class, except as otherwise required by applicable law and except that a separate vote of the holders of Class B common stock will be required for:

  •
  any amendment of our Articles of Incorporation or Bylaws that modifies the voting, conversion, or other powers, preferences, other special rights or privileges, or restrictions of the Class B common stock; or

  •
  any reclassification of outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof.

              Holders of our common stock are not entitled to cumulative voting in the election of directors. Because shares of Class B common stock are entitled to five votes per share, the holders of shares of Class B common stock are able to exert a greater degree of control over us (including, without limitation, with respect to the election of directors) than they otherwise would if such holders held an equivalent number of shares of Class A common stock. As a result, the multi-voting nature of our Class B common stock may have an effect of delaying, deferring or preventing a change in control or other extraordinary corporate transaction involving us, including a merger, reorganization, tender offer, sale or transfer of substantially all of our assets or a liquidation. No shares of Class B common stock are being registered or offered for sale pursuant to this prospectus.

Conversion

              Class A common stock has no conversion rights. A holder of Class B common stock may convert its Class B common stock into Class A common stock at any time at the ratio of one share of Class A common stock for each share of Class B common stock. Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock if any person other than the Qualifying Stockholders (or certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members), obtains beneficial ownership of such shares. In addition, each share of Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock on the last day of the first calendar quarter during which the outstanding shares of Class B common stock shall constitute less than ten percent of all outstanding common stock. We shall at all times reserve and keep available out of our authorized but unissued shares of Class A common stock a number of shares of Class A common stock sufficient to effect the conversion of all then outstanding shares of Class B common stock.

Dividends

              Holders of Class A common stock and Class B common stock are entitled to receive dividends payable in cash or property other than common stock on an equal per share basis, if and when such dividends are declared by the Board of Directors from funds legally available, subject to any preference in favor of outstanding preferred shares, if any. In the case of any dividend payable in common stock, the holders of Class B common stock may receive shares of Class A common stock or Class B common stock, as determined by the Board of Directors when declaring such dividend.

              As a public company we anticipate that we will use our future earnings, if any, for the development and expansion of our business, the repayment of debt and for general corporate purposes. Any determination to pay dividends and other distributions in cash, stock or property of the Company in the future will be at the discretion of the Board of Directors. Such determinations will be dependent on then-existing conditions, including our financial condition and results of operations, contractual restrictions, including restrictive covenants contained in our financing agreements, capital requirements and other factors deemed relevant by our Board of Directors.

Liquidation

              In the event of liquidation, dissolution or winding up, holders of Class A common stock and Class B common stock share with each other on a ratable basis as a single class in our assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares on preferred stock, if any such stock is issued.

Other Terms

              In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of Class A common stock and Class B common stock must be identical, except that if, after such business combination certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) jointly own more than ten percent of the surviving entity, any securities received by them may differ to the extent that voting rights differ between Class A common stock and Class B common stock. Holders of Class A common stock and Class B common stock are not entitled to preemptive rights and neither the Class A common stock nor the Class B common stock is subject to redemption.

              The rights, preferences and privileges of holders of both classes of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares, which we may designate and issue in the future.

Preferred Stock

              The Board of Directors is authorized to issue shares of our preferred stock at any time, without stockholder approval. It has the authority to determine all aspects of those shares, including the following:

  •
  the designation and number of shares;

  •
  the dividend rate and preferences, if any, which dividends on that series of preferred stock will have compared to any other class or series of our capital stock;

  •
  the voting rights, if any;

  •
  the conversion or exchange privileges, if any, applicable to that series;

  •
  the redemption price or prices and the other terms of redemption, if any, applicable to that series and

  •
  any purchase, retirement or sinking fund provisions applicable to that series.

              Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Class A common stock and Class B common stock or for other corporate purposes. We have no agreements or understandings for the issuance of any shares of preferred stock.

Composition of Board of Directors; Election and Removal of Directors

              In accordance with our Articles of Incorporation and our Bylaws, the number of directors comprising our Board of Directors is determined from time to time exclusively by our Board of Directors; provided that the number of directors shall not exceed fifteen. Upon consummation of this offering, the Board of Directors will consist of eight directors, with each director serving a one-year term until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Our Articles of Incorporation provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class except that any director serving as a lead independent director may only be removed by a majority vote of the other independent directors. Any vacancy on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Certain Provisions of our Articles of Incorporation and Bylaws

Provisions with Anti-Takeover Implications

              Certain provisions of our Articles of Incorporation and Bylaws deal with matters of corporate governance and the rights of stockholders.

              Under our Articles of Incorporation, the Board of Directors may issue, without any further vote or action by stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preference and relative, participation, option and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

              Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than

120 days prior to the first anniversary of the preceding year's annual meeting. Our Bylaws specify certain requirements as to the form and content of a stockholder's notice.

              Such provisions, together with certain provisions of the Nevada Statutes (see "Nevada Anti-Takeover Statutes"), could be deemed to have an anti-takeover effect and discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interest). Any such discouraging effect upon takeover attempts could potentially depress the market price of our securities or inhibit temporary fluctuations in the market price of our securities that could result from actual or rumored takeover attempts.

Indemnification of Directors, Officers and Employees

              Under Section 78.7502(1) of the Nevada Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

              Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

              In accordance with Section 78.7502(3) of the Nevada Statutes, our Articles of Incorporation provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with such defense.

              Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above. This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion. Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us. Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

              Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Our Bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes. Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

              The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the indemnification provisions of our Articles of Incorporation and Bylaws or otherwise as a matter of law.

              The underwriting agreement that we will enter into in connection with this offering will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Nevada Anti-Takeover Statutes

Business Combinations Act

              We are subject to Nevada's anti-takeover law because we have not opted out of the provisions of Sections 78.411-78.444 of the Nevada Statutes under the terms of our Articles of Incorporation. This law provides that specified persons who, together with affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision may have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A common stock.

Control Shares Act

              Nevada Statutes Sections 78.378-78.3793 provide that, in certain circumstances, a person who acquires a controlling interest in a corporation, defined in Nevada Statutes Section 78.3785 as ownership of voting securities to exercise voting power in the election of directors in excess of a 1/5, 1/3, or a majority thereof, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation's other stockholders, by majority vote, grant voting rights to such shares. We may opt out of these statutes by amending our Articles of Incorporation or Bylaws either before or within ten days after the relevant acquisition of shares. Presently, we have not opted out of these statutes under our Bylaws.

No Cumulative Voting

              The Nevada Statutes entitle companies' articles of incorporation to provide stockholders the right to cumulate votes in the election of directors. Our Articles of Incorporation expressly do not allow for cumulative voting for holders of either Class A common stock or Class B common stock.

Authorized but Unissued Capital Stock

              The Nevada Statutes do not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our Class A common stock is listed on the NYSE, require stockholder approval of certain issuances. Authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

              One of the effects of the existence of unissued and unreserved Class A common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Stockholder Meetings

              Our Bylaws provide that meetings of stockholders may be called by our Board of Directors, our Chairman, our Lead Independent Director or our Chief Executive Officer. Our Bylaws also provide that a special meeting of stockholders may be held if written demand(s) are submitted by holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at such meeting.

Forum Selection

              Unless we consent in writing to the selection of an alternative forum, our Articles of Incorporation provide that the Eighth Judicial District Court of Clark County of the State of Nevada will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Nevada Statutes, our Articles of Incorporation or our Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to the Eighth Judicial District Court of Clark County having personal jurisdiction over the indispensable parties named as defendant. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions described in this paragraph. However, the enforceability of similar forum provisions in other companies' articles of incorporation have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Amendment of our Articles of Incorporation

              The affirmative vote of holders of at least 50 percent of the voting power of our outstanding shares of stock will generally be required to amend provisions of our Articles of Incorporation.

Amendment of our Bylaws

              Our Bylaws may generally be altered, amended or repealed, or new bylaws may be adopted, with:

  •
  the affirmative vote of a majority of our directors; or

  •
  the affirmative vote of holders of at least two-thirds of the voting power of our outstanding shares of stock.

Registration Rights Agreement

              Prior to the consummation of this offering, we intend to enter into a registration rights agreement with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) (the "Registration Rights Agreement"), pursuant to which such persons will be entitled to demand the registration of the sale of certain or all of our common stock that they beneficially own. Among other things, under the terms of the Registration Rights Agreement:

  •
  if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our commercially reasonable efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as "piggyback rights"); and

  •
  the other parties to the Registration Rights Agreement have the right, subject to certain conditions and exceptions, to request that we file registration statements with the Commission for one or more underwritten offerings of all or part of our common stock that they beneficially own and the Company is required to use commercially reasonable efforts to cause any such registration statements to be filed with the Commission and become effective.

              All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the selling stockholders, will be paid by us. Each selling stockholder will pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such selling stockholder's stock pursuant to any such registration.

              The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The foregoing description is a summary of the material terms of the Registration Rights Agreement. Because this description is only a summary, refer to the form of this document, which is an exhibit to the registration statement, of which this prospectus is a part.

Stockholders' Agreement

              We intend to enter into a stockholders' agreement with certain of our stockholders who are members of the Fuller and Quinn families. The stockholders' agreement prohibits a party thereto from transferring its shares of our common stock, except (i) in a registered offering, (ii) in a sale pursuant to Rule 144, (iii) for certain permitted transfers to specified transferees who agree to be bound by the terms of the stockholders' agreement and (iv) in certain block sales. The foregoing description is a summary of the material terms of the stockholders' agreement. Because this description is only a summary, refer to the form of this document, which is an exhibit to the registration statement, of which this prospectus is a part. For a description of our Class B common stock, see "Description of Capital Stock—Class A and Class B Common Stock."

Voting Agreement

              Upon the consummation of this offering, Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller intend to enter into the Voting Agreement with each other, which will remain in effect after this offering. The Voting Agreement will apply to all Class B common stock beneficially owned by them, which will represent approximately 71.3% of the outstanding voting power of our common stock immediately after this offering (or 70.3%, if the underwriters exercise in full their option to purchase additional shares of Class A common stock from the selling stockholders).

              Under the Voting Agreement, each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller will grant a successor the right to exercise all of the voting and consent rights of all Class B common stock beneficially owned by him or her upon his or her death or incapacity. Mr. Eric Fuller and Ms. Janice Fuller have each initially designated Mr. Max Fuller as his or her proxy and Mr. Max Fuller and Ms. Pate have each initially designated Mr. Eric Fuller as his or her proxy, in each case, if and for so long as such person remains qualified. To be qualified to serve as a successor, the potential successor must both (i) be active in the management of the Company or serving on the Company's Board of Directors at the time of and during the period of service as successor and (ii) own (or hold) shares of Class B common stock or be the beneficiary of a trust or other entity that holds Class B common stock on behalf of the potential successor at the time of and during the period of service as a successor. For each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, if no successor is qualified at the time of death or incapacity, then there will be no successor under the Voting Agreement. Additionally, during the term of the Voting Agreement, any voting control Ms. Janice Fuller would otherwise have with respect to shares of Class B common stock covered by the Voting Agreement will be exercised by Mr. Max Fuller until his death or incapacity, and then will pass in the order of succession under the Voting Agreement.

              The Voting Agreement will continue in effect until the earliest of the following: (i) 15 years from the date of the Voting Agreement, (ii) none of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller holds Class B common stock, (iii) at such time as no individual named as a successor is qualified to be a successor and (iv) the Voting Agreement is terminated by all parties to the Voting Agreement. The foregoing description is a summary of the material terms of the Voting Agreement. Because this description is only a summary, refer to the form of this document, which is an exhibit to the registration statement, of which this prospectus is a part.

Listing

              We have applied to list our Class A common stock on the NYSE under the symbol "USX."

Transfer Agent and Registrar

              The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

              After completion of this offering, we will have shares of Class A common stock outstanding (assuming no exercise of the underwriters' option to purchase additional shares of Class A common stock from the selling stockholders) and shares of Class B common stock outstanding. All of the shares of Class A common stock sold in this offering, plus any shares sold upon exercise of the underwriters' option to purchase additional shares from the selling stockholders, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The remaining shares of Class B common stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. This rule is summarized below.

              We may issue shares of Class A common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of Class A common stock issued in connection with any such acquisition and investment.

              As of May 31, 2018, we had 1,645,121 unvested restricted stock units, which will vest in accordance with their respective vesting schedules. In addition, the shares of Class A common stock reserved for future issuance under the Incentive Plan and the ESPP will become eligible for sale in the public market to the extent permitted by various vesting schedules, holding periods, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.

Class A Common Stock Issuable Upon Conversion of Class B Common Stock

              After completion of this offering, 16,009,279 shares of our Class B common stock will be outstanding (or 15,846,560 if the underwriters exercise in full their option to purchase additional shares of Class A common stock from the selling stockholders). Shares of Class B common stock will automatically convert into shares of our Class A common stock on a one-for-one basis if such shares of Class B common stock are transferred to any person other than the Qualifying Stockholders (or certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members). In addition, each share of Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock on the last day of the first calendar quarter during which the outstanding shares of Class B common stock shall constitute less than ten percent of all outstanding common stock. See "Description of Capital Stock—Class A and Class B Common Stock—Conversion."

              In addition, the shares of Class A common stock received upon the conversion of shares of Class B common stock pursuant to the foregoing will become eligible for sale in the public market to the extent permitted by the lock-up agreements, a registration statement under the Securities Act or an exemption from registration including Rule 144 or Rule 701.

Rule 144

              In general under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our Class A stock then outstanding; or

  •
  the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

              We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Lock-Up Agreements

              We, our directors and executive officers, and certain holders of our outstanding common stock, including certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), will enter into lock-up agreements in connection with this offering and will agree, subject to certain exceptions, not to sell, dispose of or hedge any shares of our Class A common stock and Class B common stock or securities convertible into or exchangeable for shares of our Class A common stock, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC. The lock-up agreements expire 180 days after the date of this prospectus. For further details, see "Underwriting (Conflict of Interest)."

              Upon the expiration of the lock-up agreements in connection with this offering, up to an additional 29,356,136 shares (or 26,647,736 shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholders) of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock) will be eligible for sale in the public market, of which shares are held by directors, executive officers and other affiliates and will be subject to volume, manner of sale and other limitations under Rule 144.

Registration Rights Agreement

              Certain holders of shares of our Class A common stock and Class B common stock are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights Agreement."

Form S-8 registration statements

              We intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of shares of our Class A common stock that are issuable pursuant to the Incentive Plan and the ESPP. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Rule 701

              In general, under Rule 701 of the Securities Act, or Rule 701, as currently in effect, any of our directors, officers, employees, consultants or advisors who purchase shares of our common stock from us in connection with a written compensatory plan or contract in a transaction before the effective date of this offering, in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such person is an affiliate, such sale may be made under Rule 144 without compliance with its six-month minimum holding period, but subject to the other Rule 144 restrictions described above.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

              The following is a discussion of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined herein) with respect to the ownership and disposition of our common stock issued pursuant to this offering. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

              This discussion only addresses beneficial owners of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, foreign pension funds, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders that hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.

              For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

  •
  an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

              If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock are urged to consult their own tax advisors.

              Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our common stock.

Distributions

              Distributions of cash or property (other than certain pro rata distributions of our stock) that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under "—U.S. Trade or Business Income," "—Information Reporting and Backup Withholding" and "—FATCA," you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under "—Sale, Exchange or Other Taxable Disposition of Common Stock"). However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

              In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying under penalties of perjury your entitlement to benefits under the treaty. Special certifications and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

              Subject to the discussions below under "—U.S. Trade or Business Income," "—Information Reporting and Backup Withholding" and "—FATCA," you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

  •
  the gain is U.S. trade or business income, in which case, such gain will be taxed as described in "—U.S. Trade or Business Income" below;

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

  •
  we are or have been a "United States real property holding corporation" (a "USRPHC") under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

              In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during the calendar year of the disposition. We believe that we are not currently, and we do not anticipate becoming in the future, a "United States real property holding corporation" for U.S. federal income tax purposes.

U.S. Trade or Business Income

              For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if (i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and such treaty requires, such income or gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided, in the case of dividend income, that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

              We (or any applicable intermediary) must annually report to the IRS and to each Non-U.S. Holder any dividend income that is paid to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or, in each case, a successor form) or otherwise establish an exemption and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

              The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related financial intermediary"). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

              Pursuant to Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act ("FATCA"), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

              More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity instruments of U.S. issuers (such as our common stock). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Distributions," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

              FATCA currently applies to dividends made in respect of our common stock. Final Treasury regulations defer this withholding obligation for gross proceeds from dispositions of U.S. common stock until January 1, 2019. To avoid withholding on dividends and gross proceeds, as applicable, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING (CONFLICT OF INTEREST)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Stephens Inc.
Stifel, Nicolaus & Company, Incorporated
WR Securities, LLC

Total	18,056,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at approximately $4.8 million and are payable by us. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to any shares of Class A common stock sold by the selling stockholders. We have agreed to reimburse the underwriters for certain of their expenses in connection with this offering in an amount equal to $            .

Option to Purchase Additional Shares

              The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to additional 2,708,400 shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our directors and executive officers, and certain holders of our outstanding common stock, including certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), will enter into lock-up agreements in connection with this offering and will agree, subject to certain exceptions, not to sell, dispose of or hedge any shares of our Class A common stock and Class B common stock or securities convertible into or exchangeable for shares of our Class A common stock, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC. The lock-up agreements expire 180 days after the date of this prospectus (the "lock-up period").

              Subject to certain limitations, the lock-up restrictions described in the immediately preceding paragraph will not apply to transfers by such persons entering into lock-up agreements (whether directly or indirectly through any trust or other entity for the direct or indirect benefit of such person or the immediate family of such person):

  (a)
  as bona fide gifts or for bona fide estate planning purposes;

  (b)
  to any trust or other entity for the direct or indirect benefit of such person or the immediate family of such person or if such person is a trust, to any beneficiary of such person (including such beneficiary's estate);

  (c)
  as a distribution to limited partners, members, stockholders or other equity holders of such person;

  (d)
  to such person's affiliates or to any investment fund or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person;

  (e)
  by will or intestate succession upon the death of such person, including to the transferee's nominee or custodian;

  (f)
  pursuant to a court or regulatory agency order, a qualified domestic order in connection with a divorce settlement;

  (g)
  pursuant to the exercise of any rights to purchase, exchange or convert any stock options, or rights, granted pursuant to our equity incentive plans existing as of the date of the underwriting agreement and described in this prospectus or warrants or any other securities existing as of the date of the underwriting agreement and described in this prospectus, which securities are convertible into or exchangeable or exercisable for our common stock; provided that (1) any filing under Section 16 of the Exchange Act in connection with such transfers made during the lock-up period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described above and (B) the underlying shares of common stock continue to be subject to the restrictions on transfer set forth in the lock-up agreement and (2) such person does not otherwise voluntarily effect any other public filings or report regarding such exercise during the lock-up period;

  (h)
  pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of securities subject to the lock-up agreement involving a change of control of us; provided that such tender offer, merger, consolidation or other such transaction is approved by our board of directors; and provided further that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the securities subject to the lock-up agreement owned by such person shall remain subject to the provisions of the lock-up agreement; or

  (i)
  in connection with the consummation of the Fuller Purchase.

Listing

              We expect the shares to be approved for listing on the NYSE under the symbol "USX." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Pricing of the Offering

              Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, our past and present operations and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representative may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees, commissions and expenses.

              In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflict of Interest

              An affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, is a lender under our existing revolving credit facility. Certain of our outstanding borrowings under the existing revolving credit facility will be repaid with the net proceeds of this offering. Because more than 5% of the net proceeds of this public offering may be paid to an affiliate of Wells Fargo Securities, LLC participating in the distribution of our Class A common stock, this public offering is being made in compliance with FINRA Rule 5121, as administered by FINRA. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Wells Fargo Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the representative to publish a prospectus for such offer.

              For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

              The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

              The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act),

"professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

              The validity of the shares of Class A common stock offered hereby will be passed upon for us by Scudder Law Firm, P.C., L.L.O, Lincoln, Nebraska. The validity of the shares of Class A common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

              The financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

              As a result of the offering, we will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm. We also maintain an Internet site at https://www.usxpress.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

U.S. Xpress Enterprises, Inc.

Unaudited Condensed Consolidated Balance Sheets

March 31, 2018 and December 31, 2017

(in thousands, except share amounts)	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$4,170	$9,232
Customer receivables, net of allowance of $117 and $122 at March 31, 2018 and December 31, 2017, respectively	200,497	186,407
Other receivables	22,952	21,637
Prepaid insurance and licenses	12,313	7,070
Operating supplies	9,326	8,787
Assets held for sale	2,167	3,417
Other current assets	13,028	12,170

Total current assets	264,453	248,720

Property and equipment, at cost	840,085	835,814
Less accumulated depreciation and amortization	(382,743)	(371,909)

Net property and equipment	457,342	463,905

Other assets
Goodwill	57,708	57,708
Intangible assets, net	30,285	30,742
Other	20,319	19,496

Total other assets	108,312	107,946

Total assets	$830,107	$820,571

Liabilities, Redeemable Restricted Units and Stockholder's Deficit
Current liabilities
Accounts payable	$64,739	$80,555
Book overdraft	13,007	3,537
Accrued wages and benefits	22,894	20,530
Claims and insurance accruals, current	46,158	47,641
Other accrued liabilities	15,741	13,901
Current maturities of long-term debt	151,475	132,332

Total current liabilities	314,014	298,496

Long-term debt, net of current maturities	468,175	480,472
Less unamortized discount and debt issuance costs	(6,478)	(7,266)

Net long-term debt	461,697	473,206

Deferred income taxes	15,936	15,630
Other long-term liabilities	13,346	14,350
Claims and insurance accruals, long-term	59,940	56,713
Commitments and contingencies (Notes 6 and 8)	—	—
Redeemable restricted units	3,438	3,281
Stockholder's Deficit
Common stock Class A, $.01 par value, 30,000,000 shares authorized, 6,384,887 shares issued and outstanding at March 31, 2018 and December 31, 2017	64	64
Additional paid-in capital	1	1
Accumulated deficit	(40,841)	(43,459)

Stockholder's deficit	(40,776)	(43,394)
Noncontrolling interest	2,512	2,289

Total stockholder's deficit	(38,264)	(41,105)

Total liabilities, redeemable restricted units and stockholder's deficit	$830,107	$820,571

See Notes to Unaudited Condensed Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

Three Months Ended March 31, 2018 and 2017

	Three Months Ended
	March 31,
(in thousands)	2018	2017
Operating revenue
Revenue, before fuel surcharge	$382,858	$331,842
Fuel surcharge	42,850	31,834

Total operating revenue	425,708	363,676

Operating expenses
Salaries, wages, and benefits	132,924	130,251
Fuel and fuel taxes	58,389	50,468
Vehicle rents	20,022	25,395
Depreciation and amortization, net of (gain) loss on sale of property	24,706	19,248
Purchased transportation	101,776	69,025
Operating expenses and supplies	29,791	31,372
Insurance premiums and claims	20,170	17,442
Operating taxes and licenses	3,401	3,367
Communications and utilities	2,466	1,968
General and other operating expenses	17,209	13,212

Total operating expenses	410,854	361,748

Income from operations	14,854	1,928

Other expense (income)
Interest expense, net	12,658	10,518
Equity in loss of affiliated companies	296	343
Other, net	(75)	(592)

	12,879	10,269

Income (loss) before income tax provision (benefit)	1,975	(8,341)
Income tax provision (benefit)	593	(3,934)

Net total and comprehensive income (loss)	1,382	(4,407)
Net total and comprehensive income attributable to noncontrolling interest	223	25

Net total and comprehensive income (loss) attributable to controlling interest	1,159	(4,432)

Income per share
Basic and diluted earnings (loss) per share	$0.18	$(0.69)
Basic and diluted weighted average shares outstanding	6,385	6,385
Unaudited pro forma basic earnings per share	$0.15
Unaudited pro forma basic weighted average shares outstanding	45,283
Unaudited pro forma diluted earnings per share	$0.14
Unaudited pro forma diluted weighted average shares outstanding	47,028

See Notes to Unaudited Condensed Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2018 and 2017

	Three Months Ended March 31,
(in thousands)	2018	2017
Operating activities
Net income (loss)	$1,382	$(4,407)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in loss of affiliated companies	296	343
Deferred income tax benefit	190	(4,025)
Provision for losses on receivables	60	—
Depreciation and amortization	23,901	19,149
Losses on sale of equipment, net	805	99
Restricted unit amortization	208	104
Original issue discount and deferred financing amortization	871	724
Interest paid-in-kind	509	469
Purchase commitment interest income	(48)	(100)
Changes in operating assets and liabilities:
Receivables	(10,706)	(6,108)
Prepaid insurance and licenses	(5,242)	(5,184)
Operating supplies	(936)	(276)
Other assets	(1,582)	(2,341)
Accounts payable and other accrued liabilities	(13,936)	(15,724)
Accrued wages and benefits	2,365	945

Net cash used in operating activities	(1,863)	(16,332)

Investing activities
Payments for purchases of property and equipment	(26,871)	(222,045)
Proceeds from sales of property and equipment	8,176	4,508
Acquisition of business	—	(2,219)
Loans to affiliated companies	—	(315)
Investment in affiliated companies	—	(203)

Net cash used in investing activities	(18,695)	(220,274)

Financing activities
Borrowings under lines of credit	102,676	103,769
Payments under lines of credit	(82,950)	(75,436)
Borrowings under long-term debt	23,438	216,677
Payments of long-term debt	(36,062)	(17,326)
Payments of financing costs and original issue discount	(14)	(58)
Payments of long-term consideration for business acquisition	(1,010)	—
Repurchase of membership units	(51)	(313)
Book overdraft	9,469	8,142

Net cash provided by financing activities	15,496	235,455

Net change in cash and cash equivalents	(5,062)	(1,151)
Cash and cash equivalents
Beginning of year	9,232	3,278

End of year	$4,170	$2,127

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$11,249	$15,228
Cash paid (refunded) during the year for income taxes	(330)	75
Supplemental disclosure of significant noncash investing and financing activities
Lease conversion	$—	$34,169
Capital lease extinguishments	764	81
Assumption of debt	—	5,377
Uncollected proceeds from asset sales	1,706	672

See Notes to Unaudited Condensed Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Three Months Ended March 31, 2018 and 2017

1. Organization and Operations

              U.S. Xpress Enterprises, Inc. and its consolidated subsidiaries (collectively, the Company) provide transportation services throughout the United States and Mexico, with a focus in the densely populated and economically diverse eastern half of the United States. The Company offers its customers a broad portfolio of services using its own asset-based truckload fleet and third-party carriers through our non-asset-based truck brokerage network. The Company has two reportable segments, Truckload and Brokerage. Our Truckload segment offers asset-based truckload services, including over-the-road (OTR) trucking and dedicated contract services. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services, where loads are contracted to third-party carriers.

              U.S. Xpress Enterprises, Inc. is wholly owned by New Mountain Lake Holdings, LLC ("New Mountain Lake"). New Mountain Lake was created on October 12, 2007 solely for the purpose of taking U.S. Xpress Enterprises, Inc. private ("Going-private transaction") and holding 100% ownership of U.S. Xpress Enterprises, Inc. Immediately prior to the effectiveness of our assumed initial public offering, we expect to complete a series of transactions (collectively, the "Reorganization") pursuant to which New Mountain Lake will merge with and into the Company, with the Company continuing as the surviving corporation. New Mountain Lake currently owns all of the issued and outstanding stock of the Company. This stock is New Mountain Lake's only asset. On a pro forma combined basis as of March 31, 2018, the New Mountain Lake investment in U.S. Xpress Enterprises, Inc. will eliminate within consolidation as part of the merger into the Company.

              In connection with the Reorganization, we will adopt the Second Amended and Restated Certificate of Incorporation of the Company, and we expect the issued and outstanding membership units of New Mountain Lake outstanding immediately prior to the Reorganization will be converted into and exchanged for the Company's capital stock. We expect to provide for the issuance of 4.6666667 shares of Class A common stock for each Class B non-voting membership unit in New Mountain Lake and 4.6666667 shares of Class B common stock for each Class A voting membership unit in New Mountain Lake. The purpose of the Reorganization will be to reorganize our corporate structure so that our existing investors would own our capital stock of the Company directly, rather than equity interests in New Mountain Lake.

2. Summary of Significant Accounting Policies

Basis of Presentation

              The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

              The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with Article 10 of Regulation S-X promulgated under the Securities Act of 1933. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

2. Summary of Significant Accounting Policies (Continued)

differences could be material. In the opinion of management, the accompanying financial statements include all adjustments that are necessary for a fair statement of the results of the interim periods presented, such adjustments being of a normal recurring nature.

              Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. The December 31, 2017 balance sheet was derived from our audited balance sheet as of that date. The Company's operating results are subject to seasonal trends when measured on a quarterly basis; therefore operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2017.

Going Concern Evaluation

              Accounting Standards Codification (ASC) 205-40 Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern, requires that the Company evaluates whether there is substantial doubt about its ability to meet its financial obligations when they become due during the twelve month period from the date the Company's financial statements are issued. As disclosed in Note 5, the Company has completed its evaluation in accordance with the provisions of ASC 205-40.

Recognition of Revenue

              The Company generates revenues primarily from shipments executed by the Company's Truckload and Brokerage operations. Those shipments are the Company's performance obligations, arising under contracts we have entered into with customers. Under the terms of a contract, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. Fuel, driver wages, and purchased transportation are similarly accrued over time. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. The most significant judgment used in recognition of revenue is the determination of percent of total miles to be driven for a completed trip as the basis for determining amount of revenue to be recognized for partially fulfilled obligations. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration we receive for the single performance obligation of delivering shipments. Contracts entered into with our customers do not contain material financing components.

              Certain incremental revenue-related costs associated with obtaining a contract are capitalized. The majority of revenue contracts with USX customers have a duration of one year or less and do not require any significant start-up costs, and as such, cost incurred to obtain contracts associated with these contracts are expensed as incurred. For contracts with durations exceeding one year, incremental start-up costs are capitalized and amortized on a straight line basis over the contract period which materially represents the period of revenue generation. Incremental capitalized start-up costs totaled $2,241 with accumulated amortization of $1,075 at March 31, 2018.

              Through the Company's Brokerage operations, the Company outsources the transportation of the loads to third-party carriers. The Company is a principal in these arrangements, and therefore

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

2. Summary of Significant Accounting Policies (Continued)

records revenue associated with these contracts on a gross basis. The Company has the primary responsibility to meet the customer's requirements. The Company invoices and collects from its customers and also maintain discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

              The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on the condensed consolidated balance sheet. The Company receives unconditional right to bill when shipments are delivered to its destination. We generally receive payment within 40 days of completion of performance obligations. Unbilled receivables recorded on the condensed consolidated balance sheet were $4,017and $3,852 at March 31, 2018 and December 31, 2017, respectively. The amount of revenue to be recognized related to the Company's remaining performance obligations is $3,244 as of March 31, 2018.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

2. Summary of Significant Accounting Policies (Continued)

              The following table presents the effect of the adoption of ASU 2014-09 on our condensed consolidated financial statements for the three months ended March 31, 2018:

(in thousands, except for per share amounts)	Reported Balance as of and for the three months ended March 31, 2018	Adjustments Due to ASC 606	Under ASC 605 Balance as of and for the three months ended March 31, 2018
Consolidated Balance Sheet
Customer receivables, net of allowance of $117 and $122 at March 31, 2018 and 2017, respectively	$200,497	$(4,017)	$196,480
Other current assets	13,028	(1,166)	11,862
Total current assets	264,453	(5,183)	259,270
Total assets	830,107	(5,183)	824,924
Accounts payable	64,739	(2,570)	62,169
Other accrued liabilities	15,741	(349)	15,392
Deferred income taxes	15,936	(316)	15,620
Accumulated deficit	(40,841)	(1,948)	(42,789)
Stockholder's deficit	(40,776)	(1,948)	(42,724)
Total stockholder's deficit	(38,264)	(1,948)	(40,212)
Total liabilities, redeemable restricted units and stockholder's deficit	830,107	(5,183)	824,924
Consolidated Statement of Comprehensive Income (Loss)
Operating revenues	425,708	(165)	425,543
Total operating expenses	410,854	522	411,376
Income from operations	14,854	(687)	14,167
Income before income tax benefit	1,975	(687)	1,288
Income tax provision	593	(199)	394
Net income	1,382	(488)	894
Net income attributable to controlling interest	1,159	(488)	671
Basic and diluted earnings (loss) per share	0.18	(0.08)	0.11
Basic and diluted weighted average shares outstanding	6,385	6,385	6,385
Consolidated Statement of Cash Flows
Operating Cash Flows
Net income	1,382	(488)	894
Receivables	(10,706)	(165)	(10,871)
Other assets	(1,582)	(701)	(2,283)
Accounts payable and other accrued liabilities	(13,936)	179	(13,757)
Deferred income tax benefit	190	200	390

Recently Issued Accounting Standards

              In February 2018, the FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

2. Summary of Significant Accounting Policies (Continued)

Comprehensive Income," which permits stranded tax effects resulting from the passing of the Tax Cuts and Jobs Act of 2017 to be reclassified to retained earnings. The provisions of this update are effective for fiscal years and interim periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the provisions of the pronouncement and assessing the impact on the condensed consolidated financial statements.

              In January 2017, the FASB issued ASU 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which eliminates Step 2 from the goodwill impairment testing process. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount. Under the new standard, a goodwill impairment loss is measured as the excess of the carrying value of a reporting unit over its fair value. The provisions of this update are effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the provisions of the pronouncement and assessing the impact on the condensed consolidated financial statements.

              In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The provisions of this update are effective for fiscal years beginning after December 15, 2018. While the Company is currently evaluating the provisions of the pronouncement and assessing the impact on the condensed consolidated financial statements, the Company expects that all of its operating leases will be reflected as right-of-use assets and liabilities on its condensed consolidated financial statements under the new standard.

Recently Adopted Accounting Standards

              In March 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-05, "Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118." The standard adds SEC paragraphs pursuant to the SEC Staff Accounting Bulletin No. 118, which expresses the view of the staff regarding application of Topic 740, Income Taxes, in the reporting period that includes December 22, 2017—the date on which the Tax Cuts and Jobs Act was signed into law. The application of this guidance did not have a material impact on the condensed consolidated financial statements.

              In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively if retrospective application would be impracticable. The provisions of this update are effective for fiscal years beginning after December 15, 2017. The Company adopted ASU 2016-15 effective January 1, 2018. The application of this guidance did not have a material impact on the condensed consolidated financial statements.

              In April 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU 2014-09. The new standard introduces a five-step model to determine when and how revenue is recognized. The premise of the new model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

2. Summary of Significant Accounting Policies (Continued)

entitled in exchange for those goods or services. The new standard is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Entities are allowed to transition to the new standard by either recasting prior periods or recognizing the cumulative effect. The Company adopted ASU 2014-09 effective January 1, 2018 by using the modified retrospective transition approach and recognizing the cumulative effect of the change in retained earnings for all contracts. The primary impact of adopting ASC 606 is the earlier recognition of revenue for loads that are in route as of the balance sheet date. Under previous GAAP the Company recognized revenue and direct costs when shipments were delivered. Under ASC 606, the Company is required to recognize revenue and related direct costs over time as the shipment is being delivered. ASC 606 also requires substantial new disclosures regarding the nature, amount, timing and uncertainty of recognized revenue, which are provided below in Footnote 2 above. The adoption of ASC 606 resulted in a cumulative positive adjustment to opening equity of approximately $1,500.

3. Income Taxes

              The Company's provision for income taxes for the three months ended March 31, 2018 and 2017 is based on the estimated annual effective tax rate, plus discrete items. The following table presents the provision for income taxes and the effective tax rates for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31
(in thousands)	2018	2017
Income (loss) before income taxes	$1,975	$(8,341)
Income tax expense (benefit)	$593	$(3,934)
Effective tax rate	30%	47%

              The difference between the Company's effective tax rate for the three months ended March 31, 2018 and 2017 and the US statutory rates of 21% and 35%, respectively, primarily relates to nondeductible expenses, federal income tax credits, state income taxes (net of federal benefit), and the effect of taxes on foreign earnings. At March 31, 2018, the Company's estimated annual effective tax rate also includes the impact of the new Global Intangible Low-Taxed Income ("GILTI") tax, which is effective in 2018 as a result of the Tax Cuts and Jobs Act ("the Act") enacted on December 22, 2017. See further discussion below on our accounting policy associated with GILTI.

              The Company did not record any significant discrete tax items for the three months ending March 31, 2018 and 2017. Furthermore, at March 31, 2018, our analysis is still incomplete for provisional amounts recorded for the Act at December 31, 2017 and as such, no adjustments have been recorded in this period. The provisional amounts recorded at December 31, 2017 that continue to be evaluated include the estimation of the transition tax, state tax conformity issues of federal law changes, and changes in estimates from revaluing deferred tax liabilities that can result from filing the 2017 U.S. income tax return.

              Global intangible low-taxed income ("GILTI"):

              The Act subjects a US shareholder to tax on GILTI earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

3. Income Taxes (Continued)

entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. Given the complexity of the GILTI provisions, we are still evaluating the effects of the GILTI provisions and have not yet determined our accounting policy. At March 31, 2018, because we are still evaluating the GILTI provisions and our analysis of future taxable income that is subject to GILTI, we have included GILTI related to current-year operations only in our Estimated Annual Effective Tax Rate and have not provided additional GILTI on deferred items.

4. Equity Investments

              In November 2012, the Company acquired a 38% ownership in XPS Logisti-K Systems, S.A. P.I. de C.V., (Logisti-K) a Mexican based third party logistics business for $500. The remaining 62% interest is owned by the management of Logisti-K. In September 2013, the Company acquired a 30% neutral investment in Dylka Distribuciones Logisti K S.A. DE C.V. (Dylka), an intra-Mexican carrier for $974. The remaining 70% interest is owned by the management of Dylka with these shareholders also representing 42% ownership of Logisti-K. The Company has provided the combined companies a $5,000 working capital loan. At March 31, 2018 and December 31, 2017, the outstanding amount of the working capital loan was $4,900.

              During 2011 and 2012, the Company obtained common unit ownership interests in Drivertech, LLC (DriverTech). DriverTech is a provider of onboard computers designed for in-cab use and related software for the trucking industry. The Company owns 27.73% and certain members of management of the Company own 16.16%. The remaining 56.11% is owned by other investors.

              Per review of the terms of Logisti-K, Dylka and Drivertech's operating agreements, the Company has determined that these investments are variable interest entities. The daily operations of the businesses are the activities of Logisti-K, Dylka and Drivertech that most significantly impact their economic performance and these activities are directed by other investors. Accordingly, the power to direct the activities of Logisti-K, Dylka and Drivertech is provided by other investors and, thus, USX is not the investments' primary beneficiary. Accordingly, the Company accounts for these investments under the equity method of accounting. The carrying values of Logisti-k and Dylka are $0 and $723 at March 31, 2018, respectively and $0 and $575, respectively at December 31, 2017. The carrying value of our investment in Drivertech was $0 at March 31, 2018 and December 31, 2017, respectively.

              In conjunction with the sale of Arnold Transportation, Inc. (Arnold) to Parker Global Enterprises, Inc. (Parker), the Company received common stock representing 45% of the outstanding equity interests of Parker. The investment in Parker is accounted for under the equity method of accounting and was initially recognized at fair value of $10,395 on January 2, 2013. The carrying amount of the Company's investment in Parker was $0 as of March 31, 2018 and December 31, 2017.

              In conjunction with the sale of Xpress Global Systems (XGS), the Company received common stock representing 10% of the outstanding equity interests of XGS valued at $190, and $5,000 preferred stock. The investment in XGS is accounted for under the equity method of accounting and was initially recognized at fair value of $5,190 on April 13, 2015. The carrying amount of the Company's investment in XGS was $934 and $1,280 as of March 31, 2018 and December 31, 2017, respectively.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

5. Long-Term Debt

              Long-term debt at March 31, 2018 and December 31, 2017 consists of the following:

	March 31, 2018	December 31, 2017
Term loan agreement, maturing May 2020	$192,490	$193,177
Line of credit, maturing March 2020	49,059	29,333
Revenue equipment installment notes with finance companies, weighted average interest rate of 4.8% and 4.7% at March 31, 2018 and December 31, 2017, due in monthly installments with final maturities at various dates through August 2022, secured by related revenue equipment with a net book value of $309.5 million and $315.7 million in March 2018 and December 2017	302,774	310,850
Note payable to limited liability company owned in part by certain officers of the Company, interest rate of 13.0% at March 31, 2018 and December 31, 2017, maturing November 2020	26,024	25,516
Mortgage note payable, interest rate of 6.26% at March 31, 2018 and December 31, 2017, due in monthly installments through December 2030, secured by real estate with a net book value of $11.6 million and $11.8 million in March 2018 and December 2017	11,811	11,961
Mortgage note payable, interest rate of 6.99% at March 31, 2018 and December 31, 2017, maturing September 2031, secured by real estate with a net book value of $10.0 million in March 2018 and December 2017	7,728	7,813
Mortgage notes payable, interest rate of 5.25% at March 31, 2018 and December 31, 2017, maturing March 2019 , secured by real estate with a net book value of $2.9 million in March 2018 and December 2017	209	259
Capital lease obligations, maturing at various dates through April 2024	25,407	27,761
Other	4,148	6,134

	619,650	612,804
Less: Unamortized discount and debt issuance costs	(6,478)	(7,266)
Less: Current maturities of long-term debt	(151,475)	(132,332)

	$461,697	$473,206

Term Loan Agreement

              The Senior Secured term loan is secured by substantially all assets of the Company, other than assets securing other debt of the Company, including a second lien on the assets securing the line of credit. The term loan requires, among other things, maintenance by the Company of prescribed minimum amounts of fixed charge coverage and leverage ratios, as well as limitations on the maximum amount of capital expenditures. The term loan bears interest, at a rate equal to LIBOR plus an applicable margin ranging from 10.0% to 11.5%, subject to a LIBOR floor. The effective interest rate for the term loan at March 31, 2018 and December 31, 2017 was 12.5% and 12.2%, respectively including the effect of original issue discount as discussed below. At March 31, 2018 and December 31, 2017, the Company was in compliance with all financial covenants prescribed by the term loan facility.

              Original issue discount is recorded as an offset to long-term debt and is amortized over the term of the respective obligation using the effective interest method. Unamortized original issue

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

5. Long-Term Debt (Continued)

discount was $688 and $759 as of March 31, 2018 and December 31, 2017, respectively. Associated amortization expense was $71 and $137 in the first quarter of 2018 and 2017, respectively.

Line of Credit

              At March 31, 2018, the borrowing base was $153,095 with $35,060 in letters of credit and $49,059 borrowings outstanding under the revolving credit facility; approximately $68,976 was available to borrow under the credit facility. At December 31, 2017, the interest rate on the facility was LIBOR plus 2.0%. At December 31, 2017 the borrowing base was $155,000 with $34,511 in letters of credit and $29,333 borrowings outstanding under the revolving credit facility; approximately $91,156 was available to borrow under the credit facility.

              The facility requires the Company to maintain a prescribed fixed charge ratio if excess availability falls below a minimum threshold. At March 31, 2018 and December 31, 2017, excess availability did not fall below the minimum threshold and the Company was in compliance with all financial covenants prescribed by the Senior Secured credit facility.

Debt Covenant Compliance and Liquidity

              The Company's term loan includes usual and customary covenants and events of default for credit facilities of its type. The Company's ability to borrow under the term loan credit facility is conditioned upon maintaining compliance with various required financial covenants. An event of default under the term loan agreement would trigger the cross-default provisions of our other debt agreements and could place the Company in default of these agreements. An event of default under any of the existing debt agreements would reduce the ability to access existing availability under our line of credit agreement and could have a material adverse effect on the business, financial condition and results of operations.

              As a result of the Company's historical operating performance, the Company entered into the Fourth and Fifth Amendment to the term loan agreement in August and December 2017, respectively, to mitigate a potential future breach of the required financial covenants. The amended covenant requirements stipulate that as of March 31, 2018 a consolidated leverage ratio not to exceed 4.85 to 1.0 and a fixed charge coverage ratio of at least 0.875 to 1.0 must be maintained (with all such terms or amounts as defined in or determined under the term loan agreement). The consolidated leverage ratio covenant resets quarterly beginning on June 30, 2018, ultimately decreasing to 4.20 to 1.0 for the quarter ended March 31, 2019 and thereafter. Similarly, the fixed charge coverage ratio covenant also resets quarterly beginning on June 30, 2018, ultimately increasing to 1.05 to 1.0 for the quarter ended March 31, 2019 and thereafter. As a result of improved operating performance during the third and fourth quarters of 2017and the first quarter of 2018, the Company was in compliance with the consolidated leverage ratio and fixed charge ratio covenants as of March 31, 2018.

              Based on the evaluation the Company performed under ASC 205-40, if significant degradations in the operational improvements already made in the Company's operating performance occur, the Company may be unable to meet its financial covenants as they become due during the assessment period. Accordingly, to remain in compliance with the amended financial covenant requirements in future periods, the Company expects to continue to execute on the operational improvements that have

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

5. Long-Term Debt (Continued)

been successful in increasing the Company's revenue per mile and revenue miles per tractor per week. The Company's operational improvements, including active price management to increase pricing, a refined focus on profitability of routes, and asset optimization have yielded increases in our rate per mile during the first quarter of 2018 that we expect to maintain over the entire calendar year 2018 and through May 31, 2019. Additionally, the Company believes current market conditions will allow us to continue to actively increase pricing throughout the 2018 fiscal year and through May 31, 2019, however there is no guarantee that these market conditions will continue or that we will be able to fully implement or maintain our operational improvements. Based on the Company's evaluation, it is probable that these operational improvements will enable the Company to meet its financial covenant requirements and satisfy its current and long-term liquidity needs.

              To the extent additional funds are necessary to meet our long-term liquidity needs as the business strategy is executed, the Company anticipates that the additional funds will be obtained through the incurrence of incremental or refinanced indebtedness, or through an equity offering of the Company's shares. The Company's ability to fund future operating expenses and capital expenditures, and its ability to meet our future debt service obligations, will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond its control. Accordingly, there can be no assurance that the Company will be able to obtain new financing on commercial terms or raise additional funds through a future issuance of its shares.

6. Leases

              The Company leases certain revenue and service equipment and office and terminal facilities under long-term noncancelable operating lease agreements expiring at various dates through October 2027. Rental expense under noncancelable operating leases was approximately $19,800 and $25,500 for the three months ended March 31, 2018 and 2017, respectively. Revenue equipment lease terms for new equipment are generally three to five years for tractors and seven to ten years for trailers. The lease terms generally represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through April 2024. Certain revenue equipment leases provide for guarantees by the Company of a portion of the specified residual value at the end of the lease term. The maximum potential amount of future payments (undiscounted) under these guarantees is approximately $28,389 at March 31, 2018. The residual value of a portion of the related leased revenue equipment is covered by repurchase or trade agreements between the Company and the equipment manufacturer.

7. Related-Party Transactions

              The Company has a $26,024 and $25,516 note payable to a limited liability company controlled by certain officers of the Company as of March 31, 2018 and December 31, 2017, respectively.

              U.S. Xpress leases a terminal facility from entities owned by the two principal stockholders of NMLH and their respective family trusts. The U.S. Xpress lease agreement expires in 2020. Rent expense of approximately $258 was recognized in connection with these leases during the first quarter of 2018 and 2017.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

7. Related-Party Transactions (Continued)

              The Company and two principal stockholders of NMLH collectively own 44.1% of the outstanding stock of DriverTech. Total payments by the Company to this provider were $778 and $716 in the first quarter of 2018 and 2017, respectively, primarily for communications hardware. This product is designed specifically for in-cab use on a Windows platform to enhance communications with the driver.

              In connection with the sale of Arnold to Parker, the Company entered into a number of agreements with Parker. Under the Transition Services Agreement, the Company agreed to perform certain services for Parker, such as accounting, payroll, human resources, information technology and others. Parker paid the Company approximately $50 and $64 under this agreement during the first quarter of 2018 and 2017, respectively.

              The Company entered into a ten-year lease with Arnold for the use of real property located in Grand Prairie, Texas. Arnold paid the Company approximately $112 under this agreement during the first quarter of 2018 and 2017.

              At March 31, 2018 and December 31, 2017, $3,296 and $3,294, respectively, was due from Arnold and was included in other receivables in the accompanying consolidated balance sheets.

8. Commitments and Contingencies

              The Company is party to certain legal proceedings incidental to its business. The ultimate disposition of these matters, in the opinion of management, based in part on the advice of legal counsel, is not expected to have a materially adverse effect on the Company's financial position or results of operations.

              For the cases described below, management is unable to provide a meaningful estimate of the possible loss or range of loss because, among other reasons, (1) the proceedings are in various stages; (2) damages have not been sought; (3) damages are unsupported and/or exaggerated; (4) there is uncertainty as to the outcome of pending appeals; and/or (5) there are significant factual issues to be resolved. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

California Wage and Hour Class Action Litigation

              In December 2015, a class action lawsuit was filed against the Company in the Superior Court of California, County of San Bernardino. The case was transferred to the U.S. District Court for the Central District of California. The putative class includes current and former truck drivers employed by the Company who worked or work in California after the completion of their training while residing in California since December 23, 2011 to present. The case alleges that class members were not paid for off-the-clock work, were not provided duty free meal or break times, and were not paid premium pay in their absence, were not paid minimum wage for all hours worked, were not provided accurate and complete time and pay records and were not paid all accrued wages at the end of their employment, all in violation of California law. The matter is currently in discovery, and a jury trial is set for

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

8. Commitments and Contingencies (Continued)

December 4, 2018. The Company is currently unable to determine the possible loss or range of loss. The Company intends to vigorously defend the merits of these claims.

Telephone Consumer Protection Act Claim

              In December 2017, a class action was filed against the Company in the U.S. District Court for the Western District of Virginia, alleging violations of the Telephone Consumer Protection Act, for two separate proposed classes. The putative classes include all persons within the United States to whom U.S. Xpress either initiated a telephone call to a cellular telephone number using an automatic telephone dialing system or initiated a call to a residential telephone number using an artificial or pre-recorded voice at any time from December 11, 2013 to present. The lawsuit seeks statutory damages for each violation, injunctive relief and attorneys' fees and costs. The Company is in the process of investigating the allegations and answering the complaint. Discovery has not yet begun. The Company is currently unable to determine the possible loss or range of loss. The Company intends to vigorously defend the merits of these claims.

              The Company has letters of credit of $35,060 and $34,511 outstanding as of March 31, 2018 and December 31, 2017, respectively. The letters of credit are maintained primarily to support the Company's insurance program.

              The Company had cancelable commitments outstanding at March 31, 2018 to acquire revenue and other equipment for approximately $217,417 during the remainder of 2018 and $6,104 during 2019. These purchase commitments are expected to be financed by operating leases, long-term debt, proceeds from sales of existing equipment, and cash flows from operations.

9. Share-based Compensation

Stock Appreciation Rights

              At March 31, 2018, the Company applied the fair value recognition provisions of SAB Topic 14.B and ASC 718-30 to the Company's liability-classified stock appreciation rights (SARs). The prospective application method is required to be used in applying fair value measurement principles to these compensatory awards. As such prior periods are not revised for comparative purposes. Accordingly, the Company's liability-classified SARS and related compensation expense are measured using intrinsic value in reporting periods ending prior to March 31, 2018 and using fair value in reporting periods ending March 31, 2018 and later. The transition from the intrinsic value method to the fair value method had an immaterial effect on our financial position and results of operations for the three months ended March 31, 2018.

              During the three months ended March 31, 2018, the Company had no activity related to stock appreciation rights.

              At March 31, 2018, the fair value of the liability-classified SARS was determined using a Black-Scholes valuation approach with the following assumptions: risk-free interest rate of 2.5%, expected exercise term of 3.4 years, expected volatility of 54.9% and a dividend yield of 0%. The Company recognized compensation expense of $120 and $0 during the three months ended March 31, 2018 and

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

9. Share-based Compensation (Continued)

2017, respectively. As of March 31, 2018, the Company had 52,200 SARS exercisable with a remaining life of 6.7 years.

              The total intrinsic value of stock appreciation rights outstanding was $611 and $491 as of March 31, 2018 and December 31, 2017, respectively.

Redeemable Restricted Units

              During the three months ended March 31, 2018, the only restricted unit activity was the vesting of 37,143 units.

              The vesting schedule for these restricted unit grants range from 3 to 7 years. The Company recognized compensation expense of $208 and $104 during the three months ended March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, the Company had approximately $3,000 and $3,200 in unrecognized compensation expense related to restricted units, which is expected to be recognized over a period of approximately 5.2 and 5.4 years, respectively.

10. Fair Value Measurements

              Accounting standards, among other things, define fair value, establish a framework for measuring fair value and expand disclosure about such fair value measurements. Assets and liabilities measured at fair value are based on one or more of three valuation techniques provided for in the standards.

              The standards clarify that fair value is an exit price, representing the amount that would be received to sell an asset, based on the highest and best use of the asset, or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for evaluating such assumptions, the standards establish a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value as follows:

Level 1	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3	Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

10. Fair Value Measurements (Continued)

              The following table summarizes liabilities measured at fair value at March 31, 2018 and December 31, 2017:

	2018
	Fair Value	Input Level
Liabilities
Forward Contract	$1,937	3

	2017
	Fair Value	Input Level
Liabilities
Forward Contract	$1,985	3

              The following table summarizes the changes in the fair value of assets and liabilities measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2018 and 2017:

	March 31, 2018	March 31, 2017
Balance at beginning of year	$1,985	$2,683
Cash Settlement	—	—
Forward Contract Adjustment	(48)	(100)

Balance at end of period	$1,937	$2,583

11. Income (Loss) per Share

              Basic net income (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. There are no common stock equivalents which could have a dilutive effect on earnings (loss) per share.

              The basic and diluted earnings (loss) per share calculations for the three months ended March 31, 2018 and 2017, respectively, are presented below (in thousands, except per share amounts):

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$1,382	$(4,407)

Net income attributable to noncontrolling interest	223	25

Net income (loss) attributable to common stockholders	$1,159	$(4,432)

Basic and diluted weighted average outstanding shares of common stock	6,385	6,385
Basic and diluted earnings (loss) per share	$0.18	$(0.69)

Unaudited Pro Forma Income Per Share

              Unaudited pro forma basic and diluted earnings per share for the year ended March 31, 2018 gives effect to the following: (1) the common shares issued upon the conversion of issued and

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

11. Income (Loss) per Share (Continued)

outstanding membership units into shares of our common stock in connection with the Reorganization described in Note 1, (2) the assumed tax-adjusted reduction of interest expense related to the repayment of the existing debt and entry into the New Credit Facilities, and (3) the sale of the number of shares the proceeds of which would be necessary to fund the planned repayment of the debt and related fees and expenses (up to the number of shares assumed to be issued in our assumed initial public offering). In addition to these items, unaudited pro forma diluted earnings per share also gives effect to the dilutive effects of the conversion of the redeemable restricted units into restricted units of our common stock in connection with the Reorganization described in Note 1. For purposes of calculating unaudited pro forma basic and diluted earnings per share, these adjustments have been made as if the change in capital structure occurred at the beginning of the period.

              Unaudited pro forma basic and diluted earnings per share attributable to common stockholders was calculated as follows (in thousands, except per share amounts):

	Three Months Ended March 31, 2018
	Basic	Diluted
Numerator:
Net income attributable to common stockholders	$1,159	$1,159
Reduction of interest expense, net of tax(a)	$5,472	$5,472

As adjusted	$6,631	$6,631
Denominator
Conversion of issued and outstanding membership units(b)	31,124	31,124
Common shares issued to repay outstanding indebtedness(c)	14,159	14,159
Dilutive effect of conversion of redeemable restricted units(d)	—	1,745

Pro forma weighted average outstanding shares of common stock used in computing income per common share outstanding	45,283	47,028
Pro forma income per share, basic and diluted	$0.15	$0.14

(a)
Assumes the tax-adjusted reduction of interest expense in connection with the assumed repayment of the existing debt and entry into the New Credit Facilities in conjunction with our assumed initial public offering. The adjustment relates to actual interest expense incurred on the principal of $267.6 million of existing debt to be repaid with our assumed initial public offering. Interest expense was incurred at a weighted-average effective interest rate of 10.7%, tax effected at 27.4%. The tax rate applied to the interest rate reduction represents the expected quarterly reduction to income tax expense when applying the interim guidance under GAAP for calculating our tax provision. This tax rate approximates the estimated blended statutory rate for federal (post U.S. tax reform) and state tax jurisdictions in which we are required to file tax returns in 2018. The adjustment also assumes a tax-adjusted decrease in interest expense arising from an approximate 73 basis point reduction on $200.0 million of debt from the repayment of higher rate equipment notes from the proceeds of our New Credit Facilities.

(b)
Assumes the conversion of 6,384,887 issued and outstanding membership units and 284,527 vested redeemable restricted units of New Mountain Lake Holdings, LLC in connection with the Reorganization described in Note 1.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

11. Income (Loss) per Share (Continued)

(c)	Indebtedness to be repaid with proceeds from this offering	$269,017
	Offering price per common share	$19

	Common shares issued in this offering necessary to repay indebtedness	14,159
(d)
Assumes the conversion of 408,860 of unvested redeemable restricted units of New Mountain Lake Holdings, LLC in connection with the Reorganization described in Note 1. The dilutive impact of the unvested redeemable restricted units was determined by applying the treasury stock method. Proceeds assumed to have been received on conversion are assumed to be used to purchase shares of the Company's capital stock at $19 per share during the period.

12. Segment Information

              The Company's business is organized into two reportable segments, Truckload and Brokerage.

              The Truckload segment offers asset-based truckload services, including OTR trucking and dedicated contract services. These services are aggregated because they have similar economic characteristics and meet the aggregation criteria described in the accounting guidance for segment reporting. The Company's OTR service offering provides solo and expedited team services through one-way movements of freight over routes throughout the United States and cross-border into and out of Mexico. The Company's dedicated contract service offering devotes the use of equipment to specific customers and provides services through long-term contracts. The Company's dedicated contract service offering provides similar freight transportation services, but does so pursuant to agreements where it makes equipment, drivers and on-site personnel available to a specific customer to address needs for committed capacity and service levels. During the three months ended March 31, 2018, the Truckload segment accounted for approximately 87.2% of consolidated revenue.

              The Company's Brokerage segment is principally engaged in non-asset-based freight brokerage services, where it outsources the transportation of loads to third-party carriers. For this segment, the Company relies on brokerage employees to procure third-party carriers, as well as information systems to match loads and carriers. During the three months ended March 31, 2018, the Brokerage segment accounted for approximately 12.8% of consolidated revenue.

              The following table summarizes our segment information and our revenue disaggregated by type of service provided:

	Three Months Ended March 31,
	2018	2017
Revenues
Truckload	$371,167	$325,894
Brokerage	54,541	37,782

Total Operating Revenue	$425,708	$363,676

Operating Income
Truckload	$12,503	$1,701
Brokerage	2,351	227

Total Operating Income	$14,854	$1,928

              A measure of assets is not applicable, as segment assets are not regularly reviewed by the Chief Operating Decision Maker (CODM) for evaluating performance or allocating resources.

U.S. Xpress Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Three Months Ended March 31, 2018 and 2017

12. Segment Information (Continued)

              Information about the geographic areas in which the Company conducts business is summarized below as of and for the three months ended March 31, 2018 and 2017. This table also presents our revenue disaggregated by geography. Operating revenues for foreign countries include revenues for (i) shipments with an origin or destination in that country and (ii) other services provided in that country. If both the origin and destination are in a foreign country, the revenues are attributed to the country of origin.

	Three Months Ended March 31,
	2018	2017
Revenues
United States	$412,852	$351,172

Foreign countries
Mexico	12,856	12,504

Total	$425,708	$363,676

	As of March 31, 2018	As of December 31, 2017
Long-lived Assets
United States	$451,584	$459,021

Foreign countries
Mexico	5,758	4,884

Total	$457,342	$463,905

13. Subsequent Events

              The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated subsequent events through May 7, 2018, the date the unaudited condensed consolidated financial statements were issued. No significant matters were identified impacting the Company's financial position or requiring further disclosure.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder
U.S. Xpress Enterprises, Inc.

Opinion on the Financial Statements

              We have audited the accompanying consolidated balance sheets of U.S. Xpress Enterprises, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), of stockholder's deficit and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

              As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for deferred income taxes in 2017.

Basis for Opinion

              These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

              We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

              Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
March 21, 2018
We have served as the Company's auditor since 2015.

U.S. Xpress Enterprises, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

(in thousands, except share amounts)	2017	2016
Assets
Current assets
Cash and cash equivalents	$9,232	$3,278
Customer receivables, net of allowance of $122 and $272 at December 31, 2017 and 2016, respectively	186,407	151,999
Other receivables	21,637	39,510
Prepaid insurance and licenses	7,070	7,115
Operating supplies	8,787	7,793
Assets held for sale	3,417	2,294
Other current assets	12,170	12,570

Total current assets	248,720	224,559

Property and equipment, at cost	835,814	627,732
Less accumulated depreciation and amortization	(371,909)	(317,992)

Net property and equipment	463,905	309,740

Other assets
Goodwill	57,708	55,508
Intangible assets, net	30,742	29,774
Other	19,496	19,850

Total other assets	107,946	105,132

Total assets	$820,571	$639,431

Liabilities, Redeemable Restricted Units and Stockholder's Deficit
Current liabilities
Accounts payable	$80,555	$60,506
Book overdraft	3,537	—
Accrued wages and benefits	20,530	18,838
Claims and insurance accruals, current	47,641	59,054
Other accrued liabilities	13,901	8,939
Current maturities of long-term debt	132,332	58,115

Total current liabilities	298,496	205,452

Long-term debt, net of current maturities	480,472	377,809
Less unamortized discount and debt issuance costs	(7,266)	(4,902)

Net long-term debt	473,206	372,907

Deferred income taxes	15,630	35,786
Other long-term liabilities	14,350	13,893
Claims and insurance accruals, long-term	56,713	45,430
Commitments and contingencies (Notes 11 and 13)	—	—
Redeemable restricted units	3,281	3,131
Stockholder's Deficit
Common stock Class A, $.01 par value, 30,000,000 shares authorized, 6,384,887 shares issued and outstanding at December 31, 2017 and 2016	64	64
Additional paid-in capital	1	1
Accumulated deficit	(43,459)	(39,399)

Stockholder's deficit	(43,394)	(39,334)
Noncontrolling interest	2,289	2,166

Total stockholder's deficit	(41,105)	(37,168)

Total liabilities, redeemable restricted units and stockholder's deficit	$820,571	$639,431

See Notes to Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2017, 2016 and 2015

(in thousands)	2017	2016	2015
Operating revenue
Revenue, before fuel surcharge	$1,417,173	$1,348,023	$1,396,435
Fuel surcharge	138,212	103,182	144,668

Total operating revenue	1,555,385	1,451,205	1,541,103

Operating expenses
Salaries, wages, and benefits	543,735	510,599	508,760
Fuel and fuel taxes	219,515	186,257	227,410
Vehicle rents	74,377	109,466	102,864
Depreciation and amortization, net of (gain) loss on sale of property	93,369	71,597	74,452
Purchased transportation	308,624	275,691	304,344
Operating expenses and supplies	126,700	124,102	127,535
Insurance premiums and claims	77,430	69,722	74,212
Operating taxes and licenses	13,769	13,432	13,558
Communications and utilities	7,683	8,604	8,394
General and other operating expenses	61,575	54,004	51,961

Total operating expenses	1,526,777	1,423,474	1,493,490

Income from operations	28,608	27,731	47,613

Other expense (income)
Interest expense, net	49,758	48,178	47,809
Gain on sale of Xpress Global Systems	(1,026)	—	(6,871)
Equity in loss of affiliated companies	1,350	3,202	1,580
Other, net	(350)	773	612

	49,732	52,153	43,130

Income (loss) before income tax benefit	(21,124)	(24,422)	4,483
Income tax benefit	(17,187)	(8,448)	(209)

Net income (loss)	(3,937)	(15,974)	4,692
Net income attributable to noncontrolling interest	123	550	590

Net income (loss) attributable to controlling interest	(4,060)	(16,524)	4,102

Income per share
Basic and diluted earnings (loss) per share	$(0.64)	$(2.59)	$0.64
Basic and diluted weighted average shares outstanding	6,385	6,385	6,385
Unaudited pro forma basic earnings per share	$0.31
Unaudited pro forma basic weighted average shares outstanding	45,198
Unaudited pro forma diluted earnings per share	$0.30
Unaudited pro forma diluted weighted average shares outstanding	47,166
Other comprehensive income (loss)
Unrealized gain on fuel hedge, net of tax	—	—	1,941

Comprehensive income (loss)	(3,937)	(15,974)	6,633
Comprehensive income attributable to noncontrolling interest	123	550	590

Comprehensive income (loss) attributable to controlling interest	$(4,060)	$(16,524)	$6,043

See Notes to Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Consolidated Statements of Stockholder's Deficit

Years Ended December 31, 2017, 2016 and 2015

(in thousands)	Common Stock	Accumulated Other Comprehensive Loss	Additional Paid In Capital	Accumulated Deficit	Non Controlling Interest	Total Stockholder's (Deficit)	Redeemable Restricted Units
Balances at December 31, 2014	$64	$(1,941)	$1	$(26,977)	$1,026	$(27,827)	$2,653
Amortization of restricted units	—	—	—	—	—	—	406
Dividend of repurchased membership units	—	—	—	—	—	—	(149)
Realized gain on fuel hedge, net of tax	—	1,941	—	—	—	1,941	—
Net income	—	—	—	4,102	590	4,692	—

Balances at December 31, 2015	64	—	1	(22,875)	1,616	(21,194)	2,910
Amortization of restricted units	—	—	—	—	—	—	520
Dividend of repurchased membership units	—	—	—	—	—	—	(299)
Net income (loss)	—	—	—	(16,524)	550	(15,974)	—

Balances at December 31, 2016	64	—	1	(39,399)	2,166	(37,168)	3,131
Amortization of restricted units	—	—	—	—	—	—	673
Dividend of repurchased membership units	—	—	—	—	—	—	(523)
Net income (loss)	—	—	—	(4,060)	123	(3,937)	—

Balances at December 31, 2017	$64	$—	$1	$(43,459)	$2,289	$(41,105)	$3,281

See Notes to Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Consolidated Statements of Cash Flow

December 31, 2017, 2016 and 2015

(in thousands)	2017	2016	2015
Operating activities
Net income (loss)	$(3,937)	$(15,974)	$4,692
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in loss of affiliated companies	1,350	3,202	1,580
Deferred income tax benefit	(20,156)	(12,245)	(1,650)
Provision for losses on receivables	—	9	397
Depreciation and amortization	91,340	65,775	69,426
Losses on sale of equipment	2,029	5,822	5,026
Restricted unit amortization	673	520	406
Original issue discount and deferred financing amortization	3,791	5,517	2,861
Interest paid-in-kind	1,452	1,817	1,676
Gain on sale of Xpress Global Systems	(1,026)	—	(6,871)
Purchase commitment interest (income) expense	(698)	883	1,085
Changes in operating assets and liabilities, net of Xpress Global Systems divestiture:
Receivables	(32,051)	13,114	6,469
Prepaid insurance and licenses	45	(1,322)	(641)
Operating supplies	(510)	498	(582)
Other assets	(529)	(1,857)	322
Accounts payable and other accrued liabilities	41,930	10,291	(3,310)
Accrued wages and benefits	1,691	939	(1,908)

Net cash provided by operating activities	85,394	76,989	78,978

Investing activities
Payments for purchases of property and equipment	(240,417)	(54,710)	(202,122)
Proceeds from sales of property and equipment	32,183	43,723	137,262
Proceeds from sale of Xpress Global Systems	—	—	29,068
Acquisition of business	(2,219)	—	—
Loans to affiliated companies	(315)	—	(500)
Investment in affiliated companies	(443)	(360)	—
Payment on preferred equity	—	—	587

Net cash used in investing activities	(211,211)	(11,347)	(35,705)

Financing activities
Borrowings under lines of credit	387,973	344,681	397,111
Payments under lines of credit	(358,640)	(344,680)	(404,561)
Borrowings under long-term debt	224,102	47,847	90,335
Payments of long-term debt	(118,834)	(102,126)	(122,272)
Payments of financing costs and original issue discount	(5,844)	(3,780)	(109)
Settlement of forward contract	—	(2,200)	—
Repurchase of membership units	(523)	(299)	(149)
Book overdraft	3,537	(4,150)	(3,979)

Net cash provided by (used in) financing activities	131,771	(64,707)	(43,624)

Net change in cash and cash equivalents	5,954	935	(351)
Cash and cash equivalents
Beginning of year	3,278	2,343	2,694

End of year	$9,232	$3,278	$2,343

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$44,073	$33,696	$42,097
Cash paid (refunded) during the year for income taxes	(208)	1,834	771
Supplemental disclosure of significant noncash investing and financing activities
Lease conversion	$34,169	$—	$—
Capital lease additions	1,505	—	28,766
Capital lease extinguishments	222	6,035	300
Assumption of debt	5,377	—	—
Property and equipment amounts accrued in accounts payable	1,196	—	—
Financing costs accrued in accounts payable	1,162	—	—
Capital lease obligations relieved in conjunction with the divesture of Xpress Global Systems	—	—	1,680
Xpress Global Systems preferred stock	—	—	5,000
Uncollected proceeds from asset sales	424	879	9,187

See Notes to Consolidated Financial Statements

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

1. Organization and Operations

              U.S. Xpress Enterprises, Inc. and its consolidated subsidiaries (collectively, the Company) provide transportation services throughout the United States and Mexico, with a focus in the densely populated and economically diverse eastern half of the United States. The Company offers its customers a broad portfolio of services using its own asset-based truckload fleet and third-party carriers through our non-asset-based truck brokerage network. The Company has two reportable segments, Truckload and Brokerage. Our Truckload segment offers asset-based truckload services, including over-the-road (OTR) trucking and dedicated contract services. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services, where loads are contracted to third-party carriers

              U.S. Xpress Enterprises, Inc. is wholly owned by New Mountain Lake Holdings, LLC ("New Mountain Lake"). New Mountain Lake was created on October 12, 2007 solely for the purpose of taking U.S. Xpress Enterprises, Inc. private ("Going-private transaction") and holding 100% ownership of U.S. Xpress Enterprises, Inc. Immediately prior to the effectiveness of our assumed initial public offering, we expect to complete a series of transactions (collectively, the "Reorganization") pursuant to which New Mountain Lake will merge with and into the Company, with the Company continuing as the surviving corporation. New Mountain Lake currently owns all of the issued and outstanding stock of the Company. This stock is New Mountain Lake's only asset. On a pro forma combined basis as of March 31, 2018, the New Mountain Lake investment in U.S. Xpress Enterprises, Inc. will eliminate within consolidation as part of the merger into the Company.

              In connection with the Reorganization, we will adopt the Second Amended and Restated Certificate of Incorporation of the Company, and we expect the issued and outstanding membership units of New Mountain Lake outstanding immediately prior to the Reorganization will be converted into and exchanged for the Company's capital stock. We expect to provide for the issuance of 4.6666667 shares of Class A common stock for each Class B non-voting membership unit in New Mountain Lake and 4.6666667 shares of Class B common stock for each Class A voting membership unit in New Mountain Lake. The purpose of the Reorganization will be to reorganize our corporate structure so that our existing investors would own our capital stock of the Company directly, rather than equity interests in New Mountain Lake.

2. Summary of Significant Accounting Policies

Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates in the Preparation of Financial Statements

              The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material. Significant

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

estimates include useful lives of property and equipment and related salvage value, claims reserves for liability and workers' compensation claims and valuation allowance for deferred tax assets.

Cash and Cash Equivalents

              Cash and cash equivalents include all highly liquid investment instruments with an original maturity of three months or less.

Customer Receivables and Allowances

              Customer receivables are recorded at the invoiced amount, net of allowances for uncollectible accounts and revenue adjustments. The allowances for uncollectible accounts and revenue adjustments are based on historical experience as well as any known trends or uncertainties related to customer billing and account collectability. The Company reviews the adequacy of its allowance for doubtful accounts on a quarterly basis. Past due balances over contractual payment terms and exceeding specified amounts are reviewed individually for collectability. Receivable balances are written off when collection is deemed unlikely.

Operating Supplies

              Operating supplies consist primarily of parts, materials and supplies for servicing the Company's revenue and service equipment. Operating supplies are recorded at the lower of cost (on a first-in, first-out basis) or market. Tires and tubes purchased as part of revenue and service equipment are capitalized as part of the cost of the equipment. Replacement tires and tubes are charged to expense when placed in service.

Assets Held for Sale

              Assets held for sale are comprised of revenue equipment no longer being utilized in continuing operations which are available and ready for sale. Assets held for sale are no longer subject to depreciation and are recorded at the lower of depreciated book value or fair market value less selling costs. The Company expects to sell these assets within the next twelve months.

Property and Equipment

              Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the related assets (net of salvage values ranging from 25.0% to 50.0% of revenue equipment). The Company periodically evaluates the estimated useful lives and salvage values of its revenue equipment, due to changes in business needs and expected usage of the equipment. Upon the retirement of property and equipment, the related asset cost and accumulated depreciation are removed from the accounts and any gain or loss is included in depreciation and amortization expense in the Company's consolidated statements of comprehensive income. Expenditures for normal maintenance and repairs are expensed. Renewals or betterments that affect the nature of an asset or increase its useful life are capitalized. Computer software is included in property and equipment and is being amortized on a straight-line basis over one to seven years.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long Lived Assets

              The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Expected future cash flows are used to analyze whether an impairment has occurred. If the sum of the expected undiscounted cash flows is less than the carrying value of the long-lived asset, then an impairment loss is recognized. We measure the impairment loss by comparing the fair value of the asset to its carrying value. Fair value is determined based on a discounted cash flow analysis or the appraised value of the assets, as appropriate.

Goodwill

              In 2013, the Company adopted Accounting Standards Update (ASU) 2011-08, Testing Goodwill for Impairment, which allows companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under this standard, the Company would not be required to calculate the fair value of a reporting unit unless the Company determines, based on the qualitative review, that it is more likely than not that its fair value is less than its carrying amount. The standard includes events and circumstances for the Company to consider when conducting the qualitative assessment.

              The quantitative impairment test consists of two different steps. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit's goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

              The Company performs an annual goodwill impairment analysis at the reporting unit level as of October 1 each year or when an event occurs which might cause or indicate impairment. In the fourth quarter of 2017, the Company performed the qualitative assessment of goodwill and concluded it was more likely than not that the fair value of each of the Company's reporting units is greater than its carrying amount. Therefore, the Company concluded it was not necessary to perform the quantitative goodwill impairment test.

Intangible Assets

              Customer relationships are valued as part of acquisition-related transactions using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of customer relationships includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. Customer relationships are amortized over seven to fifteen years. The Company tests intangible assets

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

with definite lives for impairment if conditions exist that indicate the carrying value may not be recoverable. There was no impairment of customer relationships in 2017 and 2016.

              Trade names are valued based on various factors including the projected revenue stream associated with the intangible asset. The Company's trade names have an indefinite life and are not amortized. In the fourth quarter of 2017 and 2016, the Company performed the qualitative assessment of its trade name assets and concluded it was more likely than not that the fair value of each of the assets is greater than its carrying amount. Therefore, the Company concluded it was not necessary to perform the quantitative impairment test.

Book Overdraft

              Book overdraft represents outstanding checks in excess of current cash levels. The Company funds its book overdraft from its line of credit and operating cash flows.

Deferred Financing Costs

              The Company presents debt issuance costs as a direct deduction from the related debt, consistent with debt discounts. Debt issuance costs associated with line-of-credit arrangements are presented as an asset and amortized ratably over the term of the arrangement. Deferred financing costs associated with the Company's revolver are reflected in other assets and are being amortized over the term of the obligation. Revolver deferred financing amortization expense was $627, $605, and $605 in 2017, 2016 and 2015, respectively. Revolver gross deferred financing costs were $3,199 and $2,883 at December 31, 2017 and 2016, respectively. Revolver accumulated amortization was $2,495 and $1,868 at December 31, 2017 and 2016, respectively.

Recognition of Revenue

              The Company recognizes revenue and direct costs when shipments are completed. Revenues from the Company's Truckload and Brokerage operations are recorded on the gross basis at amounts charged to customers because the Company is the primary obligor, the principal in the transaction, and retains all credit risks. The Company maintains discretion over pricing and invoicing to customers. The Company utilizes third-party carriers through its Brokerage operations and independent contractors under contract with the Company.

              Revenue is recognized net of cash discounts, and other allowances.

              The Company adopted ASU 2014-09 effective as of January 1, 2018, as further described under Recently Issued Accounting Standards. The adoption of this standard changes the timing of revenue recognition from at delivery to proportionally as transportation services are performed.

Income Taxes

              Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

              The Company evaluates the need for a valuation allowance on deferred tax assets based on whether it believes that it is more likely than not all deferred tax assets will be realized. A consideration of future taxable income is made as well as on-going prudent feasible tax planning strategies in assessing the need for valuation allowances. In the event it is determined all or part of a deferred tax asset would not be able to be realized, management would record an adjustment to the deferred tax asset and recognize a charge against income at that time.

              The Company's estimate of the potential outcome of any uncertain tax issue is subject to its assessment of relevant risks, facts and circumstances existing at that time. The Company accounts for uncertain tax positions in accordance with ASC 740, Income Taxes, and records a liability when such uncertainties meet the more likely than not recognition threshold.

Concentration of Credit Risk

              Concentrations of credit risk with respect to customer receivables are limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries. Revenues from the Company's largest customer accounted for 10.6% of total consolidated revenues before surcharge during 2017. The Company performs ongoing credit evaluations and generally does not require collateral.

Foreign Currency

              Foreign currency activity is reported in accordance with ASC 830, Foreign Currency Matters. The loss from foreign currency transactions is included in the consolidated statements of comprehensive income as a component of other expense. (Gains) losses were $(350), $773 and $612 for the years ended December 31, 2017, 2016 and 2015, respectively.

Stock-Based Compensation

              The Company has stock-based compensation plans that provide for grants of restricted units and stock appreciation rights to its management. Stock-based compensation is recognized over the period for which an employee is required to provide service in exchange for the award. Stock-based compensation expense is included in salaries, wages, and benefits in the consolidated statements of comprehensive income.

Claims and Insurance Accruals

              Claims and insurance accruals consist of cargo loss, physical damage, group health, liability (personal injury and property damage) and workers' compensation claims and associated legal and other expenses within the Company's established retention levels. Claims accruals at December 31, 2017 and 2016 represent pending claims plus an estimated liability for incurred but not reported claims and the associated expense. Accruals for cargo loss, physical damage, group health, liability and workers' compensation claims are estimated based on the Company's evaluation of the type and

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

severity of individual claims and future development based on historical trends. Claims in excess of retention levels are generally covered by insurance in amounts the Company considers adequate. The Company accrues claims above its self-insured retention and records a corresponding receivable for amounts it expects to collect from insurers upon settlement of such claims. At December 31, 2017 and 2016, the Company had a claim accrual and corresponding receivable of $750 and $15,500, respectively, for the amount above its self-insured retention. The Company believes the insurers will provide their portion of such outstanding claims. At December 31, 2017 and 2016, the amount recorded for both workers' compensation and auto liability were based in part upon actuarial studies performed by a third-party actuary.

Investment in Affiliated Companies

              The Company consolidates operating companies in which it has a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority of the voting interest. Operating companies in which the Company is able to exercise significant influence but does not control are accounted for under the equity method. Significant influence generally is deemed to exist when the Company owns 20% to 50% of the voting equity of an operating entity. The Company accounts for its 10% investment in XGS under the equity method of accounting as it is deemed to have significant influence due to the structure of XGS.

Going Concern Evaluation

              ASC 205-40 Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern, requires that the Company evaluates whether there is substantial doubt about its ability to meet its financial obligations when they become due during the twelve month period from the date the Company's financial statements are issued. As disclosed in Note 10, the Company has completed its evaluation in accordance with the provisions of ASC 205-40.

Revision of Previously Issued Financial Statements

              The Company has revised the December 31, 2016 consolidated financial statements to reflect the correction of an error related to the overstatement of goodwill and deferred tax liability. Management determined that the impact of this misstatement was not material to the previously issued

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

financial statements. As a result of this correction, the following adjustments have been made to the previously issued financial statements:

	2016 As Reported	Adjustments	2016 As Revised
Assets
Goodwill	$66,507	$(10,999)	$55,508
Total assets	664,930	(10,999)	653,931
Liabilities, redeemable restricted units and stockholder's deficit
Deferred income taxes	$61,285	$(10,999)	$50,286
Total liabilities, redeemable restricted units and stockholder's deficit	664,930	(10,999)	653,931

Recently Issued Accounting Standards

              In January 2017, the Financial Accounting Standards Board (FASB) issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which eliminates Step 2 from the goodwill impairment testing process. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount. Under the new standard, a goodwill impairment loss is measured as the excess of the carrying value of a reporting unit over its fair value. The provisions of this update are effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the provisions of the pronouncement and assessing the impact on the consolidated financial statements.

              In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively if retrospective application would be impracticable. The provisions of this update are effective for fiscal years beginning after December 15, 2017. The Company is currently evaluating the provisions of the pronouncement and assessing the impact on the consolidated financial statements.

              In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)," to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The provisions of this update are effective for fiscal years beginning after December 15, 2018. While the Company is currently evaluating the provisions of the pronouncement and assessing the impact on the consolidated financial statements, the Company expects that all of its operating leases will be reflected as right-of-use assets and liabilities on its consolidated financial statements under the new standard.

              In April 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU 2014-09. The new standard introduces a five-step model to determine when and how revenue is recognized. The premise of the new model is that an entity recognizes revenue to depict the transfer of promised goods or

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

2. Summary of Significant Accounting Policies (Continued)

services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard will be effective for the Company for its annual reporting period beginning January 1, 2018, including interim periods within that reporting period. Early application is permitted for annual periods beginning January 1, 2017. Entities are allowed to transition to the new standard by either recasting prior periods or recognizing the cumulative effect. The Company has completed the process of contract review and documentation in accordance with the standard. The Company will adopt this new standard in the first quarter 2018, using the modified retrospective transition approach. The primary impact of adopting ASC 606 will be the earlier recognition of revenue for load that are in route as of the balance sheet date. Under current GAAP the Company recognizes revenue and direct costs when shipments are delivered. Under ASC 606, the Company will be required to recognize revenue and related direct costs over time as the shipment is being delivered. ASC 606 will also require substantial new disclosures regarding the nature, amount, timing and uncertainty of recognized revenue, which will be provided in the year of adoption. The adoption of ASC 606 will result in a cumulative adjustment to opening equity of $1.5 million. Aside from this, the Company does not expect the standard to have a material impact on our financial statements.

Recently Adopted Accounting Standards

              In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting," which changes the accounting for certain aspects of share-based payments to employees. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid-in-capital pools. The adoption of ASU No. 2016-09 resulted in an immaterial impact to the consolidated financial statements during 2017.

              In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes," which requires presentation of deferred tax assets and liabilities as non-current in the balance sheet, which simplified the current guidance. Effective January 1, 2017, the Company adopted the guidance and retrospectively adjusted the December 31, 2016, presentation by reclassifying $14,500 of current deferred tax assets as a non-current liability.

3. Divesture of Xpress Global Systems

              On April 13, 2015, the Company completed its sale of Xpress Global Systems to PCH Holdings, Group, LLC, through its subsidiary XGS Acquisition, LLC (XGS) which was not a related party of the Company prior to the sale. The sale was to simplify the Company's corporate structure along with reducing debt. In the transaction, the Company contributed the stock of Xpress Global Systems as well as certain assets owned by the Company and used in Xpress Global Systems' business. In exchange, the Company received $29,068 in cash, $5,000 in preferred stock, and common stock representing 10% of the outstanding equity interests of XGS valued at $190. The preferred stock has a coupon rate of 5%, preferred principal return of $400 annually and a liquidation preference of $5,000. During 2015, the Company received a preferred return of $587 and $172 of interest income, respectively. During 2017 and 2016, the Company did not receive either the preferred return or any interest income.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

3. Divesture of Xpress Global Systems (Continued)

              In connection with the transaction, the Company recognized a gain on sale of $6,871 in 2015. During 2017, the Company reversed a contingent liability related to the sale and recognized a gain of $1,026.

              The Company's investment in XGS is accounted for under the equity method of accounting and was initially recognized at fair value of $5,190 on April 13, 2015. The value of the Company's investment was determined using a discounted cash flows technique, a form of the income approach for measuring fair value, applied to the projected future cash flows of XGS and using a weighted average cost of capital of 18.5%.

              The carrying amount of the Company's investment in XGS was $1,280 and $1,516 as of December 31, 2017 and 2016, respectively.

4. Business Acquisition

              On March 20, 2017, the Company acquired certain assets and assumed certain liabilities of a small truckload carrier who had acted in the capacity of a sales and asset agent for the Company. The purchase price of $10,595 consisted of $2,219 cash payments in 2017, $3,000 to be paid in three equal installments each anniversary date and the assumption of $5,376 in debt related to revenue equipment. The allocation of the purchase price consisted of $5,856 in property and equipment, $2,200 in goodwill, $2,539 in customer relationships and $5,376 in debt. The customer relationships are being amortized over a period of seven years. Pro forma financial information is not presented because such amounts are not significant to the Company's consolidated financial statements.

5. Income Taxes

              The components of income (loss) before income tax benefit were taxed under the following jurisdictions:

	2017	2016	2015
Domestic	$(27,722)	$(32,218)	$(1,419)
Mexico	6,598	7,796	5,902

Income (loss) before income taxes	$(21,124)	$(24,422)	$4,483

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

5. Income Taxes (Continued)

              The income tax benefit for 2017, 2016 and 2015 consists of the following:

	2017	2016	2015
Current
Federal	$(31)	$847	$(992)
State	605	314	720
Mexico	2,396	2,636	1,713

	2,970	3,797	1,441
Deferred
Federal	(21,190)	(11,248)	(2,380)
State	79	(1,139)	738
Mexico	954	142	(8)

	(20,157)	(12,245)	(1,650)

Income tax benefit	$(17,187)	$(8,448)	$(209)

              A reconciliation of the income tax benefit as reported in the consolidated statements of comprehensive income to the amounts computed by applying federal statutory rate of 35% is as follows:

	2017	2016	2015
Federal income tax at statutory rate	$(7,437)	$(8,714)	$1,376
State income taxes, net of federal income tax benefit	(597)	(727)	423
Nondeductible per diem paid to drivers	2,476	2,556	2,361
Xpress Internacional activity	76	466	151
Federal income tax credits	(970)	(1,005)	(442)
Provision to return adjustment	248	(1,659)	735
Valuation allowance	950	(22)	(9,391)
Foreign transition tax on deemed distribution	2,315	—	—
Tax Act impact of federal rate change	(14,723)	—	—
Gain on Sale of Xpress Global	—	—	4,692
Increase in reserve for uncertain tax positions	146	100	100
Affirmative issue—imputed interest expense	(1,223)	—	—
Other, net	1,552	557	(214)

Income tax benefit	$(17,187)	$(8,448)	$(209)

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

5. Income Taxes (Continued)

              The Tax Cuts and Jobs Act (the "Tax Act") was signed into law on December 22, 2017. Effective January 1, 2018, the Tax Act establishes a corporate income tax rate of 21%, replacing the current 35% rate, and creates a territorial tax system rather than a worldwide system, which generally eliminates the U.S. federal income tax on dividends from foreign subsidiaries. The transition to the territorial system includes a one-time transition tax on certain of our foreign earnings previously untaxed in the United States. U.S. Tax Reform also puts in place several new tax laws that are generally effective prospectively from January 1, 2018, including but not limited to: a base erosion and anti-abuse tax; elimination of U.S. federal taxes on substantially all dividends from foreign subsidiaries; a lower U.S. tax rate on certain revenues from sources outside the U.S.; and, implementation of a new provision to tax certain global intangible low-taxed income of foreign subsidiaries. Certain impacts of the new legislation would generally require accounting to be completed in the period of enactment, however, in response to the complexities of this new legislation, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 118 to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax provisions of the Tax Act. Specifically, when the initial accounting for items under the new legislation is incomplete, the guidance allows us to include provisional amounts when reasonable estimates can be made. The SEC has provided up to a one-year measurement period for companies to finalize the accounting for the impacts of this new legislation and we anticipate finalizing our accounting over the coming quarters.

              While the Company's accounting for the Tax Act is not complete, it has made reasonable estimates for certain provisions and the Company has recorded a non-cash net tax benefit of $12.4 million related to its enactment. This net benefit includes a deferred tax benefit of $14.7 million primarily from revaluing the net U.S. deferred tax liabilities to reflect the new U.S. corporate tax rate. The Company believes this calculation is complete except for changes in estimates that can result from finalizing the filing of its 2017 U.S. income tax return, which are not anticipated to be material, and changes that may be a direct impact of other provisional amounts recorded due to the enactment of the Tax Act. The net benefit also includes a provisional non-cash tax expense of $2.3 million related to the one-time transition tax. In general, the one-time transition tax imposed by the Tax Act results in the taxation of the Company's accumulated foreign earnings and profits ("E&P") at a 15.5% rate on liquid assets and 8% on the remaining unremitted foreign E&P.

              At this time, the Company has not yet gathered, prepared and analyzed the necessary information with respect to 2017 in sufficient detail to complete the complex calculations necessary to finalize the amount of our transition tax. The Company also anticipates that further guidance may become available in this and other areas. The Company believes that its preliminary calculations result in a reasonable estimate of the transition tax and, as such, have included those amounts in its year-end income tax provision. As the analysis of accumulated foreign E&P and related foreign taxes paid are completed on an entity by entity basis and the Company finalizes the amount held in cash or other specified assets, it will update its provisional estimate of the transition tax.

              Prior to the enactment of the Tax Act, the Company was indefinitely reinvested with respect to undistributed earnings of foreign subsidiaries. As of December 31, 2017, the Company has changed its

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

5. Income Taxes (Continued)

assertion and has established a deferred tax liability of $0.9 million related to foreign withholding taxes that it would incur should it repatriate these historic earnings.

              The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2017 and 2016, consists of the following:

	2017	2016
Deferred tax assets
Allowance for doubtful accounts	$1,099	$1,477
Insurance and claims reserves	25,467	33,302
Net operating loss and credit carryforwards	15,225	7,537
Net federal capital loss carryforward	1,826	3,044
Capital lease obligations	6,512	16,269
Other	7,313	9,089
Valuation allowance for state NOLs, state credits, and federal capital loss	(3,393)	(3,530)

Total deferred tax assets	$54,049	$67,188

Deferred tax liabilities
Property and equipment	$57,589	$86,379
Intangibles	8,392	13,375
Prepaid license fees	1,014	1,474
Other	2,684	1,746

Total deferred tax liabilities	$69,679	$102,974

              At December 31, 2017 and 2016, the Company had approximately $8,698 of federal capital loss carryforwards, $13,543 and $2,640, respectively of federal operating loss carryforwards, $82,945 and $56,539, respectively of state operating loss carryforwards and $505 and $1,445, respectively of state tax credit carryforwards. The federal capital loss may be carried forward a remaining 1 year. The federal operating loss may be carried forward up to 20 years. The state loss carryforwards may be carried forward between 5 and 20 years, depending on the state and may be used to offset otherwise taxable income. Some state tax credit carryforwards expire after 10 years while others will never expire, depending on the state.

              The Company has a valuation allowance of $3,393 and $3,530 at December 31, 2017 and 2016, respectively, to offset the tax benefit of certain state operating loss carryforwards, state credit carryforwards, and federal capital loss carryforwards. The valuation allowance decreased by $137 and $53 during the years ended December 31, 2017 and December 31, 2016, respectively, due to the change

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

5. Income Taxes (Continued)

in the federal tax rate, certain separate company state operating loss carryforwards and certain state tax credit carryforwards.

Deferred tax valuation allowances	Balance at beginning of period	Charges to costs and expenses	Charges to other accounts	Deductions	Balance at end of period
Fiscal year ended
December 31, 2015	$13,034	$—	$(60)	$9,391	$3,583
December 31, 2016	$3,583	$—	$(31)	$22	$3,530
December 31, 2017	$3,530	$1,081	$—	$1,218	$3,393

              For the years ended December 31, 2017 and 2016, the Company had a balance of unrecognized tax benefits of $5,506 and $5,200 respectively, which is a component of other long-term liabilities.

	2017	2016	2015
Beginning balance	$5,200	$5,200	$5,200
Additions based on tax positions taken in prior years	306	—	—
Reductions due to settlements	—	—	—

Balance at December 31	$5,506	$5,200	$5,200

              Interest and penalties related to uncertain tax positions are classified as income tax expense in the consolidated statement of comprehensive income. This amounted to $146 and $100 for 2017 and 2016 respectively.

              Only tax years 2014 and forward remain subject to examination by federal and state tax jurisdictions, other than the current IRS audit. This audit is focused on amended federal income tax returns filed for 2009-2012 and relates only to reported changes in fuel tax credits and agricultural chemicals security credits. The Company believes it to be reasonably possible that the amount of unrecognized tax benefits may change within the next 12 months, if this audit closes during those 12 months. The resolution of this uncertain tax position would impact the income tax expense/(benefit) between $0 and $5,622.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

6. Property and Equipment

              The cost and lives at December 31, 2017 and 2016, are as follows:

		Cost
	Approximate Lives	2017	2016
Land and land improvements		$20,880	$20,880
Buildings and building improvements	10 - 40 years	79,820	78,489
Revenue and service equipment	3 - 15 years	597,644	398,704
Furniture and equipment	3 - 7 years	46,524	45,289
Leasehold improvements	lesser of useful life or lease terms	25,387	21,363
Computer software	1 - 7 years	65,559	63,007

		$835,814	$627,732

              The Company recognized $85,998, $56,601 and $61,618 in depreciation expense in 2017, 2016 and 2015, respectively. The Company recognized $2,029, $5,822 and $5,026 of losses on the sale of equipment in 2017, 2016 and 2015, respectively, which is included in depreciation and amortization expense in the consolidated statements of comprehensive income. The Company enters into capital leases for certain revenue equipment with terms ranging from 24 - 100 months. At December 31, 2017 and 2016, property and equipment included capitalized leases with costs of $46,136 and $67,751, and accumulated amortization of $19,781 and $26,070, respectively. Amortization of capital leases is also included in depreciation expense. The Company recognized $3,773, $7,825 and $6,038 of computer software amortization expense in 2017, 2016 and 2015, respectively. Accumulated amortization for computer software was $57,777 and $54,084 as of December 31, 2017 and 2016, respectively.

7. Goodwill

              The carrying amounts of goodwill by reportable segment are as follows at December 31, 2017 and December 31, 2016:

	Truckload	Brokerage	Total
Balance at December 31, 2015	$55,508	$—	$55,508
Balance at December 31, 2016	55,508	—	55,508
Acquisition Activity	2,200	—	2,200

Balance at December 31, 2017	$57,708	$—	$57,708

              Goodwill increased in 2017 as a result of the acquisition of small truckload carrier.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

8. Intangible Assets

              The gross amount of the customer relationships was $21,721 and $19,182 as of December 31, 2017 and 2016, respectively. As a result of the acquisition in 2017, the Company recorded a customer relationship asset in the amount of $2,539. The Company recognized $1,569, $1,349 and $1,726 of amortization expense in 2017, 2016 and 2015 and accumulated amortization was $14,301 and $12,732 as of December 31, 2017 and 2016, respectively. The weighted average remaining useful life for the customer relationships was 4.8 and 4.3 years at December 31, 2017 and 2016.

              The Company recognized $44 of amortization expense related to Xpress Global Systems trade name in 2015.

              The gross carrying value of the indefinite lived trade names was $23,324 as of December 31, 2017 and 2016, respectively.

              Scheduled amortization expense related to customer relationships for future years is as follows:

Customer Relationship
2018	$1,729
2019	1,709
2020	1,694
2021	1,429
2022	360
Thereafter	499

$7,420

9. Equity Investments

              In November 2012, the Company acquired a 38% ownership in XPS Logisti-K Systems, S.A. P.I. de C.V., (Logisti-K) a Mexican based third party logistics business for $500. The remaining 62% interest is owned by the management of Logisti-K. In September 2013, the Company acquired a 30% neutral investment in Dylka Distribuciones Logisti K S.A. DE C.V. (Dylka), an intra-Mexican carrier for $974. During 2016, the Company contributed $360 in additional capital to Dylka based on its pro rata share. The remaining 70% interest is owned by the management of Dylka with these shareholders also representing 42% ownership of Logisti-K. The Company has provided the combined companies a $5,000 working capital loan. At December 31, 2017 and 2016, the outstanding amount of the working capital loan was $4,900.

              During 2011 and 2012, the Company obtained common unit ownership interests in Drivertech, LLC (DriverTech). DriverTech is a provider of onboard computers designed for in-cab use and related software for the trucking industry. The Company owns 27.73% and certain members of management of the Company own 16.16%. The remaining 56.11% is owned by other investors.

              Per review of the terms of Logisti-K, Dylka and Drivertech's operating agreements, the Company has determined that these investments are variable interest entities. The daily operations of the businesses are the activities of Logisti-K, Dylka and Drivertech that most significantly impact their economic performance and these activities are directed by other investors. Accordingly, the power to

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

9. Equity Investments (Continued)

direct the activities of Logisti-K, Dylka and Drivertech is provided by other investors and, thus, USX is not the investments' primary beneficiary. Accordingly, the Company accounts for these investments under the equity method of accounting. The carrying values of Logisti-k and Dylka are $0 and $575 at December 31, 2017, respectively and $0 and $860, respectively at December 31, 2016. The carrying value of our investment in Drivertech was $0 at December 31, 2017 and 2016, respectively.

              In conjunction with the sale of Arnold Transportation, Inc. (Arnold) to Parker Global Enterprises, Inc. (Parker), the Company received common stock representing 45% of the outstanding equity interests of Parker. The investment in Parker is accounted for under the equity method of accounting and was initially recognized at fair value of $10,395 on January 2, 2013. The carrying amount of the Company's investment in Parker was $0 as of December 31, 2017 and 2016.

              In conjunction with the sale of Xpress Global Systems, the Company received common stock representing 10% of the outstanding equity interests of XGS valued at $190, and $5,000 preferred stock. The investment in XGS is accounted for under the equity method of accounting and was initially recognized at fair value of $5,190 on April 13, 2015. The carrying amount of the Company's investment in XGS was $1,280 and $1,516 as of December 31, 2017 and 2016, respectively.

              Summarized financial information for the Company's equity investments aggregated as of December 31, 2017, 2016 and 2015 is as follows:

	As of December 31,
(in thousands)	2017	2016
Current assets	37,131	34,003
Non-current assets	43,718	50,768

Total Assets	80,849	84,771
Current liabilities	66,726	53,425
Non-current liabilities	89,723	79,278

Total Liabilities	156,449	132,703

Net Assets	$(75,600)	$(47,932)

	For the Years Ended December 31,
	2017	2016	2015
Total operating revenue	$243,311	$233,905	$209,522
Operating expenses	247,384	240,157	230,839
Operating loss	(4,073)	(6,252)	(21,317)
Net loss	$(12,023)	$(16,917)	$(29,351)

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

10. Long-Term Debt

              Long-term debt at December 31, 2017 and 2016 consists of the following:

	2017	2016
Term loan agreement, maturing May 2020	$193,177	$195,927
Line of credit, maturing March 2020	29,333	1
Revenue equipment installment notes with finance companies, weighted average interest rate of 4.7% and 4.8% at December 31, 2017 and 2016, due in monthly installments with final maturities at various dates through August 2022, secured by related revenue equipment with a net book value of $315.7 million and $141.2 million in 2017 and 2016	310,850	145,271
Note payable to limited liability company owned in part by certain officers of the Company, interest rate of 13.0% and 12.0% at December 31, 2017 and 2016, maturing November 2020	25,516	24,064
Mortgage note payable, interest rate of 6.26% at December 31, 2017 and 2016, due in monthly installments through December 2030, secured by real estate with a net book value of $11.8 million and $12.6 million 2017 and 2016	11,961	12,540
Mortgage note payable, interest rate of 6.99% at December 31, 2017 and 2016, maturing September 2031, secured by real estate with a net book value of $10.0 million and $10.3 million in 2017 and 2016	7,813	8,141
Mortgage notes payable, interest rate of 5.25% at December 31, 2017 and 2016, maturing March 2019, secured by real estate with a net book value of $2.9 million in 2017 and 2016	259	471
Capital lease obligations, maturing at various dates through April 2024	27,761	43,153
Other	6,134	6,356

	612,804	435,924
Less: Unamortized discount and debt issuance costs	(7,266)	(4,902)
Less: Current maturities of long-term debt	(132,332)	(58,115)

	$473,206	$372,907

Term Loan Agreement

              In May 2014, the Company entered into a five-year $275,000 Senior Secured term loan and used the proceeds therefrom to terminate the Company's previously existing term loans. The term loan has scheduled quarterly principal payments of $688 beginning December 2014, with the final payment of all then-outstanding principal at maturity.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

10. Long-Term Debt (Continued)

              In November 2016, the Company entered into a Second Amendment to its term loan. In conjunction with the Second Amendment the Company prepaid $43,000 of the term loan and refinanced certain assets previously securing the term loan with another lender. The Company incurred fees and prepayment costs associated with the amendment of $3,700, of which $2,700 was charged to interest expense with the remaining $1,000 deferred to financing costs. The significant provisions modified include the certain covenant requirements and applicable margin requirements.

              In March 2017, the Company entered into a Third Amendment to its term loan. The amendment allowed the Company to refinance approximately 2,700 tractors originally financed under operating leases to long term debt financing.

              In August 2017, the Company entered into a Fourth Amendment to its term loan. The amendment modified certain covenant thresholds and certain definitions.

              In December 2017, the Company entered into a Fifth Amendment to its term loan. The amendment among other things, (i) extended the maturity date to May 2020, (ii) modified certain covenant thresholds, (iii) increased the applicable margin by 0.25% with an additional 0.75% in 2019, and(iv) increased quarterly principal installments to $5,156 beginning June 30, 2018.

              In conjunction with the three amendments in 2017, the Company paid the lender amendment fees in the amount of $4,100 which was recorded as deferred financing costs and $1,419 in third party fees charged to interest expense.

              The Senior Secured term loan is secured by substantially all assets of the Company, other than assets securing other debt of the Company, including a second lien on the assets securing the line of credit. The term loan requires, among other things, maintenance by the Company of prescribed minimum amounts of fixed charge coverage and leverage ratios, as well as limitations on the maximum amount of capital expenditures. The term loan bears interest, at a rate equal to LIBOR plus an applicable margin ranging from 10.0% to 11.5%, subject to a LIBOR floor. The effective interest rate for the term loan at December 31, 2017 and 2016 was 12.2% and 11.7%, respectively including the effect of original issue discount as discussed below. At December 31, 2017 and 2016, the Company was in compliance with all financial covenants prescribed by the term loan facility.

              Original issue discount is recorded as an offset to long-term debt and is amortized over the term of the respective obligation using the effective interest method. Unamortized original issue discount was $759 and $1,125 as of December 31, 2017 and 2016, respectively. Associated amortization expense was $366, $646 and $658 in 2017, 2016 and 2015, respectively.

Line of Credit

              In May 2014, the Company entered into a Senior Secured revolving credit facility with borrowings secured by a first lien on the Company's trade accounts receivable and certain related assets and a second lien on substantially all other assets other than assets securing other debt. Prior to the 2017 amendments, the Company could borrow up to $135,000 under the revolving credit facility, subject to eligible receivables. The facility bore interest dependent on the excess availability on the facility at the base rate, as defined, plus an applicable margin of 0.75% to 1.50% or LIBOR plus an applicable margin of 1.75% to 2.50%.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

10. Long-Term Debt (Continued)

              During 2017, the Company entered into a Second and Third Amendment to its revolving credit facility. In June 2017, the Second Amendment increased the aggregate amount of the commitment to $145,000 and decreased the applicable margin by 0.25%. In December 2017, the Third Amendment increased the aggregate amount of the commitment to $155,000 and extended the maturity date to March 2020. In conjunction with the amendments the Company paid $318 in lender amendment and legal fees.

              At December 31, 2017, the borrowing base was $155,000 with $34,511 in letters of credit and $29,333 borrowings outstanding under the revolving credit facility; approximately $91,156 was available to borrow under the credit facility. At December 31, 2017, the interest rate on the facility was LIBOR plus 2.0%. At December 31, 2016 the borrowing base was $130,259 with $41,487 in letters of credit and $1 borrowings outstanding under the revolving credit facility; approximately $88,771 was available to borrow under the credit facility.

              The facility requires the Company to maintain a prescribed fixed charge ratio if excess availability falls below a minimum threshold. At December 31, 2017 and 2016, excess availability did not fall below the minimum threshold and the Company was in compliance with all financial covenants prescribed by the Senior Secured credit facility.

Debt Maturities

              As of December 31, 2017, the scheduled principal payments of long-term debt, excluding unamortized discount and debt issuance costs and capital leases are as follows:

2018	$125,702
2019	169,513
2020	253,057
2021	17,458
2022	5,068
Thereafter	14,245

$585,043

Debt Covenant Compliance and Liquidity

              The Company's term loan includes usual and customary covenants and events of default for credit facilities of its type. The Company's ability to borrow under the term loan credit facility is conditioned upon maintaining compliance with various required financial covenants. An event of default under the term loan agreement would trigger the cross-default provisions of our other debt agreements and could place the Company in default of these agreements. An event of default under any of the existing debt agreements would reduce the ability to access existing availability under our line of credit agreement and could have a material adverse effect on the business, financial condition and results of operations.

              As a result of the Company's historical operating performance, the Company entered into the Fourth and Fifth Amendment to the term loan agreement in August and December 2017, respectively,

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

10. Long-Term Debt (Continued)

to mitigate a potential future breach of the required financial covenants. The amended covenant requirements stipulate that as of December 31, 2017 a consolidated leverage ratio not to exceed 4.85 to 1.0 and a fixed charge coverage ratio of at least 0.875 to 1.0 must be maintained (with all such terms or amounts as defined in or determined under the term loan agreement). The consolidated leverage ratio covenant resets quarterly beginning on June 30, 2018, ultimately decreasing to 4.20 to 1.0 for the quarter ended March 31, 2019 and thereafter. Similarly, the fixed charge coverage ratio covenant also resets quarterly beginning on June 30, 2018, ultimately increasing to 1.05 to 1.0 for the quarter ended March 31, 2019 and thereafter. As a result of improved operating performance during the third and fourth quarters of 2017, the Company was in compliance with the consolidated leverage ratio and fixed charge ratio covenants as of December 31, 2017.

              Based on the evaluation the Company performed under ASC 205-40, if significant degradations in the operational improvements already made in the Company's operating performance occur, the Company may be unable to meet its financial covenants as they become due during the assessment period. Accordingly, to remain in compliance with the amended financial covenant requirements in future periods, the Company expects to continue to execute on the operational improvements that have been successful in increasing the Company's revenue per mile and revenue miles per tractor per week. The Company's operational improvements, including active price management to increase pricing, a refined focus on profitability of routes, and asset optimization have yielded increases in our rate per mile during 2017 that we expect to maintain over the entire calendar year 2018 and through March 31, 2019. Additionally, the Company believes current market conditions will allow us to continue to actively increase pricing throughout the 2018 fiscal year and through March 31, 2019, however there is no guarantee that these market conditions will continue or that we will be able to fully implement or maintain our operational improvements. Based on the Company's evaluation, it is probable that these operational improvements will enable the Company to meet its financial covenant requirements and satisfy its current and long-term liquidity needs.

              To the extent additional funds are necessary to meet our long-term liquidity needs as the business strategy is executed, the Company anticipates that the additional funds will be obtained through the incurrence of incremental or refinanced indebtedness, or through an equity offering of the Company's shares. The Company's ability to fund future operating expenses and capital expenditures, and its ability to meet our future debt service obligations, will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond its control. Accordingly, there can be no assurance that the Company will be able to obtain new financing on commercial terms or raise additional funds through a future issuance of its shares.

11. Leases

              The Company leases certain revenue and service equipment and office and terminal facilities under long-term noncancelable operating lease agreements expiring at various dates through October 2027. Rental expense under noncancelable operating leases was approximately $75,700, $111,000 and $103,900 in 2017, 2016 and 2015, respectively. Revenue equipment lease terms for new equipment are generally three to five years for tractors and seven to ten years for trailers. The lease terms generally represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. The Company leases certain of its revenue equipment under capital lease agreements.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

11. Leases (Continued)

The terms of the capital leases expire at various dates through April 2024. Certain revenue equipment leases provide for guarantees by the Company of a portion of the specified residual value at the end of the lease term. The maximum potential amount of future payments (undiscounted) under these guarantees is approximately $28,475 at December 31, 2017. The residual value of a portion of the related leased revenue equipment is covered by repurchase or trade agreements between the Company and the equipment manufacturer.

              Approximate aggregate minimum undiscounted future rentals payable under these capital and operating leases for each of the next five years and thereafter are as follows:

	Capital	Operating
2018	$8,211	$78,812
2019	8,813	60,664
2020	7,352	41,288
2021	4,071	33,647
2022	1,430	20,030
Thereafter	1,728	28,054

	31,605	$262,495

Less: Amount representing interest	(3,844)

	27,761
Less: Current portion	(6,630)

	$21,131

12. Related-Party Transactions

              The Company has a $25,516 and $24,064 note payable to a limited liability company controlled by certain officers of the Company as of December 31, 2017 and 2016, respectively.

              U.S. Xpress and Xpress Global Systems lease certain office and terminal facilities from entities owned by the two principal stockholders of NMLH and their respective family trusts. The U.S. Xpress lease agreement expires in 2020. Rent expense of approximately $946, $1,034 and $1,105 was recognized in connection with these leases during 2017, 2016 and 2015, respectively.

              The Company and two principal stockholders of NMLH collectively own 44.1% of the outstanding stock of DriverTech. Total payments by the Company to this provider were $1,498, $1,938 and $1,851 in 2017, 2016 and 2015, respectively, primarily for communications hardware. This product is designed specifically for in-cab use on a Windows platform to enhance communications with the driver.

              In connection with the sale of Arnold to Parker, the Company entered into a number of agreements with Parker. Under the Transition Services Agreement, the Company agreed to perform certain services for Parker, such as accounting, payroll, human resources, information technology and others. Parker paid the Company approximately $228, $329 and $574 under this agreement during 2017, 2016 and 2015, respectively.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

12. Related-Party Transactions (Continued)

              The Company entered into a ten-year lease with Arnold for the use of real property located in Grand Prairie, Texas. Arnold paid the Company approximately $449, $448 and $423 under these agreements during 2017, 2016 and 2015, respectively.

              The Company paid Arnold approximately $10, $201 and $700 for transportation services during 2017, 2016 and 2015, respectively. The Company earned revenues of approximately $3, $29 and $110 for providing transportation services during 2017, 2016 and 2015, respectively.

              In September 2014, the Company entered into an agreement with Arnold, pursuant to which the Company a) assumed certain assets and liabilities of Arnold b) canceled certain leases of equipment and real estate to Arnold, c) hired certain Arnold employees, and d) entered into certain subleases of equipment from Arnold. In conjunction with the transaction, Arnold agreed to a one-time payment of $5,000 to the Company contingent on the sale of the business.

              At December 31, 2017 and 2016, $3,294 and $3,380 was due from Arnold and was included in other receivables in the accompanying consolidated balance sheets, respectively.

13. Commitments and Contingencies

              The Company is party to certain legal proceedings incidental to its business. The ultimate disposition of these matters, in the opinion of management, based in part on the advice of legal counsel, is not expected to have a materially adverse effect on the Company's financial position or results of operations.

              For the cases described below, management is unable to provide a meaningful estimate of the possible loss or range of loss because, among other reasons, (1) the proceedings are in various stages; (2) damages have not been sought; (3) damages are unsupported and/or exaggerated; (4) there is uncertainty as to the outcome of pending appeals; and/or (5) there are significant factual issues to be resolved. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Tennessee Wage and Hour Class Action Litigation

              In July 2013, a class action lawsuit was filed against the Company in the United States District Court for the Eastern District of Tennessee. The putative class involves individuals who attended our driver orientation and driver training from May 15, 2011 through April 2014, and alleges we violated the Fair Labor Standards Act by failing to pay them the federal minimum wage during orientation, training and travel time. During 2017, the Company settled this class action and accompanying individual arbitrations for an amount not material to the Company's operating results.

California Wage and Hour Class Action Litigation

              In December 2015, a class action lawsuit was filed against the Company in the Superior Court of California, County of San Bernardino. The case was transferred to the U.S. District Court for the Central District of California. The putative class includes current and former truck drivers employed by

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

13. Commitments and Contingencies (Continued)

the Company who worked or work in California after the completion of their training while residing in California since December 23, 2011 to present. The case alleges that class members were not paid for off-the-clock work, were not provided duty free meal or break times, and were not paid premium pay in their absence, were not paid minimum wage for all hours worked, were not provided accurate and complete time and pay records and were not paid all accrued wages at the end of their employment, all in violation of California law. The matter is currently in discovery, and a jury trial is set for July 10, 2018. The Company is currently unable to determine the possible loss or range of loss. The Company intends to vigorously defend the merits of these claims.

Telephone Consumer Protection Act Claim

              In December 2017, a class action was filed against the Company in the U.S. District Court for the Western District of Virginia, alleging violations of the Telephone Consumer Protection Act, for two separate proposed classes. The putative classes include all persons within the United States to whom U.S. Xpress either initiated a telephone call to a cellular telephone number using an automatic telephone dialing system or initiated a call to a residential telephone number using an artificial or pre-recorded voice at any time from December 11, 2013 to present. The lawsuit seeks statutory damages for each violation, injunctive relief and attorneys' fees and costs. The Company is in the process of investigating the allegations and answering the complaint. Discovery has not yet begun. The Company is currently unable to determine the possible loss or range of loss. The Company intends to vigorously defend the merits of these claims.

              The Company has letters of credit of $34,511 and $41,487 outstanding as of December 31, 2017 and 2016, respectively. The letters of credit are maintained primarily to support the Company's insurance program.

              The Company had cancelable commitments outstanding at December 31, 2017 to acquire revenue and other equipment for approximately $185,776 in 2018. These purchase commitments are expected to be financed by operating leases, long-term debt, proceeds from sales of existing equipment, and cash flows from operations.

14. Share-based Compensation

    Stock Appreciation Rights

              In June 2015, the Company approved the 2015 Stock Appreciation Rights Plan. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentive to employees to promote the success of the Company's business. Each holder of the award has the right to receive a cash payment amounting to the difference between the grant price and the fair market value of the Company's Class A common stock on the exercise date. These awards are subject to time-based and performance-based vesting conditions. For each grant, the number of shares awarded is determined based on a performance condition relating to certain financial results of the Company. Awards granted vest ratably over a service period of 5 years. The awards are accounted for as liability classified compensatory awards under ASC 710 and valued using the intrinsic value method, as permitted by ASC 718 for nonpublic entities, with changes to the value recognized as compensation expense during each reporting period.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

14. Share-based Compensation (Continued)

              The following is a summary of the Company's stock appreciation rights (SARS) activity for 2017, 2016 and 2015:

	Number of Units	Grant Date Exercise Price
Outstanding at December 31, 2014	—	$—
Granted	76,125	9.95
Exercised	—	—
Canceled or expired	—	—

Outstanding at December 31, 2015	76,125	9.95
Granted	—	—
Exercised	1,450	9.95
Canceled or expired	2,175	9.95

Outstanding at December 31, 2016	72,500	9.95
Granted	—	—
Exercised	2,175	9.95
Canceled or expired	5,075	9.95

Outstanding at December 31, 2017	65,250	9.95

              The Company recognized compensation expense of $340, $164 and $0 during 2017, 2016 and 2015, respectively. As of December 31, 2017, the Company had 39,150 SARS exercisable with a remaining life of 7 years.

              The Company's valuation method of Units granted uses the valuation nearest the grant date for each individual Unit to calculate the grant date fair value. The valuations use a weighted combination of the discounted cash flow, guideline company analysis, and similar transaction analysis valuation models to estimate the fair value of each Unit.:

              The total intrinsic value of stock appreciation rights outstanding was $491 and $0 as of December 31, 2017 and 2016, respectively.

    Redeemable Restricted Units

              In August 2008, the U.S. Xpress Enterprises board approved the 2008 Restricted Stock Plan pending bank approval. On April 28, 2009, the bank approved the stock plan. The plan provides for restricted membership unit awards in NMLH in order to compensate the Company's employees and to promote the success of the Company's business.

              Redeemable restricted units are subject to certain put rights at the option of the holder or upon the occurrence of an event that is not solely under the control of the Company. Under the terms of the stock plan, a portion of the units held by employees of the Company for at least nine months can be put back to the Company at the option of the holder during a specified period each year and under certain circumstances after termination. These equity instruments are redeemable at fair value

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

14. Share-based Compensation (Continued)

and are classified as temporary equity on the Consolidated Balance Sheets in accordance with ASC 480.

              The Company recognizes expense associated with these awards as amortization of restricted units with a corresponding credit to temporary equity, representing NMLH's capital contribution. When the Company repurchases vested membership units from employees, the Company returns to NMLH the repurchased shares in the form of a dividend. A total of 1,000,000 nonvoting membership units were authorized for grants under the plan. In addition, any membership units related to awards under the 2008 plan that are forfeited by the holder, shall become available for future awards under the plan. The membership units have no voting rights, but do have the right to receive dividends paid with respect to such units.

              The following is a summary of the Company's restricted unit activity for 2017, 2016 and 2015:

	Number of Units	Weighted Average
Unvested at December 31, 2014	287,333	6.56
Granted	56,000	9.21
Vested	40,677	9.15
Forfeited	24,664	6.46

Unvested at December 31, 2015	277,992
Granted	20,000	9.96
Vested	55,492	8.97
Forfeited	5,000	9.30

Unvested at December 31, 2016	237,500	6.79
Granted	292,500	10.37
Vested	69,333	6.62
Forfeited	14,667	7.69

Unvested at December 31, 2017	446,000	9.12

              The vesting schedule for these restricted unit grants range from 3 to 7 years. The Company recognized compensation expense of $673, $520 and $406 during 2017, 2016 and 2015, respectively. At December 31, 2017 and 2016, the Company had approximately $3,200 and $1,100 in unrecognized compensation expense related to restricted units, which is expected to be recognized over a period of approximately 5.4 and 2.5 years, respectively. The fair value of the restricted units and corresponding compensation expense was determined using the income approach.

15. Employee Benefit Plan

              The Company has a 401(k) retirement plan covering substantially all employees of the Company, whereby participants may contribute a percentage of their compensation, as allowed under applicable laws. The Plan provides for discretionary matching contributions by the Company. Participants are 100% vested in participant contributions. The Company recognized $1,665, $1,715 and $0 in expense under this employee benefit plan for 2017, 2016 and 2015, respectively.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

15. Employee Benefit Plan (Continued)

              The Company has a nonqualified deferred compensation plan that allows eligible employees to defer a portion of their compensation. Participants can defer up to 85% of their base salary and up to 100% of their bonus for the year. Each participant is fully vested in all deferred compensation and earnings; however, these amounts are subject to general creditor claims until distributed to the participant. The total liability under the deferred compensation plan was $3,099 and $3,791 as of December 31, 2017 and 2016, and is included in other long-term liabilities in the accompanying consolidated balance sheets. The Company purchased life insurance policies to fund the future liability. The life insurance policies had a value of $2,098 and $2,578 as of December 31, 2017 and 2016, respectively and are included in other assets in the consolidated balance sheets.

16. Fair Value Measurements

              Accounting standards, among other things, define fair value, establish a framework for measuring fair value and expand disclosure about such fair value measurements. Assets and liabilities measured at fair value are based on one or more of three valuation techniques provided for in the standards.

              The standards clarify that fair value is an exit price, representing the amount that would be received to sell an asset, based on the highest and best use of the asset, or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for evaluating such assumptions, the standards establish a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value as follows:

Level 1	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3	Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

              The following table summarizes liabilities measured at fair value at December 31, 2017, 2016 and 2015:

	2017
	Fair Value	Input Level
Liabilities
Forward Contract	$1,985	3

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

16. Fair Value Measurements (Continued)

	2016
	Fair Value	Input Level
Liabilities
Forward Contract	$2,683	3

              The following table summarizes the changes in the fair value of assets and liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2017, 2016 and 2015:

	2017	2016	2015
Balance at beginning of year	$2,683	$4,000	$2,915
Cash Settlement	—	2,200	—
Forward Contract Adjustment	(698)	883	1,085

Balance at end of year	$1,985	$2,683	$4,000

              During 2016, the Company purchased 5% interest in Xpress Internacional for $2,200 and has a commitment to purchase the remaining 5% interest no later than 2020, based on an earnings calculation. The obligation is considered a physically settled forward contract and the commitment liability is included in other accrued liabilities and other long-term liabilities on the accompanying balance sheets. This liability is classified as Level 3 under the fair value hierarchy and is based on earnings calculation. The carrying amount of this commitment is accreted through interest to equal the settlement amount at each reporting date.

              The carrying values of cash and cash equivalents, customer and other receivables and accounts payable are reasonable estimates of their fair values because of the short maturity of these financial instruments. Interest rates that are currently available to us for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of our long-term debt, which primarily consists of revenue equipment installment notes. The fair value of our revenue equipment installment notes approximated the carrying value at December 31, 2017, as the weighted average interest rate on these notes approximates the market rate for similar debt. Borrowings under our revolving Credit Facility approximate fair average interest rate on these notes approximates the market rate for similar debt.

17. Income (Loss) per Share

              Basic net income (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. There are no common stock equivalents which could have a dilutive effect on earnings (loss) per share.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

17. Income (Loss) per Share (Continued)

              The basic and diluted earnings (loss) per share calculations for the years ended December 31, 2017, 2016 and 2015 are presented below (in thousands, except per share amounts):

	2017	2016	2015
Net income (loss)	$(3,937)	$(15,974)	$4,692

Net income attributable to noncontrolling interest	123	550	590

Net income (loss) attributable to common stockholders	$(4,060)	$(16,524)	$4,102

Basic and diluted weighted average outstanding shares of common stock	6,385	6,385	6,385
Basic and diluted earnings (loss) per share	$(0.64)	$(2.59)	$0.64

Unaudited Pro Forma Income Per Share

              Unaudited pro forma basic and diluted earnings per share for the year ended December 31, 2017 gives effect to the following: (1) the common shares issued upon the conversion of issued and outstanding membership units into shares of our common stock in connection with the Reorganization described in Note 2, (2) the assumed tax-adjusted reduction of interest expense related to the repayment of the existing debt and entry into the New Credit Facilities and (3) the sale of the number of shares the proceeds of which would be necessary to fund the planned repayment of the debt and related fees and expenses (up to the number of shares assumed to be issued in our assumed initial public offering). In addition to these items, unaudited pro forma diluted earnings per share also gives effect to the dilutive effects of the conversion of the redeemable restricted units of our common stock in connection with the Reorganization described in Note 1. For purposes of calculating unaudited pro forma basic and diluted earnings per share, these adjustments have been made as if the change in capital structure occurred at the beginning of the period.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

17. Income (Loss) per Share (Continued)

              Unaudited pro forma basic and diluted earnings per share attributable to common stockholders was calculated as follows (in thousands, except per share amounts):

	Year Ended December 31, 2017
	Basic	Diluted
Numerator:
Loss attributable to common stockholders	$(4,060)	$(4,060)
Reduction of interest expense, net of tax(a)	$17,997	$17,997

As adjusted	$13,937	$13,937
Denominator
Conversion of issued and outstanding membership units(b)	31,039	31,039
Common shares issued to repay outstanding indebtedness(c)	14,159	14,159
Dilutive effect of conversion of redeemable restricted units(d)	—	1,968

Pro forma weighted average outstanding shares of common stock used in computing income per common share outstanding	45,198	47,166
Pro forma income per share, basic and diluted	$0.31	$0.30

(a)
Assumes the tax-adjusted reduction of interest expense in connection with the assumed repayment of the existing debt and entry into the New Credit Facilities in conjunction with our assumed initial public offering. The adjustment relates to actual interest expense incurred on the principal of $267.6 million of existing debt to be repaid with our assumed initial public offering. Interest expense was incurred at a weighted-average effective interest rate of 10.3%, tax effected at 37.9%, which excludes the effect of tax reform. The tax rate applied to the interest rate reduction represents the blended statutory tax rate for 2017 of the federal and state tax jurisdictions in which we are required to file tax returns. The adjustment also assumes a tax-adjusted decrease in interest expense arising from an approximate 73 basis point reduction on $200.0 million of debt from the repayment of higher rate equipment notes from the proceeds of our New Credit Facilities.

(b)
Assumes the conversion of 6,384,887 issued and outstanding membership units and 266,306 vested redeemable restricted units of New Mountain Lake Holdings, LLC in connection with the Reorganization described in Note 1.

(c)	Indebtedness to be repaid with proceeds from this offering	$269,017
	Offering price per common share	$19

	Common shares issued in this offering necessary to repay indebtedness	14,159
(d)
Assumes the conversion of 446,000 of unvested redeemable restricted units of New Mountain Lake Holdings, LLC in connection with the Reorganization described in Note 1. The dilutive impact of the unvested redeemable restricted units was determined by applying the treasury stock method. Proceeds assumed to have been received on conversion are assumed to be used to purchase shares of the Company's capital stock at $19 per share during the period.

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

18. Segment Information

              The Company's business is organized into two reportable segments, Truckload and Brokerage. The Truckload segment offers asset-based truckload services, including OTR trucking and dedicated contract services. These services are aggregated because they have similar economic characteristics and meet the aggregation criteria described in the accounting guidance for segment reporting. The Company's OTR service offering provides solo and expedited team services through one-way movements of freight over routes throughout the United States and cross-border into and out of Mexico. The Company's dedicated contract service offering devotes the use of equipment to specific customers and provides services through long-term contracts. The Company's dedicated contract service offering provides similar freight transportation services, but does so pursuant to agreements where it makes equipment, drivers and on-site personnel available to a specific customer to address needs for committed capacity and service levels. During the year ended December 31, 2017, the Truckload segment accounted for approximately 89% of consolidated revenue.

              The Company's Brokerage segment is principally engaged in non-asset-based freight brokerage services, where it outsources the transportation of loads to third-party carriers. For this segment, the Company relies on brokerage employees to procure third-party carriers, as well as information systems to match loads and carriers. During the year ended December 31, 2017, the Brokerage segment accounted for approximately 11% of consolidated revenue.

              The following table summarizes our segment information:

	Year Ended December 31,
	2017	2016	2015
Revenues
Truckload	$1,382,167	$1,301,574	$1,371,514
Brokerage	173,218	149,631	169,589

Total Operating Revenue	$1,555,385	$1,451,205	$1,541,103

Operating Income
Truckload	$25,200	$25,962	$44,927
Brokerage	3,408	1,769	2,686

Total Operating Income	$28,608	$27,731	$47,613

              A measure of assets is not applicable, as segment assets are not regularly reviewed by the Chief Operating Decision Maker (CODM) for evaluating performance or allocating resources.

              Information about the geographic areas in which the Company conducts business is summarized below as of and for the years ended December 31, 2017, 2016 and 2015. Operating revenues for foreign countries include revenues for (i) shipments with an origin or destination in that

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

18. Segment Information (Continued)

country and (ii) other services provided in that country. If both the origin and destination are in a foreign country, the revenues are attributed to the country of origin.

	Year Ended December 31,
	2017	2016	2015
Revenues
United States	$1,504,926	$1,402,023	$1,488,942

Foreign countries
Mexico	50,459	49,182	52,161

Total	$1,555,385	$1,451,205	$1,541,103

Long-lived Assets
United States	$459,021	$303,520	$359,739

Foreign countries
Mexico	4,884	6,220	7,468

Total	$463,905	$309,740	$367,207

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

19. Parent Company Only Financial Statements

	Condensed Balance Sheets
(in thousands, except share amounts)	2017	2016
Assets
Current assets
Cash and cash equivalents	$—	$442
Prepayments and other current assets	136	176

Total current assets	136	618

Other	8,474	8,745
Investment in subsidiaries	312,057	295,120
Deferred tax asset	3,816	4,904

Total other assets	324,347	308,769

Total assets	$324,483	$309,387

Liabilities and Stockholder's Deficit
Current Liabilities
Accounts payable	$2,062	$1,393
Book overdraft	3,537	—
Accrued Wages and benefits	341	—
Adv to/from subsidiaries	107,888	118,925
Other accrued liabilities	6,194	6,198
Current maturities of long-term debt	16,843	3,438

Total current liabilities	136,865	129,954

Long-term debt, net of current maturities	231,182	216,554
Less unamortized discount and debt issuance costs	(7,266)	(4,902)

Net long-term debt	223,916	211,652

Other	3,815	3,984
Redeemable restricted units	3,281	3,131
Stockholder's Deficit
Common stock Class A, $.01 par value, 30,000,000 shares authorized, 6,384,887 shares issued and outstanding at December 31, 2017 and 2016	64	64
Additional paid-in capital	1	1
Accumulated deficit	(43,459)	(39,399)

Stockholder's deficit	(43,394)	(39,334)

Total liabilities, redeemable restricted units, and stockholder's deficit	$324,483	$309,387

See Notes to Parent Company Only Financial Statements

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

19. Parent Company Only Financial Statements (Continued)

	Condensed Statement of Comprehensive (Loss) Income
(in thousands)	2017	2016	2015
Revenue	$—	$—	$—
Operating expenses
Salaries, wages, and benefits	10,615	8,110	5,630
General and other	6,007	5,322	1,863

Total operating expenses	16,622	13,432	7,493

Other expense (income)
Interest expense	33,942	37,433	36,705
Equity in earnings of subsidiaries	(17,937)	(5,801)	(22,588)
Other	(1,026)	—	(6,871)
Management fee income	(16,622)	(13,432)	(7,493)

	(1,643)	18,200	(247)
Loss before income tax benefit	(14,979)	(31,632)	(7,246)

Income tax benefit	(10,919)	(15,108)	(11,349)

Net income (loss)	$(4,060)	$(16,524)	$4,103

See Notes to Parent Company Only Financial Statements

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

19. Parent Company Only Financial Statements (Continued)

	Condensed Statement of Cash Flows
(in thousands)	2017	2016	2015
Net Income (Loss)	$(4,060)	$(16,524)	$4,103
Operating activities
Equity in earnings of subsidiaries	(17,937)	(5,801)	(22,588)
Gain on sale of Xpress Global Systems	(1,026)	—	(6,871)
Original issue discount and deferred financing amortization	3,791	5,517	2,861
Restricted unit amortization	673	520	406
Deferred income tax benefit	1,088	(995)	(122)
Interest paid-in-kind	1,452	1,817	1,676
Changes in working capital	1,862	5,320	542
Distributions from subsidiaries	1,000	2,476	—

Net cash used in operating activities	(13,157)	(7,670)	(19,993)

Investing activities
Proceeds on sale of Xpress Global	—	—	29,068

Net cash provided by investing activities	—	—	29,068

Financing activities
Change in due to subsidiaries	(11,037)	64,416	32,411
Borrowings under lines of credit	387,973	344,681	397,111
Payments under lines of credit	(358,640)	(344,680)	(404,561)
Payments of long-term debt	(2,751)	(48,075)	(30,309)
Payments of financing costs and original issue discount	(5,844)	(3,780)	(109)
Repurchase of membership units	(523)	(299)	(149)
Book overdraft	3,537	(4,150)	(3,979)

Net cash provided by financing activities	12,715	8,113	(9,585)

Net change in cash and cash equivalents	(442)	443	(510)
Cash and cash equivalents
Beginning of year	442	—	510

End of year	$—	$443	$—

See Notes to Parent Company Only Financial Statements

U.S. Xpress Enterprises, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2017, 2016 and 2015

19. Parent Company Only Financial Statements (Continued)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(PARENT COMPANY ONLY)

Basis of Presentation

              These condensed parent company only financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, The Company performed a test on the restricted net assets of its subsidiaries in accordance with Rule 4-08(e)(3) of Regulation S-X and concluded that parent company only financial statements for U.S. Xpress Enterprises, Inc. were required. Because we have a consolidated shareholder deficit, the 25% threshold described in Rule 4-08 does not apply and any restrictions of net assets at our subsidiaries trigger the requirement to present parent company only financial information.

              The ability of our operating subsidiaries to pay us dividends may be restricted by state regulations in place on our captive insurance companies which require certain minimum capital levels and require us to request approval from the relevant state insurance commissioner before extracting excess capital.

              These condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method and losses in excess of investment are recorded. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this document.

Restricted Net Assets of Subsidiaries

              Xpress Assurance, a wholly-owned captive insurance company incorporated under the laws of the state of Arizona, has restrictions on its ability to pay dividends or make intercompany loans and advances because of regulatory restrictions requiring certain minimum capital levels and a requirement that we request approval from the relevant state insurance commission before extracting excess capital. The amount of restricted net assets the Company's consolidated subsidiaries held as of December 31, 2017 and 2016 was approximately $2,470 and $2,960, respectively.

20. Subsequent Events

              The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated subsequent events through March 21, 2018, the date the consolidated financial statements were issued. No significant matters were identified impacting the Company's financial position or requiring further disclosure.

              Through and including                    , 2018, (the 25th day after the date of this prospectus), all dealers effecting transactions in the Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             Shares

U.S. Xpress Enterprises, Inc.

Class A Common Stock

PROSPECTUS

BofA Merrill Lynch

Morgan Stanley

J.P Morgan

Wells Fargo Securities

Stephens Inc.

Stifel

Wolfe Capital Markets and Advisory

                    , 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

              Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this registration statement, other than the underwriting discount, all of which will be paid by the registrant:

SEC registration fee	$51,704
Stock exchange listing fee	287,450
Financial Industry Regulatory Authority filing fee	62,793
Printing expenses	200,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	2,500,000
Blue Sky fees and expenses	10,000
Transfer agent and registrar fees	6,250
Miscellaneous	181,803

Total	$4,800,000

Item 14.    Indemnification of Directors and Officers.

              Under Section 78.7502(1) of the Nevada Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

              Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

              In accordance with Section 78.7502(3) of the Nevada Statutes, our Articles of Incorporation provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with such defense.

              Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above. This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion. Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us. Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

              Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Our Bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes. Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

              The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the indemnification provisions of our Articles of Incorporation and Bylaws or otherwise as a matter of law.

              The proposed form of underwriting agreement we enter into in connection with the sale of common stock being registered will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

              Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. Prior to this offering, all equity compensation was issued by New Mountain Lake, an entity that owned all of the issued and outstanding stock of U.S. Xpress Enterprises, Inc. Pursuant to the Reorganization, all restricted membership units issued by New Mountain Lake will be converted into restricted stock units of U.S. Xpress Enterprises, Inc. See "Reorganization." Therefore, we refer to restricted membership units issued prior to this offering as restricted stock units. All share amounts give retroactive effect to the Reorganization.

Cash-Settled Stock Appreciation Rights

  •
  On June 21, 2015, we granted 1,036,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. Of this grant, the contingency was met at a level such that 690,667 SARs were forfeited.

  •
  On September 11, 2015, we granted 58,333 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. Of this grant, the contingency was met at a level such that 37,333 SARs were forfeited.

  •
  On January 11, 2016, we granted 1,083,250 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On July 5, 2016, we granted 28,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On July 15, 2016, we granted 28,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On August 30, 2016, we granted 28,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On October 3, 2016, we granted 28,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On October 24, 2016, we granted 28,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On November 14, 2016, we granted 58,333 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On March 17, 2017, we granted 1,456,000 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

  •
  On November 20, 2017, we granted 44,333 SARs to be settled in cash to certain of our employees, pursuant to our 2015 Stock Appreciation Rights Plan, contingent upon the Company meeting certain performance criteria. The contingency was not met, and therefore the grant was forfeited.

Restricted Stock Units

  •
  On September 1, 2015, we granted 9,333 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On October 15, 2015, we granted 168,000 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On November 1, 2015, we granted 79,333 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On December 1, 2015, we granted 4,667 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On January 4, 2016, we granted 11,667 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On February 1, 2016, we granted 11,667 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On April 1, 2016, we granted 70,000 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On January 1, 2017, we granted 116,667 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On March 14, 2017, we granted 1,213,333 restricted stock units to certain of our employees, pursuant to our Stock Plan.

  •
  On March 20, 2017, we granted 35,000 restricted stock units to certain of our employees, pursuant to our Stock Plan.

              None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe these transactions were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement
3.1	+	Form of Second Amended and Restated Articles of Incorporation of U.S. Xpress Enterprises, Inc.

Exhibit Number		Exhibit Description
3.2	+	Form of Amended and Restated Bylaws of U.S. Xpress Enterprises, Inc.
5.1	+	Form of Opinion of Scudder Law Firm, P.C., L.L.O.
10.1	+	U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan
10.2	+	Form of Restricted Stock Award Notice for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan
10.3	+	Form of Stock Option Award Notice for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan
10.4	+	Form of Restricted Stock Unit Award Notice for Directors for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan
10.5	+	Executive Nonqualified Excess Plan
10.6	+	U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan
10.7	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Eric Fuller, dated April 30, 2018
10.8	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Eric Peterson, dated April 30, 2018
10.9	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Max Fuller, dated April 30, 2018
10.10	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Lisa Quinn Pate, dated April 30, 2018
10.11	+	Amended and Restated Employment and Noncompetition Agreement between U.S. Xpress Enterprises, Inc. and John White, dated April 30, 2018
10.12	+	Amended and Restated Employment and Noncompetition Agreement between U.S. Xpress Enterprises, Inc. and Leigh Anne Battersby, dated April 30, 2018
10.13	+
Term Loan Agreement, dated May 30, 2014, by and among U.S. Xpress Enterprises, Inc., as Borrower, New Mountain Lake Holdings, LLC, as Holdings, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative and collateral agent
10.14	+
First Amendment to Term Loan Agreement, dated April 10, 2015, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders
10.15	+
Second Amendment to Term Loan Agreement, dated November 8, 2016, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

Exhibit Number		Exhibit Description
10.16	+	Third Amendment to Term Loan Agreement, dated March 1, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders
10.17	+
Fourth Amendment to Term Loan Agreement, dated August 10, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders
10.18	+
Fifth Amendment to Term Loan Agreement, dated December 13, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders
10.19	+
Sixth Amendment to Term Loan Agreement, dated March 19, 2018, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders
10.20	+
Amended and Restated Credit Agreement, dated May 30, 2014, by and among New Mountain Lake Holdings, LLC, as Parent, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, as Borrowers, Wells Fargo Bank, National Association, as Agent, Lead Arranger and Sole Book Runner, Regions Bank, as Syndication Agent, and the Revolving Lenders party thereto
10.21	+
First Amendment to Amended and Restated Credit Agreement and Consent, dated January 5, 2015, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group and the Bank Product Providers
10.22	+
Amendment No. 2 to Amended and Restated Credit Agreement and Consent, dated June 15, 2017, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent, and the Lenders signatory thereto
10.23	+
Amendment No. 3 to Amended and Restated Credit Agreement and Consent, dated December 13, 2017, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent, and the Lenders signatory thereto
10.24	+	Form of Stockholders' Agreement
10.25	+	Form of Registration Rights Agreement
10.26		Form of Voting Agreement
10.27	+	Salary Continuation Agreement between U.S. Xpress Enterprises and Patrick E. Quinn, dated March 21, 2008

Exhibit Number		Exhibit Description
10.28	+	First Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 27, 2012
10.29	+	Second Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2016
10.30	+	Third Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2017
10.31	+	Fourth Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2018
10.32	+	Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated March 21, 2008
10.33	+	First Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated January 27, 2012
10.34	+	Second Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated January 1, 2018
21.1	+	Subsidiaries of U.S. Xpress Enterprises, Inc.
23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	+	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5.1)
23.3	+	Consent of Philip Connors
23.4	+	Consent of Dennis Nash
23.5	+	Consent of Edward Braman
23.6	+	Consent of John Rickel
23.7	+	Consent of Jon Beizer
24.1	+	Powers of Attorney (included in signature page)

+
Previously filed.
(b)
Financial Statement Schedule

              See the Index to the consolidated financial statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17.    Undertakings.

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement

3.1	+	Form of Second Amended and Restated Articles of Incorporation of U.S. Xpress Enterprises, Inc.

3.2	+	Form of Amended and Restated Bylaws of U.S. Xpress Enterprises, Inc.

5.1	+	Form of Opinion of Scudder Law Firm, P.C., L.L.O.

10.1	+	U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan

10.2	+	Form of Restricted Stock Award Notice for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan

10.3	+	Form of Stock Option Award Notice for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan

10.4	+	Form of Restricted Stock Unit Award Notice for Directors for use under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan

10.5	+	Executive Nonqualified Excess Plan

10.6	+	U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan

10.7	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Eric Fuller, dated April 30, 2018

10.8	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Eric Peterson, dated April 30, 2018

10.9	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Max Fuller, dated April 30, 2018

10.10	+	Amended and Restated Employment Agreement between U.S. Xpress Enterprises, Inc. and Lisa Quinn Pate, dated April 30, 2018

10.11	+	Amended and Restated Employment and Noncompetition Agreement between U.S. Xpress Enterprises, Inc. and John White, dated April 30, 2018

10.12	+	Amended and Restated Employment and Noncompetition Agreement between U.S. Xpress Enterprises, Inc. and Leigh Anne Battersby, dated April 30, 2018

10.13	+	Term Loan Agreement, dated May 30, 2014, by and among U.S. Xpress Enterprises, Inc., as Borrower, New Mountain Lake Holdings, LLC, as Holdings, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative and collateral agent

10.14	+	First Amendment to Term Loan Agreement, dated April 10, 2015, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

10.15	+	Second Amendment to Term Loan Agreement, dated November 8, 2016, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

Exhibit Number		Exhibit Description
10.16	+	Third Amendment to Term Loan Agreement, dated March 1, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

10.17	+	Fourth Amendment to Term Loan Agreement, dated August 10, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

10.18	+	Fifth Amendment to Term Loan Agreement, dated December 13, 2017, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

10.19	+	Sixth Amendment to Term Loan Agreement, dated March 19, 2018, by and among U.S. Xpress Enterprises, Inc., New Mountain Lake Holdings, LLC, Wilmington Trust, National Association, in its capacity as administrative and collateral agent for the several banks and other financial institutions from time to time party to the Term Loan Agreement as lenders, and the Lenders

10.20	+	Amended and Restated Credit Agreement, dated May 30, 2014, by and among New Mountain Lake Holdings, LLC, as Parent, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, as Borrowers, Wells Fargo Bank, National Association, as Agent, Lead Arranger and Sole Book Runner, Regions Bank, as Syndication Agent, and the Revolving Lenders party thereto

10.21	+	First Amendment to Amended and Restated Credit Agreement and Consent, dated January 5, 2015, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group and the Bank Product Providers

10.22	+	Amendment No. 2 to Amended and Restated Credit Agreement and Consent, dated June 15, 2017, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent, and the Lenders signatory thereto

10.23	+	Amendment No. 3 to Amended and Restated Credit Agreement and Consent, dated December 13, 2017, by and among New Mountain Lake Holdings, LLC, U.S. Xpress Enterprises, Inc. and the subsidiaries thereof identified on the signature pages thereto, Wells Fargo Bank, National Association, as administrative agent, and the Lenders signatory thereto

10.24	+	Form of Stockholders' Agreement

10.25	+	Form of Registration Rights Agreement

10.26		Form of Voting Agreement

10.27	+	Salary Continuation Agreement between U.S. Xpress Enterprises and Patrick E. Quinn, dated March 21, 2008

10.28	+	First Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 27, 2012

Exhibit Number		Exhibit Description
10.29	+	Second Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2016

10.30	+	Third Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2017

10.31	+	Fourth Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Anna Marie Quinn, dated January 1, 2018

10.32	+	Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated March 21, 2008

10.33	+	First Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated January 27, 2012

10.34	+	Second Amendment to the Salary Continuation Agreement between U.S. Xpress Enterprises and Max L. Fuller, dated January 1, 2018

21.1	+	Subsidiaries of U.S. Xpress Enterprises, Inc.

23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	+	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5.1)

23.3	+	Consent of Philip Connors

23.4	+	Consent of Dennis Nash

23.5	+	Consent of Edward Braman

23.6	+	Consent of John Rickel

23.7	+	Consent of Jon Beizer

24.1	+	Powers of Attorney (included in signature page)

+
Previously filed.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chattanooga, Tennessee, on the 4th day of June, 2018.

U.S. Xpress Enterprises, Inc.
By:	/s/ ERIC FULLER Eric Fuller President and Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ ERIC FULLER Eric Fuller	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2018
	/s/ ERIC PETERSON Eric Peterson	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	June 4, 2018
	/s/ JASON GREAR Jason Grear	Chief Accounting Officer (Principal Accounting Officer)	June 4, 2018
	* Max Fuller	Director	June 4, 2018
	/s/ LISA QUINN PATE Lisa Quinn Pate	Director	June 4, 2018
*By:	/s/ LISA QUINN PATE Lisa Quinn Pate Attorney-in-Fact